Exhibit 10.24

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

SECOND AMENDED AND RESTATED PRODUCTS OFFTAKE AGREEMENT

between

MORGAN STANLEY CAPITAL GROUP INC.,

TRANSMONTAIGNE PRODUCT SERVICES INC.,

DELAWARE CITY REFINING COMPANY LLC

and

PBF HOLDING COMPANY LLC

Dated as of July 30, 2012

i

Table of Contents

23.	Governing Law and Disputes	47

24.	Assignment	49

25.	Notices	49

26.	Nature of the Transaction and Relationship of the Parties	50

27.	Confidentiality	50

28.	Miscellaneous	51

Schedules

Schedule 1 – Products List

Schedule 2 – Form of Quarterly Forecast

Schedule 3 – Form of Monthly Delivery Schedule

Schedule 4 – Form of Weekly Nomination

Schedule 5 – Payment Days for Light Finished Products and Specialty Grades

Schedule 6 – Light Finished Products and Specialty Grade Pricing

Schedule 7 – Intermediate Products Pricing

Schedule 8 – Slurry Pricing

Schedule 9 – Pro Forma Calculation of TVM

Schedule 10 – Transitional Offtake Agreement Term Sheet

Schedule 11 – Form of Intermediates Nomination Notices

Schedule 12 – Product Sales From TPSI to PBF

ii

AMENDED AND RESTATED PRODUCTS OFFTAKE AGREEMENT

This Second Amended and Restated Products Offtake Agreement is made as of July 30, 2012 to be effective as of August 1, 2012 (the “Effective Date”) at 00:00:01 a.m. EPT between Morgan Stanley Capital Group Inc., a Delaware corporation whose principal place of business is located at 2000 Westchester Avenue, Floor 01, Purchase, New York 10577-2530 (“MSCG”); TransMontaigne Product Services Inc., a Delaware corporation whose principal place of business is located 1670 Broadway, Suite 3100, Denver, Colorado 80202 (“TPSI”) for purposes of the TPSI Applicable Provisions (as defined below) only; and Delaware City Refining Company LLC, a Delaware limited liability company who has a place of business located at One Sylvan Way, 2nd Floor, Parsippany, NJ 07054-3887 (“DCRC”) and PBF Holding Company LLC, a Delaware limited liability company who has a place of business located at One Sylvan Way, 2nd Floor, Parsippany, NJ 07054-3887 (“PBFH”) (each of MSCG, PBFH and DCRC are referred to individually as a “Party” or collectively as the “Parties” and as used throughout this Agreement, the term “Party” in the singular shall be deemed either to refer to both DCRC and PBFH, jointly and severally, or to MSCG, and separately to TPSI for purposes of performance under TPSI Applicable Provisions only).

WHEREAS, MSCG and DCRC have previously entered into that certain Products Offtake Agreement, dated as of April 7, 2011 (the “Original Agreement”) as amended and restated by that certain Amended and Restated Products Offtake Agreement, dated as of June 28, 2012 (the “First Amended and Restated Agreement”), pursuant to which MSCG agreed to provide offtake services for certain light finished products as specified in Schedule 1 hereto (“Light Finished Products”), certain intermediate products also as specified in Schedule 1 hereto (“Intermediate Products”) and slurry (“Slurry”, and collectively with the Light Finished Products and the Intermediate Products, the “Products”) to DCRC at DCRC’s crude oil refinery located at Delaware City, Delaware (the “Refinery”); and

WHEREAS, MSCG and DCRC previously desired to amend and restate the Original Agreement in its entirety to (i) reflect the addition of PBFH as an MSCG Customer (as defined below) and joint and several obligor with DCRC (as used throughout this Agreement, “PBF” shall refer jointly and severally to DCRC and PBFH,), (ii) the addition of TPSI for certain limited obligations as set forth in TPSI Applicable Provisions, (iii) the removal of The Premcor Refining Group Inc. as a Customer, (iv) implement a procedure for nomination of, and for documentation of the economic terms for, Intermediate Product sourced from or bound for the market, (v) reflect the original intentions of the Parties and the course of dealing of the Parties in respect of the true-up of Cash Pricing Differentials, (vi) provide additional detail regarding DCRC’s role as the refiner and reporting entity for purposes of complying with the relevant environmental laws and regulations, and (vii) certain other terms and conditions as set forth herein;

WHEREAS, MSCG, TPSI, PBFH and DCRC desire to amend and restate the First Amended and Restated Agreement in its entirety to (i) change the title transfer point for sales of Premcor Product from TPSI to PBF from the Refinery’s truck rack to a bulk inventory location within the line between the Tanks and the Refinery’s truck rack as described in Schedule 12 and make certain related amendments, and (ii) better reflect the parties intentions with respect to certain other terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, MSCG, TPSI, PBFH and DCRC hereby agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below.

“Acceptable Letter of Credit Issuer” means a major U.S. commercial bank or a U.S. branch of a foreign bank which, at all times: (a) (i) satisfies all regulatory capital requirements applicable to it (including any individual regulatory capital requirements); (ii) is “well capitalized” within the meaning of Section 38 of the Federal Deposit Insurance Act, as amended, or any successor statute, and any applicable regulations thereunder; (iii) has a senior unsecured credit rating of at least “A” (or its then current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto) and at least “A2” (or its then current equivalent) by Moody’s Investors

Service, Inc. (or any successor rating agency thereto); and (iv) meets the applicable criteria of the demanding Party for letter of credit issuers as in effect at such time, including credit, legal and risk management criteria; or (b) is otherwise acceptable to the demanding Party in its sole discretion.

“Additional Termination Event” means any of the events or circumstances specified as such in Section 18.3.

“Affected Party” has the meaning specified in Section 18.3.

“Affiliate” means, in relation to either Party, any entity controlled, directly or indirectly, by such Party, any entity that controls, directly or indirectly, such Party, or any entity directly or indirectly under common control with such Party. For this purpose, “control” of any entity or Party means ownership of a majority of the issued shares, or voting power or control in fact, of the entity or Party. For purposes of this Agreement, the term “Affiliate” does not include Morgan Stanley Derivative Products Inc.

“Agreement” or “this Agreement” means this Second Amended and Restated Products Offtake Agreement and all Schedules hereto, which are incorporated herein, as may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Ancillary Costs” means all actual direct and indirect costs and expenses associated with or arising from the acquisition, storage, receipt, delivery, handling, loading, discharge, movement and blending of Products at the Refinery, and all Taxes and charges imposed by any Governmental Authority.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority or (iii) any license, permit or compliance requirement, including under any Environmental Law, in each case as may be applicable to either Party or either Party’s performance under this Agreement.

“Bankrupt” means, with respect to a Party, its Guarantor, any of its direct or indirect parent companies or any entity issuing a letter of credit on its behalf hereunder, as the case may be, that such Party (or its Guarantor, any of its direct or indirect parent companies or an entity providing a letter of credit on its behalf hereunder): (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger; (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets; (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets; (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (x) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et. seq.

“Barge” means any combination of tugs and barges with the ability to function as a flotilla or single units.

“Base Interest Rate” means the lesser of ***** and the maximum rate of interest permitted by Applicable Law.

“Breakage Costs” means, without duplication, all out-of-pocket losses, damages and expenses reasonably and necessarily incurred by the Performing Party as a result of termination and liquidation of this Agreement, any Sale Contract and any Specified Agreement, in each case including reasonable attorneys’ fees, court costs, collection costs, interest charges and other disbursements, and any costs incurred in a reasonable commercial manner in obtaining, maintaining, replacing or liquidating commercially reasonable hedges or trading positions relating to (i) the volumes of Products for which MSCG has incurred forward purchase or sale obligations in contemplation of fulfilling its objectives under this Agreement, (ii) any of MSCG Inventory or (iii) any Specified Agreement that is being terminated and liquidated.

“Buckeye” means Buckeye Partners, L.P. or any of its partnership subsidiaries or limited liability company subsidiaries, as applicable.

“Buckeye Pipeline” means the common carrier pipeline and related terminal system owned and operated by Buckeye, which includes connections between Linden, New Jersey and Sinking Springs, Pennsylvania.

“Business Day” means a day on which banks are open for general commercial business in New York, New York.

“Change of Control” means, as to PBF, the occurrence of, or the taking of any corporate action to facilitate, any of the following:

(i)	the consolidation of PBF or its Guarantor with another person, the merger of PBF or its Guarantor into another person, the merger of another person into PBF or its Guarantor, or any similar event pursuant to a transaction in which 50% or more of the voting shares of PBF are changed into or exchanged for cash, securities or other property (other than any such transaction where the holders of the voting shares of PBF or its Guarantor immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting shares of the surviving or resulting person or persons immediately after such transaction); or

(ii)	the consummation of any transaction or series of related transactions (including any merger or consolidation) the result of which is that any person other than PBF or its Guarantor becomes the beneficial owner directly or indirectly, of more than 30% of the voting shares of PBF or its Guarantor;

provided, however, that an initial public offering shall not constitute a Change of Control.

For purposes of this definition, any transfer of an equity interest in a person that was formed for the purpose of acquiring voting shares of a person shall be deemed to be a transfer of such portion of such voting shares as corresponds to the portion of the equity of such person that has been so transferred.

“Change of Law” means, on or after the Effective Date of the Original Agreement, any Applicable Law is adopted or changed or any court, tribunal or regulatory authority with competent jurisdiction changes its interpretation of any Applicable Law.

“Commencement Date” has the meaning specified in the Original Agreement.

“Commercial Operations Date” means the first day of the month that follows the month during which the Refinery consistently produces on-spec Products at rates that are within a range reflecting production levels anticipated during normal operations.

“Credit Agreement” means (i) any present or future material agreement or undertaking by DCRC or its parent for financing Refinery operations, (ii) any present or future material extension of credit, credit facility, guaranty, loan or indenture to or for PBF or its parent, (iii) any material obligation of PBF or its parent (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money, or any guaranty of PBF’s or any of its parent’s obligations, with any bank, financial or lending institution, bond or note issuer, indenture trustee, guarantor, underwriter, Affiliate or any other person, including the Revolving Credit Agreement and the Term Loan Agreement.

“Credit Event Upon Merger” means a Party or its Guarantor consolidates or amalgamates with, merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, (i) the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement or any Specified Agreement, either by operation of law or by an agreement satisfactory to the other Party or otherwise, or (ii) in the reasonable opinion of the other Party, the creditworthiness of the successor, surviving or transferee entity, is materially weaker than the predecessor entity immediately prior to the consolidation, amalgamation, merger or transfer.

“Crude Counterparty” has the meaning specified in Section 4.5.2.

“Customer” means any person, including PBF, to whom MSCG or TPSI sells Products that were either produced at the Refinery and sold by DCRC or PBFH to MSCG or delivered to the Refinery by MSCG. The term “Customer” shall not include TPSI unless otherwise specified.

“Daily Report of Delivered Volumes” has the meaning specified in Section 5.9.

“Default” means any of the events or circumstances specified as such in Section 18.2.

“Default Interest Rate” means the lesser of (i) the Prime Rate as published under “Money Rates” in the Wall Street Journal in effect at the close of the Business Day on which the payment was due plus *****%, and (ii) the maximum rate of interest permitted by Applicable Law.

“Defaulting Party” has the meaning specified in Section 18.4.

“Delivered Volumes” has the meaning specified in Section 5.9.

“Delivery Date” means any day on which Delivered Volumes of Products are delivered into the Tanks and purchased by MSCG or any day on which Delivered Volumes of Intermediate Products are withdrawn from the Tanks and purchased by PBF.

“Delivery Month” has the meaning specified in Section 5.2.

“Early Termination Date” has the meaning specified in Section 18.4.3.

“Early Termination Fee” means the amount payable by one Party to the other Party in connection with the early termination of this Agreement in the amount specified in Section 18.5.

“Effective Date” means, assuming the due execution of this Agreement by each Party’s authorized representative, the date first written above, upon which this Agreement shall become binding upon and enforceable against the Parties.

“Environmental Law” means any existing or past law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

“EPA” means the United States Environmental Protection Agency.

“EPT” means Eastern Prevailing Time.

“Event of Default” means any of the events or circumstances specified as such in Section 18.2.

“Feedstock” has the meaning specified in Section 4.4.3.

“Final Payment Amount” has the meaning specified in Section 9.1.2.

“Final Payment Day” has the meaning specified in Schedule 5.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Finished Products Invoice” has the meaning specified in Section 9.5.1.

“Force Majeure Event” means any cause or event reasonably beyond the control of a Party or TPSI, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs, whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals; accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of or explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party or TPSI; or any other cause reasonably beyond the control of a Party or TPSI, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party or TPSI could not have been able to avoid or overcome.

For purposes of this Agreement, the term “Force Majeure” expressly excludes:

(i)	a failure of performance of any person other than the Parties or TPSI (except to the extent that such failure otherwise would constitute a Force Majeure Event but for this exclusion);

(ii)	the loss of a Party’s or TPSI’s market or any market conditions for any Products produced at the Refinery or any market conditions that are unfavorable for either Party or TPSI;

(iii)	any failure by a Party or TPSI to apply for, obtain or maintain any permit, license, approval or right of way necessary under Applicable Law for the performance of any obligation under this Agreement; and

(iv)	a Party’s or TPSI’s inability to economically perform its obligations under any transaction undertaken pursuant to this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any federal, state or local governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body or any person purporting to act therefor, port authority and any stock or commodity exchange or similar self-regulatory body or supervisory authority having appropriate jurisdiction.

“Guarantor” means, with respect to MSCG and TPSI, Morgan Stanley, with respect to PBF, PBF Energy Company LLC (“PBFE”) and with respect to DCRC, PBFH, provided, however, that in the event PBFE contributes or otherwise conveys its interest in PBFH to an Affiliate of PBFE, then MSCG and TPSI shall accept a substitute Guaranty from such new entity on the same terms as the Guaranty from PBFE in place of the Guaranty provided by PBFE.

“Guaranty” means (i) the guaranty by MSCG’s Guarantor of MSCG’s prompt and complete payment of obligations under this Agreement, (ii) the guaranty by PBF’s Guarantor of PBF’s prompt and complete payment of obligations under this Agreement and (iii) the guaranty by DCRC’s Guarantor of DCRC’s prompt and complete payment of obligations under this Agreement, which is to be provided to PBF or MSCG, as applicable, pursuant to Section 12.2.

“Independent Inspector” means a licensed person acceptable to both Parties that performs sampling, quality analysis and quantity determinations of the Products purchased by a Party under this Agreement.

“Initial Term” has the meaning specified in Section 2.2.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated on or about April 7, 2011 among MSCG; UBS AG, Stamford Branch; DCRC, PBFH and PRC, as Borrowers; and the other loan parties thereto.

“Intermediate Products” has the meaning specified in the recitals hereto.

“Intermediates Nomination Notice” means a nomination notification substantially in the form of Schedule 11A hereto, in the case of certain sales of Intermediate Product from MSCG to PBF as described herein, or in the form of Schedule 11B hereto, in the case of certain sales of Intermediate Product from PBF to MSCG as described herein.

“Invoice Day” means each Business Day during the Term and each of the first three Business Days after the Termination Date.

“Laurel Pipeline” means the pipeline owned and operated by Laurel Pipe Line Company, L.P. that originates at the Booth and Chelsea Junction in Pennsylvania and terminates in Coraopolis, Pennsylvania.

“Letter of Credit Default” means the occurrence of any of the following events as to any outstanding letter of credit: (i) the Acceptable Letter of Credit Issuer no longer meets one or both of the criteria of an “Acceptable Letter of Credit Issuer” as defined in this Agreement; (ii) the Acceptable Letter of Credit Issuer fails to comply with or perform its obligations under such letter of credit; (iii) the Acceptable Letter of Credit Issuer disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such letter of credit; (iv) the letter of credit expires or terminates, or fails or ceases to be in full force and effect at any time during any period when the demanding Party requires that the other Party maintain the letter of credit; (v) the Party providing the letter of credit as performance assurance fails to cause a renewal or replacement letter of credit to be delivered to the demanding Party at least 15 Business Days (or by such other date required by the demanding Party) prior to the expiration of such letter of credit; or (vi) the Acceptable Letter of Credit Issuer becomes or is Bankrupt.

“Liabilities” means any and all claims, demands, suits, losses, expenses (including reasonable attorneys’ fees), damages, charges, fines, penalties, deficiencies, assessments, interest, fines, costs and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), causes of action and liabilities of every type and character, including personal injury or death to any person or loss or damage to any personal or real property, and any Liabilities directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Liabilities with respect to Environmental Laws.

“LIBOR” means, as of the date of any determination, the London Interbank Offered Rate for one-month U.S. dollar deposits appearing on Page 3750 of the Telerate screen (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), LIBOR shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as MSCG may select or, in the absence of such availability, by reference to the rate at which MSCG is offered one-month U.S. dollar deposits at or about 11:00 a.m. (London time) in any interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted. LIBOR shall be established on the first day on which a determination of the interest rate is to be made under this Agreement and shall be adjusted daily based on the one-month LIBOR quotes made available through the foregoing sources.

“Lien” means any lien, pledge, mortgage, claim, charge, encumbrance or other security interest of any nature whatsoever that secures any obligation of any person or any other agreement or arrangement having a similar effect.

“Light Finished Products” has the meaning specified in the recitals hereto.

“Location Premium” has the meaning specified in Section 9.2.1.

“Material Adverse Change” means, (i) as to PBF or its Guarantor, any condition, circumstance, event, change or effect or combination thereof that individually or in the aggregate has or reasonably could be expected to have or result in (A) a material adverse change in, or a material adverse effect upon, PBF’s or its Guarantor’s operations, business, properties, condition (financial or otherwise) or prospects taken as a whole, for which MSCG has reasonable grounds for insecurity under this Agreement; (B) a material impairment of the ability of PBF to perform any of its obligations under any of the Transaction Documents or any Specified Agreement or of its Guarantor to perform any of its obligations under the Guaranty, or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against PBF of any of the Transaction Documents or any Specified Agreement or against its Guarantor of the Guaranty, or any rights or remedies against such Party under any of the Transaction Documents, Specified Agreement or the Guaranty, as the case may be, and (ii) as to MSCG, *****.

“Monthly Delivery Schedule” means the schedule prepared by PBF that sets forth the nominated volumes for the relevant Delivery Month, as further described in Section 5.2.

“Monthly Specialty Premium Adjustment” has the meaning specified in Section 9.2.2.

“Monthly True-Up Notice” has the meaning specified in Section 9.6.

“Monthly True-Up Payment” means the monthly payment to be paid by one Party to the other Party, which comprises the items and adjustments described in Section 9.6.

“MSCG Inventory” means, from time to time, (i) the Products that MSCG purchased from PBF under this Agreement and that MSCG currently owns and (ii) any Products or ethanol that MSCG purchased from third parties and delivered to the Refinery (including any pipeline line fill, Tank bottoms and working inventories, other than linefill extending from the Refinery’s processing units to the Tanks), wherever located, including while in the Tanks, within a Pipeline or while loaded upon Barges.

“MSCG Purchase Payment Amount” has the meaning specified in Section 9.1.3.

“MSCG Termination Amount” has the meaning specified in Section 18.9.

“MSCG Weekly Supply Report” has the meaning specified in Section 5.6.

“Net Finished Products Amount” has the meaning specified in Section 9.5.1.

“Net Payment Amount” has the meaning specified in Section 9.5.2.

“Net Payment Amount Invoice” has the meaning specified in Section 9.5.2.

“New Premcor Agreement” means the Offtake/Exchange Agreement entered into between PBFH and Premcor on or prior to the Effective Date, a copy of which is attached as Attachment “B” to Schedule 12.

“Non-Performing Party” means either the Affected Party (as defined in Section 18.3) or the Defaulting Party (as defined in Section 18.4).

“Payment Direction Agreement” means the agreement entered into among DCRC, MSCG and SMT whereby DCRC may assign the receivables owing to DCRC in respect of Light Finished Products, Specialty Grades and any other Product mutually agreed upon by the Parties from time to time to SMT such that MSCG pays amounts otherwise due to DCRC to SMT directly.

“PBF” has the meaning specified in the recitals hereto.

“PBF Purchase Payment Amount” has the meaning specified in Section 9.1.3.

“Performing Party” has the meaning specified in Section 18.4.

“Pipelines” means, collectively, the Laurel Pipeline, the Buckeye Pipeline and the Sunoco Pipeline, and “Pipeline” means any one of these.

“Potential Event of Default” means any Event of Default, which with notice or the passage of time, would constitute an Event of Default.

“PRC” means Paulsboro Refining Company LLC.

“Premcor” means The Premcor Refining Group Inc.

“Products” has the meaning specified in the recitals hereto.

“Provisional Payment Amount” has the meaning specified in Section 9.1.1.

“Provisional Payment Day” has the meaning specified in Schedule 5.

“Provisional Specialty Premium” has the meaning specified in Section 9.2.2.

“Quarterly Forward Price Report” has the meaning specified in Section 5.7.

“Refinery” has the meaning specified in the recitals hereto.

“Related Agreements” means the (i) Products Offtake Agreement between MSCG and PRC (as assignee of PBF), dated December 14, 2010, as amended from time to time, and (ii) the Crude Oil Acquisition Agreement between TRC or PBFH (as assignee of TRC) and MSCG, dated on or about May 31, 2011, as amended from time to time.

“Relevant Delivery Date” has the meaning specified in Section 9.1.1.

“Renewal Term” has the meaning specified in Section 2.3.

“Representatives” means a Party’s or any of its Affiliates’ directors, officers, employees, auditors, consultants, banks, financial advisors and legal advisors.

“Revolving Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement dated as of May 31, 2011, among PBFH, DCRC, TRC and PRC as borrowers, and the guarantors and lenders party thereto, as amended from time to time.

“RFS2” means the EPA’s Renewable Fuel Standard program, 40 C.F.R. 80.1400 et seq.

“Run-off Period” has the meaning specified in Section 11.1.

“Sale Contract” means a contract between MSCG and a Customer or between TPSI and a Customer for the sale of any Product that MSCG purchases from PBF hereunder.

“Sales Incentive” has the meaning specified in Section 9.3.

“Slurry” has the meaning specified in the recitals hereto.

“SMT” means Statoil Marketing and Trading (US) Inc.

“Specialty Grade” has the meaning specified in Section 4.5.1.

“Specialty Grade Premium” has the meaning specified in Section 9.2.2.

“Specified Agreement” means any agreement between the Parties to purchase, sell or exchange commodities, including any spot or forward contract, future, option, swap, swap option, cap, floor or collar or other derivative transaction on or with respect to a commodity or any combination of these transactions.

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of PBF or any Affiliate of PBF in respect of borrowed money.

“Storage Agreement” means the Terminaling and Storage Services Agreement entered into by DCRC and MSCG and dated as of April 7, 2011 pursuant to which DCRC leases Tanks to MSCG and provides related services to MSCG, subject to the terms and conditions set forth therein.

“Sunoco Pipeline” means the pipeline owned and operated by Sunoco Pipeline L.P. with connections from Twin Oaks, Pennsylvania to Linden, New Jersey and the Booth and Chelsea Junction in Pennsylvania.

“Tanks” means each of the tanks located at the Refinery and leased to MSCG pursuant to the Storage Agreement.

“Taxes” means any and all federal, state and local taxes, duties, fees and charges of every description, including all motor fuel, excise, gasoline, aviation fuel, special fuel, diesel,

environmental, spill, gross earnings or gross receipts and sales and use taxes, however designated, paid or incurred with respect to the purchase, storage, exchange, use, transportation, resale, importation or handling of the Product; provided, however, that “Taxes” does not include: (i) any tax imposed on or measured by net profits, gross or net income, or gross receipts (excluding, for the avoidance of doubt, any transaction taxes such as sales, use, gross earnings or gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues received from the sale of petroleum products, such as the Delaware gross receipts tax, which, for the avoidance of doubt, is included in the definition of “Taxes”); (ii) any tax measured by capital value or net worth, whether denominated as franchise taxes, doing business taxes, capital stock taxes or the like; and (iii) business license or franchise taxes or registration fees.

“Term” means the Initial Term and any Renewal Term or Renewal Terms.

“Term Loan Agreement” means the Term Loan Credit Agreement dated on or about December 17, 2010 among DCRC, PBFH and PRC as borrowers, and the guarantors and lenders party thereto.

“Termination Amount” has the meaning specified in Section 18.9.

“Termination Date” has the meaning specified in Section 11.1.

“Termination Event” means an Event of Default or an Additional Termination Event.

“TPSI” means TransMontaigne Product Services Inc., an Affiliate of MSCG.

“TPSI Applicable Provisions” means Sections 1, 2, 4.3, 7, 9.8, 9.10, 12.2, 14, 16 – 20, 23, 24, 26 – 28 of this Agreement and Schedule 12 to this Agreement.

“TPSI Termination Amount” has the meaning specified in Section 18.9.

“Transaction Documents” means this Agreement, the Storage Agreement, the Payment Direction Agreement, each Guaranty, the Intercreditor Agreement and any confirmations or other writings or communications that document the sales of Products from PBF to MSCG, the sales of Intermediate Products from MSCG to PBF or the sales of Products from TPSI to PBF.

“TRC” means Toledo Refining Company LLC.

“Twin Oaks Pipeline” means the proprietary pipeline extending from the Refinery to Twin Oaks, Delaware.

“Unpaid Amounts” means any amounts owed by one Party to another Party under this Agreement that have not been paid as of the date of determination.

“Weekly Nomination” has the meaning specified in Section 5.3.

1.2	Interpretation. Unless the context otherwise requires or except where specifically stated otherwise, in this Agreement:

1.2.1	words using the singular or plural number also include the plural or singular number, respectively;

1.2.2	references to any Party shall be construed as a reference to such Party’s successors in interest and permitted assigns;

1.2.3	references to a provision of Applicable Law or Applicable Laws generally are references to that provision or Applicable Laws generally, as may be amended, extended or re-enacted from time to time;

1.2.4	references to “days,” “months” and “years” mean calendar days, months and years, respectively, and a “day” consists of the 24-hour period commencing at 12:00:00 a.m. EPT and ending on 11:59:59 EPT on that day;

1.2.5	references to “dollars” or “$”mean U.S. dollars;

1.2.6	references to “Sections” and “Schedules” in this Agreement, or to a provision contained therein, shall be construed as references to the Sections and Schedules of this Agreement, as may be amended, modified or supplemented from time to time in accordance with the terms hereof. References to any other agreement, or other document or to a provision contained in any of these, shall be construed, at the particular time, as a reference to it as it may then have been amended, supplemented, modified, suspended, assigned or novated in accordance with its terms;

1.2.7	references to “assets” include present and future properties, revenues and rights of every description;

1.2.8	references herein to “consent” mean, unless otherwise specified, the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned;

1.2.9	the terms “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not any particular Section, subsection, Schedule or subdivision of this Agreement;

1.2.10	the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

1.2.11	references to a “judgment” include any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;

1.2.12	references to “obligations” shall be construed to mean a Party’s prompt and complete performance of its covenants and obligations required pursuant to this Agreement; and

1.2.13	references to any “person” include any natural person, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, estate, association, partnership, statutory body, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

1.3	If there is any ambiguity, inconsistency, discrepancy or conflict between this Agreement and any other Transaction Document, this Agreement shall prevail.

1.4	Unless otherwise specified, in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be day “zero” and not included. If the last day of the period so computed is not a Business Day then, unless this Agreement provides otherwise, the period shall run until the end of the next Business Day.

1.5	The provisions of this Agreement shall be construed in accordance with the natural meanings of its terms, and the contra proferentum rule shall not apply to the construction or interpretation of this Agreement.

2.	EFFECTIVE DATE AND TERM; ORIGINAL AGREEMENT

2.1	Original Agreement. As of the date hereof the Original Agreement and the First Amended and Restated Agreement will be amended and restated in its entirety by this Agreement. Schedule 7 hereto, as amended pursuant to the First Amended and Restated Agreement shall be deemed to reflect the Parties’ original intentions regarding the Cash Pricing Differential and therefore shall be deemed to have been effective from April 7, 2011 and during the term of the Original Agreement.

2.2	Initial Term. This Agreement shall commence on the Effective Date and shall continue in effect through the earlier of (i) second anniversary of the Commercial Operations Date under the Original Agreement and (ii) June 30, 2013 (in either case, the “Initial Term”).

2.3	Renewal Term. Unless either Party provides written notice delivered no later than nine (9) months prior to expiration of the Initial Term (September 30, 2012) requesting termination at expiration of the Initial Term, and absent an Event of Default or Additional Termination Event that results in an Early Termination Date, from and after expiration of the Initial Term this Agreement shall automatically renew upon expiration of the Initial Term and continue in full force and effect thereafter for a period of nine (9) months (such period from the expiration of the Initial Term, a “Renewal Term”). This Agreement shall automatically renew for nine (9) month terms at the conclusion of the first Renewal Term (each such nine (9) month term a Renewal Term); provided, however, that at any time after September 30, 2012 and during any Renewal Term either Party may terminate this Agreement pursuant to a written notice delivered to the other Party no less than nine (9) months prior to the Termination Date designated in such notice, but if an earlier Early Termination Date applies, then this Agreement shall terminate on such Early Termination Date. Notwithstanding termination pursuant to this Section 2.3 the Parties shall perform their obligations relating to termination pursuant to Section 11.

3.	[RESERVED]

4.	DAILY PURCHASES AND SALES OF PRODUCT

4.1	Purchase by MSCG of Refinery Offtake. MSCG agrees to purchase from PBF, and PBF agrees to sell to MSCG, the output of Products from the Refinery in accordance with the terms of this Agreement.

4.1.1	Conditions to Offtake Obligations. MSCG’s Product offtake obligations are subject to PBF’s performance of its obligations hereunder and under the other Transaction Documents.

4.2	Supply by MSCG of Intermediate Products. MSCG agrees to supply, sell and deliver to PBF the Intermediate Products requirements of the Refinery, and PBF agrees to purchase and take delivery from MSCG of the Intermediate Products requirements of the Refinery in accordance with the terms of this Agreement.

4.2.1	Conditions to Supply Obligations. MSCG’s supply obligations shall be consistent with each Intermediates Nomination Notice delivered by MSCG and, with respect to volumes that are not delivered pursuant to an Intermediates Nomination Notice, the communications between the Parties, and such obligations shall be subject to PBF’s performance of its obligations hereunder and under the other Transaction Documents.

4.3	Supply by TPSI of Products. TPSI agrees to supply, sell and deliver to PBF certain quantities of Products and PBF agrees to purchase and take delivery from TPSI of such Products as set forth in Schedule 12.

4.3.1	Conditions to Supply Obligations. TPSI’s supply obligations shall be subject to PBF’s performance of its obligations hereunder.

4.4	Exclusivity.

4.4.1	Exclusive Purchaser. PBF agrees that MSCG shall be its exclusive purchaser of all Products produced in the Refinery during the Term of this Agreement. Unless otherwise agreed in advance in writing by MSCG, PBF agrees not to sell, deliver or transfer title to Products to any person other than MSCG and not to transfer custody to Product to any person other than to MSCG or to its or to a designee’s carrier for delivery to Customers except as set forth in Schedule 12.

4.4.2	Exclusive Supplier. PBF agrees that, as long as MSCG has not breached its obligations to supply the requirements of the Refinery, MSCG shall be its exclusive supplier of Intermediate Products for processing or blending in the Refinery during the Term of this Agreement, and in the case of any breach, exclusivity shall be suspended only to the extent of the deficiency in supply. PBF agrees not to purchase Intermediate Products from any person other than MSCG unless otherwise agreed in advance in writing by MSCG or unless MSCG objects to any sale of Intermediate Product requirements hereunder, in which case exclusivity shall be suspended to the extent of such objection.

4.4.3	Exclusive Use of Tanks. Pursuant to the Storage Agreement, and subject to DCRC’s rights to control Refinery operations under Section 4.6.4, DCRC shall make available to MSCG all of DCRC’s and its Affiliates’ rights to use the Tanks for the Term of this Agreement, except to the extent PBF is required to own Product in-tank pursuant to the terms of Schedule 12. DCRC shall reasonably coordinate with MSCG any planned or unplanned change in Tank utilization, including when the service of a Tank is changed from use for one Intermediate Product, Light Finished Product or Slurry to use for another, or changed from use for a Product to use for a product that is being or will be sold to PBF or a Crude Counterparty (a “Feedstock”), and shall use commercially reasonable efforts to provide alternative tank capacity if a Tank must be taken out of service or its use changed. If, pursuant to the terms of the Storage Agreement, DCRC determines that a Tank shall no longer be available to MSCG for storage of Products, DCRC as storage provider shall use commercially reasonable efforts to provide alternative capacity (under the terms of the Storage Agreement) and shall transfer MSCG’s Product to the alternative tank if necessary.

4.5	Specifications. The Products sold and delivered to MSCG at the Refinery shall generally conform to the typical properties set forth for each grade of Light Finished Products or Slurry in Schedule 1 as amended from time to time.

4.5.1	Specialty Grades. From time to time, PBF may desire to make or MSCG may desire to sell a customized product that is not included in the grades of Products encompassed in Schedule 1 (a “Specialty Grade”). In this circumstance, the Parties shall negotiate in good faith to agree to the terms under which such Specialty Grade would be produced, priced and delivered and in the absence of an agreement as to such terms, no production or sale of a Specialty Grade shall occur.

4.5.2	Quality Downgrades. In the event that any portion of MSCG Inventory located in Tanks is downgraded such that it no longer meets (or never met) the typical properties of the Product specified in Schedule 1 on which the price for MSCG’s purchase was based (the “Original Price”), then either (i) if the product has been downgraded to a Feedstock, MSCG shall deliver and sell (either by in-tank transfer or delivery at the outlet flange of the Tank in which such inventory is stored at the time) and DCRC shall purchase or cause SMT or any other PBF crude oil supply counterparty (“Crude Counterparty”) to purchase such inventory at a price equal to the Original Price; or (ii) in any other case, MSCG and PBF shall negotiate in good faith to agree on the disposition of the Product or other action in respect of such downgrade to ensure that such downgrade does not have an adverse impact on MSCG.

4.6	Title, Risk of Loss and Custody.

4.6.1	Transfer of Title. Title to Products purchased by MSCG pursuant to the terms of this Agreement shall pass from PBF to MSCG as the Product passes the inlet flange of the Tank to which the Products are being delivered. Except in the case of Premcor Product, Title to Products purchased by PBF pursuant to the terms of this Agreement shall pass from MSCG to PBF as the Intermediate Products pass the outlet flange of the Tank from which such Product is being delivered.

4.6.2	Ownership. MSCG shall own and have title to all of the Products located at the Refinery after title to such Products passes from PBF to MSCG as described in Section 4.6.1 and shall own and have title to all Products that it delivers into the Refinery, in each case, until MSCG sells such Products to PBF or otherwise disposes of such Products in connection with the termination or expiration of this Agreement.

4.6.3	Transfer of Custody. PBF shall maintain custody of all Products owned by MSCG pursuant to the terms of the Storage Agreement.

4.6.4	Refinery Operations. At all times DCRC shall have and retain complete control of the Refinery and its maintenance and operations, including utilization or maintenance of Tanks.

4.7	Foreign Trade Zone Status.

4.7.1	If ***** sells Product to a Customer for export and such Product is duty-free pursuant to the U.S. Customs and Border Protection Foreign Trade Zone (“FTZ”) Regulations (19 C.F.R. Part 146) (such Product, “FTZ Product”), and the economics of the sale to the Customer is adjusted because the FTZ Product is being sold duty-free, a corresponding price adjustment shall be made to the ***** and/or the ***** payable by *****. In any case, the Parties intend that the Customer will be responsible for completing the application process or taking any action required to exempt itself from the payment of the relevant customs duty.

4.7.2	***** agrees to reimburse ***** for any economic adjustment (an “FTZ Adjustment”) for the account of a Customer that purchases Product provided by ***** if such Customer would have purchased duty-free FTZ Product but for the ***** to obtain or maintain FTZ status for the Refinery at the time of ***** sale to such Customer. Any such FTZ Adjustment will be ***** that would be payable to ***** with respect to the affected Product sales contract. MSCG shall consult with PBF regarding the availability of duty offsets prior to any sale of Product to a Customer that intends to purchase FTZ Product.

4.8	Blending of Products at the Refinery. In its role as a “fuel manufacturer” and a “refiner” (as such terms are defined under 40 C.F.R. Part 79 and Part 80) PBF shall be responsible for: (i) registering the Products and the Refinery with the EPA, (ii) designating all of the volumes of Products that it may produce by refining and/or blending in accordance with EPA requirements, (iii) testing and certifying Product batches in accordance with EPA requirements, (iv) compliance with all applicable EPA recordkeeping and reporting requirements, (v) properly administering the product transfer document (“PTD”) requirements of the EPA, (vi) meeting the renewable volume obligation (“RVO”) compliance requirements as required under the RFS2 program, and (vii) any and all other “fuel manufacturer” and “refiner” requirements set forth by the EPA under 40 C.F.R. Part 79 and Part 80.

PBF shall indemnify, defend, and hold harmless MSCG against any and all liabilities in connection with a breach by DCRC of its obligations under this Section 4.8.

5.	DELIVERY NOMINATIONS AND REPORTING

5.1	Coordination, Planning and Information Flow Procedures. The Parties shall develop procedures for the exchange of information between PBF and MSCG throughout the Term to facilitate optimization of the Refinery operations and production scheduling with MSCG’s marketing and sales activities. Such procedures will include meetings (whether in person or by telephone or video conference) on an as required basis and a monthly meeting in person between PBF personnel and MSCG to, amongst other things, review the then current maintenance activities, delivery and production programs and related operational issues and to consider marketing activity and opportunities.

5.2

Monthly Delivery Schedule. Prior to the 20th of every month, the Parties shall consult regarding the production and delivery schedule for the next following month and PBF shall provide MSCG with a report reflecting such forecasted schedule (the “Monthly Delivery Schedule”), substantially in the form attached hereto in Schedule 3, that indicates (i) the Refinery’s non-binding estimate of the production of each grade of Intermediate Product, Light Finished Product and Slurry and (ii) the Refinery’s non-binding estimate of Intermediate Products (by grade) requirements, in each case, specifying volumes of each grade of Product for delivery during the following month (each, a “Delivery Month”). PBF shall notify MSCG promptly upon becoming aware of significant changes for operational purposes to the Monthly Delivery Schedule and MSCG shall notify PBF promptly upon becoming aware of circumstances that could impact its ability to receive or deliver Product during the period covered by the Monthly Delivery Schedule. The information related to Refinery production provided in the Monthly Delivery Schedule is provided for the Parties’ planning purposes only.

5.3	Weekly Nomination. No later than 10:00 a.m. EPT on Thursday of each calendar week, PBF shall provide to MSCG a report (the “Weekly Nomination”), substantially in the form attached hereto in Schedule 4, specifying the non-binding best estimate of the Refinery’s production of each grade of Intermediate Product, Light Finished Product and Slurry, specifying volumes of each grade of Product for delivery on each day during the next following calendar week. If any Thursday is not a Business Day, the Weekly Nomination shall be delivered on the first preceding Business Day.

5.4	Intermediate Products Nominations. Absent advance notification from MSCG to the contrary, MSCG agrees to purchase from PBF, and PBF agrees to sell to MSCG, the Intermediate Products produced in the Refinery and delivered into the Tanks during the Term of this Agreement. Absent advance notification from MSCG to the contrary, MSCG agrees to sell to PBF, and PBF agrees to purchase from MSCG, the Intermediate Products requirements of the Refinery and delivered out of the Tanks during the Term of this Agreement.

MSCG may intend to purchase Intermediate Products from the market for sale to PBF in order to meet PBF’s requirements in part, and in such case, MSCG shall deliver to PBF an Intermediates Nomination Notice specifying the volume, grade, price and other terms that will apply to the sale of such externally sourced Intermediate Products from MSCG to PBF. Absent notification from PBF to MSCG within one Business Day of receiving such Intermediates Nomination Notice, the Parties obligations for the sale from MSCG to PBF of the quantity of Product specified in the Nomination Notice and on the other terms specified therein shall be deemed binding.

MSCG may intend to sell Intermediate Products to the market after purchasing such Intermediate Products from PBF pursuant to MSCG’s offtake obligations hereunder, and in such case, MSCG shall deliver to PBF an Intermediates Nomination Notice specifying the volume, grade, price and other terms that will apply to the purchase of such Intermediate Products by MSCG from PBF. Absent notification from PBF to MSCG within one Business Day of receiving such Intermediates Nomination Notice, the Parties obligations for the sale from PBF to MSCG of the quantity of Product specified in the Nomination Notice and on the other terms specified therein shall be deemed binding.

Nothing in this Section 5.4 shall relieve MSCG from or diminish the obligations of MSCG to supply the Refinery’s requirements of Intermediate Products or purchase from PBF the Intermediate Products production of the Refinery as set forth above in this section and Section 4.

5.5

Coordination of the Parties. The Parties agree that each Monthly Delivery Schedule, Weekly Nomination and Intermediates Nomination Notice shall be prepared in coordination between the Parties. PBF agrees to make a good faith effort to (i) produce and sell to MSCG Products in the volumes set forth in each Monthly Delivery Schedule, Weekly Nomination and Intermediates Nomination Notice, and (ii) purchase from MSCG Intermediate Products in the volumes set forth in each Monthly Delivery Schedule and Intermediates Nomination Notice. PBF shall indemnify MSCG or TPSI or both for any costs, expenses or other losses that it incurs in respect of a Sale Contract as a result of PBF’s failure to make commercially reasonable efforts to deliver volumes of Products to MSCG in accordance with the Monthly Delivery Schedule and Weekly Nomination.

5.6	MSCG Weekly Supply Report. On the first Business Day of each calendar week, MSCG shall provide PBF with a report indicating the volumes and grades of Light Finished Products and Specialty Grades estimated to be sold by MSCG under Sale Contracts with Customers during the following week (the “MSCG Weekly Supply Report”). The MSCG Weekly Supply Report will include a non-binding estimate of the volumes of each grade of Light Finished Products and Specialty Grades to be delivered to the Refinery truck rack, to each of the Pipelines and for waterborne transportation by Barge. The actual volumes and grades of Light Finished Products and Specialty Grades to be withdrawn from the Tanks and delivered to the Refinery truck rack, the Pipelines or onto a Barge, as applicable, shall be based on instructions provided to PBF by MSCG pursuant to the terms of the Storage Agreement. The information in the MSCG Weekly Supply Report is being provided for the Parties’ informational and planning purposes only, MSCG is not acting as a financial advisor or fiduciary or in any similar capacity and MSCG is not giving PBF any assurance or guarantee as to the forward prices contained in the MSCG Weekly Supply Report.

5.7	Quarterly Forward Price Report. At least once per calendar month, MSCG shall provide PBF with a report of MSCG’s estimated forward prices for each grade of Product for the following three calendar months (the “Quarterly Forward Price Report”). The information provided in the Quarterly Forward Price Report is provided for the Parties’ planning purposes only. The information in the Quarterly Forward Price Report is being provided for the Parties’ informational and planning purposes only, MSCG is not acting as a financial advisor or fiduciary or in any similar capacity and MSCG is not giving PBF any assurance or guarantee as to the forward prices contained in the Quarterly Forward Price Report.

5.8	Other Reports. PBF shall provide MSCG with all daily tank gauging reports covering the Tanks, daily refinery production reports, weekly refinery production reports, monthly refinery production reports, any reports it receives from Pipelines, and, if reasonably requested by MSCG, any other information related to the transactions covered by this Agreement.

5.9	Daily Report of Delivered Volumes. On or prior to 11:00 a.m. EPT on each Business Day, PBF shall deliver to MSCG (for receipt on or prior to 11:00 a.m. EPT) a report setting forth the actual volumes of each grade of Product (the “Delivered Volumes”) delivered into and delivered out of each Tank on the immediately prior days and total MSCG Inventory levels in each Tank, in each case based on the best available information, including daily tank gauging reports and other relevant Refinery measurements (the “Daily Report of Delivered Volumes”). In addition, (i) the Daily Report of Delivered Volumes delivered on each Friday will include PBF’s good faith estimate of the volumes for each grade of Light Finished Product and Specialty Grades that will be delivered to MSCG into Tanks on such Friday and (ii) the Daily Report of Delivered Volumes delivered on each Provisional Payment Day in respect of a Delivery Date occurring on or after such Provisional Payment Day as specified in Schedule 5 shall include PBF’s good faith estimate of the volumes for each grade of Light Finished Product and Specialty Grades that will be delivered to MSCG into Tanks on such Delivery Date(s). The Delivered Volumes shall be subject to subsequent adjustment as required as part of the Monthly True-Up Payment as may be necessary to reflect any additional or more accurate measurement information.

5.10	Environmental Reports. PBF shall provide MSCG with notification of PBF’s reporting to EPA pursuant to 40 C.F.R. Parts 79 and 80, and the regulations promulgated thereunder, copies of attest audit reports submitted to EPA pursuant to 40 C.F.R. Part 80, and the regulations promulgated thereunder, and a summary each quarter of PBF’s RIN inventory and each estimated RVO calculated under 40 C.F.R. § 80.1407(a).

6.	MSCG SALES

6.1	MSCG Sales. PBF agrees to cooperate with MSCG to facilitate the sale by MSCG to MSCG’s Customers of Light Finished Products and Slurry under the terms of Sale Contracts entered into between MSCG and Customers from time to time.

6.2	Sales at Refinery Rack. PBF agrees and acknowledges that MSCG may sell Light Finished Products to TPSI in order to effect sales of Products to Customers at the Refinery truck loading rack and that therefore all sales of Products to Customers at the rack may be sold first by MSCG to TPSI, and then sold by TPSI to the Customer as the Products delivered into the Customer’s truck at the rack. Sales by MSCG to TPSI shall not affect the amounts owed to PBF by MSCG.

6.2.1	PBF shall cooperate and communicate with TPSI, as appropriate, in scheduling transfers, pursuant to the terms of the Storage Agreement, of Finished Light Products from the Tanks to the Refinery truck rack.

6.3	Slurry Sale Contracts. Notwithstanding anything that may be inferred to the contrary or as inconsistent with the credit provisions of Section 12, PBF shall indemnify MSCG for all costs and expenses which may be incurred as a result of a payment default by any Customer under a Sale Contract for delivery of Slurry (the contract governing any such sale, a “Covered Sale Contract”), any such costs and expense to be reimbursed by PBF to MSCG as part of the Monthly True-Up Payment.

6.3.1	If MSCG becomes aware of any non-payment breach under a Covered Sale Contract or any proceeding, action or claim which may be instituted, taken or made by MSCG (other than an insurance claim) against a Customer in relation to a Covered Sale Contract (“Third Party Action”), MSCG shall as soon as reasonably practicable give written notice thereof to PBF providing, in reasonable detail, such available information as may enable PBF to assess the merits of such Third Party Action.

6.3.2	MSCG shall not institute, take, make, conduct or otherwise deal with any Third Party Action without coordinating with PBF.

6.4	Premcor Product In-haul. Upon the occurrence of an Outage and a resulting shortage of Product for delivery to PBF under Schedule 12, PBF covenants and agrees to consult with MSCG in connection with MSCG’s in-haul of Products to avoid in-hauling by Premcor under the terms of the New Premcor Agreement, or, if MSCG elects not to in-haul Products, negotiate in good faith with MSCG and Premcor arrangements under which MSCG would purchase Products that Premcor in-hauls pursuant to Premcor’s right to in-haul Products under the New Premcor Agreement prior to delivery of such Products into Tanks.

6.5	Renewable Identification Numbers (RINs).

6.5.1	Acknowledgment of Ethanol Blending. The Parties acknowledge that MSCG shall own and from time to time deliver to the Refinery ethanol for blending with the appropriate gasoline blendstocks for sale to TPSI and on-sale to Customers. MSCG shall sell to TPSI the gasoline blendstocks and the ethanol as separate components just prior to blending. TPSI shall be the producer of the ethanol and gasoline blendstock mixture for purposes of any applicable ethanol blender’s tax credit.

6.5.2	Transfer of RINs by MSCG. For each gallon of ethanol provided by MSCG to TPSI for rack blending as described in Section 6.5.1, MSCG shall transfer to PBF one Gallon-RIN meeting the criteria specified below. For avoidance of doubt, MSCG shall not be obligated to transfer any RINs to PBF in connection with purchases of Finished Light Products from PBF for resale to Customers other than at the Refinery truck rack.

6.5.2.1	All Gallon-RINs shall have a “D” code of “6”, pursuant to 40 C.F.R. § 80.1425(g).

6.5.2.2	All Gallon-RINs shall have been generated in the calendar year that the ethanol is delivered to the Refinery; provided, that during the months of January and February MSCG at its sole option may transfer Gallon-RINs generated in the calendar year preceding the year that the ethanol is delivered to the Refinery.

6.5.2.3	MSCG shall provide PBF with written notice on or before December 31 of each year setting forth an estimate of the vintage year for the RINs MSCG anticipates transferring to PBF in January and February of the following calendar year.

6.5.3	Remedies in Respect of Invalid RINs. If a Party determines that any Gallon-RINs provided hereunder are invalid pursuant to 40 C.F.R. § 80.1431, then that Party shall notify the other Party in writing within one Business Day of such determination. Within ten Business Days of such written notice, MSCG shall provide to PBF one Gallon-RIN, of the same type and vintage specified in Section 6.5.2, for every Gallon-RIN determined to be invalid.

6.5.4	No Other RINs Contemplated. The Parties acknowledge and agree that MSCG shall be responsible only for providing to PBF the RINs specified herein, notwithstanding the renewable volume obligations imposed on PBF as a refiner of gasoline or diesel fuel pursuant to 40 C.F.R. Part 80, Subpart M.

6.5.5	Definitions Related to RINs. The terms “Renewable Identification Number” (“RINs”) and “Gallon-RIN” shall be defined pursuant to 40 C.F.R. § 80.1401.

6.5.6	Ethanol RINs in the Laurel System. MSCG shall make commercially reasonable efforts to retain RINs attributable to ethanol that are associated with MSCG and/or TPSI sales of Products at truck racks on the pipeline system owned and operated by Laurel Pipe Line Company, L.P. or any of its Affiliates. To the extent MSCG retains such RINs, MSCG shall pass the value of such RINs, or the applicable portion thereof, back to PBF on terms that are economically neutral to MSCG.

6.5.7

Biodiesel Credits. MSCG agrees to use commercially reasonable efforts to establish customer demand for distillates that contain biodiesel (e.g., B5), as to which the mixture or the biodiesel component qualifies for the Biodiesel Tax Credit. For this purpose, “Biodiesel Tax Credit” means any income tax credit or excise tax credit or refund available for the production of biodiesel, renewable diesel or alternative fuels or the creation and sale of biodiesel, renewable diesel or alternative fuels mixtures provided under §§ 40A, 6426 or 6427 of the U.S. Internal Revenue Code of 1986, as amended, or any other applicable or successor provision.

7.	CERTAIN REPRESENTATIONS

7.1	The Parties intend that:

7.1.1	each purchase and sale of Product between them, whether or not further documented, shall constitute a “forward contract” under section 101(25) and a “swap agreement” under section 101(53B) of the Bankruptcy Code, protected by, inter alia, section 556 and section 560 of the Bankruptcy Code, and that it will be treated as such under and in all proceedings related to any bankruptcy, insolvency or similar law (regardless of the jurisdiction of application or competence of such law) or any regulation, ruling, order, directive or pronouncement made pursuant thereto; and

7.1.2	this Agreement and each transaction between the Parties hereunder constitutes a “master netting agreement” under section 101(38A) of the Bankruptcy Code; and that the rights in Section 18 hereto include the rights referred to in section 561(a) of the Bankruptcy Code.

7.2	For purposes of Section 7.1, the Parties intend and agree that, in respect of a particular month during the Term, they shall be deemed to have entered into a forward contract, swap agreement and eligible financial contract for the sale of Products by PBF to MSCG and for the sale of Intermediate Products by MSCG to PBF, as applicable, upon MSCG’s receipt of the Monthly Delivery Schedule for such calendar month. The Monthly Delivery Schedule shall be deemed to be adjusted to reflect the Delivered Volumes delivered by PBF to MSCG into the Tanks, in the case of purchases of Product by MSCG, or withdrawn by PBF from the Tanks, in the case of purchases of Intermediate Products by PBF. For purposes of Section 7.1, PBF and TPSI intend and agree that, in respect of a particular month during the Term, they shall be deemed to have entered into a forward contract, swap agreement and eligible financial contract for the sale of Products by TPSI to PBF upon TPSI’s receipt of the nomination for such calendar month.

7.3	Single Agreement. This Agreement and all transactions hereunder form a single integrated agreement between the Parties. During the Term of this Agreement, all transactions between MSCG and PBF as reflected in each Monthly Delivery Schedule, Weekly Nomination and Intermediates Nomination Notice, and transactions between MSCG and TPSI, are entered into in reliance on the fact that all such transactions and reports, together with this Agreement, form a single agreement.

7.4	TPSI shall be considered a “Party” for purposes of this Section 7.

8.	WARRANTIES

8.1	Warranties of Title. Each Party represents and warrants to the other Party, that, as of the date of delivery of Product sold hereunder, it has good and marketable title to the Product sold and delivered pursuant to this Agreement, free and clear of any Liens, and that it has full right and authority to transfer such title and effect delivery of such Product.

8.2	Disclaimer of Warranties. EXCEPT FOR THE WARRANTY OF TITLE, THE PARTY SELLING PRODUCT HEREUNDER MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE PRODUCT FOR ANY PARTICULAR PURPOSE OR OTHERWISE.

9.	PRICING OF NOMINATED VOLUMES; PREMIUMS; SALES INCENTIVE

9.1	Purchase Price for Delivered Volumes.

9.1.1	Light Finished Products and Specialty Grade Provisional Pricing. With respect to the volume of Light Finished Products and Specialty Grades purchased by MSCG on a Delivery Date hereunder (for purposes of this Section 9.1, the “Relevant Delivery Date”), MSCG shall, on the Provisional Payment Day for such Relevant Delivery Date as specified in Schedule 5, pay to PBF the Provisional Price per gallon for each grade of Product delivered determined in accordance with Section II of Schedule 6 (the aggregate provisional amount payable in respect of the volumes of Light Finished Products and Specialty Grades delivered on such Relevant Delivery Date, the “Provisional Payment Amount”). To the extent the Provisional Payment Day for a Relevant Delivery Date occurs on or before such Relevant Delivery Date, the Provisional Payment Amount shall be based on the estimated volumes to be delivered on such Relevant Delivery Date as specified in the Daily Report of Delivered Volumes delivered on or prior to such Relevant Delivery Date; provided, however, if no estimated volumes are specified in the last Daily Report of Delivered Volumes received by MSCG, then the Provisional Payment Amount will be based on the actual volumes delivered on the last Delivery Date reflected in the most recently received Daily Report of Delivered Volumes. The Provisional Payment Amount shall be included on the Finished Products Invoice delivered on the Provisional Payment Day for such Relevant Delivery Date as specified in Schedule 5. PBF shall return the Provisional Payment Amount to MSCG on the day of the Final Payment Day in respect of the Relevant Delivery Date, and such amount payable from PBF to MSCG shall be included on the same invoice as the Final Payment Amount in respect of the Relevant Delivery Date.

9.1.2	Light Finished Products and Specialty Grade Final Pricing. With respect to the volume of Light Finished Products and Specialty Grades purchased by MSCG on a Relevant Delivery Date hereunder, MSCG shall, on the Final Payment Day for such Relevant Delivery Date as specified in Schedule 5, pay to PBF the Final Price per gallon for each grade of Product delivered determined in accordance with Section III of Schedule 6, and, in the case of Specialty Grades, in the manner agreed upon between the Parties pursuant to Section 4.5.1 (the aggregate amount payable in respect of the volumes of Light Finished Products and Specialty Grades delivered on such Relevant Delivery Date, the “Final Payment Amount”). The Final Payment Amount in respect of each Relevant Delivery Date shall be included on the Finished Products Invoice delivered on the Final Payment Day for such Relevant Delivery Day as specified in Schedule 5.

9.1.3

Intermediate Products and Slurry Pricing. The amount payable to MSCG in respect of the volumes of Intermediate Products purchased by PBF from MSCG on each Delivery Date (in the aggregate for such day, “PBF Purchase Payment Amount”), and the amount payable to PBF for the volumes of Intermediate Products and Slurry delivered by PBF to MSCG on each Delivery Date (in the aggregate for such day, “MSCG Purchase Payment Amount”), shall be determined on a per gallon basis for each gallon delivered based on the Intermediate Products Price or Slurry Price, as applicable, determined in accordance with Schedule 7 or Schedule 8, as applicable, or, in the case of Intermediate Products that MSCG purchases from the market for sale to PBF or purchases from PBF for sale to the market, determined in accordance with the applicable Intermediates Nomination Notice governing such sale. The MSCG Purchase Payment Amount and the PBF Purchase Payment Amount in respect of each Delivery Date shall be payable on the third Business Day following each such Delivery Date and shall be included on the Net Payment Amount Invoice delivered on such third following Business Day.

9.2	Monthly Product Premiums.

9.2.1	Location Premium. In addition to the purchase price payable in respect of Light Finished Products purchased by MSCG pursuant to Section 9.1, if a volume of Light Finished Product is delivered to a Customer through the Refinery truck rack or a Pipeline, an additional amount (the “Location Premium”) shall be payable by MSCG to PBF in respect of MSCG’s purchase of Light Finished Products from PBF to account for the additional net relative value of Product sold at the Refinery truck rack or delivered to a Customer through a Pipeline (compared to a waterborne sale). The Location Premiums shall be determined in accordance with Schedule 6.

MSCG shall prepare an estimate of the Location Premium (the “Provisional Location Premium”) attributable to sales to Customers that occurred during a 30-day period on the first Business Day following the end of such 30-day period. MSCG shall include the Provisional Location Premium on the first Net Payment Amount Invoice prepared after determination of such amount; provided that the first Provisional Location Premium (payable in respect of the first 30-day period after the Commencement Date) shall be payable on the Commencement Date, and no Provisional Location Premium shall be payable on the first Business Day following the end of the first 30-day period after the Commencement Date.

The Parties shall conduct a final accounting of the Location Premium in respect of sales to Customers that occurred during each 30-day period based on additional information available after the respective Provisional Location Premium is calculated (the “Final Location Premium”) within fifteen calendar days after the last day of each such 30-day period, and calculate the difference between the Provisional Location Premium paid and the Final Location Premium in respect of such 30-day period (the “Monthly Location Premium Adjustment”). Each Monthly Location Premium Adjustment shall be included on the first Net Payment Amount Invoice prepared after its determination, and shall be subject to adjustment on future Net Payment Amount Invoices based on additional information received after the initial calculation.

9.2.2	Specialty Grade Premium. In addition to the purchase price payable in respect of Specialty Grades purchased by MSCG pursuant to Section 9.1, if a volume of a Specialty Grade is sold as agreed under Section 4.5.1, an additional amount (the “Specialty Grade Premium”) shall be payable by MSCG to PBF to account for the additional net relative value of Specialty Grades (relative to the Product specified in Schedule 1 that would otherwise have been produced). The Specialty Grade Premiums shall be determined in accordance with Schedule 6.

MSCG shall prepare an estimate of the Specialty Grade Premium (the “Provisional Specialty Premium”) attributable to sales to Customers that occurred during a calendar week on the first Business Day of the following calendar week, such estimate to be based on the MSCG Weekly Supply Report covering such calendar week that was delivered pursuant to Section 5.5. MSCG shall include the Provisional Specialty Premium on the first Finished Products Invoice prepared after determination of such amount.

The Parties shall conduct a final accounting of the Specialty Grade Premiums in respect of sales to Customers that occurred during each calendar week ending in a particular calendar month based on additional information available after the relevant Provisional Specialty Premiums were calculated (with respect to each such week, the “Final Specialty Premium Amount”) within ten Business Days after the last day of such calendar month, and calculate the difference between the aggregate Provisional Specialty Premium paid in respect of each such week and the Final Specialty Premium for such week (aggregated over all relevant weeks, the “Monthly Specialty Premium Adjustment”). The Monthly Specialty Premium Adjustment shall be included on the first Finished Products Invoice prepared after determination of such Monthly Specialty Premium Adjustment.

9.2.3	MSCG shall make reasonable commercial efforts to maximize the Location Premiums and Specialty Grade Premium, unless otherwise agreed between the Parties (such as when specific components of the Location Premium have been pre-agreed).

9.3	Quarterly Sales Incentive. On a quarterly basis, PBF shall pay MSCG a sales incentive to be determined in accordance with Schedule 6 (the “Sales Incentive”). MSCG shall include the Sales Incentive for sales to Customers that occur during a calendar quarter in the first Net Payment Amount Invoice prepared after the determination of such Sales Incentive, subject to adjustment in any future Net Payment Amount Invoice based on additional information received after the initial calculation. The sum of the quarterly Sales Incentive for any calendar year shall not exceed $***** million, with partial years prorated, provided that the first calendar year shall be deemed to commence on the Commencement Date and end on December 31, 2011 and the first calendar quarter shall be deemed to commence on the Commencement Date and end on the next following calendar quarter end. For example, *****.

9.4

Fixed Values of Premium Components. Prior to the start of each calendar month, the Parties shall negotiate in good faith and make reasonable commercial efforts to agree upon fixed values for each of the components included in the calculations of Base Barge Price and Location Premium described in Schedule 6. If the Parties fail to agree by the 25th day prior to the commencement of such calendar month on the fixed value for any component, the Location Premium for such following calendar month shall be calculated using the actual costs, volumes, fees, prices or amounts that applied in connection with each MSCG (or TPSI) sale instead of using a fixed component.

9.5	Payment and Netting.

9.5.1	On each Invoice Day, MSCG shall net the following amounts:

(i)	the Final Payment Amount payable by MSCG to PBF on the Final Payment Day occurring on such Invoice Date;

(ii)	the Provisional Payment Amount that MSCG paid to PBF on the Provisional Payment Day in respect of the same volumes of Light Finished Products and Specialty Grades that the Final Payment Amount in (i) of this Section 9.5.1 is in respect of, such amount to be payable by PBF;

(iii)	the Provisional Payment Amount payable by MSCG to PBF on the Provisional Payment Day occurring on such Invoice Date;

(iv)	any Specialty Grade Premium or Monthly Specialty Premium Adjustment to be included on such invoice pursuant to Section 9.2.2; and

(v)	any adjustments to the prices used to determine any previously invoiced Final Payment Amount based upon additional information obtained after such invoicing;

(the aggregate net amount payable, the “Net Finished Products Amount”).

MSCG shall notify PBF of the Net Finished Products Amount and the Party to whom payment is owed shall prepare and deliver to the other Party an invoice in respect of such net amount by 11:00 a.m. EPT on each Invoice Day (the “Finished Products Invoice” for such day). The Party obligated to pay the Net Finished Products Amount shall pay such amount to the other Party on or prior to 3:00 p.m. EPT on such day, subject to Section 9.9.

Notwithstanding the above, so long as the Payment Direction Agreement is effective and performance under the Payment Direction Agreement has not been suspended pursuant to Section 18.4.6, payment of the Net Finished Products Amount shall be directed to SMT pursuant to the terms of the Payment Direction Agreement. Upon payment to SMT of the Net Finished Products Amount or any portion thereof, MSCG’s obligation to pay PBF hereunder shall be fully and finally discharged as if such amounts were paid to PBF directly, subject to any later adjustments based on additional information as described in this Section 9. PBF shall at all times remain liable for any Net Finished Products Amount payable from PBF to MSCG.

9.5.2	On each Invoice Day, MSCG shall net the following amounts:

(i)	the MSCG Purchase Payment Amount payable by MSCG that is to be included on the Net Payment Amount Invoice for such day pursuant to Section 9.1.3;

(ii)	the PBF Purchase Payment Amount payable by PBF that is to be included on the Net Payment Amount Invoice for such day pursuant to Section 9.1.3;

(iii)	any Provisional Location Premium or Monthly Location Premium Adjustment that is to be included on the Net Payment Amount Invoice for such day pursuant to Section 9.2.1;

(iv)	any Sales Incentive or Monthly True-Up Payment that, in each case, is to be included on the Net Payment Amount Invoice for such day pursuant to Sections 9.3 or 9.6;

(v)	any outstanding interest that accrues pursuant to Section 9.10; and

(vi)	any other amounts due and payable as of such day, or outstanding amounts payable prior to such day, under this Agreement (other than amounts payable under the Finished Products Invoice) or any other Transaction Document (the aggregate net amount payable, the “Net Payment Amount”).

MSCG shall notify PBF of the Net Payment Amount and the Party to whom the Net Payment Amount is payable shall prepare and deliver to the other Party an invoice in respect of such net amount by 11:00 a.m. EPT on each Invoice Day (the “Net Payment Amount Invoice” for such day). The Party owing the Net Payment Amount shall pay such amount to the other Party on or prior to 3:00 p.m. EPT on such day, subject to Section 9.9.

9.6	Monthly True-Up Payment. MSCG shall use commercially reasonable efforts to provide to PBF, within 20 calendar days after the end of a Delivery Month, a notification (the “Monthly True-Up Notice”) and appropriate supporting documentation for the net true-up amount due from one Party to the other Party (the “Monthly True-Up Payment”) showing the following:

9.6.1	the Ancillary Costs for such Delivery Month or any adjustment to Ancillary Costs previously determined and invoiced;

9.6.2	the Monthly Specialty Premium Adjustment for such Delivery Month;

9.6.3	any adjustments to the prices or volumes used to determine the amount payable by one Party to the other in respect of previously invoiced purchases of Intermediate Product and Slurry hereunder based upon additional information obtained after such invoicing;

9.6.4	any adjustments to the Location Premium, Specialty Grade Premium or Sales Incentive based upon additional information obtained after invoicing in respect of a calendar week or a calendar quarter, as applicable; and

9.6.5	any other adjustments to amounts payable by one Party to the other Party hereunder.

9.7	Monthly True-Up Invoicing and Payment. The Monthly True-Up Payment shall be included on the Net Payment Amount Invoice delivered on the first Business Day following MSCG’s delivery to PBF of the Monthly True-Up Notice and all related supporting documentation. Notwithstanding the above, the Parties shall endeavor to pay the amounts described in Section 9.6 on an interim basis at such time as all final information in respect of the applicable amount has been obtained. Determinations of any true-up amount set forth in Section 9.6 on an interim basis shall be included in the first Net Payment Amount Invoice delivered following such determination.

9.8

Payments. All payments to be made under this Agreement shall be made by wire transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. All payments shall be deemed received on the Business Day on which same day funds therefor are received by the payee. Payments received after any applicable time set forth in this Agreement on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day. Except as otherwise expressly provided in this Agreement, all payments by a Party shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which one Party may now have or hereafter acquire against another Party, whether pursuant to the terms of this Agreement or otherwise except as expressly provided herein. The Parties recognize and acknowledge that the exchange of certain information in a timely manner and subsequent payments based on the information are interrelated, and a reasonable delay in one aspect of the process will not relieve the obligation of a Party to reasonably comply with any response to the information or payment. TPSI shall be considered a “Party” for purposes of this Section 9.8.

9.9	Disputed Invoices. If an invoiced Party, in good faith, disputes the accuracy of the amount invoiced, the invoiced Party shall pay such amount as it in good faith believes to be correct and provide written notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation. In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights hereunder. In the event that it is determined or agreed that the Party that is disputing an invoice must or will pay the disputed amount, then such Party shall pay interest from and including the original payment due date until, but excluding, the date the disputed amount is received by the owed Party, at the Base Interest Rate.

9.10	Interest on Late Payments. Interest shall accrue on late payments under this Agreement at the Default Interest Rate from and including the date that payment is due until but excluding the date that payment is actually received by the Party to whom it is payable or by TPSI, as applicable.

10.	ADDITIONAL MSCG SERVICES

10.1	Additional MSCG Risk Management Services. Throughout the Term, MSCG shall provide risk management services to PBF as requested by PBF, including (i) updates on relevant commodities markets and price quotes for swaps and options, and (ii) providing swap or option products on the terms agreed upon between the Parties, such terms to include volumes, prices, tenors and settlement dates.

11.	DISPOSITION OF PRODUCTS UPON TERMINATION OR EXPIRATION

11.1	Final Disposition. On the date of expiration or termination of this Agreement (the “Termination Date”), whether this Agreement terminates at the end of its Term or on an Early Termination Date, subject to MSCG’s rights under Section 18.6, PBF shall commence delivery of Products owned by MSCG at the Refinery from the Tanks to MSCG at the Refinery truck rack, to a Pipeline connection or to the Refinery’s dock for transportation on a Barge, in accordance with MSCG’s instructions and the terms of the Storage Agreement, such delivery to occur over the period of time necessary for MSCG to sell all such Products owned by MSCG as of the Termination Date to Customers under Sale Contracts (the “Run-off Period”).

11.2	Commingling. MSCG and PBF agree that DCRC will be permitted to utilize capacity in the Tanks to store its Products as such Products exit the Refinery processing units and the storage of Products in the Tanks will be commingled during the Run-off Period, as provided in the Storage Agreement.

11.3

Termination Payment Amount. On or prior to the later of (i) 30th day following the Termination Date and (ii) the tenth Business Day following the end of the Run-off Period, if any, or, upon an early termination where MSCG is the Performing Party, if MSCG elects to sell the Products to PBF pursuant to its rights under Section 18.6, on the 30th day following the Termination Date, MSCG shall calculate a final accounting and true up of all amounts owed by PBF to MSCG or by MSCG to PBF under the Agreement (including any Provisional Payment Amount that has not yet been repaid to MSCG) and all other Transaction Documents, (such amount, excluding amounts that are payable to SMT in respect of Light Finished Products delivered to MSCG prior to the Termination Date pursuant to Section 9.5.1, the “Termination Payment Amount”). MSCG shall notify PBF of the Termination Payment Amount and the Party to whom such amount is payable shall prepare an invoice (the “Final Invoice”) and deliver it to the other Party by the fifth Business Day following MSCG’s calculation and notification of such amount. The Party owing the Termination Payment Amount shall make payment to the other Party of the Termination Payment Amount on or prior to the fifth Business Day following receipt of the Final Invoice. MSCG shall pay any amount outstanding that is payable to SMT in respect of Light Finished Products delivered to MSCG prior to the Termination Date pursuant to the terms of Section 9.5.1.

12.	FINANCIAL INFORMATION, SECURITY AND REQUESTS FOR FURTHER ASSURANCES

12.1	Provision of Financial Information.

12.1.1	Each Party shall provide the other Party, to the extent not publicly available, (i) within 120 days following the end of each of its fiscal years (or such earlier date on which it is required to file a Form 10-K under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), beginning with the fiscal year ending December 31, 2010, a copy of its or, if applicable, its Guarantor’s audited consolidated financial statements for such fiscal year certified by independent certified public accountants; (ii) within 45 days after the end of its first three fiscal quarters of each fiscal year (or such earlier date on which it is required to file a Form 10-Q under the Exchange Act), a copy of its or, if applicable, its Guarantor’s quarterly unaudited consolidated financial statements for such fiscal quarter; and (iii) with respect to PBF, within 30 days after the end of each of the first two months of each fiscal quarter, beginning with May, 2011, the consolidated balance sheet of PBF as of the end of each such month and the related consolidated statements of income and cash flows of PBF for such month and for the then elapsed portion of the fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of PBF as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. In all cases the financial statements delivered pursuant to this Section 12.1.1 shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles in the United States, consistently applied, or, at the election of PBF, in accordance with the accounting principles provided by the International Financial Reporting Standards enacted by the International Accounting Standards Board. In the case of PBF, upon delivery to MSCG, the applicable report delivered by PBF to the Administrative Agent pursuant to the terms of the Revolving Credit Agreement shall satisfy its related requirement under this Section 12.1.1.

12.1.2

Within 90 days after the beginning of each fiscal year, PBF shall provide to MSCG a budget for PBF in form reasonably satisfactory to MSCG, but to include balance sheets, statements of income and sources and uses of cash, for (i) each month of such fiscal year prepared in detail and (ii) each fiscal year thereafter, through and including the fiscal year in which the Termination Date is scheduled to occur at such time pursuant to the terms of Section 2, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, ac-companied by the statement of a Financial Officer of PBF to the effect that the budget of PBF is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget. In the case of PBF, upon delivery to MSCG, the applicable budget delivered by PBF to the Administrative Agent pursuant to the terms of the Revolving Credit Agreement shall satisfy its related requirement under this Section 12.1.2.

12.1.3	Upon reasonable notice, a Party also shall provide to the other Party any other information sufficient to enable it to ascertain such other Party’s or such other Party’s Guarantor’s current financial condition and for such Party to assure itself of the other Party’s ability to perform its obligations under this Agreement or the other Party’s Guarantor’s ability to perform its obligations under its Guaranty.

12.2	Guaranty. As security for the prompt payment and performance in full when due of MSCG’s obligations under this Agreement, MSCG hereby represents and warrants that the Guaranty previously provided for with the Original Agreement is hereby reaffirmed and continues in effect for purposes of this Agreement in accordance with its terms from the Guarantor. As security for the prompt payment and performance in full when due of PBF’s obligations under this Agreement, PBF shall cause its Guarantor to deliver to MSCG and TPSI prior to the Effective Date a Guaranty in form and substance reasonably acceptable to MSCG. As security for the prompt payment and performance in full when due of DCRC’s obligations under this Agreement, DCRC shall cause its Guarantor to deliver to MSCG and TPSI prior to the Commencement Date a Guaranty in form and substance reasonably acceptable to MSCG.

12.3	Security Interest. In furtherance of the covenant set forth in Section 17.2.4, PBF hereby pledges to MSCG, as a secured party, as security for its obligations, and grants to MSCG a first priority continuing security interest in, Lien on and right of set-off against all Products purchased by MSCG under the terms of this Agreement.

12.4	Notification of Certain Events. Each Party shall notify the other Party in writing within two Business Days of learning of any of the following events:

12.4.1	any Event of Default or Additional Termination Event, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

12.4.2	in the case of DCRC, its binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets;

12.4.3	it or its Guarantor consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate);

12.4.4	in the case of DCRC, any labor disturbances at the Refinery that could adversely impact the Monthly Delivery Schedule;

12.4.5	in the case of PBF, any event that could reasonably be expected to have a Material Adverse Change on it or its Guarantor, which may include the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, against PBF or any Affiliate thereof, that could reasonably be expected to result in a Material Adverse Change;

12.4.6	a final judicial or administrative judgment against it or its Guarantor that individually or in the aggregate is in excess of $10,000,000;

12.4.7	in the case of PBF, any default under any Credit Agreement, or any event which, with the giving of notice or lapse of time or both, would become an event of default under any Credit Agreement, including any notice of acceleration, demand, termination, suspension or foreclosure issued by any secured party or person acting in a similar capacity.

12.4.8	In the case of PBF, PBF’s entrance into a binding agreement that would result in a Change of Control with respect to PBF, such notice to be provided no later than five Business Days following execution of such agreement. This Section 12.4.8 shall not apply to any future public offering of stock of PBF or any of its Affiliates.

12.5	Further Assurances.

12.5.1	Each Party may, in its reasonable discretion and upon notice to the other Party, require that such other Party provide it with satisfactory security for or adequate assurance of its or, if applicable, its Guarantor’s performance within a specified time period as appropriate, when (i) such demanding Party determines that a Material Adverse Change has occurred as with respect to the other Party, or, if applicable, its Guarantor; (ii) such other Party fails to comply with any material provision of this Section 12 or breaches any covenant set forth in Section 17.4 in any material respect; (iii) in the case of MSCG, MSCG for any reason determines that its title and ownership interest in, and right of unencumbered access to, the Products purchased by it hereunder may be challenged or has been challenged by any person; or (iv) *****.

12.5.2	A Party shall provide performance assurance to the other Party on or prior to the second Business Day following demand therefore in the form of cash or a letter of credit, or in any other document or mechanism acceptable to the demanding Party, provided that performance assurance in any form other than a letter of credit may only be provided by PBF to the extent permitted under the Revolving Credit Agreement and Term Loan Agreement or otherwise consented to by the lenders under such credit facilities. The performance assurance provided by a Party shall be for a duration and in an amount sufficient to cover a value up to the other Party’s estimated financial exposure under this Agreement, including reasonable contingencies for the designated time period. If performance assurance is provided in the form of a letter of credit, such letter of credit shall be issued by an Acceptable Letter of Credit Issuer and shall be in a form reasonably acceptable to the demanding Party in its sole discretion. All bank charges relating to any letter of credit and any fees, commissions, costs and expenses incurred with respect to furnishing security are for the account of the Party providing the performance assurance.

12.5.3	Each Party agrees, at any time and from time to time upon the request of the other Party, to execute, deliver and acknowledge, or cause to execute, deliver and acknowledge, such further documents and instruments and do such other acts and things as such Party may reasonably request in order to fully effect the purposes of this Agreement.

13.	REFINERY TURNAROUND, MAINTENANCE AND CLOSURE

13.1	Scheduled Maintenance. DCRC shall provide to MSCG on the Commencement Date and on an annual basis thereafter, at least 30 days prior to the beginning of each year during the Term, its anticipated timing of scheduled maintenance or turnaround that may affect receipts of Product into the Tanks or the processing of Product in the Refinery during the upcoming year, including any notice DCRC receives concerning maintenance and servicing related to the Twin Oaks Pipeline, and shall update such schedule promptly following any change to the maintenance schedule.

13.2	Unscheduled Maintenance. DCRC immediately shall notify MSCG orally (followed by prompt written notice) of any previously unscheduled downtime, maintenance or turnaround and its expected duration, including downtime and maintenance it receives notice of related to the Twin Oaks Pipeline.

14.	TAXES

14.1	Each Party represents that it is registered with the Internal Revenue Service, the Delaware Department of Transportation and the Delaware Division of Revenue to engage in tax-free transactions with respect to taxable fuels. Prior to the date of delivery of Product hereunder, each Party shall provide to the other Party proper notification, exemption or resale certificates or direct pay permits as may be required or permitted by Applicable Law. If a Party does not furnish such certificates to the other Party, or if the sale is subject to tax under Applicable Law because no exemption exists, the applicable Party shall reimburse and indemnify the other Party for all Taxes that the other Party remits to a taxing authority or that are incurred by that Party, together with all penalties and interest thereon, including but not limited to those Taxes set forth in Sections 14.2 and 14.3 below.

14.2	The Parties agree to the following in respect of any Taxes attributable to TPSI’s sales of Products to PBF:

14.2.1	In the event that any Products, ethanol or any other blending components are sold by TPSI to PBF under this Agreement, then PBF agrees to reimburse TPSI for the amount of any Taxes that TPSI remits to a taxing authority or that are incurred by TPSI on such sales, but only if (i) TPSI notifies PBF in advance that it believes such Taxes may be incurred on a particular transaction, and (ii) PBF agrees such Taxes apply to the transaction, together with all penalties and interest thereon, if any.

14.2.2	If TPSI notifies PBF in advance that it believes any Taxes may be due and PBF does not agree to reimburse TPSI (because PBF disagrees that any Taxes are owed, because the Parties agree that TPSI has a credible filing position not to pay Tax or for any other reason) and TPSI later receives notice of an audit, TPSI promptly shall notify PBF of the audit and allow PBF to reasonably cooperate in the audit. If, at the end of the audit and any appeals therefrom, it is determined that the Taxes that PBF originally would not reimburse TPSI are due and owing to the taxing authority, PBF promptly shall reimburse TPSI for such taxes, together with interest and any penalties. Any refunds of Taxes paid that were reimbursed by PBF pursuant to this Section 14.2 shall be paid to PBF.

14.2.3	The reimbursement obligations set forth in this Section 14.2 shall survive expiration or termination of this Agreement until the date that is 90 days after the expiration of any statute of limitations applicable to the relevant Tax.

14.3	Notwithstanding the foregoing Section 14.2, with respect to the Premcor Products sold by TPSI to PBF under Schedule 12, PBF agrees and acknowledges that it shall be the position holder that is responsible for reporting and payment, if any is required, of federal excise tax upon the removal and sale of Premcor Products at the Refinery truck rack to Premcor. PBF shall cause DCRC to reflect on its books and records that PBF is the position holder of the volumes of the Premcor Products to which PBF acquires title just in time prior to lifting at the Refinery truck rack by Premcor. Upon the title transfer of Premcor Products by TPSI to PBF, pursuant to IRS rules and regulations liability for the federal excise tax shall shift from TPSI to PBF (as the position holder).

14.4	TPSI shall be considered a “Party” for purposes of this Section 14.

15.	INSURANCE

15.1	Insurance Required to be provided by MSCG. MSCG shall insure the Products under its cargo and casualty insurance policy.

15.2	Insurance Required to be provided by PBF. PBF, directly or through an Affiliate, shall procure and maintain in full force and effect throughout the Term insurance coverage of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise reasonably acceptable to MSCG, in respect of PBF’s receipt, handling and storage of Product under the Storage Agreement and this Agreement:

15.2.1	Workers Compensation coverage in compliance with the Applicable Law;

15.2.2	automobile liability coverage in a minimum amount of $1,000,000; and

15.2.3	comprehensive or commercial general liability coverage and umbrella excess liability coverage, which includes bodily injury, broad form property damage and contractual liability coverages, in a minimum amount of $75,000,000, which includes losses for Product while in DCRC’s care, custody and control, and “sudden and accidental pollution” liability coverages (excluding events that result in acidic deposition).

15.3	Additional Insurance Requirements.

15.3.1	Each Party shall cause its insurance carriers to furnish insurance certificates to the other Party, in a form reasonably satisfactory to the other Party, evidencing the existence of the coverages required pursuant to Sections 15.1 and 15.2. Each Party shall provide renewal certificates within 30 days of expiration of the previous policy under which coverage is maintained.

15.3.2	Each Party shall include an endorsement in the foregoing policies indicating that the underwriters agree to waive all rights of subrogation to the extent of such Party’s obligations. Further, each Party shall name the other Party as an additional insured under the foregoing policies to the extent of the indemnities required under this Agreement.

15.3.3	The mere purchase and existence of insurance coverage shall not reduce or release either Party from any Liabilities incurred or assumed under this Agreement.

15.3.4	In the event of a Product loss for which a Party must indemnify the other Party under this Agreement or the Storage Agreement, the indemnifying Party’s insurance shall be the primary and exclusive coverage for such loss, notwithstanding the existence of other valid and collectible insurance.

16.	FORCE MAJEURE

16.1

No Party shall be liable to any other Party if it is rendered unable by a Force Majeure Event to perform in whole or in part any obligation or condition of this Agreement for so long as the Force Majeure Event exists and to the extent that performance is hindered by the Force Majeure Event; provided, however, that the Party unable to perform shall use any commercially reasonable efforts to avoid or remove the Force Majeure Event. During the period that performance by the affected party of a part or whole of its obligations has been suspended by reason of a Force Majeure Event, the other Parties likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, other than any payment or indemnification obligations that arose prior to the Force Majeure Event.

16.2	The affected Party rendered unable to perform shall give written notice to the other Party within 24 hours after receiving notice of the occurrence of a Force Majeure Event, including, to the extent feasible, the details and the expected duration of the Force Majeure Event and the volume of Product affected. Such Party also shall promptly notify the other when the Force Majeure Event has terminated.

16.3	TPSI shall be considered a “Party” for purposes of this Section 16.

17.	REPRESENTATIONS, WARRANTIES AND COVENANTS

17.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date, and shall be deemed to represent and warrant as of the date of any purchase of Product hereunder, that:

17.1.1	it is (A) an “eligible commercial entity” and an “eligible contract participant” as defined in Sections 1a(11) and 1a(12) of the U.S. Commodity Exchange Act, as amended, and (B) a “forward contract merchant” under section 101(26) and a “master netting agreement participant” under section 101(38B), for purposes of the Bankruptcy Code;

17.1.2	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, has the power to execute and deliver this Agreement and any other related documentation that it is required by this Agreement to deliver and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;

17.1.3	such execution, delivery and performance do not violate or conflict with any Applicable Law in any material respect, any provision of its constitutional documents, order or judgment of any court or Governmental Authority or, in any material respect, any of its assets or any contractual restriction binding on or affecting it or any of its assets;

17.1.4	all governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement (including any internal authorizations, approvals and consents required by such Party under its organizational documents) have been obtained or submitted and are in full force and effect, and all conditions of this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with, in all material respects;

17.1.5	its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

17.1.6	no Termination Event or Potential Event of Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

17.1.7	there is not pending, nor to its knowledge threatened against it, any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement;

17.1.8	it is not relying upon any representations of any other Party other than those expressly set forth in this Agreement;

17.1.9	it has entered into the Transaction Documents and will enter into any transaction thereunder as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise) and with a full understanding of the material terms and risks of the same, and has made its own independent decision to enter into the Transaction Documents and any transaction and as to whether the Transaction Documents and any transaction are appropriate or suitable for it based upon its own judgment and upon advice from such advisers as it has deemed necessary and not in reliance upon any view expressed by any other Party;

17.1.10	it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) the Transaction Documents and any transaction, understands and accepts the terms, conditions and risks of the Transaction Documents and any transaction, and is capable of assuming, and assumes, the risks of the Transaction Documents and any transactions contemplated thereunder; and it is capable of assuming those risks;

17.1.11	each other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement;

17.1.12	it is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of any of the Transaction Documents;

17.1.13	neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Product hereunder who is entitled to any compensation with respect thereto; and

17.1.14	none of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with any of the Transaction Documents.

17.2	Mutual Covenants.

17.2.1	Compliance with Applicable Laws. Each Party undertakes and covenants to each other Party that it shall comply in all material respects with all Applicable Laws, including all Environmental Laws, to which it may be subject in connection with the performance of any obligation or exercise of any rights under any of the Transaction Documents or in connection with any transaction contemplated by or undertaken pursuant to this Agreement.

17.2.2	Books and Records. All records or documents provided by any Party to any other Party shall, to the best knowledge of such Party, accurately and completely reflect the facts or estimates about the activities and transactions to which they relate. Each Party shall promptly notify each other Party if at any time such Party has reason to believe that any records or documents previously provided to such other Party no longer are accurate or complete.

17.2.3	Indemnity. In addition to any other remedies under this Agreement, a Party that fails to comply with the requirements of Section 17.2.1 or 17.2.2 shall indemnify the other Parties from and against any and all losses of whatever nature arising out of or connected with such non-compliance.

17.2.4	Intent of the Parties. MSCG and PBF intend that each of the sales from PBF (as seller) to MSCG (as buyer) under this Agreement be treated as sales of Product by the seller to the buyer for all purposes. In the event that, contrary to the mutual intent of PBF and MSCG, any such sale is not characterized as a sale or absolute transfer, the seller shall be deemed to have granted (and the seller hereby does grant) to the purchaser a first priority security interest in and to any and all of its interest in the Products subject to such sale to secure the repayment of all amounts or other value advanced to the seller hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

17.3	Additional PBF Representations and Warranties. PBF represents and warrants to MSCG as of the Effective Date, and shall be deemed to represent and warrant as of the date of any purchase of Product hereunder, that:

17.3.1	In the case of any action, inaction, consent, approval or other conduct that falls within the definition of “Bankrupt” with respect to PBF, PBF intends that MSCG’s rights and entitlements to the following shall not be stayed, avoided or otherwise limited by the Bankruptcy Code, and PBF shall not oppose the exercise of MSCG’s rights and entitlements to do any of the following: (i) to accelerate, close-out, liquidate, collect, net and set off rights and obligations under any of the Transaction Documents, including the rights set forth in Section 18, and (ii) require that PBF process any Intermediate Products owned by MSCG at the Refinery upon early termination of this Agreement.

17.3.2	It acknowledges that MSCG will own all Product that it purchases pursuant to this Agreement until transfer of title to a Customer, or, in the case of Intermediate Products that are sold to PBF, transfer of title to PBF, will own all receivables and proceeds generated from the foregoing and has the right to sell, encumber and pledge such Products.

17.4	Additional PBF Covenants.

17.4.1	PBF agrees that it shall have no interest in or the right to dispose of, and shall not permit the creation of, or suffer to exist, any Lien with respect to, any portion of the Product owned by MSCG.

17.4.2	PBF agrees that, except as set forth in Schedule 12, during the Term hereof, it shall not enter into any additional Products offtake arrangement relating to the Refinery other than this Agreement (and, for the avoidance of doubt, other than with respect to products not purchased by MSCG hereunder).

17.4.3	PBF agrees, from time to time on MSCG’s request, to execute, deliver and acknowledge, or to cause any party to any Credit Agreement to execute, deliver and acknowledge, such further documents and instruments and to take such other actions as MSCG may reasonably request in order to more fully effect the purposes of the transactions contemplated by and the provisions of this Agreement.

17.4.4	PBF agrees that, during the Term hereof, any binding agreement entered into by it that would result in a Change of Control with respect to PBF will provide for a period no shorter than 60 days from the date of execution of such binding agreement to the date upon which the Change of Control becomes effective.

17.5	TPSI shall be considered a “Party” for purposes of this Section 17.

18.	TERMINATION EVENTS, DEFAULT AND EARLY TERMINATION

18.1	Non-fault Based Early Termination Events.

18.1.1	Change of Law.

Each Party shall make reasonable efforts to monitor proposed Changes of Law which may reasonably be expected to have an impact on such Party’s performance of its obligations under the Transaction Documents or its ability to hedge in a commercially reasonable manner trading positions related to (i) purchases and sales under this Agreement or in contemplation of fulfilling the objectives of this Agreement or (ii) the MSCG Inventory (“Hedging Activities”) and shall promptly notify the other Party upon becoming aware of any such proposed Change of Law. Such notice shall identify the proposed Change of Law and set out, in reasonable detail, the effects the notifying Party anticipates such Change of Law would have upon the Transaction Documents (or such Party’s performance thereunder) or its Hedging Activities if enacted. The Parties shall in good faith meet to discuss what, if any, measures can be taken by either Party (or both) to minimize and/or mitigate the effect of any such proposed Change of Law.

If a Change of Law results or would result in a Party (the “Adversely Affected Party”) incurring incremental damages, losses, costs, expenses, fees, fines, payments, Taxes, liabilities, penalties or other sanctions of a monetary nature (“Losses”) in excess of $3,000,000 per annum solely as a result of such Party’s performance of its obligations under the Transaction Documents or as a result of its Hedging Activities, the Adversely Affected Party shall be entitled to request that the Parties meet for purposes of addressing such Change of Law by providing written notice (a “Change of Law Notice”) to the other Party (the “Non-Affected Party”), provided always that the Adversely Affected Party shall use all reasonable efforts to minimize the effects of such Change of Law and/or to mitigate the incremental Losses incurred by such Adversely Affected Party as a result of such Change of Law.

Within seven days of receipt of a Change of Law Notice, the Parties shall meet in good faith with a view to identifying any steps the (“Consequential Steps”) that would alleviate the effects of the relevant Change of Law on the Adversely Affected Party, which may include an agreement between the Parties to share the relevant incremental Losses incurred by the Adversely Affected Party or the amendment of any Transaction Document. In identifying the Consequential Steps, the Parties shall, as far as is reasonably practicable, do so in a manner that preserves the balance of the commercial agreement (including economic benefits, risk allocation, costs and liabilities) existing between the Parties under this Agreement as of the Effective Date.

In the event the Parties cannot reach agreement on the Consequential Steps and on the implementation of the same within 30 days of receipt by the Non-Affected Party of the Change of Law Notice, the Adversely Affected Party may terminate this Agreement, effective as of the earlier of (i) the effective date of the Change of Law and (ii) six months following receipt by the Non-Affected Party of the Change of Law Notice, in accordance with Section 11, and terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement, each in accordance with its terms.

18.1.2	Change of Control. Upon the occurrence of a Change of Control with respect to PBF, MSCG may, in its sole discretion, accelerate this Agreement and designate a Termination Date, which shall be no earlier than the effective date of such Change of Control event, on which to terminate this Agreement in accordance with Section 11, and terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement, each in accordance with its terms.

18.2	Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following events or circumstances shall constitute a “Default” or an “Event of Default”:

18.2.1	A Party fails to make payment when due under this Agreement within two Business Days following receipt of a demand for payment by the other Party or TPSI, if applicable.

18.2.2	A Party fails to (i) provide financial information as required by Section 12.1, (ii) provide the other Party or TPSI with performance assurances as required by Section 12.5, or such performance assurance expires, terminates or no longer is in full force and effect, in each case within two Business Days following receipt of a demand therefor.

18.2.3	A Party or TPSI breaches any representation, warranty made or repeated or deemed to have been made or repeated by it in any material respect when made or repeated or deemed to have been made or repeated under this Agreement, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party or TPSI, as applicable, (in their sole discretion) within ten Business Days from the date that such Party or TPSI, as applicable, receives notice that corrective action is needed.

18.2.4	Other than a default more specifically described in this Section 18.2, a Party or TPSI fails to perform any obligation or breaches a covenant required under this Agreement, which, if capable of cure, is not cured to the reasonable satisfaction of the other Party or TPSI, as applicable, (in their sole discretion) within five Business Days from the date that such Party or TPSI, as applicable, receives written notice that corrective action is needed, provided that no grace period will apply to any failure by PBF to notify MSCG of a Change of Control in accordance with Section 12.4.8.

18.2.5	There shall have occurred a default, event of default or other similar condition or event (however described) in respect of a Party under any Specified Agreement, which is not cured within the applicable time period, if any. Upon the occurrence of such event, the defaulting party under the Specified Agreement shall be deemed to be the Defaulting Party hereunder and the other Party shall be deemed to be the Performing Party.

18.2.6	A Party, a Party’s Guarantor or any of a Party’s direct or indirect parent companies becomes or is Bankrupt.

18.2.7	A Party’s Guarantor (i) fails to satisfy, perform or comply with any material obligation in accordance with its Guaranty if such failure continues after any applicable grace or notice period, (ii) breaches any representation, covenant or warranty or any representation proves to have been incorrect or misleading in any material respect under its Guaranty, which is not cured to MSCG’s reasonable satisfaction, in its sole discretion, within any applicable grace or notice period, or (iii) repudiates, disclaims, disaffirms or rejects, in whole or part, any obligation under its Guaranty, or challenges the validity of its Guaranty.

18.2.8	Receipt of notice by the other Party of a consolidation, amalgamation, merger or transfer that would constitute a Credit Event Upon Merger or the occurrence of a Credit Event Upon Merger with respect to a Party.

18.2.9	There shall have occurred either (i) a default, event of default or other similar condition or event (however described) in respect of PBF or any of its Affiliates under one or more agreements or instruments relating to Specified Indebtedness in an aggregate amount of not less than $10,000,000 that has resulted in such Specified Indebtedness becoming immediately due and payable under such agreements and instruments before it would have otherwise been due and payable, including any notice of acceleration, demand, termination, suspension or foreclosure issued by any secured party or person acting in a similar capacity or (ii) a default by PBF or any of its Affiliates (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than $10,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period).

18.2.10	Any claim is asserted or Lien (other than a Lien granted by MSCG) is placed on any portion of the MSCG Inventory due to an act or omission of PBF or any of its creditors or such Lien or claim is imminent. Upon the occurrence of such event, PBF shall be deemed to be a Defaulting Party hereunder and MSCG shall be deemed to be the Performing Party.

18.2.11	Due to an act or omission of PBF or any of its creditors, MSCG’s first priority Lien in any Products shall cease to exist or shall lose its priority, or any action is taken to impair or negatively impact MSCG’s first priority Lien in any Products, including the assertion by any creditor that MSCG would not be entitled to an exclusive, first priority Lien in any of such Products, and, if it is reasonably likely that such event is capable of cure within three Business Days, such event shall not have been cured by the third Business Day following PBF’s receipt of notice that corrective action is needed. Upon the occurrence of such event, PBF shall be deemed to be a Defaulting Party hereunder and MSCG shall be deemed to be the Performing Party.

18.2.12	There shall have occurred a default, event of default or other similar condition or event (however described) in respect of a Party under any Transaction Document.

18.2.13	There shall have occurred a default under the Intercreditor Agreement in respect of any party thereto that is prejudicial to a Party’s rights hereunder, provided that where such default under the Intercreditor Agreement occurs with respect to a party other than the Parties hereto, PBF shall be deemed to be the Defaulting Party hereunder and MSCG shall be deemed to be the Performing Party.

18.2.14	The occurrence of a Letter of Credit Default in relation to any letter of credit provided by a Party hereunder.

18.2.15	There shall have occurred a default, event of default or other similar condition or event (howsoever described) in respect of a Party or a Party’s Affiliate under any Related Agreement or any future similar refinery supply or offtake agreement between a PBF Affiliate and MSCG and, in either case, such agreement is accelerated or there occurs a default (howsoever described) with respect to a Party or a Party’s Affiliate thereunder substantially similar to one of the defaults described in Sections 18.2.1 (if such default is in an amount in excess of $1,000,000), 18.2.2 (sub-clause (ii) only), 18.2.6, 18.2.7, 18.2.8 or 18.2.9; provided, however, that any default under this Section 18.2.15 will only give rise to termination of this Agreement if the applicable Related Agreement or other refinery supply or offtake agreement is also simultaneously terminated in accordance with its terms.

18.2.16	There shall have occurred a default, event of default or other similar condition or event (however described) in respect of PBF under the Crude Oil/Feedstock Supply/Delivery and Services Agreement dated on or about April 7, 2011, between SMT and DCRC with respect to the Refinery, which is not cured within the applicable time period thereunder, if any, and that is prejudicial to, or would have a material adverse on, MSCG’s rights hereunder.

18.3	Additional Termination Events. Notwithstanding any other provision of this Agreement, the occurrence of any of the events or circumstances specified in Sections 18.3.1 through and including 18.3.3 shall constitute an “Additional Termination Event” and, in each instance, PBF shall be deemed to be the “Affected Party” and MSCG and TPSI shall be deemed to be the Performing Parties (as defined in Section 18.4) for purposes of determining the rights and remedies available to the Performing Party under Sections 18.4 and 18.6.

18.3.1	The sale, lease, sublease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or a material portion of the Refinery assets other than to an Affiliate.

18.3.2	Either (i) operations at the Refinery shall have ceased (other than as a result of a Force Majeure Event) for a period of at least 60 consecutive days; (ii) there occurs an inability to receive Product into, deliver Products out of or store Products in the Tanks (other than as a result of a Force Majeure Event), in any material respect for a period of at least 60 consecutive days; (iii) there occurs an inability to receive Products into or deliver Products out of the Refinery in any material respect due to the inoperability of the Twin Oaks Pipeline for a period of at least 60 consecutive days; or (iv) the Commercial Operations Date has not occurred within 120 days of execution of the Agreement, and such condition has a material adverse effect on MSCG.

18.3.3	A Force Majeure Event affecting the Refinery, the Twin Oaks Pipeline or a Pipeline has occurred and is continuing for a period of at least 60 consecutive days.

18.4	Remedies Generally. Notwithstanding any other provision of this Agreement, any Guaranty or any Specified Agreement, upon the occurrence and continuance of an Event of Default with respect to a Party or such Party’s Guarantor (such Parties referred to as the “Defaulting Parties”), or upon the occurrence and continuance of an Additional Termination Event with respect to the Affected Parties, the other Parties (in each case, the “Performing Parties”) may in their sole discretion, in addition to all other remedies available to them and without incurring any Liabilities (for any costs arising from delay or otherwise) to the Affected Parties or the Defaulting Parties, as the case may be, do any or all of the following:

18.4.1	suspend its performance under this Agreement, including any Product sale, purchase, receipt, delivery or payment obligations, upon written notice to the Defaulting Parties or Affected Parties;

18.4.2	declare all or any portion of the Defaulting Parties’ or Affected Parties’, as applicable, obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Parties or Affected Parties, as applicable;

18.4.3	upon written notice to the Defaulting Parties or the Affected Parties, specify a date (the “Early Termination Date”) on which to terminate this Agreement in accordance with Section 11, subject to MSCG’s rights under Section 18.6 if MSCG is a Performing Party;

18.4.4	terminate all other Transaction Documents and all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement;

18.4.5	close out any Specified Agreements pursuant to Section 18.8;

18.4.6	suspend performance under or terminate the Payment Direction Agreement upon notification to SMT in accordance with the terms of the Payment Direction Agreement, provided that MSCG shall be obligated to make all payments to SMT in respect of all Light Finished Products delivered to MSCG prior to SMT’s receipt of such notice;

18.4.7	determine the Termination Amounts due the Performing Parties upon early termination as provided in Section 18.9; and

18.4.8	exercise any rights and remedies provided or available to the Performing Parties under this Agreement or at law or equity;

provided that, for the avoidance of doubt, (i) if PBFH or DCRC is the Defaulting Party, both PBFH and DCRC shall be deemed to be Defaulting Parties, (ii) if PBFH or DCRC is the Affected Party, both PBFH and DCRC shall be deemed to be Affected Parties, and (iii) if MSCG or TPSI is the Defaulting Party, both MSCG and TPSI shall be deemed to be Defaulting Parties.

TPSI shall be deemed to be a “Party” for the purposes of this Section 8.4.

18.5	Early Termination Fee. TPSI shall have no liability under this Section 18.5 and shall not be deemed to be a Defaulting Party, Affected Party or Performing Party for purposes hereof.

18.5.1	In the event that this Agreement is terminated by MSCG pursuant to its rights under Section 18.1.2, PBF shall pay to MSCG an Early Termination Fee in an amount equal to (i) if such termination occurs before the first anniversary of the Commencement Date, $*****, or (ii) if such termination occurs after the first anniversary of the Commencement Date, $*****.

18.5.2	In the event that this Agreement is terminated by a Performing Party pursuant to its rights under Section 18.4.3 as a result of an Event of Default, the Defaulting Party shall pay to the Performing Party an Early Termination Fee in an amount equal to (i) if the Event of Default occurs before the first anniversary of the Commencement Date, $***** or (ii) if the Event of Default occurs after the first anniversary of the Commencement Date, $*****.

18.5.3	In the event that this Agreement is terminated by a Performing Party pursuant to its rights under Section 18.4.3 as a result of an Additional Termination Event, the Affected Party shall pay to the Performing Party an Early Termination Fee in an amount equal to $*****.

18.5.4	The Parties agree that the Early Termination Fee payable from one Party to the other Party pursuant to Section 18.5.1 represents a genuine pre-estimate of the loss that MSCG will suffer as a result of the termination of this Agreement in the circumstances described in Section 18.5.1 and is payable in lieu of MSCG’s rights to claim damages resulting from such termination.

18.5.5	The Parties agree that the Early Termination Fee payable from the Defaulting Party or the Affected Party, as applicable, to the Performing Party pursuant to Section 18.5.2 or 18.5.3 represents a genuine pre-estimate of the minimum loss that the Performing Party will suffer as a result of the termination of this Agreement in the circumstances described in Sections 18.5.2 or 18.5.3, and that the payment of the Early Termination Fee shall be in addition to the payment of any other amounts the Performing Party shall be entitled to in connection with termination pursuant to this Section 18.

18.5.6	The Parties agree that the maximum total payment in respect of the Early Termination Fee hereunder together with the “Early Termination Fees” under the Related Agreements shall be (i) $***** if termination of this Agreement and the Related Agreements occurs prior to the first anniversary of two or more such agreements; (ii) $***** if termination of this Agreement and the Related Agreements occurs after the first anniversary of all but one of such agreements or (iii) $***** if termination occurs at any other time.

18.6	Additional Remedies Available to MSCG if PBF is the Defaulting Party or Affected Party. If a Termination Event has occurred and is continuing and PBF is the Non-Performing Party, MSCG may, in its sole discretion: (i) demand that PBF purchase from MSCG all Product owned by MSCG at the Refinery on the pricing terms that would otherwise apply to a sale to MSCG of such Products under this Agreement, and (ii) arrange for the alternate disposition of any Intermediate Product owned by MSCG at the Refinery.

18.7	Additional Remedies Available to PBF if MSCG is the Defaulting Party. If PBF elects to terminate this Agreement as a result of a Termination Event for which MSCG is the Defaulting Party, (i) the Transitional Offtake Agreement shall become effective in accordance with its terms on the date this Agreement is terminated, unless PBF has notified MSCG that it does not require the Transitional Offtake Agreement to take effect, (ii) MSCG shall make commercially reasonable efforts to assign to PBF all of MSCG’s rights and obligations under its term Sale Contracts for sales to Customers at the Refinery truck rack, and (iii) during the term of the Transitional Offtake Agreement, MSCG shall, to the extent commercially reasonable, support, and shall take no actions intended to interfere with, PBF’s efforts to establish a customer base for the offtake of Products produced in the Refinery as MSCG transitions out of Refinery offtake. “Transitional Offtake Agreement” means for purposes hereof an agreement to be mutually agreed upon between the Parties after the Commencement Date that incorporates the terms of Schedule 10. For the avoidance of doubt, if the Transitional Offtake Agreement becomes effective, to the extent any terms of the Transitional Offtake Agreement conflict with the termination procedures hereunder, the Transitional Offtake Agreement shall control.

18.8	Export of Defaults to and Liquidation of Specified Agreements. The occurrence of an Early Termination Date shall constitute a material breach and an event of default, howsoever described, under all Specified Agreements, and the Performing Party may, by giving a notice to the Non-Performing Party, designate an early termination date (which shall be no earlier than the Early Termination Date) for all Specified Agreements and, upon such designation, terminate, liquidate, accelerate and otherwise close out all Specified Agreements that lawfully may be closed out and terminated or, to the extent that in the reasonable opinion of the Performing Party certain of such Specified Agreements may not be liquidated and terminated under Applicable Law on such date, as soon thereafter as is reasonably practicable. In such event, the Performing Party shall calculate the payments due upon early termination of such Specified Agreements in accordance with the terms set forth in such Specified Agreements, which shall be aggregated or netted to a single liquidated amount (the “Specified Agreement Close-Out Amount”) and paid pursuant to the terms of such agreements, or if no payment date is specified, on the payment date specified in Section 18.10. In determining the Specified Agreement Close-Out Amount, the Performing Party may foreclose upon and apply any collateral provided by or on behalf of the Non-Performing Party under this Agreement or any Specified Agreement. TPSI shall have no rights under this Section 18.8 and shall not be deemed to be a Performing Party or a Non-Performing Party for purposes hereof.

18.9	Determination of the Termination Amounts in the Event of Early Termination.

18.9.1	MSCG Termination Amount. The amount payable in respect of early termination shall comprise (without duplication) all of the following amounts, which shall be aggregated or netted to a single liquidated amount (the “MSCG Termination Amount”) owing from one Party to the other Party:

18.9.1.1	if MSCG requires PBF to purchase the MSCG inventory pursuant to Section 18.6, the purchase price of the MSCG Inventory located at the Refinery determined in accordance with Section 9.1 as of the date of termination;

18.9.1.2	the Specified Agreement Close-Out Amount as determined pursuant to Section 18.8;

18.9.1.3	the amount of any performance assurance, credit support or collateral provided by or on behalf of PBF under this Agreement or any Specified Agreement held by MSCG at the Early Termination Date, which shall be applied as a credit to PBF;

18.9.1.4	Breakage Costs, including, for avoidance of doubt, the losses and costs (or gains) incurred (or realized) by the Performing Party, if MSCG, in terminating, transferring, or otherwise modifying any outstanding contracts with Customers;

18.9.1.5	all Unpaid Amounts, including any purchase price for Product that has not yet been paid and any portion of the Provisional Payment Amount that has not been returned to MSCG;

18.9.1.6	any other amounts or adjustments that are owed one Party by the other Party under this Agreement or any other Transaction Document; and

18.9.1.7	the applicable Early Termination Fee, if any, as provided in Section 18.5.

In the event of any termination, notwithstanding any other provision of this Agreement, MSCG shall at all times be bound to make payment under the Payment Direction Agreement in accordance with its terms until performance under the Payment Direction Agreement is suspended pursuant to Section 18.4.6 and the terms thereof or the Payment Direction Agreement is terminated pursuant to the terms thereof.

18.9.2	TPSI Termination Amount. The amount payable between TPSI and PBF in respect of early termination shall comprise (without duplication) all of the following amounts, which shall be aggregated or netted to a single liquidated amount (the “TPSI Termination Amount”, and together with the MSCG Termination Amount, the “Termination Amounts”) owing from TPSI to PBF or from PBF to TPSI, as applicable:

18.9.2.1	the difference between the contract price and the market price for any volumes nominated but not yet delivered pursuant to Schedule 12, if such amount is payable by the Defaulting Party;

18.9.2.2	the amount of any performance assurance, credit support or collateral provided by on behalf of PBF under this Agreement held by TPSI at the Early Termination Date, which shall be applied as a credit to PBF;

18.9.2.3	all Unpaid Amounts, including any purchase price for Product that has not yet been paid under Schedule 12;

18.9.2.4	any other amounts or adjustments that are owed by TPSI to PBF or by PBF to TPSI under this Agreement.

For the avoidance of doubt, no amounts included in the TPSI Termination Amount shall be duplicative of amounts included in the MSCG Termination Amount.

18.10	Payment of Termination Amounts. The Performing Parties shall notify each Non-Performing Party of the Termination Amounts due from or due each such Non-Performing Party. If a Non-Performing Party owes a Termination Amount to a Performing Party, the Non-Performing Party shall pay the Termination Amount on the second Business Day after it receives the statement. If a Performing Party owes a Termination Amount to a Non-Performing Party, the Performing Party shall pay the Termination Amount once it has reasonably determined all amounts owed by the Non-Performing Party to it under all Specified Agreements (if applicable) and pursuant to its rights of close-out and setoff under Section 18.11.

18.11	Setoff Rights of Performing Party. If a Performing Party elects to designate an Early Termination Date under Section 18.4.3, the Performing Party shall be entitled, at its option and in its discretion (and without prior notice to the Non-Performing Parties), to setoff against the applicable Termination Amount (whether such Termination Amount is payable to the Performing Party or to a Non-Performing Party) any other amounts payable under any agreements between such Non-Performing Party and such Performing Party (whether or not matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that the applicable Termination Amount is so set off, the Termination Amount and other amounts will be discharged promptly and in all respects. The Performing Party will give notice to the other Party of any set-off effected under this Section 18.11.

For the avoidance of doubt, the MSCG Termination Amount may be setoff against the TPSI Termination Amount upon the mutual agreement of the Performing Parties.

Notwithstanding the above, MSCG shall at all times be bound to make payment under the Payment Direction Agreement in accordance with its terms until performance under such Payment Direction Agreement is suspended pursuant to Section 18.4.6 or otherwise terminated pursuant to the terms thereof.

18.12	Non-Exclusive Remedies. Each Performing Party’s rights under this Section 18 are in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts, Lien or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of a Performing Party to exercise any right or remedy shall constitute an abandonment of such right or remedy and the Performing Party shall be entitled to exercise such right or remedy at any time after a Termination Event has occurred and is continuing.

18.13	Indemnification. Each Non-Performing Party shall reimburse the applicable Performing Party for its costs and expenses, including reasonable attorneys’ fees, incurred in connection with the enforcement of, suing for or collecting any amounts payable by the Non-Performing Party. Each Non-Performing Party shall indemnify and hold harmless each Performing Party for any damages, losses and expenses incurred by the Performing Party as a result of any Termination Event.

19.	INDEMNIFICATION AND CLAIMS

19.1	To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, PBF shall defend, indemnify and hold harmless MSCG, its Affiliates, and their

Representatives, agents and contractors for and against any Liabilities caused by PBF or its Representatives, agents or contractors, in performing its obligations under this Agreement, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of MSCG or TPSI, or their Representatives, agents or contractors.

19.2	To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, MSCG shall defend, indemnify and hold harmless PBF, its Affiliates, and their Representatives, agents and contractors for and against any Liabilities caused by MSCG or its Representatives, agents or contractors in performing its obligations under this Agreement, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of PBF or MSCG, or their Representatives, agents or contractors.

19.3	To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, TPSI shall defend, indemnify and hold harmless PBF, its Affiliates, and their Representatives, agents and contractors for and against any Liabilities caused by TPSI or its Representatives, agents or contractors, in performing its obligations under this Agreement, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of PBF or MSCG, or their Representatives, agents or contractors.

19.4	In addition to the indemnification obligations set forth in Sections 19.1 through 19.3 and elsewhere in this Agreement, each Party (referred to as the “Indemnifying Party”) shall indemnify and hold the other Parties (the “Indemnified Parties”), its Affiliates, and their Representatives, agents and contractors, harmless from and against any and all Liabilities directly or indirectly arising from (i) the Indemnifying Party’s breach of any of its obligations under or covenants made in this Agreement; (ii) the Indemnifying Party’s negligence or willful misconduct; (iii) the Indemnifying Party’s failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of Product or violation of any Environmental Law caused by the Indemnifying Party or its Representatives, agents or contractors, unless such violation liability results from the Indemnified Party’s negligence or willful misconduct; or (iv) if any of the Indemnifying Party’s representations, covenants or warranties made herein proves to be materially incorrect or misleading when made. TPSI shall be deemed to be a “Party” for purposes of this Section 19.4.

19.5	To the fullest extent permitted by Applicable Law and to the extent not already covered under this Agreement, PBF shall defend, indemnify and hold harmless MSCG and TPSI from and against (i) any and all Liabilities incurred by MSCG and directly or indirectly resulting from Premcor’s negligent acts or omissions (except to the extent MSCG or TPSI has a direct cause of action against Premcor) or Premcor’s breach or default under the New Premcor Agreement and (ii) any incremental direct costs incurred by MSCG or TPSI incurred as a result of any Inhauling (as defined in the New Premcor Agreement). To the fullest extent permitted by Applicable Law and to the extent not already covered by this Agreement, MSCG shall defend, indemnify and hold harmless PBF from and against any and all Liabilities directly or indirectly arising from MSCG’s or TPSI’s negligent acts or omissions in connection with the in-haul of Products by Premcor.

19.6	The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of this Agreement shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.

19.7	Each Party agrees to notify the other Party as soon as practicable after receiving notice of any suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves a Termination Event by the Indemnifying Party under this Agreement which shall have occurred and be continuing.

20.	LIMITATION ON DAMAGES

20.1	Except for the Parties’ indemnification obligations set forth in this Agreement, or unless otherwise expressly provided in this Agreement, the Parties’ liability for damages is limited to direct, actual damages only and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.

20.2	TPSI shall be deemed to be a “Party” for purposes of this Section 20.

21.	INFORMATION AND INSPECTION RIGHTS

21.1	Audit Rights. Upon request by either Party, the other Party shall provide the requesting Party with copies of all relevant documents and records in its possession that reasonably relate to compliance with EPA requirements described in Section 4.8 or to the calculation of any formula, invoice, statement or the amount of any payment under this Agreement, except for any documents or pricing information concerning any of MSCG’s proprietary activities that are in the custody or control of MSCG or any other person (whether or not related to this Agreement) or MSCG’s hedging activity or trading positions with any person that may have been utilized in connection with any Sale Contracts.

21.2	Right to Physical Inspection. From time to time during the Term, MSCG shall have the right, at its own cost and expense, to have an Independent Inspector conduct surveys and inspections of any of the Tanks or facilities at the Refinery that are used to handle, store or transfer the Product from the Refinery process units to the Tanks, and to observe any Product transfer, handling, metering, or related activities; provided that such surveys and inspections shall be made during normal working hours and upon reasonable notice and shall not disrupt the Refinery’s normal operations. Such surveys and inspections shall be in compliance with the Refinery’s prevailing rules and procedures, and the Party undertaking such survey or inspection shall be responsible for its own personnel and representatives. If any dispute between the Parties has not been resolved as of the Early Termination Date or Termination Date, as applicable, MSCG’s inspection rights under this Section 21.2 shall continue for a period that is the later of (i) the date on which all amounts due by one Party to the other Party as a result of termination or expiration of this Agreement are paid as provided in Section 18 and (ii) removal of or transfer of title to the Product owned by MSCG or its consignees or assignees from the Refinery.

22.	GOVERNANCE COMMITTEE

22.1	Approved Representatives. The Parties shall each appoint by written notice to the other Party two senior individuals representing them (the “Approved Representatives”) to be members of a governance committee (the “Governance Committee”) to administer, resolve and determine matters relating to the operation and administration of the Transaction Documents and to keep the Parties appraised of all material aspects of and developments relating to the Transaction Documents. Each Approved Representative must be currently employed by the appointing Party at all times. Either Party may replace one or both of the individuals serving as its Approved Representatives in its discretion from time to time upon written notice to the other Party.

22.2	Meetings of the Governance Committee. The quorum for decision making at a meeting of the Governance Committee shall be not less than one Approved Representative appointed by each Party. Meetings of the Governance Committee shall be held quarterly or as required to resolve any matter or dispute or if so requested by either of the Parties.

22.3	Decisions of the Governance Committee. If agreement is reached in writing, the Governance Committee shall have such written agreement reflected in a mutually acceptable amendment to this Agreement; provided that revisions to the schedules to this Agreement may be made upon the mutual agreement of the Authorized Representatives in writing (including by an exchange of e-mails or electronic messages) without a formal amendment. The Parties agree that the Governance Committee shall have due regard to the Parties’ goals and objectives that were the basis of entering into this Agreement when making any relevant decisions or making any agreement in respect of any matter referred to it under the Transaction Documents.

22.4	Third Party Referee. Without prejudice to any provision of this Agreement that sets out a specific time frame for consideration of a matter by the Governance Committee or for the Parties to have specific rights following the Governance Committee failing to agree on matters referred to it, in the event the Governance Committee cannot reach agreement within 30 Business Days on any matter before it, after consulting in good faith and using all reasonable efforts to reach agreement, such matter or dispute shall be referred to an independent third party for resolution. Such independent third party shall have an expertise in the subject matter and shall be mutually agreed upon by the Parties. Such firm’s determination shall be in the form of a written opinion, as is appropriate under the circumstances, to be delivered within 30 days of submission of the dispute to the firm or as soon thereafter as the firm can reasonably render its decision, and shall confirm that it was rendered in accordance with this Section 22, including that it was arrived at with due regard to the contract objectives. The fees and expenses of such firm for its services in resolving such dispute shall be borne equally by the Parties. With respect to any matters before the Governance Committee, the Parties agree that no Party shall take action under Section 23 until the procedures of this Section 22 have been completed provided, however, that any applicable statute of limitations shall be tolled during such period and either party may seek immediate injunctive relief if so required.

23.	GOVERNING LAW AND DISPUTES

23.1	Governing Law. This Agreement and all matters arising in connection therewith, including validity and enforcement, shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles that would result in the application of a different law. Each Party hereby submits itself to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the Borough of Manhattan, State of New York or, if any federal court declines to exercise or does not have jurisdiction, in any New York state court in the Borough of Manhattan, State of New York and to service of process by certified mail, delivered to the Party at its last designated address.

23.2	EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO THE JURISDICTION OF ANY SUCH COURT OR TO THE VENUE THEREIN OR ANY CLAIM OF INCONVENIENT FORUM OF SUCH COURT. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AGREES TO DESIGNATE ANY PROCEEDING RELATING TO THIS AGREEMENT BROUGHT IN THE COURTS OF THE STATE OF NEW YORK AS “COMMERCIAL” ON THE REQUEST FOR JUDICIAL INTERVENTION SEEKING ASSIGNMENT TO THE COMMERCIAL DIVISION OF THE SUPREME COURT OF THE STATE OF NEW YORK.

23.3	Availability of Remedies. The Parties acknowledge and agree that damages may not be an adequate remedy for a breach of the provisions of this Agreement. For this reason, among others, the Parties could be irreparably harmed if this Agreement is not deemed to be specifically enforceable or any other legal or equitable remedy or relief is deemed not to be available, and the Parties hereby agree that, but without prejudice to Section 18, this Agreement shall be specifically enforceable and that all other legal and equitable remedies and relief shall be available.

23.4	TPSI shall be deemed to be a “Party” for purposes of this Section 23.

24.	ASSIGNMENT

24.1	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

24.2	A Party may not assign or otherwise transfer any of its rights or obligations or subcontract or delegate in whole or in part the performance of any of its obligations under this Agreement to any person without the prior written consent of the other Parties, except as set forth in Section 24.3; provided that if a Party requests assignment or transfer of this Agreement to an Affiliate, consent shall not be unreasonably withheld. If written consent is given for any assignment, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement, unless the Parties otherwise agree in writing.

24.3	Either Party may assign its receivables under this Agreement to a third party without the consent of the other Parties.

24.4	Any prohibited assignment in violation of this Section 24 shall be null and void ab initio and the non-assigning Parties shall have the right, without prejudice to any other rights or remedies they may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

24.5	TPSI shall be deemed to be a “Party” for purposes of this Section 24.

25.	NOTICES

25.1	Notices in Writing. Any notice, demand or document that a Party is required or may desire to give hereunder, except to the extent specifically provided otherwise herein, must be (i) in writing and (ii) given by personal delivery, overnight courier, facsimile, or U.S. mail registered or certified mail, return receipt requested, with the postage prepaid and properly addressed or communicated to such Party at its address or facsimile number set forth in Section 25.2, or at such other address as either Party may have furnished to the other by notice given in accordance with this Section 25.1. Other than notices relating to a Potential Event of Default, a Termination Event, termination of this Agreement, indemnification, assignment and disputes, notice may also be given by electronic mail at such e-mail address as is typically used for such type of matter in the conduct of the recipient’s business. Any notice delivered or made by personal delivery, overnight courier, facsimile, or U.S. mail shall be deemed to be given on the date of actual delivery as shown by the receipt for personal delivery or overnight courier delivery, the addresser’s machine confirmation for facsimile delivery, or the registry or certification receipt for registered or certified mail.

25.2	Addresses.

If to DCRC or PBFH:

Delaware City Refining Company LLC

1 Sylvan Way, 2nd floor

Parsippany, NJ 07054-3887

Attention: Executive Vice President, Commercial

With a copy to:

Delaware City Refining Company LLC

1 Sylvan Way, 2nd floor

Parsippany, NJ 07054-3887

Attention: General Counsel

If to MSCG:

Morgan Stanley Capital Group Inc.

2000 Westchester Avenue, Floor 01

Purchase, New York 10577-2530

Attention: Randall O’Connor

Phone: 914-225-1466

Facsimile: 914-225-9298

E-mail: randall.o’connor@morganstanley.com

With a copy to:

Morgan Stanley Capital Group Inc.

2000 Westchester Avenue, Floor 01

Purchase, New York 10577-2530

Attention: Kenneth Carlino

Phone: 914-225-1417

Facsimile: 914-225-9299

E-mail: kenneth.carlino@morganstanley.com

If to TPSI:

See Schedule 12

26.	NATURE OF THE TRANSACTION AND RELATIONSHIP OF THE PARTIES

26.1	Neither this Agreement nor any other Transaction Document or transaction under any of them, nor the performance by the Parties of their respective obligations under this Agreement, any other Transaction Document or any transaction, shall constitute or create a joint venture, partnership or legal entity of any kind between the Parties. It is understood that each Party has complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make a Party, or any employee or agent of such Party, an agent or employee of another Party. No Party shall have any authority (unless expressly conferred in writing under this Agreement or otherwise and not revoked) to bind another Party as its agent or otherwise.

26.2	TPSI shall be deemed to be a “Party” for purposes of this Section 26.

27.	CONFIDENTIALITY

27.1	This Agreement and all documents related to the foregoing and any information pertaining thereto made available by a Party or its Representatives to the other Parties or their Representatives, are confidential (collectively, “Confidential Information”). Each Party shall at a minimum use the same efforts and standard of care with respect to Confidential Information provided by another Party that it uses to preserve its own confidential information, and in no event less than reasonable efforts. Confidential Information shall not be discussed with or disclosed to any third party by any Party except for such information (i) as may become generally available to the public through no breach of this Section 27.1 or any other agreement between the Parties, (ii) as may be required or appropriate in response to any summons, subpoena or otherwise in connection with any litigation or to comply with any Applicable Law or accounting disclosure rule or standard or request by any supervisory or regulatory authority, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the other relevant Party or its credit support provider in making such disclosure, or (iv) as may be furnished to the disclosing Party’s Affiliates or to its Representatives, all of whom are required to keep the information that is disclosed in confidence. This provision shall remain in effect for two years following the termination of this Agreement.

27.2	In the case of disclosure covered by clause (ii) of Section 27.1, and if the disclosing Party’s counsel advises that it is permissible to do so, the disclosing Party shall notify the other relevant Party in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure. The Parties may exercise all remedies available at law or in equity to enforce or seek relief in connection with the confidentiality obligations contained in this Agreement.

27.3	TPSI shall be deemed to be a “Party” for purposes of this Section 27.

28.	MISCELLANEOUS

28.1	Joint Parties. (i) The obligations of PBFH and DCRC under this Agreement shall be the joint and several obligations of each such entity; (ii) any reference to “Party”, as applied to PBFH and DCRC, shall be construed as a joint and several reference to each such entity.

28.2	Survival. Termination or expiration of this Agreement shall not affect any rights or obligations that may have accrued prior to termination, including any in respect of antecedent breaches and, for the avoidance of doubt but subject to the terms of this Agreement, any rights or obligations under this Agreement or any of the other Transaction Documents in respect of transactions entered into up to and including the date of termination or expiration of this Agreement except as expressly provided herein. The obligations of each Party that expressly survive termination, are required to take effect on or give effect to termination or the consequences of termination or which by their very nature must survive termination, shall continue in full force and effect notwithstanding termination of this Agreement.

28.3	Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the Parties regarding the matters contemplated herein or related thereto, and no representations or warranties shall be implied or provisions added hereto in the absence of a written agreement to such effect between the Parties after the Effective Date; provided, however, that nothing in this Agreement shall limit, impair or contravene the Parties’ or their Affiliates’ rights as set forth in any Specified Agreement (whether entered into prior to, on or after the Effective Date) regarding the collection and determination of margin and collateral, the exporting or importing of events of default, termination events, or the netting and setting off of amounts due. This Agreement may not be altered, amended, modified or otherwise changed in any respect except in writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by both Parties. No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

28.4	Severability. If at any time any court of competent jurisdiction declares any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any Applicable Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Applicable Law of any other jurisdiction will, in any way, be affected or impaired. The Parties will negotiate in good faith with a view to reform this Agreement in order to give effect to the original intention of the Parties and produce as nearly as is practicable in all the circumstances the appropriate balance of the commercial interests of the Parties. The failure to agree upon such provisions for any reason or no reason shall not be considered a breach of this Agreement.

28.5	Waiver and Cumulative Remedies. No failure to exercise, nor any delay in exercising, any right, power or remedy under this Agreement or provided by Applicable Law shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies (provided by Applicable Law or otherwise). Any waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

28.6	Time Is of the Essence. Time shall be of the essence for this Agreement with respect to all aspects of each Party’s performance of its obligations under this Agreement.

28.7	No Third-Party Beneficiaries. There are no third party beneficiaries to this Agreement and the provisions of this Agreement shall not impart any legal or equitable right, remedy or claim enforceable by any person, firm or organization other than the Parties and their successors in interest and permitted assigns.

28.8	Announcements. At no time during the Term of this Agreement, and for a period of two years following its expiration or termination, shall any Party issue any press announcement or public statement regarding this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned, except as may be required by Applicable Law or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into between the Parties. The issuing Party will:

28.8.1	use all reasonable efforts to notify the other Party of the content of such announcement at least three Business Days prior to such issue (unless otherwise required by Applicable Law or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into by the Parties); and

28.8.2	take the other Party’s comments on the proposed announcement into account as is reasonable in the circumstances, provided such comments are received within two Business Days of the notification.

28.9	Counterparts. This Agreement may be executed by the Parties in separate counterparts and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

28.10	TPSI shall be deemed to be a “Party” for purposes of this Section 28.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative.

Executed by

MORGAN STANLEY CAPITAL GROUP INC.

/s/ Martin Mitchell
Name: Martin Mitchell
Title: Authorized Signatory
Date:

Executed by

TRANSMONTAIGNE PRODUCT SERVICES INC.

/s/ Brian Cannon
Name: Brian Cannon
Title: VP
Date: 7/31/12

Executed by

PBF HOLDING COMPANY LLC

/s/ Jeffrey Dill
Name: Jeffrey Dill
Title: Secretary
Date: 7/31/12

Executed by

DELAWARE CITY REFINING COMPANY LLC

/s/ Jeffrey Dill
Name: Jeffrey Dill
Title: Secretary
Date: 7/31/12

SCHEDULE 1 – PRODUCTS LIST

(subject to revision upon decision of the Governance Committee)

Generic Product Description	Advisor Product Code
1. Light Finished Products
CBOB	CBOB10.0UNL7.8
CBOB_SUP	CBOB10.0PRE7.8
FINISHED HEATING	HSFO2
FINISHED JET	JET
PBOB	RBOB10.0UNL7.8
RBOB	RBOB10.0UNL13.5
ULTRA LOW SULFUR DIESEL	ULSD
ULTRA LOW SULFUR KEROSENE	ULSK
2. Intermediate Products
ALKYLATE	ALKY
BLENDSTOCK GASOLINE	GBLEND
CHD1 FEED	CHDLGO
HEAVY REFORMATE	HVYREF
HIGH SULFUR NO 2 OIL BLENDSTOCK	HSDBLND
LIGHT CYCLE OIL	LCO
LIGHT FCCU GASOLINE	LCATG
LT. STRAIGHT RUN	LSRG
NAPTHA 40	NAP40-PURCH
NAPTHA COKER	NAPCK
POLYMER GASOLINE	PLG
RAW FCC NAPHTHA	CATG
REFORMATE	REFM
SLOP OIL	SLOP
SOUR KEROSENE	KERO-UNTRTD
STRAIGHT RUN NAPHTA	NAPSTR
SWEET NAPHTHA	NAPSWEET
3. Slurry
FCC SLURRY OIL	CSO

SCHEDULE 2 – FORM OF QUARTERLY FORECAST

Quarterly Delivery Forecast	ALL DATES & VOLUME DATA ARE INCLUDED FOR ILLUSTRATIVE PURPOSES ONLY
Date of Report:	June 19, 2011
Delivery Month 2:	July-11
Delivery Month 3:	August-11
Report Author:	DCRC
Report Receiver:	MSCG
Report Frequency:	Prior to the 20th of every month
Scheduled Maintenance:	[Insert dates/comments if any]

			July-11	August-11
	Generic Product		Production Estimate	Production Estimate
Category	Description	Advisor Product Code	(M Bbls)	(M Bbls)	Notes/Comments
Light Finished Products	CBOB	CBOBUNL12.9	*****	*****
Light Finished Products	CBOB_SUP	CBOBPRE12.9	*****	*****
Light Finished Products	PBOB	RBOB10.0UNL13.5	*****	*****
Light Finished Products	RBOB	RBOB10.0UNL13.5	*****	*****
Light Finished Products	FINISHED HEATING	HSFO2	*****	*****
Light Finished Products	FINISHED JET	JET	*****	*****
Light Finished Products	FINISHED LSD	LSD	*****	*****
Light Finished Products	HEATING OIL	HSFO2 UNDYED	*****	*****
Light Finished Products	MARINE DIESEL	MDO	*****	*****
Light Finished Products	Specialty Grade		*****	*****
Light Finished Products	Specialty Grade		*****	*****
Total Light Finished Products			*****	*****

SCHEDULE 3 – FORM OF MONTHLY DELIVERY SCHEDULE

Monthly Delivery Schedule	ALL DATES & VOLUME DATA ARE INCLUDED FOR ILLUSTRATIVE PURPOSES ONLY
Date of Report:	June 19, 2011
Delivery Month:	July-11
Report Author:	DCRC
Report Receiver:	MSCG
Report Frequency:	Prior to the 20th of every month
Scheduled Maintenance:	[Insert dates/comments if any]

Category	Generic Product Description	Advisor Product Code	Production Estimate (M Bbls)	Consumption Estimate (M Bbls)	Net Production Estimate (M Bbls)	Notes/Comments
Light Finished Products	CBOB	CBOBUNL12.9	*****		*****
Light Finished Products	CBOB_SUP	CBOBPRE12.9	*****		*****
Light Finished Products	PBOB	RBOB10.0UNL13.5	*****		*****
Light Finished Products	RBOB	RBOB10.0UNL13.5	*****		*****
Light Finished Products	FINISHED HEATING	HSFO2	*****		*****
Light Finished Products	FINISHED JET	JET	*****		*****
Light Finished Products	FINISHED LSD	LSD	*****		*****
Light Finished Products	HEATING OIL	HSFO2 UNDYED	*****		*****
Light Finished Products	MARINE DIESEL	MDO	*****		*****
Light Finished Products	Specialty Grade		*****		*****
Light Finished Products	Specialty Grade		*****		*****
Total Light Finished Products			*****		*****

Slurry	FCC SLURRY OIL	CSO	*****	*****	*****

Intermediate Products	LT. STRAIGHT RUN	LSRG	*****	*****	*****
Intermediate Products	RAW FCC NAPHTHA	CATG	*****	*****	*****
Intermediate Products	SOUR NAPHTHA	NAPLOW	*****	*****	*****
Intermediate Products	SOUR NAPHTHA	NAP40	*****	*****	*****
Intermediate Products	SWEET NAPTHA	NAPSWEET	*****	*****	*****
Intermediate Products	ALKYLATE	ALKY	*****	*****	*****
Intermediate Products	REFORMATE	REFM	*****	*****	*****
Intermediate Products	CHD1 FEED	CHDLGO	*****	*****	*****
Intermediate Products	SOUR ST RUN KERO	KERO	*****	*****	*****
Intermediate Products	Other		*****	*****	*****
Total Intermediate Products			*****	*****	*****

Total All Products			*****	*****	*****

SCHEDULE 4 – FORM OF WEEKLY NOMINATION

RBOB	RBOB TANKS AT DELAWARE CITY REFINERY

	TK NO.	1064	1066	2173	TOTAL CAP
	CAPACITY	*****	*****	*****	*****
	SAFE FILL	*****	*****	*****	*****
	TANK HEELS	*****	*****	*****	*****
	WORKING CAPACITY	*****	*****	*****	*****

DATE	OPEN INV BBLS	PRODUCTION BBLS	RACK BBLS	BATCH NUMBERS/ BARGE/VSL NAME	BUCKEYE BBLS	LAUREL BBLS	WATERBORNE BBLS	ADJ BBLS	AVAILABLE END INV BBLS	ACTUAL REFINERY INV W/HEELS	AVAIL TK SPACE BBLS
1-Jul-11	*****	—	*****		*****				*****	*****	*****
2-Jul-11	*****	*****	*****	*****			*****		*****	*****	*****
3-Jul-11	*****	*****	*****						*****	*****	*****
4-Jul-11	*****	—	*****	*****	*****				*****	*****	*****
5-Jul-11	*****	*****	*****						*****	*****	*****
6-Jul-11	*****	—	*****						*****	*****	*****
7-Jul-11	*****	*****	*****						*****	*****	*****
8-Jul-11	*****	*****	*****	*****			*****		*****	*****	*****
9-Jul-11	*****	—	*****						*****	*****	*****
10-Jul-11	*****	*****	*****						*****	*****	*****
11-Jul-11	*****	—	*****						*****	*****	*****
12-Jul-11	*****	—	*****						*****	*****	*****
13-Jul-11	*****	*****	*****	*****		*****			*****	*****	*****
14-Jul-11	*****	*****	*****						*****	*****	*****
15-Jul-11	*****	—	*****						*****	*****	*****
16-Jul-11	*****	—	*****	*****	*****				*****	*****	*****

17-Jul-11	*****	*****	*****						*****	*****	*****
18-Jul-11	*****	—	*****						*****	*****	*****
*****
*****
19-Jul-11	*****	*****	*****	*****		*****			*****	*****	*****
20-Jul-11	*****	—	*****						*****	*****	*****
21-Jul-11	*****	—	*****						*****	*****	*****
22-Jul-11	*****	—	*****						*****	*****	*****
23-Jul-11	*****	*****	*****						*****	*****	*****
24-Jul-11	*****	—	*****						*****	*****	*****
25-Jul-11	*****	*****	*****						*****	*****	*****
26-Jul-11	*****	*****	*****						*****	*****	*****
*****
27-Jul-11	*****	*****	*****	*****	*****				*****	*****	*****
28-Jul-11	*****	*****	*****						*****	*****	*****
29-Jul-11	*****	*****	*****						*****	*****	*****
30-Jul-11	*****	*****	*****						*****	*****	*****
31-Jul-11	*****	*****	*****						*****	*****	*****
1-Aug-11	*****								*****	*****	*****
2-Aug-11	*****								*****	*****	*****
3-Aug-11	*****								*****	*****	*****
4-Aug-11	*****								*****	*****	*****
5-Aug-11	*****								*****	*****	*****
6-Aug-11	*****								*****	*****	*****
7-Aug-11	*****								*****	*****	*****
8-Aug-11	*****								*****	*****	*****
9-Aug-11	*****								*****	*****	*****
10-Aug-11	*****								*****	*****	*****
11-Aug-11	*****								*****	*****	*****
12-Aug-11	*****								*****	*****	*****
13-Aug-11	*****								*****	*****	*****
14-Aug-11	*****								*****	*****	*****
15-Aug-11	*****								*****	*****	*****
16-Aug-11	*****								*****	*****	*****
17-Aug-11	*****								*****	*****	*****
18-Aug-11	*****								*****	*****	*****
19-Aug-11	*****								*****	*****	*****
20-Aug-11	*****								*****	*****	*****
21-Aug-11	*****								*****	*****	*****
22-Aug-11	*****								*****	*****	*****
23-Aug-11	*****								*****	*****	*****
24-Aug-11	*****								*****	*****	*****
25-Aug-11	*****								*****	*****	*****
26-Aug-11	*****								*****	*****	*****
27-Aug-11	*****								*****	*****	*****
28-Aug-11	*****								*****	*****	*****
29-Aug-11	*****								*****	*****	*****
30-Aug-11	*****								*****	*****	*****
31-Aug-11	*****								*****	*****	*****

SCHEDULE 5 – PAYMENT DAYS FOR LIGHT FINISHED PRODUCTS

AND SPECIALTY GRADES

The applicable Provisional Payment Day and Final Payment Day for each Relevant Delivery Date occurring during a calendar week, subject to the Holiday Modifications below, is as follows:

TABLE 1: Payment Day Table

Relevant Delivery Date	Provisional Payment Day*	Final Payment Day**
Sunday	Monday	Wednesday
Monday	Tuesday	Thursday
Tuesday	Wednesday	Friday
Wednesday	Thursday	Monday of the following week
Thursday	Friday	Tuesday of the following week
Friday	Friday	Wednesday of the following week
Saturday	Monday of the following week	Wednesday of the following week

*	Holiday Modifications to Provisional Payment Day:

(1) If a Tuesday Wednesday or Thursday is a non-Business Day, then, unless (2) below applies, the Provisional Payment Day for the Relevant Delivery Date preceding such non-Business Day is the next following Business Day.

For example, if Thursday is a non-Business Day, then the Provisional Payment Day for Wednesday is Friday.

(2) If a Friday is a non-Business Day or if a Monday of the following week is a non-Business Day, then (i) the Provisional Payment Day for the Relevant Delivery Date falling on the first non-Business Day occurring at the end of the relevant week will be the day prior to such Relevant Delivery Date, and (ii) the Provisional Payment Day for the Relevant Delivery Date falling on the last Business Day of the relevant week will be such Relevant Delivery Date.

For example:

If Friday is not a Business Day for a particular week, then the Provisional Payment Day for Friday will be Thursday and the Provisional Payment Day for Thursday will be Thursday.

If the Monday in the week following a particular week is not a Business Day, then the Provisional Payment Day for Saturday of such week will be Friday.

**	Holiday Modifications to Final Payment Day:

If any day after the Relevant Delivery Date up to and including the Final Payment Day specified in Table 1 above is not a Business Day, then the Final Payment Day shall be the third Business Day following the Relevant Delivery Date, if such third Business Day is different than the day specified in Table 1.

SCHEDULE 6 – LIGHT FINISHED PRODUCTS AND SPECIALTY GRADE PRICING

Intent and Structure of Pricing Arrangement

The intent of this Light Finished Products Pricing schedule is to provide a mechanism under which PBF will receive the proceeds that would be associated with “market priced” sales of Light Finished Product. “Market priced” means a price that reflects the value that would be obtained by two parties in negotiating an arms length transaction in the open market.

The Light Finished Product that MSCG purchases from PBF on a delivered-into-tank basis will subsequently be sold by MSCG under three modes of delivery: the Refinery truck rack (“Rack”), the Refinery dock (“Barge”), the pipelines that ship product from the Refinery to Linden, NJ, (“NYH Pipe”) and to Booth, PA (“PA Pipe”). The ***** modes of delivery will generally result in ***** than the ***** mode of delivery. This schedule is structured such that PBF will receive, on a daily basis, an initial minimum price that reflects the ***** (the “Base Barge Price”). PBF will subsequently receive additional proceeds (the “Location Premium”) that reflect the *****.

The Base Barge Price will be set at a level that reflects a market price (“*****”) for delivery to *****, less the ***** to the transaction between PBF and MSCG. The costs to execute such conversion between these two transaction bases include ***** and a time-value-of-money (“TVM”) adjustment at ***** basis points (“bps”). The TVM adjustment captures the economic impact of ***** compared to when a buyer would pay under the reference ***** barge transaction.

The Location Premium will be calculated based on the net revenue improvement between the three alternate modes of delivery ***** compared to the Base Barge Price. This net revenue improvement adjusts the higher ***** price by ***** associated with selling product via ***** relative to Barge. This includes ***** and TVM costs. In essence, the Location Premium compares the ***** of a ***** sale to the *****, with *****. This incremental netback value is ***** to arrive at the total Location Premium.

***** will receive a Sales Incentive from *****, that is a *****.

MSCG will also pay *****.

SECTION I: BASE BARGE PRICE

The Base Barge Price shall be calculated as follows:

Base Barge Price = *****, where:

A.	***** = *****.

B.	***** = *****:

1.	*****.

2.	***** = *****.

SECTION II: PROVISIONAL PRICE

The Provisional Price payable by MSCG pursuant to Section 9.1 with respect to a Light Finished Product shall equal the ***** prices effective for the Delivery Date, or if the Delivery Date is not a Business Day or is the same as the Provisional Payment Day, effective for the Business Day prior to the Delivery Date.

The Provisional Price payable by MSCG pursuant to Section 9.1 with respect to a Specialty Grade shall equal the ***** to produce the Specialty Grade Product instead of the “Next Best Alternative Product” as mutually agreed between the Parties.

SECTION III: FINAL PRICE

The Final Price payable by MSCG pursuant to Section 9.1 with respect to a Product shall equal the ***** for the Business Day on which PBF delivers to MSCG the Daily Report of Delivered Volumes for such Product delivery pursuant to Section 5.9.

SECTION IV: LOCATION PREMIUM

In addition to the Final Price, ***** on Light Finished Products only, which is a lump sum amount payable pursuant to Section 9.2 and calculated in the following manner:

Location Premium = *****, where:

A.	Rack Premium = *****, where:

1.	Rack Volume = with respect to the relevant delivery day, the volume ***** at the rack (including sales to PBF).

2.	Rack vs. Barge Price Differential = with respect to the relevant delivery day, the price at which *****, less ***** expressed as a differential to a ***** calculated using the ***** prices effective on the day that the rack sale transaction is priced (which is based on the market closing price the ***** prior to the ***** at the rack).

(a)	Rack Costs include, with respect to the relevant delivery day, any rack fees paid to PBF, a $*****/gallon rack sales administration fee paid ***** to bridge the period of time between ***** cash receipt on its rack sales and the payment timing of the standard ***** transaction.

B.	NYH Pipe Premium = *****, where:

1.	NYH Pipe Volume = with respect to the relevant delivery day, the volume *****.

2.	NYH Pipe vs. Barge Price Differential = with respect to the relevant delivery day, the price at which *****, less ***** (if any) expressed as a differential to a ***** calculated using the ***** prices effective at the time the pipe sale transaction is executed.

(a)	NYH Pipe Costs = with respect to the relevant delivery day, the Tariff to ship on ***** and a ***** to bridge the period of time between ***** cash receipt on its NYH Pipe sales and the payment timing of the standard ***** transaction

C.	PA Pipe Premium = *****, where:

1.	PA Pipe Volume = with respect to the relevant delivery day, the volume *****.

2.	PA Pipe vs. Barge Price Differential = with respect to the relevant delivery day, the price at which ***** expressed as a differential to a ***** calculated using the ***** prices effective at the time the pipe sale transaction is executed.

(a)	PA Pipe Costs = with respect to the relevant delivery day, the Tariff to ship on ***** and a ***** to bridge the period of time between ***** cash receipt on its PA Pipe sales and the payment timing of the standard ***** transaction

SECTION V: SALES INCENTIVE

PBF will pay MSCG a Sales Incentive, which is a lump sum amount payable pursuant to Section 9.3 and calculated in the following manner:

Sales Incentive = (A) × *****, where:

A.	A = *****:

1.	*****% to MSCG for quarters in which the ***** is less than $***** million.

2.	*****% to MSCG for quarters in which the ***** is higher than $***** but less than $***** million (MSCG receives *****% of the ***** in this band).

3.	*****% to MSCG for quarters in which the ***** is higher than $***** but less than $***** million (MSCG receives *****% of the ***** in this band in addition to the amount received under A2 above).

4.	*****% to MSCG for quarters in which the ***** is higher than $***** but less than $***** million (MSCG receives *****% of the ***** in this band in addition to the amounts received under A2 and A3 above).

5.	*****% to MSCG for quarters in which the ***** is higher than $***** but less than $***** million (MSCG receives *****% of the ***** in this band in addition to the amounts received under A2, A3 and A4 above).

6.	*****% to MSCG for quarters in which the ***** is higher than $***** million (MSCG receives *****% of the ***** in this band in addition to the amounts received under A2, A3, A4 and A5 above.

B.	In the event that the total volumes of Light Finished Product produced in any quarter are below *****MB, MSCG and PBF would agree to adjust the ***** as follows:

1.	***** × *****, where:

(a)	***** = *****.

(b)	***** = *****.

C.	The total Sales Incentive will not exceed $***** per contract year.

D.	For purposes of this calculation, the ***** will be calculated prior to any time-value-of-money adjustments and will constitute the aggregate ***** payable over the relevant quarterly period.

SECTION VI: SPECIALTY GRADE PREMIUM

In addition to the Location Premium (which, for the avoidance of doubt, shall not be paid on Specialty Grades), MSCG will also pay PBF a Specialty Grade Premium, which is a lump sum amount payable pursuant to Section 9.2 and calculated in the following manner:

Specialty Grade Premium = (A) × *****, where:

A.	(A) = *****%.

B.	Specialty Volume = with respect to the relevant transaction, the volume of specialty waterborne products sold by MSCG from the Refinery, where “specialty” means grades other than the grades listed on Schedule 1 of this Agreement.

C.	FOB Specialty Product Price = the price, to be mutually agreed to by the Parties, of the Specialty Product ***** by the designated mode of transportation. In cases where the FOB Specialty Product Price is not readily transparent, the Parties will use ***** for the Specialty Product in a relevant market, ***** to *****, as a guide for setting the FOB Specialty Product Price.

D.	Next Best Alternative Product Price = the ***** of the “Next Best Alternative Product,” defined as the Product that the Refinery would produce if it chose not to produce the Specialty Grade Product. The Next Best Alternative Product Price would be mutually agreed upon by the Parties before the Specialty Grade Product was produced by the Refinery.

E.	In addition, PBF will receive *****.”

Illustrative Base Barge Price Calculations:

General Product Description	Advisor Product Code	***** Reference Price	Barge Freight(1) (cpg)	Loading Cost(2) (cpg)	Netback before Delivery Cost (cpg)	Delivery Cost(3) (cpg)	Total Netback (cpg)
CBOB	CBOBUNL12.9	*****	*****	*****	*****	*****	*****
CBOB_SUP	CBOBPRE12.9	*****	*****	*****	*****	*****	*****
FINISHED JET	JET	*****	*****	*****	*****	*****	*****
HEATING OIL	HSFO2 UNDYED	*****	*****	*****	*****	*****	*****
PBOB	RBOB10.0UNL13.5	*****	*****	*****	*****	*****	*****
RBOB	RBOB10.0UNL13.5	*****	*****	*****	*****	*****	*****
ULSD	ULSD	*****	*****	*****	*****	*****	*****
ULSK	ULSK	*****	*****	*****	*****	*****	*****

Footnotes:

1)	Barge freight set with reference to the Poten & Partners Northeast Barge Market Report as of 03/15/2011
2)	Includes inspection charges (***** cpg), line handling (***** cpg), insurance (***** cpg), assist tug - docking and undocking (*****)
3)	Includes applicable TVM Charge, insurance for inventory in Tank (***** cpg) and *****% loss allowance

SCHEDULE 7 – INTERMEDIATE PRODUCTS PRICING

The price (the “PBF Intermediate Product Price”) paid for each Product (as defined in the table below) by PBF to MSCG for MSCG’s sales to PBF shall be equal to (A) + (B), where:

(A)	= ****;

(B)	= *****;

The price (the “MSCG Intermediate Product Price”) paid for each Product by MSCG to PBF for PBF’s sales to MSCG shall be equal to (A) + (B) – (C), where:

(A)	= *****;

(B)	= *****.

(C)	= *****.

The differential values set forth in the table below are representative of differentials which might apply.

Product Category	General Product Description	Advisor Product Code	*****	Cash Reference Price	Cash Pricing Differential Rationale	*****	*****
Intermediate Products	LT. STRAIGHT RUN	LSRG	*****			*****	*****
Intermediate Products	RAW FCC NAPHTHA	CATG	*****			*****	*****
Intermediate Products	SOUR NAPHTHA	NAPLOW	*****	*****	*****	*****	*****
Intermediate Products	SOUR NAPHTHA	NAP40	*****			*****	*****
Intermediate Products	SWEET NAPTHA	NAPSWEET	*****			*****	*****

Intermediate Products	ALKYLATE	ALKY	*****	*****	*****	*****	*****

Product Category	General Product Description	Advisor Product Code	*****	Cash Reference Price	Cash Pricing Differential Rationale	*****	*****
Intermediate Products	REFORMATE	REFM	*****	Estimated market value for Reformate	*****	*****	*****

Intermediate Products	CHD1 FEED	CHDLGO	*****	Argus New York Harbor Heating Oil 2000 ppm Barge Mean less quality adjustment less Barge Costs	*****	*****	*****

Intermediate Products	SOUR ST RUN KERO	KERO	*****	Argus New York Harbor Jet/Kerosene 54 Barge Mean less quality adjustment less Barge Costs	*****	*****	*****

Footnote:

1)	First nearby contract. Each month, Contracts will be rolled ratably over *****, beginning on the ***** Business Day before the settle, such that on this ***** Business Day before the settle, ***** of the contracts will be rolled (at the settlement price for this ***** Business Day before the settle) to the contract for the month after the near month, and therefore ***** of the Cash Pricing Differentials will be adjusted to match this new contract. On the ***** Business Day before the settle, an additional ***** of the contracts will be rolled (at the settlement price) to the contract for the month after the near month, and by the close of the ***** Business Day prior to the near month contract settle, the ***** of the contracts will be rolled such that all Cash Pricing Differentials will be based off the contract for the month after the near month.

From time to time, including prior to the Commercial Operations Date, the Parties may amend and revise the Cash Pricing Differentials and/or the Delivery Costs. The Parties shall make commercially reasonable efforts to agree upon any updates, with MSCG serving as the ultimate calculation agent. MSCG shall keep PBF apprised of any spot market transactions that MSCG undertakes related to the supply or offtake of any of the Intermediate or Lube product streams. This information shall be used as an over-riding source of updates to the Cash Pricing Differentials.

In order to maintain consistency across technology platforms, on any given day that MSCG and PBF decide to change the Cash Pricing differentials, the change must be agreed to by 3pm ET. The updated Cash Pricing Differential will be applied to volumes produced or consumed by the Refinery on the day of the change (this volume data will be sent by PBF to MSCG on the morning of the Business Day after which the Cash Pricing Differential was changed).

Upon any change to a Cash Pricing Differential, MSCG shall calculate a ***** as follows:

***** = *****, where:

(X) = *****.

***** = *****

***** = *****

The ***** will be included on the first invoice that applies the new Cash Pricing Differential. If the ***** is owed to PBF, then this amount shall be paid by MSCG to PBF and vice versa.

Note that any change in the Cash Pricing Differentials as a result of the rolling methodology described in the footnote to the table above will be considered cash flow neutral. These types of changes will not be factored into the ***** and will not trigger the exchange of any funds between the Parties.

SCHEDULE 8 – SLURRY PRICING

The price paid for Slurry by MSCG to PBF for PBF’s sales to MSCG shall be equal to the Daily Price effective for the Business Day on which PBF delivers to MSCG the Daily Report of Delivered Volumes for the relevant Slurry delivery pursuant to Section 5.9. Daily Price to be *****.

From time to time, including prior to the Commercial Operations Date, the Parties may agree to amend and revise the price adjustment for reasons that include, but are not limited to, changing market dynamics or quality of the product.

Quality adjustment scale:

1) If Sulfur is greater than *****%, the following adjustment shall be added to the price:

*****

Example: If the Sulfur is *****% the adjustment shall be: (using prices from 09/14/2010):

*****

No adjustment shall apply for Sulfur at or less than *****%.

2) If API gravity at ***** degrees Fahrenheit is less than *****, the following adjustment shall be added to the price:

*****.

Example: If the API gravity is *****, the adjustment shall be:

*****

No adjustment shall apply for API gravity at or greater than *****.

1

SCHEDULE 9 – PRO FORMA CALCULATION OF TVM

(subject to revision upon decision of the Governance Committee)

Illustrative TVM Calculation –Finished Light Products and Slurry

	CBOB REG	CBOB Prem	RBOB	PBOB	HO	JET	ULSD	ULSK	Slurry
TVM Adjustment in Base Barge Price
Base Barge Price
Argus NYH Barge Mean (cpg)	*****	*****	*****	*****	*****	*****	*****	*****	*****
Barge Costs (excl. Delivery Cost)	*****	*****	*****	*****	*****	*****	*****	*****
Net Base Price before Delivery Cost (cpg)	*****	*****	*****	*****	*****	*****	*****	*****	*****
Net Base Price before Delivery Cost ($/BBL)	*****	*****	*****	*****	*****	*****	*****	*****	*****

TVM Cost Breakdown
Libor	*****	*****	*****	*****	*****	*****	*****	*****	*****
Spread	*****	*****	*****	*****	*****	*****	*****	*****	*****
Costs	*****	*****	*****	*****	*****	*****	*****	*****	*****

TVM Base Barge Price
TVM Days – Deemed
Minimum Residence	*****	*****	*****	*****	*****	*****	*****	*****	*****
Incremental Residence	*****	*****	*****	*****	*****	*****	*****	*****	*****
In Transit (Barge)	*****	*****	*****	*****	*****	*****	*****	*****	*****
Invoice	*****	*****	*****	*****	*****	*****	*****	*****	*****
AR	*****	*****	*****	*****	*****	*****	*****	*****	*****
AR adj	*****	*****	*****	*****	*****	*****	*****	*****	*****

Total	*****	*****	*****	*****	*****	*****	*****	*****	*****

TVM ($/BBL) – Base Barge Price	*****	*****	*****	*****	*****	*****	*****	*****	*****

1

SCHEDULE 9 – PRO FORMA CALCULATION OF TVM

(subject to revision upon decision of the Governance Committee)

Illustrative TVM Calculation - Intermediates

	LT. STRAIGHT RUN	RAW FCC NAPHTHA	SOUR NAPHTHA	SWEET NAPHTHA	ALKYLATE	REFORMATE	CHD1 CostsD	SOUR ST RUN KERO
Estimated Price (cpg)	*****	*****	*****	*****	*****	*****	*****	*****
Net Base Price before TVM ($/BBL)	*****	*****	*****	*****	*****	*****	*****	*****
RVM Days – Deemed
Total	*****	*****	*****	*****	*****	*****	*****	*****

TVM Cost Breakdown
Libor	*****	*****	*****	*****	*****	*****	*****	*****
Spread	*****	*****	*****	*****	*****	*****	*****	*****
Costs	*****	*****	*****	*****	*****	*****	*****	*****

TVM ($/BBL)	*****	*****	*****	*****	*****	*****	*****	*****

SCHEDULE 10 – TRANSITIONAL OFFTAKE AGREEMENT TERM SHEET

1. Parties:	Morgan Stanley Capital Group Inc. (“MSCG”) and Delaware City Refining Company LLC (“DCRC”) (each a “Party” and collectively, the “Parties”).

2. Definitions:	Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Second Amended and Restated Products Offtake Agreement between the Parties hereto dated as of [ ], 2012 (the “Terminated Offtake Agreement”).

3. Intent and Purpose:

It is intended that the Parties will, after the Commencement Date, negotiate the terms of a Transitional Offtake Agreement that will incorporate the terms and conditions set out in this Term Sheet. Matters that are not contemplated by or made clear in this Term Sheet will be subject to the mutual agreement of the Parties, provided always that any such matters shall be determined in a manner that is consistent with the terms and conditions set out in this Term Sheet and, where applicable, the terms and conditions of the Terminated Offtake Agreement.

Following termination of the Terminated Offtake Agreement and in the circumstances described below, the Parties have agreed that MSCG shall provide certain offtake services, on an exclusive basis, to DCRC in connection with sales of Light Finished Products produced in the Refinery.

4. Transaction Structure:

On the Transition Commencement Date (as defined below) at the Purchase Time (to be defined in the Transition Offtake Agreement), DCRC would purchase and MSCG would sell all Products in the Tanks (the “Inventory”). DCRC would pay on the Transition Commencement Date a provisional amount for the Inventory based on estimated volumes and based on a price equal to the Base Barge Price (as described in Schedule 6 of the Terminated Offtake Agreement) as of the Business Day immediately preceding the Commencement Date. MSCG would invoice DCRC for the provisional amount by 10 a.m. EPT on the Transition Commencement Date. The final price would be determined based on the average of the Base Barge Price over a ***** period including the Transition Commencement Date and each of the ***** Business Days ***** the Transition Commencement Date. After final pricing and determination of final volumes, (i) if the final payment amount in respect of the Inventory is greater than the provisional amount that was paid, DCRC shall pay the difference between the final amount and the provisional amount to MSCG, and (ii) if the final payment amount in respect of the Inventory is less than the provisional amount that was paid, MSCG shall pay the difference between the final amount and the provisional amount to DCRC.

On and after the Transition Commencement Date, MSCG would begin to purchase from DCRC all Light Finished Products produced in the Refinery that DCRC does not intend to sell at the Refinery truck rack (“Transition Products”) at the Base Barge Price plus a

1

mutually agreed upon premium, if applicable. The purchases would be governed by mutually agreed upon general terms and conditions (the “GTCs”). MSCG would purchase the Transition Products FOB at the Refinery’s dock or at the Refinery’s connection to the relevant Pipeline.

MSCG would be the exclusive purchaser of Transition Products from the Refinery.

The pricing and payment terms for such purchases would be established by the Parties in accordance with industry practice and set forth in the Transition Offtake Agreement. All volumes and measurements would be based on the best available information when calculations are performed and trued up later based on more accurate information.

5. Term:	The Terminated Offtake Agreement would terminate and the Transitional Offtake Agreement would commence at the Purchase Time on the Termination Date under the Terminated Offtake Agreement (the “Transition Commencement Date”) and would continue in effect until the six-month anniversary of the Transition Commencement Date (the “Term”).

6. Conditions Precedent to Transition Commencement Date:

The Transitional Offtake Agreement would contain customary conditions to closing, including execution and delivery of the Transitional Offtake Agreement, as well as the following items:

(i) DCRC has not, prior to the termination of the Terminated Offtake Agreement, notified MSCG in writing that the Transitional Offtake Agreement would not be required; or

(ii) DCRC has made full and final payment when due of any amount payable under the Terminated Offtake Agreement, the Paulsboro Offtake Agreement, any other offtake or supply agreement between MSCG and any DCRC Affiliate and any Transaction Document as defined in any such agreement (provided that where there is a bona fide dispute in relation to any such amount, references to such amounts shall be deemed to be references to the undisputed part of such sum).

7. Forecasts, Reports and Coordination:

The Transitional Offtake Agreement would contain reporting and nomination procedures for Transition Products and information exchange procedures, in each case substantially similar to the reporting and nomination and information exchange requirements contained in Section 5 of the Terminated Offtake Agreement.

The Transitional Offtake Agreement would provide for development of procedures for the exchange of information between the Parties throughout the Term to facilitate optimization of the Refinery operations and production scheduling with MSCG’s marketing and sales activities. Such procedures would include meetings (whether in person or by telephone or video conference) on an as required basis and a monthly meeting in person between DCRC personnel and MSCG to, amongst other things, review the then current maintenance activities, delivery and production programs and related operational issues and to consider marketing activity and opportunities.

8. Insurance:	The Transitional Offtake Agreement would contain the same insurance requirements as were contained in the Terminated Offtake Agreement.

9. Interruption of Refinery Operations:

The Transitional Offtake Agreement would contain provisions regarding periods when the Refinery is not operating, due to turnaround, maintenance, force majeure or other reasons, and measures to mitigate or minimize the adverse economic consequences and increased economic exposure to both Parties as a result thereof.

Upon the occurrence of a force majeure event, each Party’s obligation to perform under the Transitional Offtake Agreement would be suspended until such force majeure event ceases to exist, including obligations to supply Transition Products, if any.

10. Credit, Security and Adequate Assurance:

Morgan Stanley would provide a guarantee of MSCG’s performance under the Transitional Offtake Agreement for the benefit of DCRC.

PBF Holding Company LLC would provide a guarantee of DCRC’s performance under the Transitional Offtake Agreement for the benefit of MSCG.

The Transitional Offtake Agreement would contain customary provisions regarding financial assurances, providing appropriate current financial information and notification of certain events. The Transitional Offtake Agreement also would contain positive and negative financial covenants as are customary or desirable by MSCG for such transactions, acting reasonably.

11. Governing Law and Jurisdiction:	The Transitional Offtake Agreement would be interpreted in accordance with and governed by the laws of the State of New York exclusive of its conflicts of law principles. The Parties would irrevocably submit to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the Borough of Manhattan, New York, or, if any federal court declined to exercise or does not have jurisdiction, in any New York state court in the Borough of Manhattan and waive the right to a jury trial.

Schedule 11A - Form of Intermediates Nomination Notice

(for documenting sales of Intermediate Product to DCRC or PRC at the applicable refinery in connection with MSCG purchases from the market)

Morgan Stanley Capital Group Inc.

Date: [XXXX]

To: Delaware City Refining Company LLC (“Counterparty”)

Attention: Todd O’Malley

From: Morgan Stanley Capital Group Inc. (“MSCG”)

Operations Contact: Lynn Argianas

Telephone No: 914-225-1519

E-mail: lynn.argianas@morganstanley.com

This “Intermediates Nomination Notice” sets forth certain binding terms that shall apply to the sale of certain Intermediate Products from MSCG to Counterparty under the terms of the Second Amended and Restated Products Offtake Agreement between MSCG and Counterparty, effective July 31, 2012, as such agreement may be amended or supplemented from time to time (the “Offtake Agreement”) and as set forth herein. Any capitalized term not defined herein shall have the meaning specified in the Offtake Agreement.

1.	Product: [xxxxxxxxxxxx]

2.	Quantity: Approximately [—] Barrels

3.	Delivery Date: The Delivery Date shall occur during the period from [xxxxxx] to [xxxxx] (the “Delivery Period”)

4.	Price: [formula price] per Barrel, rounded to the nearest third decimal place

5.	Delivery Location: Out-of tank at the Refinery in accordance with the terms of the Offtake Agreement

6.	Title Transfer: As per the terms of the Offtake Agreement, as Product passes the outlet flange of the relevant Tank

7.	Payment Terms: As per terms of the Offtake Agreement

We appreciate the opportunity to have concluded this business with you.

Regards,

Morgan Stanley Capital Group Inc.

By:
Name:
Title:
Date:

Schedule 11B - Form of Intermediates Nomination Notice

(for documenting purchases of Intermediate Product from DCRC or PRC at the applicable refinery in connection with MSCG sales to the market)

Morgan Stanley Capital Group Inc.

Date: [XXXX]

To: Delaware City Refining Company LLC (“Counterparty”)

Attention: Todd O’Malley

From: Morgan Stanley Capital Group Inc. (“MSCG”)

Operations Contact: Lynn Argianas

Telephone No: 914-225-1519

E-mail: lynn.argianas@morganstanley.com

This “Intermediates Nomination Notice” sets forth certain binding terms that shall apply to the sale of certain Intermediate Products from Counterparty to MSCG under the terms of the Products Offtake Agreement between MSCG and Counterparty, effective August 1, 2012 as such agreement may be amended or supplemented from time to time (the “Offtake Agreement”), and as set forth herein. Any capitalized term not defined herein shall have the meaning specified in the Offtake Agreement.

1.	Product: [xxxxxxxxxxxx]

2.	Quantity: Approximately [—] Barrels

3.	Delivery Date: The Delivery Date shall occur during the period from [xxxxxx] to [xxxxx] (the “Delivery Period”)

4.	Price: [formula price] per Barrel, rounded to the nearest third decimal place

5.	Delivery Location: Into-tank at the Refinery in accordance with the terms of the Offtake Agreement

6.	Title Transfer: As per the terms of the Offtake Agreement, as Product passes the inlet flange of the relevant Tank

7.	Payment Terms: As per terms of the Offtake Agreement

We appreciate the opportunity to have concluded this business with you.

Regards,

Morgan Stanley Capital Group Inc.

By:
Name:
Title:
Date:

SCHEDULE 12

PRODUCT SALES FROM TPSI TO PBF

Except as set forth below, the terms of the Agreement shall apply to sales of Products from TPSI to PBF just as sales of Products from PBF to TPSI and Intermediate Products between MSCG and PBF. As used in this Schedule 12, “Seller” means TPSI and “Buyer” means PBF. As used in this Schedule 12, “party” shall mean PBF or TPSI and “parties” shall mean PBF and TPSI collectively. All capitalized terms used in this Schedule 12 that are not otherwise defined in this Schedule 12 shall have the meanings ascribed thereto in the main body of this SECOND AMENDED AND RESTATED PRODUCTS OFFTAKE AGREEMENT (the “Agreement”).

DCRC and Premcor have been parties to that certain TERMINALING AND OFFTAKE AGREEMENT (the “Premcor Offtake”) dated June 1, 2010. DCRC hereby represents and warrants that, on or prior to the Effective Date of this Agreement, the Premcor Offtake Agreement shall have terminated pursuant to Section 1 thereof and the parties thereto shall have no further obligations thereunder.

On or prior to the Effective Date, PBF and Premcor are entering into the New Premcor Agreement, a copy of which is attached to this Schedule 12 as Attachment B. PBF covenants and warrants that it shall not amend or otherwise modify the New Premcor Agreement in any manner that will adversely affect MSCG’s title to Products at the Refinery, storage rights at the Refinery or otherwise adversely affect MSCG’s or TPSI’s rights under this Agreement. In the event the New Premcor Agreement terminates or expires prior to the termination or expiration of this Agreement, then this Schedule 12 shall no longer be in effect. PBF shall provide prior written notice to TPSI of any expiration or termination of the New Premcor Agreement as soon as practicable.

Payment terms and pricing for the Product is as follows:

PURCHASE AND SALE:	During the Term, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, an amount equal to the Monthly Ratable Volume (as defined below) per month of the product set forth on Attachment “A” hereto (the “Premcor Product”) and at the terminal location specified in Attachment “A” hereto (the “Terminal Location”) on the terms and conditions set forth in this Schedule 12. Buyer may purchase and take delivery of no more than the Daily Maximum Volume (set forth on Attachment “A” hereto), and may purchase and take delivery of no more and no less than the volume of Product that Premcor takes delivery of at the Refinery truck rack under the terms of the New Premcor Agreement.

TPSI shall be excused from performance hereunder to the extent TPSI’s failure to perform results from PBF’s failure, for any reason, to produce and deliver product to MSCG in the quantities and meeting the specifications required pursuant to Schedule 12.

Notwithstanding the above, in the event of any such PBF failure, MSCG and PBF shall consult in good faith regarding the appropriate mitigating actions, which may include inhaul or obtaining substitute Product, and MSCG agrees to make commercially reasonable efforts to take mitigating actions to the extent PBF agrees to indemnify MSCG for any costs incurred in connection therewith.

PRICING FORMAT:	For *****, the price will be *****.

For *****, the price will be *****.

Premcor Product will be invoiced based on a *****.

NOMINATIONS:

On or before the 15th day of each month during the Term, Buyer shall nominate a volume for each Premcor Product that is (i) at least *****% of the volume set forth below for each Premcor Product (the “Minimum Monthly Ratable Volume”) and no more than *****% of the volume set forth below for each Premcor Product (the “Maximum Monthly Ratable Volume”), and (ii) exactly equal to the volumes nominated by Premcor to PBF under the terms of the New Premcor Agreement for the following month for each such Premcor Product, which amount will be the “Monthly Ratable Volume” for the following month for each such Premcor Product. Without the prior consent of Seller, Buyer shall not be permitted to nominate a volume to serve as the Monthly Ratable Volume for the following month that is less than the Minimum Monthly Ratable Volume or greater than the Maximum Monthly Ratable Volume for any such Premcor Product. In the event that Buyer does not nominate a volume for the following month on or before the 15th of each month, Seller shall set the Monthly Ratable Volume for the following month ***** and provide notice to Buyer of that volume, or, *****. For July 2012, Buyer shall provide Seller with the Monthly Ratable Volume on or prior to June 28, 2012 for each of the Premcor Products. For each Month during the Term, Buyer’s actual purchases shall be between *****% and *****% of the Monthly Ratable Volume for that Month. Buyer will exercise reasonable business efforts to cause its purchase and receipt of Premcor Products to be ratable over the month and in proportion to each of the Premcor Products nominated.

Premcor Products	Volume (BPD)
*****	***** Barrels per day
*****	***** Barrels per day
*****	***** Barrels per day
*****	***** Barrels per day

TITLE AND RISK OF LOSS:

Title to and risk of loss of the Rack Products shall pass from Seller to Buyer as follows: (i) for gasolines: as the Rack Products (which already include additive) pass the point where ethanol is injected (the Enraf Vertical Ethanol Blender) creating the bulk supply of Rack Product which then is supplied to the line leading to the Refinery’s truck loading rack; and (ii) for diesel or other distillates: at the point where the bulk supply of Rack Products enter the line leading to the Refinery’s truck loading rack. Buyer shall then transfer title to the Rack Products to Premcor under the terms of the Premcor Supply Agreement.

PBFH has entered into an Amended and Restated Services Agreement with DCRC, pursuant to which DCRC provides refining and terminal services to PBFH and is responsible for full compliance with the Internal Revenue Service reporting requirements for terminal operators.

OFF-TAKE SPECIFICATION:

The Premcor Products supplied to Buyer hereunder shall meet the then-current Buckeye Pipeline specifications for the applicable product. For Premcor Product blending, Seller shall provide the ethanol and shall be the blender of record and shall retain the applicable RINs, subject to the obligation of MSCG under Section 6.5.2 to transfer such RINs to PBF.

INVOICES:

Seller shall submit an invoice, together with each bill of lading with respect to a Premcor Product delivery, to Buyer, and Buyer agrees to pay Seller by means of an electronic funds transfer within four (4) Business Days of receipt of any such invoice. Each invoice shall specify quantity, Premcor Product type, grade of products nominated by Buyer and delivered by Seller and the prices applicable for such Premcor Product and quantity. The parties agree to work together in good faith to arrange for each invoice to be sent via electronic data interchange (“EDI”), failing which Seller shall deliver each invoice to Buyer via facsimile or electronic transmission, unless otherwise agreed by the parties.

NOTICES:	All notices required to be given pursuant to this Schedule 12 shall be in writing and shall be deemed delivered when received by the other party at the address specified below:

All notices to MSCG shall be mailed or faxed as follows:
Morgan Stanley Capital Group Inc.
2000 Westchester Avenue
Purchase, New York 10577
Fax: 914-750-0486

Contract Management:

	Contact	Phone	Fax
	Kimberly Milera	914-225-5115	914-750-0486
	Brian Couch	303-860-5329	303-626-8228
	Greg Robinson	303-860-5251	303-626-8228

Scheduling Contacts:

Gasoline Waterborne:
	Northeast – Christina Gregor	914 -225-1678	914-225-9299
	Southeast- Kathryn Gallagher	914 225-4804	914-225-9299

The additional provisions set forth on Attachment “C” to this Schedule 12 (the “General Provisions”) are incorporated by reference into this Schedule 12 and shall apply to all sales from TPSI to PBF under this Schedule 12 only. The General Provisions shall not apply to any other purchases or sales under this Agreement. To the extent of any conflict or inconsistencies between the main body of this Agreement, Schedule 12 and the General Provisions, such conflict or inconsistency shall be resolved first in favor of Schedule 12, second in favor of the main body of this Agreement, and third in favor of the General Provisions.

ATTACHMENT “A”

Terminal Location: Delaware City Refining Company (Delaware City, DE)

Premcor Product:	Blend Stock	Daily Maximum Volume: (bbls)	Differentials: (Per Gallon)	Additional Fees
*****	*****	Note 1	$*****	Note 2
*****	*****	Note 1	$*****	Note 2
*****	*****	Note 1	$*****	Note 2
*****	*****	Note 1	$*****	Note 2

Note 1: Equal to Monthly Ratable Volume divided by number days in delivery month multiplied by *****%

Note 2: Any other fees charged by the Terminal Location will be *****. For gasoline, these fees are currently additive fees of $***** per gallon of finished gasoline and an ethanol blending fee of $***** per gallon of finished gasoline. For diesel, these fees are currently a lubricity additive fee of $***** per gallon of diesel and a dye additive fee of $***** per gallon of diesel. For all Premcor Products, these fees include a throughput fee of $***** per gallon.

ATTACHMENT “B”

NEW PREMCOR AGREEMENT

OFFTAKE/EXCHANGE AGREEMENT

This Offtake/Exchange Agreement (“Agreement”) is made on the 1st day of July, 2012 (the “Effective Date”) by and between PBF Holding Company LLC (including its subsidiary Delaware City Refining Company LLC, collectively referred to herein as “PBF”, “Seller” or “Owner”), The Premcor Refining Group Inc. (“Premcor”, “Buyer” or “Customer”) and for the limited purposes set forth in Section 6(c) herein, Valero Marketing and Supply Company (“VMSC”). PBF and Premcor may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

Premcor and PBF agree to the exchange of petroleum products on the following terms and conditions:

1. Composition of Agreement. This Agreement includes (i) the main body (recitals, signatures and sections 1 through 15 inclusive) of this Agreement, (ii) Exhibit A ((i) and (ii) are also collectively referred to herein and the exhibits as the “Confirmation”), (iii) the attached PBF Holding Company LLC General Terms and Conditions effective April, 2012 (the “GTCs”), and (iv) the following Appendices:

Appendix 1	Inhaul Terms and Inhaul Services
Appendix 2	Marine Terms and Conditions
Appendix 3	Carrier Access Agreement

All of which are made a part of and incorporated herein for all purposes. To the extent of any conflict or inconsistencies between the Confirmation, GTCs, Appendix 1, Appendix 2 and Appendix 3, such conflict and inconsistencies shall be resolved first in favor of the Confirmation, second in favor of the Appendix 1, third in favor of Appendix 2, fourth in favor of Appendix 3 and fifth in favor of the GTCs. If there is a conflict between Exhibit A and the main body of this Agreement, Exhibit A will govern. Capitalized terms not defined in this Confirmation are defined in the GTCs.

2. Term. The term of this Agreement shall commence on the Effective Date, and unless sooner terminated as provided herein, shall terminate on June 30, 2013 (the “Term”).

3. Products and Exchange. Each Party agrees to deliver (the “Delivering Party”) to and receive (the “Receiving Party”) from the other Party the volumes of products (the “Product” or “Products”) set forth in Exhibit A attached hereto and incorporated herein for all purposes at the locations (the “Delivery Points”) and differentials (the “Differentials”) identified in Exhibit A. The Products to be delivered by Premcor shall be referred to as the “Premcor Products” and the Products to be delivered by PBF shall be referred to as the “PBF Products”.

4. Specifications. The Products shall comply with (i) with applicable federal, state, and local requirements, including but not limited to the most current applicable Environmental Protection Agency (“EPA”) regulations and the American Society for Testing and Materials (ASTM) specifications for the delivery locations at the time of shipment, and (ii) the fungible grade product specifications for Buckeye Pipeline. All ethanol to be blended with CBOB will meet ASTM D 4806 specifications.

5. Nominations. Customer shall provide PBF with a forecast of its monthly requirements for each of the PBF Products on or before the 15th day of each calendar month for the following month. Customer’s liftings will be between *****% and *****% of the monthly nominated volumes. Customer will exercise reasonable business efforts to cause its purchase and receipt of the PBF Products to be ratable over the month and in proportion to each of the PBF Products nominated.

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6. Delivery, Title and Risk of Loss.

(a)	Delivery of the PBF Products shall be made to Premcor at PBF’s truck loading terminal at the Delaware City Refinery (the “Refinery”). Title and risk of loss shall pass from PBF, or its Affiliate, to Premcor as the PBF Product passes the last discharge flange of PBF’s loading facility and into Premcor’s designated truck. Premcor shall be required to enter into the facility access agreement in substantially the same form as the attached Appendix 3 and each of its carriers accessing the Refinery shall be required to enter into the carrier access agreement which is attached thereto.

(b)	Delivery of the Premcor Products shall be made to PBF by stock (in tank) transfer at the Delivery Points in Linden NJ. Title to and risk of loss of the Premcor Product shall pass from Premcor, or its Affiliate, to PBF, or its Affiliate, unless otherwise agreed or indicated on the PTO (or other acceptable transfer documentation) issued by the applicable Party or a terminal operator, at 00:01 on the effective date of the transfer.

(c)	Immediately prior to completing the exchange of the Premcor Products at the Delivery Points in Linden NJ, Premcor shall receive an intank transfer of the Premcor Products from its Affiliate, VMSC. Immediately following the completion of the exchange of the Premcor Products at the Delivery Points in Linden NJ, PBF shall sell the Premcor Product back to VMSC via intank transfer at ***** for the relevant Product, ***** as set forth in Section 7(d)(ii) hereof.

7. Differentials.

(a)	Base Location. The base location of the exchange for purposes of calculating Differentials and balancing Base Products shall be Linden, NJ (the “Base Location”).

(b)	Location Differential. The location differential for each Product is set forth in Exhibit A. For each Premcor Product transferred by Premcor at Linden, Premcor shall collect the negotiated rate as the location Differential (calculated on a per gallon basis) set forth in Table 2 on Exhibit A. For each PBF Product received by Premcor at the Refinery, Premcor shall pay the negotiated rate as the location Differential (calculated on a per gallon basis) set forth in Table 1 on Exhibit A.

(c)	Product Regrade Differentials. The base Products (“Base Products”) for purposes of balancing hereunder shall be *****. For purposes of calculating Product differentials the Product regrade differential formulas set forth under Note (D) on Exhibit A shall apply.

(d)	Balancing.

(i)	The total forecasted volume imbalance, by Base Product, will be divided by the number of Wednesday’s in the calendar month of lifting. This calculated volume will be invoiced on a weekly basis on each Wednesday, or other mutually agreed upon day of the following month. The intank transfer scheduled for the last Wednesday of each calendar month will be adjusted so that the closing monthly exchange balance is as close to zero as possible. The intent of this contract is that all liftings will be on a ratable basis.

(ii)	Intank transfer pricing will be calculated by using the ***** for the business day before, business day of, and business day after the agreed upon weekly intank transfer date (i.e. if the intank transfer occurs each Wednesday, the price will be based on *****). If Wednesday is a holiday, use the business day price of the preceding Monday, the amended delivery date of Tuesday and the following Thursday. If Tuesday is a holiday, use the business day price of the preceding Monday, the delivery date of Wednesday and the following Thursday. If Thursday is a holiday, use the business day price of the preceding Tuesday, the delivery date of Wednesday and the following Friday.

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(e)	The Differentials are expressed in dollars per gallon and shall be calculated on a per gallon basis to ***** or other publication specifically set forth in Exhibit A for the applicable Product, as the basis for the calculations indicated in Exhibit A. In the event ***** ceases operation and/or publication of the relevant price, the Parties agree to meet within ten (10) days to agree to a replacement publication for use hereunder.

8. Blending and Other Fees. In addition to the Differentials identified in Exhibit A, the blending, handling and additive fees set forth in Exhibit A shall apply on the applicable PBF Product received by Premcor at the Refinery.

9. Accounting.

(a)	The Delivering Party shall promptly forward all shipping documents, statements, invoices and all required product transfer documents (“PTO”) with supporting detail, including bills of lading to the Receiving Party by the method and to the location provided for notices in Section 15 hereof. The Receiving Party shall send payments to the Delivering Party by the means and at the address or location provided on the invoice.

(b)

Each Party shall provide to the other the Party as soon as practicable, but in no event more later than the 10th day of the month following the month of delivery, their respective exchange statements (each an “Exchange Statement”) showing the exchange quantities delivered and received during the preceding month together with invoices covering the Product costs, Differentials, taxes (if any) and other charges payable hereunder. The Parties shall also provide each other a summary list of all PTOs delivered in the preceding month. PBF’s Exchange Statement shall govern and be used as the basis for paying Differentials in transactions under the Agreement, absent fraud.

10. Invoice Payment Method and Terms.

(a)	Except for the Differentials, taxes, governmental fees, or other payments (e.g., Premcor Product back to VMSC per Section 6(c)) expressly provided for in this Agreement, this exchange is on a barrel-for-barrel basis without the payment of money by one party to the other party.

(b)	If PBF’s Exchange Statement indicates that one Party owes money to the other Party after all exchange balances, Differentials, taxes (if any) and other charges are reconciled, the owing Party shall pay (without discount) the amount set forth on PBF’s Exchange Statement within ten (10) days after receiving PBF’s Exchange Statement and the applicable invoice.

(c)	Both parties will keep the volumes exchanged under the Agreement in approximate balance at all times. Upon termination of this Agreement and after the reconciliation and agreement of balances, the Parties shall settle all remaining balances within ninety (90) calendar days as follows:

(i)	A Party owing a product balance equal to or greater than ***** barrels shall settle such balance by either a physical delivery or a book transfer to a balance under another agreement as mutually agreed in writing before such settlement is made.

(ii)	A Party owing a product balance less than ***** barrels will be settled by either a book transfer to a balance under another agreement or a purchase and sale based on a price as mutually agreed in writing before such settlement is made. If no other basis has been agreed upon, the price for the product will be the month average contract price for the date of last activity.

11. Resolution of Open Items. The Delivering Party will provide supporting documentation to the Receiving Party. In the case of open items, the Delivering Party must provide documentation as requested by the Receiving Party within six (6) months of the request, or reverse the transaction off the Exchange Statement. If, upon receipt of the supporting documentation, the Receiving Party determines the transaction to be in error, the Receiving Party must communicate the error to the Delivering Party within six (6) months of the receipt of the erroneous supporting documentation or it will be deemed to have accepted the transaction and will record it as the Delivering Party’s Exchange Statement reflects. If a transaction has not been reported by either the Receiving Party or Delivering Party for a year subsequent to the ship date as shown on the bill of lading, both Parties are prohibited from reporting it, unless the Parties agree, in writing, prior to the transaction being recorded on the Exchange Statement.

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12. Measurement and Inspection.

(a)	The quantity of the Products shall be determined in accordance with the latest established ***** for the method of delivery. Unless otherwise specified elsewhere in this Agreement, all volumes shall be ***** in accordance with the latest supplement or amendment to *****. Metering systems shall conform to the ***** then in effect relative to meter calibration/accuracy. The party responsible for the meters or temperature probes used for measurement under this Agreement shall ensure that such meters and temperature probes are calibrated and proved according to applicable*****, but in any event, not less frequently than once every six (6) months. If the other party has reasonable cause, it will have the right to independently certify, at its own expense, the calibration of such meters and temperature probes.

(b)	The quantity of Product delivered to Premcor at the Refinery truck rack shall be determined using calibrated and proved meters at the loading terminal to measure quantities delivered into tank trucks/cars, or if such meters are not available, tank gauges or weigh scales shall be used and evidenced by bill of lading(s) or based on the PTO (or other acceptable transfer documentation). The quality of Product delivered to Premcor shall be based on composite samples taken prior to loading from the supply tank from which the Products are delivered.

(c)	The quantity of Product delivered to PBF at Linden New Jersey shall be based on the PTO (or other acceptable transfer documentation) or the books and records of the facility operator. The quality of Product shall be based on composite samples taken from the applicable tank prior to transfer.

(d)	Each Party shall have the right to have a representative present at the time of loading, discharge, gauging and measurement. Such representative must comply with any applicable dock, terminal, and/or pipeline facilities’ safety procedures or requirements. If an independent inspector is present, however, the independent inspector’s gauges, tests, and measurements will be binding upon the Parties absent fraud or manifest error. Unless otherwise agreed, the cost of the independent inspector will be shared equally by the Parties.

13. Maintenance. In the event of any planned or unplanned maintenance or shutdown of the Refinery or associated terminal that, in PBF’s reasonable judgment, will affect PBF’s supply of PBF Products hereunder (“Outage”), PBF shall provide Valero with at least 30 days advance notice of the Outage if such Outage is a planned Outage or scheduled turnaround (a “Planned Outage”), and as much advance notice of the Outage as reasonably possible if the Outage is unplanned or in connection with an event of Force Majeure (as defined in Appendix 1)(an “Unplanned Outage”). Until such time that the Outage becomes public, Premcor agrees to keep the fact that it received notice of an Outage confidential. In the event of an Unplanned Outage, and to the extent that PBF has inventory available at the Refinery, PBF shall continue to supply to Premcor the Product out of such available inventory, subject to PBF’s allocation of available inventory at the Refinery among customers on a prorata basis. As soon as reasonably possible following the Unplanned Outage, PBF shall determine the amount of inventory available to Premcor and provide Premcor with notice of such volumes. During any Outage (and once existing inventory volumes, if supplied to customers including Premcor, are exhausted during an Unplanned Outage), Premcor may inhaul the Products sufficient to provide for Premcor’s needs at the Refinery during the Outage (“Inhauling”) pursuant to the terms and conditions set forth in Appendix 1, and (i) Premcor shall pay PBF $***** per gallon as a throughput fee on each gallon of Product delivered into the Refinery during Inhauling, and (ii) Premcor’s product shall be commingled with other Refinery customers’ like product. During any Inhauling hereunder, Premcor shall not be required to deliver the Premcor Product on exchange to PBF. Once PBF has a sufficient amount of on spec PBF Product to provide for Premcor’s needs on exchange at the Refinery consistent with the quantities set forth in Exhibit A, the Premcor shall transition out of the Inhauling and the Parties shall resume the exchange of Products hereunder.

14. Termination of Terminaling and Offtake Agreement. Delaware City Refining Company LLC (“DCRC”) and Premcor have been parties to that certain TERMINALING AND OFFTAKE AGREEMENT (the “Offtake”) dated June 1, 2010. The Parties acknowledge and agree that upon Effective Date of this Agreement the Offtake shall terminate pursuant to Section 1 of the Offtake and the parties thereto shall have no further obligations under the Offtake.

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15. Notices:

(a)	For PBF:

(i) The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Agreement to the applicable Party shall be in writing and delivered as set forth in Section 14(a)ii below:

Contracts	Margaret Keane	Tel: (973) 455-8985
Fax: (973) 971-3625
Email: maggi.keane@pbfenergy.com

Scheduler	Carette Nelson	Tel: (973) 455-7525
Fax: (973) 455-8961
Cell: (203) 979-4119
Email: Carette.Nelson@pbfenergy.com

Invoice:	Colleen Fitzpatrick	Tel: (973) 455-7577
Fax: (973) 455-7561
Email: colleen.fitzpatrick@pbfenergy.com

(ii) For required notices under this Agreement:

PBF HOLDING COMPANY LLC

1 Sylvan Way

Parsippany, NJ 07054

Attn:Todd O’Malley

Telephone: (973) 455-7527

Facsimile: (973) 455-8962

(b)	For Valero

(i) The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Agreement to Valero shall be in writing and delivered as set forth in Section 14(a)ii below:

Operational:	Deann Johnson	Tel: (210) 345-2802
Fax: (210) 370-6385
Email: deann.johnson@valero.com

	Amy Gingrich	Tel: (210) 345-3589
Fax: (210) 444-8506
Email: NE.Allocs@valero.com

Exchange Statements:	Linda Aurit	Tel: (210) 345-4121
Fax: (210) 370-4121
Email: linda.aurit@valero.com

Bulk Invoices:	Monica Rodriguez	Tel: (210) 345-2971
Fax: (210) 444-8512
Email: monica.rodriguez@valero.com

	Patricia Yow	Tel: (210) 345-5059
Fax: (210) 444-8512
Email: patricia.yow@valero.com

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PLEASE FAX ALL INVOICES

(ii) For required notices under this Agreement:

THE PREMCOR REFINING GROUP INC.

One Valero Way

San Antonio, Texas 78249

Attn: Senior Vice President – Product Supply

Telephone: (210) 345-3599

Facsimile: (210) 345-2413

(c)	Any notice required under this Agreement must be sent or transmitted by (a) United States mail, certified or registered, return receipt requested, (b) nationally recognized overnight courier service, (c) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated above or to such other address or facsimile number as one Party shall provide to the other Party in accordance with this provision, provided delivery is also promptly effectuated by one of the other means of delivery set forth in (a) or (b) above, or (d) email only in instances specifically provided for herein which shall be deemed duly given immediately (with receipt confirmed). Except as specifically provided herein, all notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made on the delivery date if delivery is made before or during applicable normal business hours or on the next Business Day if delivered after applicable normal business hours. In the event a delivery/notice deadline falls on weekend or holiday, then the applicable deadline will be extended to include the first Business Day following such weekend or holiday.

[Signatures follow on subsequent page]

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IN WITNESS WHEREOF, each Party has caused this Offtake/Exchange Agreement to by executed by a duly authorized representative.

PBF HOLDING COMPANY LLC

Name:
Title:
Date:

DELAWARE CITY REFINING COMPANY LLC

Name:
Title:
Date:

THE PREMCOR REFINING GROUP INC.

Name:
Title:
Date:
For the limited purposes set forth in Section 6(c) herein:

VALERO MARKETING AND SUPPLY COMPANY

Name:
Title:
Date:

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EXHIBIT A

TABLE 1

The Premcor Refining Group Inc. Receipt Location: Delaware City Refinery, DE (R508)

PBF Holding Company LLC Delivers Product

Product	Mode	Barrels/month	Location Differential (A)	Handling	Additive/ Lubricity (B)	Red Dye	Ethanol Injection Fee (C)	Grade (D)
*****	*****	*****	*****	*****	*****	*****	*****	*****
*****	*****	*****	*****	*****	*****	*****	*****	*****
*****	*****	*****	*****	*****	*****	*****	*****	*****
*****	*****	*****	*****	*****	*****	*****	*****	*****
*****	*****	*****	*****	*****	*****	*****	*****	*****

TABLE 2 The Premcor Refining Group Inc. Delivery Location: Linden, NJ1 PBF Holding Company LLC Receives Product
Product	Mode	Barrels/month	Location Differential (A)					Grade (D)
*****	*****	*****	*****					*****
*****	*****		*****					*****
*****	*****		*****					*****
*****	*****	*****	*****					*****
*****	*****		*****					*****

[1]

The location in the Linden NJ area will be at one of several terminals that Premcor or its Affiliate, Valero Marketing and Supply Company, uses, including the Kinder Morgan Perth Amboy Terminal and the CITGO Terminal.

1

(A)	Location fee will be ***** = $***** for the Ethanol Blended Gasoline.

(B)	Lubricity agent for ULSD listed in Generic additive as $***** per gallon.

(C)	There will be an ethanol injection fee of $***** per gallon on all RBOB w/ethanol.

(D)	Re-grade Formulas:

Sub-Product	Base Product (s)	Re-grade Formula
*****	*****	*****
*****	*****	*****
*****	*****	*****

ULSD price to be *****, posted days only.

Ethanol price to be *****, posted days only.

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APPENDIX 1

INHAUL TERMS AND TERMINAL SERVICES

1. Definitions. For purposes of this Appendix, the following terms shall have the meanings indicated below.

“Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with the referenced entity, including the referenced entity’s parent. In this definition, “control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

“API” means American Petroleum Institute.

“Applicable Law” means any and all applicable federal, state, and local codes, constitutions, decrees, directives, laws, licenses, ordinances, injunctions, orders, permits, regulations, requirements, rules, and statutes that have been implemented, and are enforced, by any judicial, regulatory, or governmental authority, agency, body, commission, or department.

“Docks” means the marine/barge dock facilities and related improvements that are located at or within the Refinery.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including (but without limiting the generality of such term): act(s) of god, perils of the sea, fire, delay of the performing vessel arising from breakdown or adverse weather, accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, or other navigational or transportation mechanisms, war (declared or undeclared), military operations, blockade, revolution, disruption or breakdown of, or explosions or accidents to, wells, storage plants, refineries, terminals, machinery or other facilities, trade restriction, strike, lockouts, or a dispute or difference with workers, labor shortage requests, orders or actions of any government, or by any person purporting to represent a government, or any other cause of a similar nature as described herein not reasonably within the control of the respective Parties; provided, however, that the following events shall not constitute a Force Majeure: (a) a Party’s inability to economically perform its obligations under this Agreement, (b) market conditions except for raw material or other product or material shortages, (c) any breakage or damage to the Terminal as a result of a Party’s failure to maintain or repair equipment or any portion of the Terminal in accordance with the terms of this Agreement, and (c) any negligent or willful failure by a Party to apply for, obtain or maintain any permit, license, approval or right of way necessary under Applicable Law for the performance of any obligation under this Agreement.

“Truck Rack” means the truck rack and related improvements that are located at or within the Refinery.

“Vessel” means any pushboat, towboat, barge, or other marine vessel or combination thereof, employed or chartered for the purpose of transporting Product to and from the Docks.

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“VEF” means Vessel experience factor, always qualified and consistent with current API standards.

2. Alternate Supply. During an Outage resulting in Premcor’s rights to inhaul under Section 13 of this Agreement, Morgan Stanley Capital Group Inc. (“MSCG”) may supply (or cause the supply to) PBF at the Refinery with volumes of in-hauled Products (Products other than those on hand at the Refinery) as necessary to enable PBF to supply Premcor in accordance with the terms this Agreement. If MSCG does not supply (or does not cause the supply to) PBF with volumes that would enable PBF to supply Premcor in accordance with this Agreement, Premcor shall have the right to inhaul any and all of the Products to the Refinery in such quantities sufficient to substitute for the quantities of PBF Products received by Premcor on exchange at the Refinery prior to the Outage (all such Products which Premcor inhauls shall be referred to as the “Inhaul Products”) subject to dock and tank availability at the Refinery (It being understood that the dock and tank shall be available to Premcor on a first come first serve basis, except to the extent unavailable due to the Outage or as a result of an event of Force Majeure). In such circumstances, Premcor and PBF agree to negotiate in good faith an arrangement with MSCG whereby Premcor will sell and transfer title to the inhaul Products to MSCG1 upon receipt into the tanks at the Refinery, and MSCG or its Affiliate will sell and transfer title to the Inhaul Products to PBF in the same volumes necessary to enable PBF to supply Premcor as a result of an Outage.

3. Commingled Product. Notwithstanding the foregoing, in the event that Premcor, MSCG and PBF are unable to agree on acceptable terms for a buy/sell arrangement of Inhaul Products, Premcor shall be entitled to inhaul the Inhaul Products in the quantities that PBF would have been required to delivery to Premcor under the terms of this Agreement and Premcor hereby covenants and warrants that it will respect the title to all other inventory held by MSCG and not take title or custody to volumes of Product in excess of that inhauled, and shall not have a negative inventory balance. For purposes of the previous sentence only, MSCG shall be an intended third party beneficiary.

4. Inhaul Services. In the event Premcor inhauls the Inhaul Products pursuant to Section 3 of this Appendix 1, the following shall apply:

a. PBF agrees to perform or cause to be performed by its Affiliate or MSCG terminal services for Premcor at the Terminal, including (i) receipt of the Inhaul Products by Vessel, (ii) storage, handling and blending of the Inhaul Products (iii) redelivery of the Inhaul Products to the Truck Rack in accordance with the terms and conditions of this Agreement; (iv) vapor recovery of the Inhaul Products as required by Applicable Law; (v) the injection of additives into the Inhaul Products and associated volumetric additive reconciliation reporting; and (v) such other services as the Parties may agree (collectively the “Inhaul Services”). PBF will provide the labor and supervision necessary to perform the Inhaul Services and will provide and maintain the equipment necessary to perform the Inhaul Services contemplated by this Appendix 1. All such Inhaul Services shall be performed by PBF consistent with good industry practice.

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If the Amended and Restated Products Offtake Agreement dated as of June 28, 2012 among MSCG, DCRC and PBF (and TransMontaigne Product Services Inc. with respect to certain provisions therein) is terminated, each reference to MSCG herein shall be replaced by (i) PBF or its Affiliate, (ii) another customer or (iii) a third party with inventory at the Refinery, in the case of (i), (ii) or (iii) as reasonably agreed to between Buyer and PBF.

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b. Description of Facilities. As part of the Inhaul Services and in accordance with the terms and conditions set forth in this Appendix 1, PBF shall provide, operate and maintain at the terminal at the Refinery (the “Terminal”) for Premcor’s non-exclusive use adequate tanks for the storage of the Inhaul Products (the “Tanks”). PBF reserves the right to make movements of Inhaul Products among the Tanks for operational purposes, provided such movements do not cause any interference in the Inhaul Services and Premcor does not incur any additional obligations as a result of the movement. Premcor shall also have the non-exclusive use of the other terminal facilities (the “Facilities”), other than the Tanks, consisting of the Docks, pipelines, gauges, pumps and related appurtenances sufficient to receive Inhaul Products from the Docks into the Tanks and thereafter deliver such Inhaul Products from the Tanks to the Truck Rack. The Terminal and Facilities shall be available and accessible for Vessel receipt and carrier shipments twenty-four (24) hours per day, seven (7) days per week. During the Term of this Agreement, all such Facilities shall be maintained by PBF at its cost and expense consistent with good industry practice.

c. Inhaul Product Specifications. The Inhaul Products received at the Terminal hereunder for delivery into the Tanks shall meet the minimum specifications and properties set forth herrein (the “Inhaul Product Specifications”) as may be modified from time to time with the mutual, written consent of the Parties. PBF shall have no obligation to receive and handle any Premcor’s Inhaul Products which do not meet the Inhaul Product Specifications. PBF or any of its Affiliates may impose other limitations on the Inhaul Product delivered to the Terminal in order to (i) comply with Applicable Laws, including environmental permits, (ii) protect health and safety, and (iii) protect the pumps, pipes, tanks, and other equipment at the Terminal.

d. Sampling and Testing. PBF may sample and test (or cause to be sampled and/or tested) any Inhaul Product being delivered into or stored at the Terminal in order to verify Premcor’s compliance with this Agreement and to maintain the quality of the Inhaul Products and other products at the Terminal. If the Inhaul Products do not meet the Inhaul Product Specifications when delivered to the Terminal, Premcor will be responsible for the cost of all sampling, testing, handling, blending and removal conducted by or on behalf of PBF. Testing conducted by or on behalf of PBF will be done in accordance with then-current ASTM procedures. PBF will provide (or arrange to provide) Premcor with a copy of any testing reports produced or obtained by PBF regarding any Inhaul Product.

e. Blending and Additives.

i.

Ethanol Blend Quality. Upon and in accordance with the request from Premcor and at the time of loading into Carriers, PBF shall blend ethanol into gasoline. PBF shall maintain records required of the terminal operator to comply with Applicable Law, including, but not limited to, the United States Environmental Protection Agency (“EPA”) regulations with

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regards to ethanol. PBF shall, upon request, provide Premcor with copies of said documentation. For Inhaul Products blended with ethanol hereunder, PBF shall be the blender of record and retain the “RINS” applicable to such Inhaul Products. Additionally, Premcor agrees to execute such documentation that is reasonably necessary to evidence the same.

ii.	Generic Gasoline Additive Injection. PBF shall provide a generic additive injection service, including all required reporting and record keeping prescribed by Applicable Law. The additive supplied will be an EPA certified deposit control additive, and PBF will ensure that such additive is injected into all appropriate gasoline products delivered to Premcor in such quantities required by Applicable Law. Notwithstanding the above, Premcor shall be solely responsible for registering with the EPA or any other governmental agency its use of PBF’s generic additive in its fuels, as required by Applicable Law.

iii.	Lubricity Additive injection. PBF will provide or cause to be provided Lubricity Additive to be injected into all Premcor’s ULSD delivered at the Truck Rack. PBF shall inject the Lubricity Additive into Premcor’s ULSD in sufficient quantities to cause Premcor’s ULSD to comply with the lubricity requirements of ASTM D 975 or the current ASTM standard should it be changed in the future.

iv.	Red Dye Injection. PBF will provide or cause to be provided a generic red dye to be injected, when requested by Premcor, into Premcor’s ULSD delivered at the Truck Rack at or above minimum injection rates specified by the Internal Revenue Service.

v.	Additive Records and Audit Rights. PBF will retain all product transfer documents, additive system calibration records, and all other required records relating to the Inhaul Services for the minimum period required by Applicable Law. Each party and its duly authorized representatives shall have access during customary business hours to the accounting records and other documents maintained by the other Party which relate to the injection of additives and blending of ethanol hereunder and shall have the right to audit such records at any reasonable time or times within two (2) years after the delivery/receipt of Inhaul Products provided for in this Agreement, subject to reasonable confidentiality obligations.

f. Fees. As described above in Exhibit A. For Tug Assists – will be hired and paid for directly by Premcor.

g. Taxes. Any Taxes assessed by any federal, state, local or other governmental authority upon or as a result of the ownership, transportation, storage, sale, removal or withdrawal of any Inhaul Products or the Inhaul Services provided by PBF hereunder, shall be borne and paid for by Premcor, except to the extent any such taxes are, by law,

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required to be paid directly by PBF, in which event, such taxes (including penalty and interest if imposed by the taxing authority) shall be paid by PBF and reimbursed by Premcor. The above notwithstanding, PBF shall remain liable for and Premcor shall have no obligation to reimburse PBF for (i) any taxes imposed on or calculated based upon profits; (ii) any taxes measured by capital value or net worth of PBF; (iii) any ad valorem or personal property taxes on the Terminal or the property of PBF, unless any of the taxes referenced in (i) through (iii) are expressly substituted for the taxes that Premcor is otherwise obligated pay pursuant to this subsection 2(g).

h. Title and Risk of Loss. Title to Premcor’s Inhaul Product will remain with Premcor at all times (unless conveyed to MSCG as set forth above) subject to any warehouseman’s lien in favor of PBF created pursuant to the terms of this Agreement. For Vessel receipts at the Terminal, custody of Inhaul Products shall pass to PBF upon receipt at the Terminal when the Inhaul Product passes the last permanent Vessel flange into the Vessel’s discharge hoses and the receiving manifold at the Terminal. When Inhaul Products are delivered to Premcor at the Truck Rack, custody of the Inhaul Products shall pass back to Premcor when the Inhaul Product passes the last permanent flange connection between the truck or tanker truck of Premcor’s Carrier and PBF’s loading assembly.

i. Inhaul Product Measurement. PBF will measure the quantity of the Product received and delivered at the Terminal in accordance with API procedures, including temperature correction to 60° Fahrenheit, and measurements made by PBF will be binding on Premcor absent fraud or manifest error. Premcor may witness, or appoint an inspector reasonably acceptable to PBF to witness, measurements taken by PBF. The following measurement methods will apply:

i.	Carrier. PBF will measure the quantity of Inhaul Product received and delivered at the Terminal by Carrier using one of the following methods, in descending order of preference: (a) truck rack meter, if available; (b) scale, if available; or (c) by gauging the Terminal’s Tanks.

ii.	Vessel. PBF will measure the quantity of Product received at the Terminal by Vessel by using one of the following methods, in descending order of preference: (a) shore meter, if available; (b) gauging the Terminal’s Tanks, or (c) the Vessel volume with qualified VEF will apply with qualified load VEF when Vessel receives and qualified discharge VEF when Vessel delivers. All deliveries of Product to the Terminal by Vessel shall be on Vessels vetted by Premcor.

All meters, provers and other gauging equipment owned and operated by PBF shall be operated and maintained in good working condition by PBF, at PBF’s sole cost and expense, in accordance with API’s Manual of Petroleum Measurement Standards, as may be amended by API from time to time. With reasonable advance notice, such equipment may be inspected and tested at any and all reasonable times, at Premcor’s sole cost and expense, by any duly authorized representative of Premcor.

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j. Tank Bottoms. Premcor will provide any tank bottoms for Inhaul Product at the Terminal.

k. Product Loss.

i.	Except for normal handling and evaporation losses which are provided for in Section 4(k)(iii) below, and subject to the remedies and limitations set forth in Section 4(k)(ii) below, PBF will only be liable to Premcor for any contamination, damage, degradation, misdelivery or loss of Inhaul Product while such Inhaul Product is in the custody of PBF, unless PBF establishes that any such contamination, damage, degradation, misdelivery or loss was not the result of PBF’s or its employee’s, contractor’s or agent’s, negligence, willful misconduct or breach of this Agreement, provided, however, Premcor must make any claims for the contamination, damage, degradation misdelivery, or loss of Inhaul Product by notice to PBF within ninety (90) days of the date that Premcor knew or should have known of the contamination, damage, degradation, misdelivery or loss, absent fraud. If pursuant to this Section 4(k), PBF is liable for Premcor’s claim for contamination, damage, degradation, misdelivery, or loss of Inhaul Product, at PBF’s option, PBF will either (1) replace Product of like kind and quality at the Terminal or some agreed location, (2) reimburse Premcor for the value of the Inhaul Product so contaminated or lost, or (3) restore Product to receipt quality.

ii.	PBF’s liability arising out of the contamination, damage, degradation, misdelivery or loss of Inhaul Product will not exceed the fair market value for an equivalent quantity of undamaged Inhaul Product less (except in the case of normal handling and evaporation losses): the fair market salvage value of the contaminated, damaged, or degraded Inhaul Product. Fair market value will be determined using the Argus posted price, as applicable, based on the seven (7) day wrap average price around the date the loss occurred, which shall mean the average of the applicable posted prices for the three (3) days prior to, the day of, and the three (3) days after, the date the loss occurred. The seven (7) day wrap average price shall be calculated for the seven (7) consecutive days on which Argus post prices for the Inhaul Product. In the event Argus does not post a price for the relevant Inhaul Product, the Parties will select a mutually agreeable price proxy for the purposes of determining fair market value.

iii.

PBF shall only be responsible to Premcor for normal handling and evaporation losses in excess of one-half of one percent (0.5%) of the quantity of Inhaul Products received at the Terminal for Premcor’s account during such calendar year (the “Loss Allowance”). As soon as reasonably possible after the end of each month during the Term of this Agreement, PBF shall account to Premcor for the Inhaul Products so received by custody transfer document based on mode of delivery during the previous month. PBF shall be liable to Premcor, as is hereafter provided, for the

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net difference between all quantities of Premcor’s Inhaul Products so received at the Terminal and the quantities of all of Premcor’s Inhaul Products in inventory and loaded out of the Terminal during such month, less the Loss Allowance and the quantity of any such petroleum products reasonably used for line flushings, rack meter provings, product downgrades upon receipt, or product sampling in connection with the operations conducted by PBF. PBF shall account to Premcor as soon reasonably possible after the earlier of the termination of this Agreement or expiration of the Terminal Period.

l. Invoices. PBF shall submit a weekly summary invoice, together with such information as the Parties mutually agree is necessary to substantiate the invoices to Premcor for all Products delivered to Premcor during each one week billing period within two (2) Business Days after the end of each such billing period, and Premcor agrees to pay PBF within three (3) Business Days of receipt of any such invoice. Each such weekly invoice will be based upon on weekly cycles (Monday through Sunday) during the month. The first and last cycle will start on the first day of the month and end on the last day of the month. If the first day of the month is not a Monday, the cycle will start on the first calendar day and end on Sunday. If the last day of the month is not a Sunday, the final cycle will end on the last calendar day. Each invoice shall, with respect to the relevant billing period, include all bills of lading, quantity, Product type, and grade of products nominated by Premcor and delivered by the PBF with the prices applicable for these Products and quantities. PBF shall deliver each invoice to Premcor via facsimile or electronic transmission, unless otherwise agreed by the Parties. The Parties agree to work together in good faith to arrange for each invoice to be sent via electronic data interchange (“EDI”).

m. Invoice Address. Until such times that the Parties use EDI, all invoices shall be transmitted to the following address:

The Premcor Refining Group Inc.

One Valero Way

Mail Station F3R-118B

San Antonio, Texas 78249

Attention: Bulk Finished Product Accounting – Carrie Tate

Telephone: (210) 345-2051

Facsimile: (210) 444-8512

n. Nominations and Demurrage on Trucks and Vessels.

i.	Premcor will arrange with PBF for the delivery of all Inhaul Products at the Docks by one or more Vessels nominated by Premcor which have been vetted and otherwise approved in advance by PBF in accordance with the terms of this Agreement. All movements and receipts or deliveries of the Inhaul Products hereunder, whether by tank transfer, tank truck, or Vessel, shall be on a nonpreferential, first come/first served basis, and PBF shall not be responsible for any loss, damage, demurrage, or expense due to delay in loading or unloading the Inhaul Products, except for any delays caused by PBF’s negligence or intentional misconduct.

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ii.	Premcor shall exercise reasonable business efforts to give PBF at least the advance notice specified in Appendix 2 of the arrival of each Vessel and each barge making deliveries of Inhaul Products into the Terminal, specifying the quantity and nature of Inhaul Products into the storage hereunder. Such Vessels will be accommodated with every vessel using the Terminal in the order of arrival. Vessels loading or discharging for Premcor’s account will be subject to PBF’s applicable dock rules as they may be in effect from time to time and such Vessels will proceed to and from the Docks with promptness and dispatch. The tankers, barges and vessels will load or unload, as the case may be, on a continuous basis.

iii.	Premcor acknowledges that the berthing of Vessels at the Docks is subject to the limitations, restrictions, instructions and directives of the local port and harbor authorities. Subject to such limitations as may be imposed by those government agencies, PBF will reasonably cooperate with Premcor to assist Premcor in avoiding or minimizing such costs, including, giving priority to the unloading of Product out of Vessels incurring demurrage charges as and when reasonable under the circumstances and maintaining service to all customers including Premcor on a first come/first served basis.

iv.	Additional conditions concerning Vessels into or from the Refinery shall be in accordance with the Marine Terms and Conditions attached to the Agreement as Appendix 2.

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APPENDIX 2

MARINE TERMS AND CONDITIONS

1.	Pre-Arrival Information

The Customer shall:

A.	The Customer shall also give notice in writing to the Owner of the ETA of any scheduled vessel or barge at 72, 48, 24 and 6 hours before the expected arrival at the Owner’s facility.

B.	The Customer shall promptly notify the Owner in writing about a new ETA if the ETA advances or recedes by two (2) hours or more after the twenty-four (24) hour ETA notice has been given.

C.	The Customer shall furnish, as reasonably requested by the Owner, additional data in writing, about the vessel or barges dimensions, seaworthiness, equipment and certificates, as well as the nature and estimated duration of the anticipated cargo handling and other operations at the Owner’s facility, such information to be actually received by the Owner not later than twenty-four (24) hours before the vessel’s arrival at the Owner’s facility. The Customer shall supply to the Owner copies of Bills of Lading, Material Safety Data Sheets (MSDS) or other shipping papers as reasonably requested by the Owner.

D.	The Customer shall exercise reasonable diligence to ensure that the vessel they have nominated has passed the Customer’s vetting procedures. The Owner maintains the right to refuse docking of a vessel if it reasonably deems that vessel to be unsafe.

2.	Vessel Requirements

Owner will not unreasonably reject a vessel nomination. Vessel acceptance or rejection shall be communicated by Owner to Customer within a reasonable time frame. Additionally:

A.	The Customer shall exercise reasonable diligence to ensure that, throughout the cargo transfer operation, the vessel or barge shall fully comply, or hold authorized waivers for non-compliance, with all applicable U.S. Coast Guard regulations in effect as of the date vessel berths.

B.	The Customer shall exercise reasonable diligence to ensure that the vessel complies with the U.S. Federal Water Pollution Control Act, as amended, the U.S. Federal Oil Pollution Control Act of 1990 (OPA90) and regulations issued pursuant thereto effective during the term of this Agreement, and have secured and carry onboard the vessel a current U.S. Coast Guard Certificate of Financial Responsibility (COFR)(Water Pollution).

3.	Docked Vessel Operations

The Owner may instruct the Customer’s marine vessel or barge to vacate her berth if it appears that the vessel will not, because of disability or any other cause on the part of the vessel, be able to complete loading or discharge in a timely matter or if the vessel fails to comply with the Owner’s rules and regulations or there is a deficiency in the vessel’s safety or environmental systems. If the vessel does not vacate the berth following said instructions, the Customer agrees to reimburse the Owner for any consequential claims the Owner is required to pay other parties upon receipt of proper supporting documents.

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4.	Safe Berth and Passage

A.	The Owner warrants a safe berth to which the vessel may proceed to, lie at, and depart from always safely afloat. However, if the vessel cannot, in the Owner’s sole opinion, maintain its mooring safely at the dock, then the Owner at its sole discretion may order hold-in tugs, and the cost of such tugs shall be for the Customer’s account. Dockage and service fees, including mooring, booming, fresh water, steam and oily slops receipts will be charged to the Customer. In addition, all duties and other charges on the vessel, including, without limitation, those incurred for tugs and pilots, and other port costs shall be for the Customer’s account.

B.	Notwithstanding anything contained in this clause or Agreement, the Owner does not warrant the safety or draft of public channels, fairways, approaches thereto, anchorages or other publicly-maintained area either inside or outside the port area where the vessel may be directed. Owner shall not be liable for (i) any loss, damage, injury or delay to vessel resulting from the use of such waterways not caused by the Owner’s fault or negligence or which could have been avoided by the exercise of reasonable care on the part of the vessel or its master, or (ii) any damage to vessel’s at the Owner’s facility caused by other vessels passing in the waterway.

5.	Drug and Alcohol

A.	Customer shall exercise reasonable diligence to ensure that the owners of barges and U.S. flag vessels have in force a Drug and Alcohol Policy that meets or exceeds the standards set forth by the U.S. Coast Guard Regulations, and any other applicable federal, state or local laws.,

B.	Customer shall exercise reasonable diligence to ensure that the owners of non U.S. flag vessels or barges have in force a Drug and Alcohol Policy that meets or exceeds the standards set forth by their flag state and also meets or exceeds the standards set forth in the most recent edition of the “Guidelines for the Control of Drugs and Alcohol on Board Ships” as published by the Oil Companies International Marine Forum (OCIMF).

6.	Shore Tank Availability

Owner has the right to restrict or modify berthing times based on the availability of shore tank ullage. Owner will make every effort to communicate to the Customer any anticipated issues with shore tank or ullage availability but it shall be the Customer’s responsibility to monitor and manage Customer’s leased tankage to ensure ullage is available for marine receipts. Any costs related to berthing time changes due to ullage availability will be to Customer’s account.

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APPENDIX 3

CARRIER ACCESS AGREEMENT

DELAWARE CITY REFINING COMPANY LLC.

CUSTOMER FACILITY ACCESS AGREEMENT

This Customer Facility Access Agreement (the “Agreement”) is entered into as of this      day of         , 2010, by and between Delaware City Refining Company LLC., with its principal business address at XXX Greenwich, CT 06870 hereinafter referred to as “Company,” and THE PREMCOR REFINING GROUP INC., with its principal business address at One Valero Way, San Antonio, Texas 78249, hereinafter referred to as “Customer.”

Customer’s Federal Employer Identification Number (FEIN) is                             .

Customer’s phone # is                             and fax # is                             , contact person is                             , and SCAC code number is                             .

Company owns and operates a petroleum terminal at its Delaware City refinery with equipment for loading and unloading products into or from transport trucks, hereinafter identified as “Terminal”.

Company and Customer have entered into a Offtake and Exchange Agreement dated                     (the “Offtake Agreement”) whereby Company and Customer have agreed to exchange and certain petroleum products described therein (hereinafter referred to as “Products”).

Customer and its Carriers and agents it has designated on the attached “Exhibit A,” hereinafter referred to as “Agents,” desire access to the Terminal for purposes of transporting Products to and from the Terminal.

Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth to be faithfully kept and performed, the receipt and adequacy of which is expressly agreed to, the parties hereto agree as follows:

1.	Any terms which are not defined herein shall have the same meaning given such term in the Offtake Agreement.

2.	Each of the Agents designated by Customer on Exhibit A shall sign a Carrier Terminal Access and Loading Agreement, in the form of Exhibit B, prior to being granted access to the Terminal.

3.	This Agreement shall continue during the term of the Agreement or during the entire term any Exhibit B entered into by an Agent and any renewals or extensions thereof or until Company receives written notice of termination of an Agent by the Customer.

4.	Pursuant to the Offtake Agreement, Company reserves the right to revoke access at any time. Access to the Terminal is not transferrable. Agents may not be added to this Agreement except upon written amendment.

5.	This Agreement shall be governed pursuant to the terms and conditions of the Offtake Agreement.

In Witness whereof, this Agreement is executed as of the day and year first above written.

DELAWARE CITY REFINING COMPANY LLC.

By:

Printed Name:

Title:

Customer:	THE PREMCOR REFINING GROUP INC.

By:

Printed Name:

Title:

[Signature page to Customer Facility Access Agreement]

Exhibit A

To

Customer Facility Access Agreement

The following are designated Agents of the Customer

Alger Oil

Allied Energy Inc

Baltimore Tank Lines

Besche Oil Co Inc

Biggs Fuel Company, Inc.

BRT-Buck Run Transpor

Butler Fuel & Son’s Inc

Cato Inc.

Chopra Petroleum Transportation

Christiana Motor Freight

Cirillo Bros. Inc.

Diamond Materials LLC

Eagle Transport Corp.

Elite Tank Lines Inc

Ewing Oil Co Inc

Ferrell Fuel Co. Inc.

Flying J Transport

Forakers Oil Inc.

Goodman Petro Svcs/Craig

Griffith Energy Services Inc

Hartleys Rainbow Fuel

Hillside Oil Company, Inc.

HOP Energy LLC

JR’s Discount Fuels Inc

Kirkwood Bottle Gas Co.

L.P. Transportation

Lancaster Propane Gas Inc.

Lee Transport Systems LLC

Mid-Atlantic Coop Solutions Inc

Murphy Transport Inc

Ocean Petroleum LLC

Papco LLC

Pedroni Fuel Co

Penn Tank Lines

Penn Valley Bottled Gas

Pep-Up, Inc.

Petro-Chemical Transport, LLC (PCT)

Petroleum Transport Inc

Petroleum Transporters LLC

Pilot Travel Centers, LLC

Pro Fuels Inc

Quality Carriers Inc

Quest Transport, LLC

Rausch Fuel Oil Company Inc.

Riggons Inc.

Ross Fogg Gas Co

Samuel Coraluzzo Co.

Schagrin Gas Company

Shellhorn and Hill Inc.

Smokey’s Gulf Service Inc.

Southern States Cooperative Inc.

Taylor Oil Company

Tipton Trucking Co Inc

Tri-Gas & Oil Co

Usher Transport, Inc.

Venezia LPG Services Inc.

Watson Oil Co

Wilson Baker, Inc.

Exhibit B

To

Customer Facility Access Agreement

DELAWARE CITY REFINING COMPANY LLC

DELAWARE CITY TERMINAL

CARRIER TERMINAL ACCESS AND LOADING AGREEMENT

This Carrier Terminal Access and Loading Agreement (“Agreement”) is entered into by and between the Delaware City Refining Company LLC a Delaware Corporation hereinafter referred to as “Company” with offices at XXXX Greenwich, CT, and the party listed below hereinafter referred to as “Carrier.

Carrier Company:

State of Incorporation:

Address:

Standard Carrier Alpha Code (SCAC):

Federal Employee Identification Number (FEIN):

Agreement Effective Date:

WITNESSETH:

Company conducts business at a bulk petroleum distribution loading and unloading facility hereinafter referred to as “Terminal” from which it makes available products to customers and customer’s carriers. Carrier, among other activities, is engaged in loading, unloading, handling and transporting such products from the Terminal for distribution and is desirous of having access to the Terminal for the purpose of loading or unloading cargoes into or from transport vehicles and driving such vehicles away from the Terminal. “Product” is defined as any hydrocarbon, petrochemical or product or material which arises from the processing of fossil fuels such as crude oil, coal, natural gas, etc., regardless of ownership of Product. Company is agreeable to granting such rights and privileges subject to the terms and conditions hereinafter set forth.

Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth to be faithfully kept and performed, and further, in consideration of the benefits and advantages flowing to Company and to Carrier, which consideration the sufficiency and adequacy of is hereby agreed to, the parties agree as follows:

1.	TERM OF AGREEMENT:

The term of this Agreement is from the effective date first above written for one (1) year, and year to year thereafter, and until such time as Company may revoke the permission granted herein. The privileges

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granted herein are temporary in nature and may be terminated by either Company or Carrier in their sole and absolute discretion at any time and for any reason by service of notice (verbal or written) on the effective date of such termination. If such notice is given verbally, a written confirmation shall be delivered in accordance with the terms of this Agreement and Carrier shall notwithstanding such termination be liable to Company for all liability hereunder accrued.

2.	ACCESS TO TERMINAL:

Carrier shall be granted access to the Terminal after tendering a written request submitted by Carrier to Company’s Terminal, as provided in Paragraph 3, for the sole purpose of loading or unloading authorized grades and quantities of Products into or from transport vehicles furnished by Carrier compatible with the product dispensing or unloading system at the Terminal, pursuant to and in accordance with written procedures in effect at the time issued by Company to Carrier (which may be amended by Company from time to time), and driving such loaded vehicles away from the Terminal.

3.	CARRIER DRIVER APPROVAL AND ACCESS CODES:

Company shall furnish to designated Carrier’s drivers access to the Terminal through terminal access codes upon receipt of a copy of a valid commercial drivers license with appropriate endorsements and a copy of the driver’s DOT testing card. Carrier’s driver must also submit to Terminal’s driver training and safety requirements. Upon satisfactory submission of required documents and successful completion of training Carrier’s driver shall gain access to the Terminal and to the Terminal’s Products dispensing or unloading system so that Carrier can load or unload authorized grades and quantities of products into or from Carrier’s transport vehicles. Terminal access so issued to Carrier and driver shall remain in effect until terminated by either the Carrier or Company. Carrier agrees to not allow Carrier’s drivers to share any authorized access codes. Terminal access will only be issued to specific representatives of Carrier. Any unauthorized use of terminal access codes shall constitute a material breach of this Agreement and make it subject to immediate termination by Company with prior written notice to Carrier. Carrier shall pay to Company its then posted price for all products loaded from the Terminal arising from any loss, theft, fraudulent or unauthorized use or duplication of terminal access codes issued it until this Agreement is terminated or until such time as Carrier notifies Terminal Manager by telephone of the loss, theft, fraudulent or unauthorized use or duplication of terminal access materials furnished Carrier hereunder. Carrier shall promptly confirm such verbal notice by facsimile and by registered or certified mail (return receipt requested), addressed to the Terminal Manager within 24 hours or telephone notification will not be valid and will not relieve Carrier of its obligations.

4.	INSURANCE:

(A)	Carrier shall maintain, at its sole cost, for itself and any subcontractor it may engage at all times while performing this Agreement, the following insurance coverages with companies reasonably satisfactory to Company, with full policy limits applying, but not less than as required below (the “Insurance”):

(1)	Commercial General Liability unamended or Comprehensive General Liability insurance with Broad Form CGL endorsement with limits of not less than $1,000,000 each occurrence and $2,000,000 general aggregate, and provided that an endorsement is to be provided stating that this CGL insurance is primary to any insurance provided by the Indemnified Party or Parties.

(2)	Automobile Liability insurance covering all vehicles used in the operations of Contractor with limits of liability of not less than: Bodily injury $1,000,000 each person, $2,000,000 each accident; Property damage $1,000,000; or a Combined Single Limit of $2,000,000 for bodily injury and property damage, such policy to be endorsed to cover hazardous material transportation when it is involved in the performance of this Agreement.

(3)	Worker’s Compensation insurance as required by laws and regulations applicable to and covering employees of Contractor engaged in the performance of the Work under this Agreement.

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(4)	Employers’ Liability insurance protecting Carrier against common law liability, in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with a limit of not less than $1,000,000 each accident, illness or death, including but not limited to coverage under the Jones Act, the Death on the High Seas Act and the general maritime law of the United States.

(5)	Longshore and Harborworkers’ Compensation Act insurance to the extent required under such Act with regard to the Work to be performed hereunder, including such requirements under such Act as extended by the Outer Continental Shelf Lands Act.

(6)	For trucks loading gasoline and propane, Excess Liability insurance over coverages afforded by the primary policies described above, with a minimum limit of $4,000,000 when loading at the Truck Rack.

For trucks loading distillates, Excess Liability insurance over coverages afforded by the primary policies described above, with a minimum limit of $1,000,000 when loading at the Truck Rack.

(B)	Carrier shall obtain Insurance that provides coverage to Company for liabilities arising out of or relating to the concurrent, contributory or sole negligence of any Indemnified Party, Carrier, its subcontractors, invitees, suppliers or third parties. The Insurance shall provide a waiver of subrogation in favor of Company, state that the Insurance is primary to any other valid insurance available to Company or its affiliates allow for the separation of insureds and give written notice of cancellation or material change. Any deductible or retention of insurable risks shall be for Carrier’s account and be approved in advance in writing by Company. Notice of cancellation or change shall not affect the Insurance until 30 days after written notice is received by Company.

(C)	The Insurance and each certificate evidencing the Insurance issued to Company shall name Company and all other Indemnified Parties as additional insureds (except for Worker’s Compensation insurance and Longshoremen’s and Harborworkers’ Compensation insurance), without regard to the allocation of liability provisions contained in this Agreement, to the full extent of any claim, loss or liability within the scope of the Insurance. It is the intention of the Parties that the status of Company and all other Indemnified Parties as additional insureds shall not be limited. Carrier shall provide to Company all certificates evidencing the Insurance prior to commencement of performance of this Agreement and shall provide copies of the policies upon request by Company. Company’s failure to enforce Carrier’s obligation to provide proof of insurance shall not alter the coverage required herein nor Carrier’s obligation to maintain the Insurance.

(D)	Failure of Carrier to maintain the required Insurance in full force and effect during the duration of this Agreement and during any extensions, extra or additional performance agreed to by Carrier and Company hereunder shall constitute a breach of this Agreement. Company shall have the right to enforce this Agreement against Carrier as if the Insurance had been properly obtained. Company shall have the right, in addition to any other rights, to immediately suspend, cancel and/or terminate this Agreement without further cost to Company.

(E)	The indemnity provisions set forth herein and this section setting forth Carrier’s insurance obligations are separate obligations of Carrier, and the enforceability or non-enforceability of the indemnity shall not prejudice Company’s rights as an additional insured under the Insurance.

5.	COMMODITY CUSTODY TRANSFER:

Carrier agrees that custody of the Commodity loaded passes to Carrier at the point where it leaves the loading arm at the Terminal truck loading rack. Carrier assumes responsibility for commodity quality beyond that point, should it differ from the Commodity quality of the sample taken from the tank delivering Commodity to that loading arm.

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6.	INDEMNITY:

6.1 THE PARTIES EXPRESSLY INTEND THAT CARRIER SHALL INDEMNIFY COMPANY AS SET FORTH IN THIS SECTION. THIS INDEMNITY SHALL BE ENFORCED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW IN LIGHT OF THE TYPE OF SERVICES PERFORMED. IF ANY PORTION OF THE INDEMNITY IS FOUND NOT TO BE ENFORCEABLE PURSUANT TO APPLICABLE LAW IN LIGHT OF THE TYPE OF SERVICES PERFORMED, THE INDEMNITY SHALL NOT BE VOID BUT RATHER IT SHALL BE INTERPRETED AND APPLIED TO PROVIDE THE MAXIMUM INDEMNITY OF COMPANY BY CARRIER ALLOWED BY THE APPLICABLE LAW. IN ADDITION, NO TERM OF THIS AGREEMENT SHALL BE CONSTRUED TO WAIVE COMPANY’S STATUTORY WORKER’S COMPENSATION IMMUNITY WHEREAS CARRIER DOES WAIVE SUCH IMMUNITY AS APPLICABLE TO EFFECTUATE THE INTENT OF THIS INDEMNITY.

(a) DEFINITIONS:

(1)	“INDEMNIFIED PARTY” OR “INDEMNIFIED PARTIES” MEANS COMPANY, ITS PARTNERS, AFFILIATES, PARENTS AND SUBSIDIARY AND RELATED ENTITIES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS AND AGENTS.

(2)	“DAMAGES” MEANS ALL CLAIMS, DEMANDS, CAUSES OF ACTION, SUITS, DAMAGES, LIABILITIES, FINES, PENALTIES, ASSESSMENTS, ENVIRONMENTAL RESPONSIBILITY COSTS AND INJUNCTIVE OBLIGATIONS, JUDGMENTS, LOSSES AND EXPENSES (INCLUDING WITHOUT LIMITATION EXPENSES, COSTS AND ATTORNEY’S FEES INCURRED FOR ANY INDEMIFIED PARTIES’ DEFENSE OR ENFORCEMENT OF ITS INDEMNIFICATION RIGHTS).

(b)	CARRIER, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AGREES TO AND SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS INDEMNIFIED PARTIES FROM AND AGAINST ANY DAMAGES WHICH MAY BE INCURRED BY OR ASSESSED AGAINST ANY INDEMNIFIED PARTY ON ACCOUNT OF:

(1)	ANY DAMAGES FOR PERSONAL INJURY, DISEASE OR DEATH OF ANY PERSON(S), DAMAGES TO OR LOSS OF ANY PROPERTY CAUSED BY, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE CARRIER’S PERFORMANCE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGES CAUSED BY OR ATTRIBUTABLE TO THE NEGLIGENCE OF CARRIER, ITS SUBCONTRACTORS, INVITEES OR SUPPLIERS (INCLUDING WITHOUT LIMITATION THE RESPECTIVE EMPLOYEES OR AGENTS OF THE FOREGOING); OR

(2)	ANY BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF CARRIER CONTAINED HEREIN, INCLUDING WITHOUT LIMITATION, DAMAGES INCURRED BY ANY INDEMNIFIED PARTY DUE TO CARRIER’S FAILURE TO FULLY COMPLY WITH THE INSURANCE REQUIREMENTS SET FORTH HEREIN.

(c)	CARRIER SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES FROM AND AGAINST ALL ECONOMIC LOSSES INCLUDING CONSEQUENTIAL DAMAGES, LOST PROFITS AND BUSINESS DELAYS ARISING FROM OR RESULTING FROM CARRIER’S PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT.

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(d)	CARRIER SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES FROM AND AGAINST DAMAGES ARISING OUT OF, RESULTING FROM OR OTHERWISE CONNECTED WITH ANY FAILURE BY CARRIER TO COMPLY WITH OR VIOLATION BY CARRIER OF ANY FEDERAL, STATE, COUNTY OR MUNICIPAL LAWS, RULES, REGULATIONS, ORDERS OR ORDINANCES, INCLUDING WITHOUT LIMITATION, ALL FEDERAL, STATE AND LOCAL ENVIRONMENTAL, HEALTH AND SAFETY LAWS, RULES AND REGULATIONS, WHICH MAY OTHERWISE BE APPLICABLE TO OR IMPOSED IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT.

(e)	CARRIER SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES AGAINST ALL LIENS, CLAIMS AND DEMANDS (INCLUDING WITHOUT LIMITATION EXPENSES, COSTS OR ATTORNEY’S FEES INCURRED FOR ANY INDEMNIFIED PARTY’S DEFENSE OR FOR ENFORCEMENT OF ITS INDEMNIFICATION RIGHTS) WHICH ARISE IN CONNECTION WITH THIS AGREEMENT.

(f)	CARRIER SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES AGAINST CLAIMED OR ACTUAL INFRINGEMENT OR CONTRIBUTORY INFRINGEMENT OF ANY PATENT, OR INFRINGEMENT OF ANY COPYRIGHT OR TRADEMARK, OR PUBLIC DISCLOSURE OF ANY TRADE SECRET OR PROPRIETARY INFORMATION OWNED BY OR OTHERWISE LICENSED TO COMPANY (INCLUDING WITHOUT LIMITATION EXPENSES, COSTS OR ATTORNEY’S FEES INCURRED FOR ANY INDEMNIFIED PARTY’S DEFENSE OR FOR ENFORCEMENT OF ITS INDEMNIFICATION RIGHTS), ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT OR THE USE OF THE MATERIALS OR EQUIPMENT FURNISHED BY CARRIER FOR OR IN CONNECTION WITH THE SERVICES.

(g)	CARRIER’S INDEMNITY OBLIGATIONS SHALL NOT LIMIT AND SHALL NOT BE LIMITED BY THE INSURANCE COVERAGES (INCLUDING WITHOUT LIMITATION ANY INDEMNIFIED PARTY’S ADDITIONAL INSURED STATUS) SET FORTH HEREIN.

(h)	COMPANY EXPRESSLY RESERVES THE RIGHT TO PARTICIPATE IN ITS DEFENSE WITH COUNSEL OF ITS OWN CHOOSING. CARRIER’S INDEMNITY OBLIGATIONS SHALL SURVIVE THE EXPIRATION, TERMINATION OR NONRENEWAL OF THIS AGREEMENT.

7.	LAWS, RULES, REGULATIONS AND INSTRUCTIONS:

a.	Carrier agrees at all times to comply with all federal, state, and local laws, ordinances, rules and regulations, applicable to its operations hereunder and agrees to obtain all permits, licenses and other authorizations required by any governmental authority under such laws, ordinances, rules and regulations. By way of example, but not of limitation, the transport vehicles (including the cargo tanks into which petroleum products are loaded) used by Carrier in exercising the privileges shall meet all applicable Department of Transportation labeling, placarding, marking and tank specifications and regulations and shall be authorized by the Department of Transportation to transport the petroleum products loaded into such vehicles. Further, all tank vehicles and cargo trucks shall carry a current DOT Emergency Response Guidebook or a Hazardous Material Shipping paper for each Product to be loaded. Also, Carrier and its drivers and agents shall institute and comply with all operating, reporting and recordkeeping procedures reasonably designed to ensure: (i) that no unauthorized release of any Products occurs; (ii) that in the event any Product(s) is/are released, all applicable reporting and recordkeeping requirements are fully complied with; and (iii) that in the event any Product(s) is/are released, all Product(s) and any contaminated environmental medium or media is/are expeditiously and properly cleaned up and remediated.

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b.	Carrier further agrees to abide fully and strictly with the driver loading instructions and safety rules promulgated by Company with respect to the use of the Terminal. Such instructions and regulations may be amended or modified by Company at any time, and such instructions and regulations as amended or modified shall be binding on Carrier upon receipt of a copy thereof. Furthermore, Carrier acknowledges to have received and read any driver loading instructions and safety rules and any supplements or amendments thereto which may be issued from time to time.

c.	Carrier shall only permit personnel properly instructed in the characteristics and safe-handling methods associated with the Terminal and the petroleum products to be transported to exercise the privileges granted Carrier hereunder. Carrier warrants its drivers have been properly trained in all operating safety requirements and procedures. All such personnel shall be fully knowledgeable about and abide by the driver loading or unloading instructions and safety regulations of Company. Company may amend or modify loading or unloading instructions at any time and such instructions and regulations as amended or modified shall be binding on Carrier upon receipt of a copy thereof. These instructions include, but are not limited to:

•	In Terminal area or trucks on Terminal grounds, there shall be no smoking, no use of a lighter, no use of matches, no flares, no open lights or striking together of metal objects.

•	No truck will be permitted to load which was previously loaded with chemicals that will oxidize with carbon. Such chemicals are Ketones, Aldehydes, Alkenes and Organic Acids.

•	All trucks shall be empty before moving into loading area.

•	Driver is responsible for following procedure sequence which is posted in loading bay to receive product safely.

•	All trucks must have the proper connections for safe loading or unloading. No adapters will be permitted.

•

All trucks must have air brakes locked while loading or unloading, and shall have an operational brake interlock system on the trailer so that the brakes remain locked whenever the truck is hooked up to the apparatus.

•	Trucks must be turned off and all electric on trucks shut off while loading (such as lights, radio, C.B., etc.)

•	No split loading of products will be permitted into the same transport trailer unless the trailer has double bulkheads.

d.	Company requires that all personnel working in its operations and at its facilities be mentally and physically capable of performing their assigned duties in a competent and safe manner. This safety rule prohibits the possession and or use of illegal or unauthorized drugs, intoxicating beverages, fire arms or other weapons at Company’s Terminal. To insure the safety and prevent the loss of Company property, Company will conduct security inspections or searches at random to search the person, personal effects or vehicle of any person on Company property to enforce compliance with this policy. Persons found to be in violation of this policy will be immediately removed and barred from entering any Company’s facility. Illegal or unauthorized drugs, intoxicating beverages, fire arms, other weapons or unauthorized property discovered as a result of these inspections may be confiscated and turned over to law enforcement officers, if appropriate. The instructions and regulations pertaining to Company’s inspection policy may be amended or modified by Company at any time, and such instructions and regulations as amended or modified shall be binding on Carrier upon receipt of copy thereof. In the event Carrier or Carrier’s employees fail to comply with the Company’s inspection policy, Company will take whatever steps are necessary to correct the situation. This may include immediately terminating this Agreement.

e.	Carrier’s driver shall observe safe driving rules and enter and leave the Terminal slowly, he/she shall use the proper traffic flow inside the Terminal and observe restrictive areas.

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f.	All tank trucks shall be: (i) free of leaks and in all respects suitable for loading petroleum products; (ii) equipped with secondary high level overfill protection devices compatible with the Terminal’s rack permissive system(s); (iii) equipped with vapor recovery equipment compatible with the Terminal’s rack equipment. Drivers shall remain in attentive attendance at the loading or unloading rack at all times during the loading or unloading procedure. NEVER BLOCK A LOADING OR UNLOADING VALVE OPEN! If the driver is in the loading or unloading area awaiting an open position, he/she shall remain with the equipment and engine and all electrical equipment shall be shut down. Tank trucks shall be grounded promptly upon stopping at a loading or unloading position and grounds shall not be removed until all loading or unloading equipment has been secured. No work or repair of any type shall be performed on the tractor or trailer while positioned in the loading or unloading rack or in the immediate vicinity of the loading or unloading rack. If a truck cannot be started while in the loading rack, it shall be safely towed from the rack. No units shall be pushed from the rack areas, nor shall jumper cables be utilized except in designated areas. In the event of a spill at the loading or unloading rack, the loading or unloading operation shall be stopped immediately. The truck shall not be started or moved until the hazard has been removed.

g.	Carrier shall comply with all federal, state and local fuel-related environmental laws and regulations including, but not limited to:

•

Reformulated gasoline and blendstocks (“RFG”) and conventional gasoline (“CG”) whether sold to or transported by Carrier, including but not limited to regulations found at 40 CFR 80.40 through 80.135 as may be revised or amended from time to time;

•

Volatility regulations (including but not limited to all Reid Vapor Pressure (“RVP”) requirements) for gasoline and alcohol blends, including but not limited to, regulations found at 40 CFR 80.27 and 80.28, as may be revised or amended from time to time;

•	Additization of detergents to gasoline or other blendstocks, including but not limited to, regulations found at 40 CFR 80.140 through 80.169, as may be revised or amended from time to time;

•

The handling, transportation, sale and use of “low sulfur” and “high sulfur” diesel fuel, including but not limited to regulations found at 40 CFR 80.29 and 80.30, as may be revised or amended from time to time;

•	Federal Trade Commission (“FTC”) gasoline octane labeling requirements, including but not limited to regulations found in Section 203(c)(1) of Title II of PMPA.

h.	Carrier, immediately after loading and prior to transporting any Product, shall obtain a bill of lading, manifest or other product transfer document (“PTD”) from Company which complies with all applicable requirements and regulations concerning said documents. Carrier will maintain a copy of each PTD for a minimum of five (5) years. Carrier will not transport Product (and shall contact Company) if the PTD does not contain the required information;

i.	Carrier shall deliver PTD to the operator of the destination facility prior to off-loading Product;

j.	If loading or transporting reformulated blendstock for oxygenate blending (“RBOB”), Carrier agrees that it shall only transfer RBOB to an EPA registered refiner or oxygenate blender. Carrier will maintain and supply to Company the EPA registration number of the party to whom the RBOB is transferred;

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k.	Carrier will obtain when loading, and later provide when unloading, appropriate PTDs. Carrier will ensure different RBOBs are kept physically separate and are not mixed except as otherwise allowed by federal or state fuel regulations;

l.	Carrier shall immediately cease the loading, transportation, distribution, or off-loading of any Product if said Product is known or suspected of being in violation of any federal, state, or local regulation, law or ordinance. Carrier agrees to immediately notify Company if a violation is known or suspected;

m.	Carrier shall not commingle Products (including but not limited to RFG or CG), except as authorized by applicable regulation. Carrier shall not perform any in-transport blending or adulterate the loaded Product in any fashion without prior written approval of Company. Carrier will ensure that all loading compartments are drained dry prior to loading dissimilar Products;

n.	Carrier shall not deliver, distribute, or off-load CG into a controlled RFG market area under any circumstance.

o.	Carrier shall train all personnel concerning applicable regulatory requirements pertaining to the handling, transport, loading, purchase and sale of RFG, CG and all other Products contemplated herein;

p.	Company agrees to comply with all regulations promulgated under the Clean Air Act Amendments of 1990 concerning carriers

q.	Carrier shall allow Company reasonable access to its facilities, records and personnel in order to obtain samples, review compliance, and conduct contract compliance audits as needed

8. ASSIGNMENT:

Carrier shall not transfer or assign this Agreement in whole or in part without Company’s prior written consent, which consent Company may withhold in its sole and absolute discretion.

9. INDEPENDENT CONTRACTOR:

It is expressly agreed that Carrier is acting hereunder solely as an independent contractor and that all persons exercising the privileges shall be deemed agents, servants, or employees of Carrier and that none of such persons shall be deemed agents, servants, or employees of Company.

10. ENTIRE AGREEMENT:

This Agreement sets forth the entire agreement and understanding of the parties with respect to the privileges contained herein, and supersedes and merges all prior discussions and writings between them and is not subject to modification or interpretation by either party other than by an amendment hereto duly executed by both parties.

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11. SEVERABILITY:

Carrier and Company agree that in the event any term, covenant, condition, provision or agreement herein is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, condition, covenant, provision or agreement shall in no way affect any other term, covenant, provision or agreement herein.

12. WAIVER:

In the event that Company fails to insist upon performance by Carrier of any of the terms hereof, such failure shall not be construed as a waiver of Company’s right at any time thereafter to enforce such terms.

13. GOVERNING LAW:

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its law on conflicts and the parties hereby submit to the exclusive jurisdiction of the courts situated in Delaware. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not in any way apply to, or govern this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

DELAWARE CITY REFINING COMPANY LLC	CARRIER

By:	By:
Title:	Title:
PrintName:

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PBF HOLDING COMPANY LLC

GENERAL TERMS AND CONDITIONS FOR THE SALE OF CRUDE OIL AND

PETROLEUM PRODUCTS

EFFECTIVE APRIL 2012

PART 1 – DEFINITIONS AND GENERAL

1.	DEFINITIONS

“Acceptable Letter of Credit Issuer” means a major U.S. Commercial Bank or a U.S. branch of a foreign bank which, at all times: (i) satisfies all regulatory capital requirements applicable to it (including any individual regulatory capital requirements); (ii) is “well capitalized” within the meaning of Section 38 of the Federal Deposit Insurance Act, as amended, or any successor statute, and any applicable regulations thereunder; (iii) has a senior unsecured credit rating of at least “A” by S&P and “A2” by Moody’s; and (iv) meets the applicable criteria of Seller for letter of credit issuers as in effect at such time, including credit, legal and risk management criteria.

“Affiliate” means, in relation of any Person an entity controlled, directly or indirectly, by the Person, any entity that controls, directly or indirectly, the Person or any entity directly or indirectly under the common control with the Person. For this purpose, “control” of any entity or Person means ownership of a majority of the voting power of the entity or Person.

“Agreement” or “this Agreement” means the Confirmation together with these GTCs and, if applicable, the RINs GTCs as modified by the below “Renewable Identification Numbers” provision of the “Miscellaneous” section.

“All Fast” means that the Vessel is completely moored at the Cargo Transfer Point with gangway down and secured.

“API” means the American Petroleum Institute.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof; (ii) any agreement, concession or arrangement with any Governmental Authority; and, (iii) any license, permit or compliance requirement, including under any environmental law, in each case as may be applicable to either Party or to either Party’s performance under this Agreement.

“ASTM” means the American Society of Testing Materials.

“Bankrupt” means, with respect to a Party, its direct or indirect parent companies, Buyer’s Credit Support Provider or an Acceptable Letter of Credit Issuer, as the case may be, that such Party or Buyer’s Credit Support Provider: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets; (viii) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (ix) takes any action in furtherance of, or indicating consent to, approval of, of acquiescence in, any of the foregoing acts.

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“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101, et. seq.

“Barrel” means 42 U.S. Gallons measured in temperature of 60 degrees Fahrenheit (60° F) and an absolute pressure of 29.92 inches of mercury.

“Business Day” means a day on which banks are open for general commercial business in New York, New York.

“Buyer” means the Party purchasing Product from the other Party.

“Cargo” means a shipment of Product under this Agreement that is to be transported by Vessel.

“Cargo Transfer Point” means the place designated in a Confirmation for delivery of the Cargo by one Party to the other Party.

“Confirmation” means the written communication from PBF confirming the economic and other terms of the agreement between the Parties to buy or sell Product, or other form of agreement that incorporates these GTCs by reference to form this Agreement.

“Credit Support Provider” means the guarantor or other Person providing credit support for Buyer or for a Party that is a debtor under any agreement between the Parties.

“Delivered” shall mean that Seller sells Product out of the pipeline and that title and risk of loss transfer from Seller, or its Affiliate, to Buyer as the Product passes the flange of the meter measuring discharge upon outtake.

“Delivery Location” means the location specified for delivery of Product in a Confirmation.

“Delivery Period” means the period specified for delivery of Product in a Confirmation.

“Designated Event” means (i) the consolidation or amalgamation of a Party with, the merger of a Party with or into, or the transfer of all or substantially all of a Party’s assets to, another entity; (ii) the reorganization, reincorporation or reconstitution of a Party into or as another entity; (iii) the acquisition by any Person directly or indirectly of the majority of the beneficial ownership of the Party such that such Person may exercise control of the Party; or (iv) a substantial change in the capital structure of a Party by means of the issuance or guaranty of debt. For purposes of this definition, the term “Party” includes Buyer’s Credit Support Provider, if any.

“DWT” means dead weight ton.

“ETA” means estimated time of arrival.

“Exchange of Futures for Physicals” or “EFP” means an exchange of futures contracts for, or in connection with, physical Product pursuant to which the buyer and seller of the futures contracts are the Seller and Buyer of a quantity of the physical Product (or any derivative, by-product or related Product) approximately equivalent to the quantity covered by the relevant futures contracts.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; Vessel damage or loss; strikes, grievances, actions by or among workers

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or lock-outs, whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals; accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of or explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared) civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. The term “Force Majeure” expressly excludes (i) a failure of performance of any Person other than the Parties (except to the extent that such failure otherwise would constitute a Force Majeure Event but for this exclusion); (ii) the loss of Buyer’s market or any market conditions for any Product that are unfavorable for either Party; (iii) the loss of Seller’s supply of Product, the failure of Seller’s supplier of Product to perform or the depletion of Seller’s reserves of Product; (iv) any failure by a Party to apply for, obtain or maintain any permit, license, approval or right of way necessary under Applicable Law for the performance of any obligation under this Agreement; and (v) a Party’s inability to economically perform its obligations under this Agreement.

“Gallon” means a U.S. gallon of 231 cubic inches at 60 degrees Fahrenheit (60° F).

“Governmental Authority” means any foreign or U.S federal, state, regional, local or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any Person purporting to act therefor.

“Independent Inspector” means a licensed Person chosen by the mutual agreement of the Parties who performs sampling, quality analysis and quantity determination of the Product received or delivered pursuant to this Agreement.

“Interest Rate” means the annual rate (based on a 360-day year) equal to the lesser of (i) two percent (2%) over the prime rate as published under “Money Rates” in the Wall Street Journal in effect at the close of the Business Day on which payment was due and (ii) the maximum rate permitted by Applicable Law.

“Laydays” means the time period specified in the Confirmation during which a Cargo is scheduled to be loaded or discharged, as the case may be.

“Letter of Credit Default” means the occurrence of any of the following events as to any outstanding letter of credit issued to Seller: (i) the Acceptable Letter of Credit Issuer no longer meets one or both of the criteria of an “Acceptable Letter of Credit Issuer” as defined in these GTCs; (ii) the Acceptable Letter of Credit Issuer fails to comply with or perform its obligations under such letter of credit; (iii) the Acceptable Letter of Credit Issuer disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such letter of credit; (iv) the letter of credit expires or terminates , or fails or ceases to be in full force and effect at any time during the term of this Agreement or during any period when Seller requires that Buyer maintain the letter of credit; (v) Buyer fails to cause a renewal or replacement letter of credit to be delivered to Seller at least 30 days (or by such other date required by Seller) prior to the expiration of such letter of credit or at least one Business Day after notice from Seller that the letter of credit issuer no longer is acceptable to Seller; or (vi) the Acceptable Letter of Credit Issuer becomes or is bankrupt.

“LPGs” means liquefied petroleum gases.

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“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency thereto.

“NGLs” means natural gas liquids.

“NOR” means a notice of readiness that is valid and applicable.

“OBQ” means onboard quantity.

“Offsetting Transaction” means any two or more Transactions in respect of the same Product having the same or overlapping Delivery Period (as specified in the Transaction), Delivery Location and payment date, where under one or more of such Transactions, one Party is Seller and under one or more of such other Transactions the same Party is Buyer.

“Other Commodity Agreement” means any agreement between the Parties (other than a Transaction) to purchase, sell or exchange commodities, including any spot or forward contract, future, option, swap, swap option, cap, floor or collar or other derivative transaction on or which respect to a commodity or any combination of these transactions.

“Party” or “Parties” means the Buyer and Seller individually or collectively, as the case may be, in connection with this Agreement.

“Performance Assurance” means (i) cash; (ii) an irrevocable standby letter of credit issued or confirmed by an Acceptable Letter of Credit Issuer and that is in a form that complies with the requirements of these GTCs and is for a term acceptable to Seller; (iii) a guaranty; or (iv) another form of assurance acceptable to Seller.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Potential Event of Default” means an event that, with the lapse of time or the giving of notice or both, would constitute an Event of Default.

“Product” means a refined petroleum product, condensate, crude oil, NGLs, LPGs, ethanol, biodiesel or mixtures thereof and any other like product.

“PTO” or “Product Transfer Order” means a pipeline or storage facility authorization or other similar document produced by a third party bailee authorizing the transfer of title to a specified quantity of Product at a specific Delivery Location from Seller, or its Affiliate, to Buyer, including documentation effectuating pipeline transfers, stock (in-tank) transfers or tank-to-tank transfers.

“RBOB” means reformulated blendstock for oxygenate blending.

“RINs” has the meaning specified in the PBF Holding Company LLC General Terms and Conditions for the Sale and Purchase of Renewable Identification Numbers (RINs).

“RIN Cover Damages” has the meaning specified in the PBF Holding Company LLC General Terms and Conditions for the Sale and Purchase of Renewable Identification Numbers (RINs).

“RINs GTCs” means the PBF Holding Company LLC General Terms and Conditions for the Sale and Purchase of Renewable Identification Numbers (RINs).

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“ROB” means the quantity remaining on board.

“Seller” means the Party, including its Affiliates, selling the Product to the other Party.

“S&P” means Standard & Poor’s Rating Service, or any successor agency thereto.

“Taxes” means any and all federal, state and local taxes, duties, fees and charges of every description, including all motor fuel, excise, gasoline, aviation fuel, special fuel, diesel, environmental, spill, hazardous substance, gross earnings, gross receipts and sales and use taxes, however designated, paid or incurred with respect to the purchase, storage, exchange, use, transportation, resale, importation or handling of the Product; provided, however, that the term “Taxes” does not include: (i) any tax imposed on or measured by net profits, gross or net income or gross receipts (excluding, for the avoidance of doubt, transaction taxes that are based upon the gross receipts, gross earnings or gross revenues received specifically from the sale of crude oil or petroleum products); (ii) any tax measured by capital value or net worth, whether denominated as franchise taxes, doing business taxes, capital stock taxes or the like; and (iii) business license or franchise taxes or registration fees.

“Terminal Operator” means the legal entity, which at the time of loading or discharging of Cargo, is the operator of the loading or discharging facilities at which the Product is being or is to be loaded or discharged.

“Trade Date” means the moment on a particular date when the Parties agree orally or otherwise upon the economic terms of this Agreement or, if amended, when the Parties agree upon the amendment.

“Transaction” means an agreement between the Parties to buy or sell Product including an agreement to buy or sell Product in connection with a transfer of RINs.

“ULSD” Regulations” means the EPA Ultra Low Sulfur Diesel regulations, 80 CFR § 500 et. seq.

“VEF” means vessel experience factor, always qualified and consistent with current API standards.

“Vessel” unless otherwise indicated, means a tanker or barge employed for the purpose of transporting Product.

2.	GENERAL

2.1 Interpretation. All headings in these GTCs are intended solely for convenience or reference and shall not affect the meaning or interpretation of these GTCs. Unless expressly provided otherwise, (i) all reference to paragraphs, provisions and sections in these GTCs are to the paragraphs, provisions and sections of these GTCs; (ii) the word “including” and all variations thereof shall be read to be followed with the words “without limitation”; (iii) the words “other” and “otherwise” shall not be construed as being limited by the context in which they appear or the words that precede them: (iv) the word “or” is meant to be inclusive and shall be interpreted as “and/or”; (v) references to “consent” mean the prior written consent of the relevant Party, which shall not be unreasonably withheld, delayed or conditioned; (vi) when a Party’s response is required pursuant to these GTCs within a specific time period following receipt of notice or documentation, as applicable, the day of receipt by such Party shall be considered day zero; (vii) each reference to a “day” or “month” means a calendar day or a calendar month, respectively; (viii) all terms defined in the singular have the same meanings when used in the plural and vice versa; and (ix) all references to Applicable Law mean such Applicable Law may be enacted or amended from time to time.

2.2 Oral Agreements. The Parties shall be deemed to have entered into this Agreement, and this Agreement shall become effective and binding upon the Parties, upon the applicable Trade Date.

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2.3 Priority of Terms. In the event of any inconsistency between the terms of the Confirmation and the terms of these GTCs, the Confirmation shall govern.

2.4 Recording. Each Party consents to the other Party recording conversations between and among their trading and marketing personnel regarding this Agreement. Each Party shall have notified its trading and marketing personnel of such recording and shall have obtained their consent to such recording, if required by Applicable Law.

2.5 Qualified Financial Contract. This Agreement is deemed to be a “qualified financial contract” with the meaning of New York General Obligations Law § 5-701 b.

PART II – TERMS IN RESPECT OF FOB VESSEL AND FCA TRUCK AND RAIL DELIVERIES

3.	TITLE AND RISK OF LOSS

3.1 FOB Vessel Deliveries. Title to and risk of loss of the Product shall pass from Seller, or its Affiliate, to Buyer as the Product passes the last permanent flange connection between the cargo intake manifold of the Vessel and the delivering hose at the loading terminal.

3.2 FCA Truck and Rail Deliveries. Delivery of the Product shall be made to Buyer at Seller’s designated truck or rail loading terminal. Title and risk of loss shall pass from Seller, or its Affiliate, to Buyer as the Product passes the last discharge flange of Seller’s loading facility and into Buyer’s designated truck or railcar.

4.	QUANTITY, QUALITY AND INSPECTION

4.1 Inspection. The quantity and quality of the Product sold under this Agreement shall be determined by an Independent Inspector in accordance with ASTM/API industry standards, and as evidenced by the Independent Inspector’s report. All determinations of an Independent Inspector shall be conclusive and binding upon both Parties, absent fraud or manifest error. The cost of the Independent Inspector’s services shall be shared equally between the Parties. Each Party may have a representative present at the time of title transfer. Buyer shall always provide Seller with free access to ship facilities and Seller shall always provide Buyer with free access to shore facilities. The Parties shall instruct the Independent Inspector to obtain and retain appropriate samples of the Product for a period of 90 days from the date of measurement. Any circumstance relating to quantity shall be governed by the latest API standards, as applicable. Any circumstance relating to quality shall be governed by the latest API/ASTM standards, as applicable.

4.2 Quantity and Quality

(a) FOB Vessel Deliveries. The quantity of Product supplied shall be based on proven meters (if available) at the loading terminal, or if proven meters are unavailable, based on shore tank measurements taken prior to and after loading of Buyer’s Vessel according to the latest API standards. If proven meters are unavailable and shore tanks are active at loading, quantity shall be determined by Vessel figures (i.e., closing ullages less OBQ adjusted by VEF). Such VEF shall be determined in accordance with the latest API standards. The quality of Product shall be based on analysis performed using shore tank composite samples taken prior to loading.

(b) FCA Truck. The quantity of Product shall be determined using terminal tank gauges or weigh scales and evidenced by bill of ladings or based on the PTO (or other acceptable transfer documentation) or the books and records of the facility operator. The quality of Product shall be based on composite samples taken prior to loading from the supply tank from which the Products are delivered.

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(c) FCA Railcar. The quantity shall be determined based on weigh scales at the loading terminal (if available), or if weigh scales are not available, based on proven meters (if available), or if neither weigh scales nor proven meters are available, based on use of a railcar gauging device and official railcar capacity tables. The quality of Product shall be based on composite samples taken prior to loading from the supply tank from which the Products are delivered.

4.3 Railcar Detention and Demurrage

(a) Time. For the purpose of detention and demurrage, time shall start at the first 00:01 after the railcars are constructively placed at the disposal of Seller for loading of Products at the loading terminal. For the purpose of detention and demurrage, time shall end when all railcars are fully loaded and made available at the loading terminal for transport or on behalf of Buyer. Seller shall be liable for demurrage and detention charges to the extent it delays discharge of the railcars beyond the allowed freetime.

(b) Rates and Payment. The allowed freetime and associated demurrage charges shall be as per the applicable railroad tariff and the allowed freetime and associated detention charges shall be as per the railcar lease rate. Detention charges shall not apply to the first five days of delay. The Party responsible for demurrage and detention shall also pay to the other Party, upon receipt of the other Party’s invoice, for any demurrage or storage charges levied by a third-party transportation company as a result of such Party not returning railcars to the railroad within the allowed freetime, to the extent such amount was not included in the demurrage and detention amounts paid.

(c) No Diversion. Seller will not divert Buyer’s railcars or consign them to any other routing or to any other destination than that set out in the bill of lading instructions without obtaining the prior written consent of Buyer. All diversion charges, additional freight charges and any other costs or expenses incurred, sustained or paid by Buyer resulting from such diversion shall be for Seller’s account. Seller may use the railcars only for the loading of the Product at the loading facility.

5.	VESSEL NOMINATIONS, LAYDAYS, LAYTIME AND DEMURRAGE

5.1 Vessel Nomination. Not less than seven days before a tanker’s arrival or four days before a barge’s arrival at the Cargo Transfer Point, Buyer shall nominate for Seller’s acceptance the Vessel that will load the Cargo. Buyer shall at the same time provide all Vessel data necessary to evaluate acceptability of the Vessel, including Vessel particulars, construction, dimensions, equipment, licenses, classification and all other information as may be required by Seller and such other data or documents as Seller may from time to time require. Buyer also shall at the same time advise whether lightering is contemplated (for Buyer’s account) for the Vessel to reach a safe arrival draft. No waiver by either Party of any breach by the other Party of any of the Vessel nomination conditions or terms shall be construed as a waiver of any succeeding breach of the same or of any other nomination condition or term of this Agreement or any other Transaction.

5.2 Vessel Acceptance. Seller shall have the right to reject a nominated Vessel if, the Seller’s sole opinion, such Vessel is unacceptable. Notice of acceptance or rejection of the nominated Vessel shall be communicated to Buyer as soon as possible but always within 48 hours, excluding Saturdays, Sundays and holidays, after Seller’s receipt of nomination and all required data. Acceptance of any Vessel shall not constitute a continuing acceptance of such Vessel for any subsequent nomination, or in the event of changed or incorrect information.

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5.3 Vessel Substitution. If a Vessel nomination is rejected by Seller, Buyer is obligated to nominate another, suitable Vessel for Seller’s acceptance as provided in these GTCs. If a Vessel nomination is accepted by Seller, Buyer may substitute another Vessel by nominating it for Seller’s acceptance. Nomination of a substitute Vessel shall be made no later than four days before the Vessel’s arrival at the Cargo Transfer Point. A Vessel nomination that has been accepted by Seller is not superseded until a substitute Vessel nomination has been accepted by Seller.

5.4 ETAs. Buyer shall notify Seller in writing by facsimile, letter or other writing of the Vessel’s ETA at the Cargo Transfer Point at least seven days in advance of such arrival by a tanker or four days in advance of such arrival by a barge, or within 24 hours after the Vessel has sailed from the last port before arriving at the Cargo Transfer Point, whichever date is earlier. Buyer also shall provide the Vessel’s ETA in writing 72, 48, 24 and 6 hours before the Vessel’s expected arrival at the Cargo Transfer Point. Buyer promptly shall notify Seller in writing if the ETA changes by more than two hours following the 24-hour notice.

5.5 Additional Pre-Arrival Information. Buyer shall have a continuing obligation to provide immediate notice to Seller in the event of any change in the data or information provided with the Vessel nomination. The foregoing shall not relieve Buyer of its obligation to provide Seller with all additional data and information not specifically requested by Seller concerning the Vessel’s Cargo-worthiness, seaworthiness, safety, suitability for the intended loading or carriage, or with respect to the Vessel’s compliance with applicable environmental, safety or security requirements. Buyer promptly shall update Seller upon discovery of any Vessel problems or deficiencies that may adversely impact operations at the Cargo Transfer Point.

5.6 Terminal Regulations. A Vessel must comply at all times with the applicable terminal regulations. Seller shall provide or cause the Terminal Operator to provide copies of such regulations on request. If any Vessel nominated by Buyer does not comply with the applicable terminal regulations, Seller or the Terminal Operator may refuse to berth or load such Vessel.

5.7 Laydays. The Laydays specified in the Confirmation constitute a window for arrival of the Vessel at the Cargo Transfer Point. If the Vessel arrives within the Laydays, it is anticipated that loading of the Cargo may not be completed before the Laydays expire.

5.8 Dock Clauses

(a) Arriving Vessels. Seller generally shall take Vessels into berth at the Cargo Transfer Point in the same chronological order as Seller’s receipt of NORs, provided, however, that if the Cargo Transfer Point has special barge berths, barges shall use barge berths rather than ocean tanker dock berths.

(b) Public Docks. Notwithstanding anything to the contrary herein, if a Product transfer occurs at a public dock over which Seller has no control, the Vessel shall be placed in a queue and berthed on a first-come, first-served basis subject to dock availability. Laytime shall not commence until the Vessel is All Fast at the public dock and Seller shall not be responsible for any delays or demurrage incurred while the Vessel is waiting for a berth.

(c) Tardy Arrival. Time is of the essence in this Agreement. Anything to the contrary notwithstanding, Seller may, at its sole option, and without prejudice to its other rights and remedies, reject any Vessel that arrives at the Cargo Transfer Point after Laydays have expired.

(d) Tardy Vessel Berthing. If the Terminal Operator or Seller, as applicable, assigns a time for Buyer’s Vessel to berth within 24 hours prior to such designated time, and Buyer’s Vessel fails to arrive with four hours after such designated time, Buyer’s Vessel shall lose its place in the queue and shall be re-assigned a new time for berthing at the Terminal Operator’s or Seller’s (as applicable) sole discretion, with all expenses and time during the ensuing delay to be for Buyer’s account. In such circumstances, laytime shall commence at such re-assigned time.

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5.9 Notice of Readiness, Lightering and Calculation of Laytime

(a) Notice of Readiness. After the Vessel has arrived at the customary anchorage for the Cargo Transfer Point, and is in all respects ready to proceed with loading the Cargo, Buyer shall give NOR to Seller by facsimile, letter, telegraph, wireless, radio telephone or telephone, berth or no berth.

(b) Laytime. Total laytime shall consist of the allowed time day or night for loading, including Saturdays, Sundays and holidays, as set forth below (but without prejudice to the above “Dock Clauses” provision of this “Vessel Nomination, Laydays, Laytime and Demurrage” section).

(i) All Vessels (Other Than Barges under 16,000 DWT). Laytime shall not commence until NOR is tendered, nor prior to 06:00 on the first Layday, provided, however, that if the Vessel is berthed prior to the first Layday with Seller’s consent, laytime shall commence when the Vessel is All Fast. For NOR tendered within the Laydays, laytime shall commence six hours after tender of NOR or when the Vessel is All Fast, whichever occurs first. Laytime for a Vessel that tenders NOR after the expiration of the Laydays shall commence only when the Vessel is All Fast.

Allowed laytime shall be 36 running hours for a full Cargo, and pro rata for part thereof for a part cargo based on the total volume of Cargo carried by the Vessel on that voyage; provided, however, that laytime shall not be less than 12 hours for a part Cargo.

(ii) Barges Under 16,000 DWT. Laytime for barges under 16,000 DWT shall commence three hours after tendering NOR, when tendered within the agreed Laydays. If NOR is tendered prior to the agreed Laydays, laytime shall commence at 03:00 of the first day of the Laydays. If NOR is tendered after the agreed Laydays, laytime shall commence when the Vessel is All Fast. Allowed laytime shall be 24 running hours for a full Cargo and pro rata for part thereof for a part Cargo. If owned equipment or time chartered equipment, laytime shall be based on the number of hours and the pumping rate in Barrels per hour (“BPH”), as set forth below.

U.S. Gulf/Mississippi River Inland Barges (any cargo size):

Loading: 3 hours + 3,000 BPH

Other Barges Under 16,000 DWT:

Cargo Size	Pumping Rate
Up to 50,00 Barrels	3,000 BPH
50,001 to 90,000 Barrels	4,000 BPH
90,001 to 120,000 Barrels	5,000 BPH
120,001 to 180,000 Barrels	24 hours
More than 180,000 Barrels	30 hours

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In all cases, a minimum laytime of 12 hours shall be allowed on all Cargo transfers, including the circumstance of part Cargo apportionment.

(c) Lightering and Topping-Off. In the event lightering part of the Cargo or topping-off is ordered by Seller, whether the relevant Vessel is anchored, adrift or underway, and whether it is in or near a port or at a customary lightering position or anchorage for a port, or otherwise on an approach to or departure from and within 100 miles of a port where a Cargo Transfer Point is located, the place of lightering and topping-off shall not count as a separate port or separate berth, regardless of the origin or destination of the lighters. Laytime for the lightering/topping-off location shall commence upon receipt of NOR and continue until hoses are disconnected.

(d) Shared Delays. Whether or not already on demurrage, laytime and time on demurrage shall accrue at one-half rate in the event and during the term of a “Force Majeure” event as described in these GTCs.

(e) Laytime Exclusions. Notwithstanding anything herein to the contrary, time shall not count as laytime or time on demurrage if lost:

(i) due to inability of the Vessel to safely discharge or receive Cargo within the time allowed;

(ii) due to the Vessel requiring separate or additional shore tank gauges for any reason or the Vessel’s failure to comply with terminal regulations, or interruption of transfer operations as a result of Buyer’s requests for line fill checks by comparing intermediate ship and shore gauges;

(iii) due to prohibition of Cargo transfer at any time by the Vessel, Buyer, the owner or operator of the Vessel or by port authorities, unless such prohibition is caused by Seller’s failure to comply with Applicable Law;

(iv) due to Buyer’s failure to have required documentation;

(v) while awaiting customs and immigration clearance and free pratique;

(vi) due to strike, lockout, stoppage or restraint of labor of the master, officers and crew of the Vessel or towboat or pilots;

(vii) during any delay for which Buyer, the Vessel, her master or crew is responsible, including any delays caused by any failure of the Vessel to meet the requirements of this Agreement;

(viii) during bunkering;

(ix) in reaching a berth due to adverse conditions, including weather delays, fog, channel blockage, or awaiting daylight, pilots, tugs and tide;

(x) on an inward passage from a lightering or waiting area to the customary anchorage or berth, and in shifting from the customary anchorage to the berth;

(xi) as a result of a boycott arising in connection with the business of the Vessel or Buyer, the terms and conditions of employment of the Vessel’s crew or agents, employment, trades, or cargoes of the Vessel;

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(xii) due to restraint or interference in the Vessel’s operation by any Governmental Authority in connection with the ownership, registration or obligations of Buyer or the Vessel, or in connection with stowaways or with smuggling or other prohibited activities of the Vessel’s crew or agents;

(xiii) due to Cargo contamination or damage caused by unseaworthiness of the Vessel or negligence of the Vessel or Vessel’s crew or agents; or

(xiv) due to the Vessel’s unclean tanks, or inability to maintain heating or pumping warranties, or the need for Vessel repairs.

If as a result of any of the foregoing causes and events, the Vessel loses its turn to berth, laytime and demurrage shall be suspended until it re-berths All Fast. If such causes or events occur while the Vessel is in berth, extra expenses thereby incurred by Seller in connection with the Vessel remaining at the berth shall be for Buyer’s account, and Seller also shall have the option to order the Vessel out of the berth, so as to avoid delay to other vessels waiting to use the berth, with the cost of unberthing and re-berthing for this purpose to be for Buyer’s account. Time lost between berthings shall not count as laytime or time on demurrage.

(f) Laytime Ends. For all Vessels other than barges under 16,000 DWT, laytime shall cease upon disconnection of hoses after all Cargo has been loaded, or one hour after all Cargo has been transferred, whichever occurs first. Seller shall be allowed two hours of free time to deliver Cargo documents to the Vessel, which shall run from the time of hose disconnection. For barges under 16,000 DWT, laytime shall cease when the Vessel is released by the terminal or the Cargo inspector, as the case may be, or, absent such release, upon disconnection of hoses after all Cargo has been loaded.

5.10 Demurrage

(a) Rate. Demurrage shall be payable by Seller to Buyer for all time that used laytime exceeds the allowed laytime set forth in a Confirmation at the following demurrage rates:

(i) For voyage chartered equipment, the rate shall be based on the rate specified in Buyer’s transportation contract. For demurrage purposes, all barges or tows operating as a unit shall be considered collectively as one barge or tow. Under no circumstances shall Seller be required to pay demurrage unless such demurrage was paid by Buyer.

(ii) For owned, time chartered or bareboat chartered equipment, the rate shall be based on a mutually agreeable rate between the Parties. The rate shall reflect a daily hire rate, plus fuel costs, and will be specified in the Vessel nomination and shall be agreed as part of the Vessel nomination procedure.

(b) Documentation and Filing of Demurrage Claims. Prior to the sailing of the Vessel from the berth, Seller shall be provided with a copy of the Vessel’s time log. Demurrage claims shall be accompanied by a copy of the charter party if applicable, agent’s port log, NOR documents, laytime statement, the Vessel owner’s demurrage invoice and calculations, the Vessel’s statement of facts, as well as such other supporting data as may be reasonably requested by Seller. Any demurrage claim by Buyer must be submitted in writing and actually received by Seller with all supporting documentation within 90 days from the date of completion of loading. IF THE CLAIM AND APPROPRIATE DOCUMENTATION IS NOT ACTUALLY RECEIVED WITHIN THE SPECIFIED TIME, THE CLAIM SHALL BE DEEMED TO BE WAIVED.

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5.11 Other Vessel-Related Terms Applying to FOB Sales

(a) Non-Compliance with Terminal Regulations. The Terminal Operator may order the Vessel to vacate its berth if the Vessel fails to comply with the terminal’s regulations. All expenses and time until the Vessel has re-berthed shall be for Buyer’s account.

(b) Breakdown of Vessel Safety or Environmental Systems. The Terminal Operator may order the Vessel to vacate its berth if there is a deficiency or failure in the Vessel’s safety or environmental systems. All expenses and time until the Vessel has re-berthed shall be for Buyer’s account.

(c) Regulatory Compliance. Buyer warrants that, throughout the Cargo transfer operation, the Vessel shall fully comply, or hold authorized waivers for non-compliance , with all applicable flag state regulations, including U.S. Coast Guard regulations, in effect as of the date that the Vessel berths. All expenses and time lost as a result of a breach of this warranty shall be for Buyer’s account.

(d) Environmental Compliance

(i) Buyer warrants that each Vessel shall comply with all Applicable Law, including all environmental laws, while at each Cargo Transfer Point or while in the vicinity of each Cargo Transfer Point. If any Vessel fails to comply with Applicable Law, the Vessel may be prohibited from berthing or may be required to vacate its berth and proceed from port. All expenses and time lost until such Vessel re-berths shall be for Buyer’s account.

(ii) Buyer is responsible for providing safety equipment to the crew of the Vessel when the Cargo is high in sulfur content (ten parts per million or more) or is otherwise dangerous to health.

(iii) Buyer warrants that in the event that the Vessel is equipped with a vapor recovery system, the entire vapor system including piping and Cargo compartments shall be free of rust scale and particulate matter. Any delays and costs associated with collection of particulate matter in the terminal’s vapor control system shall be for Buyer’s account. Seller may reject any Vessel that is not free of particulate matter in the vapor system.

(e) Certificate of Financial Responsibility. Buyer warrants that the Vessel shall comply with the U.S Water Pollution Control Act and the U.S. Oil Pollution Act of 1990 (OPA 1990), and regulations issued pursuant thereto, and shall have secured and carry onboard a current Vessel Certificate of Financial Responsibility (Water Pollution) issued by the U.S. Coast Guard. Vessels shall also have onboard any other federal or state proof of financial responsibility certificate that may be required at the Cargo Transfer Point. All expenses and time lost as a result of a breach of this warranty shall be for Buyer’s account.

(f) Pollution Prevention and Responsibility. In the event any spill, escape or discharge of Cargo or bunkers occurs or is threatened from the Vessel and causes or threatens to cause pollution damage, the Vessel shall promptly notify Seller and all appropriate Governmental Authorities and shall take all necessary measures to

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prevent or mitigate such damage, keeping Seller and all appropriate Governmental Authorities apprised of all such measures, whether already taken or contemplated, as promptly as possible. Buyer hereby authorizes Seller, upon notice to Buyer, to undertake such measures as Seller deems reasonably necessary to prevent or mitigate the pollution damage. Seller shall keep Buyer advised of the nature and results of any such measures taken, and if time permits, the nature of the measures intended to be taken. Any of the aforementioned measures shall be at Buyer’s time and expense, provided, however, that if Seller caused or contributed to such spill, escape or discharge, the expense of the aforementioned measures shall be borne by Seller in proportion to its negligence in causing or contributing to the spill, escape or discharge. In the event that Buyer wants such measures discontinued, Buyer shall so notify Seller and thereafter Seller shall have no right to continue said measures at Buyer’s expense.

THIS “POLLUTION PREVENTION AND RESPONSIBILITY” PROVISION IS NOT INTENDED TO, AND DOES NOT, EXPAND THE RIGHTS AND OBLIGATIONS OF EITHER PARTY UNDER APPLICABLE LAW AGAINST OR TO THE OTHER PARTY OR ANY THIRD PARTY IN CONNECTION WITH LIABILITY FOR COSTS, DAMAGES, FINES AND PENALTIES ARISING FROM OR IN CONNECTION WITH ENVIRONMENTAL POLLUTION.

(g) P&I Insurance

(i) ITOPF. Buyer warrants that each Vessel nominated to carry Cargo is owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited (ITOPF).

(ii) Tankers. Buyer warrants that throughout the term of each tanker’s service under this Agreement, such tanker shall have full and valid Protection and Indemnity Insurance (“P&I Insurance”), including valid pollution liability insurance (“Pollution Cover”), from a P&I Club that is a member of the International Group of P&I Clubs and is approved by Seller (such approval not to be unreasonably withheld). The cost of P&I Insurance and Pollution Cover shall be for Buyer’s account. The P&I Insurance must include the maximum cover available from the International Group of P&I Clubs against liability for pollution (presently one billion U.S. dollars), unless some other amount is specifically agreed to in a Confirmation.

(iii) Other Vessels. Buyer warrants that throughout the term of service of any Vessel (other than a tanker) under this Agreement, such Vessel shall maintain full and valid P&I Insurance, including valid Pollution Cover, from a P&I Club that is a member of the International Group of P&I Clubs, or, if such Vessel is not entered with a P&I Club, full and valid commercial insurance covering the same classes or risks as would be covered by customary P&I Insurance and Pollution Cover (“Liability Insurance”) on such Vessel. Such P&I Insurance, Pollution Cover or Liability Insurance shall be for Buyer’s account, free of cost and expense to Seller.

If requested to do so at any time during the term of this Agreement, Buyer shall promptly furnish to Seller reasonable evidence of the foregoing required P&I Insurance, Pollution Cover or Liability Insurance. Buyer shall notify Seller immediately of any change or threatened change in the aforesaid P&I Insurance, Pollution Cover or Liability Insurance. The foregoing obligations of Buyer are an essential part of this Agreement. The obligations of Seller under this Agreement are conditioned on such insurance obligations. Any breach of such insurance obligations shall entitle Seller to terminate this Agreement without limiting its right to recover damages.

(h) Drug and Alcohol Policy. Buyer warrants that any Vessel (not otherwise subject to U.S. Department of Transportation drug and alcohol regulations) that is nominated to Seller shall be operating under a drug and alcohol policy that meets or exceeds the standards in the Oil Companies International Marine Forum (OCIMF) guidelines in effect as of the date of such nomination.

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(i) Inert Gas System. All Vessels fitted with an Inert Gas System (“IGS”) shall not be permitted to berth for loading or discharge of any Cargo unless the IGS is fully operational and all cargo tanks are inerted with an oxygen level at or below eight percent (8%). For Vessels intending to handle Cargo that could be adversely affected by inert gas, and for Cargo that does not require inert gas blanketing, Buyer may request from Seller an exemption from this “Inert Gas System” provision at least three Business Days prior to the Vessel’s arrival at the Cargo Transfer Point. For Vessels engaged in crude oil trade operations, positive inert gas pressure at or below eight percent (8%) oxygen content shall be maintained on all cargo tanks and slop tanks throughout the transfer and any crude oil washing operation. If Seller consents, manual gauging or sampling of OBQ or ROB may be accomplished per MPMS chapter 17.2 or any similar provision. Should the IGS fail after the Vessel has berthed, the Cargo transfer operation shall be terminated immediately and the Vessel may be ordered to vacate the berth until the IGS us fully operational and tanks are inerted to the requisite pre-arrival condition. Temporary or substitute equipment or procedures to correct IGS malfunctions may not be used without Seller’s approval. All expenses and time lost in connection with IGS failure and between berthings are for Buyer’s account.

(j) Vessel Compliance Construction. Buyer warrants that all piping, valves, spools, reducer and other fittings comprising that portion of the Vessel’s manifold system outboard of the last fixed rigid support to the Vessel’s deck and used in the transfer of Cargo, bunkers or ballast, will be made of steel or nodular iron. The fixed rigid support for the manifold system must be designed to prevent both lateral and vertical movement of the manifold. Buyer further warrants that no more than one reducer or spool piece (each, American National Standards Institute (ANSI) standard) will be used between the Vessel’s manifold valve and the terminal hose or loading arm connection.

(k) Carrier Alpha Code. Buyer warrants that the bill of lading issuer shall have and use a standard carrier alpha code required by U.S. Customs and Border Protection regulations.

(l) U.S. Customs Clearance. Buyer warrants that the Vessel shall fully comply or hold necessary waivers with all applicable U.S. Customs regulations in effect as of the date the Vessel berths. Any delay resulting from the Vessel’s non-compliance shall not count as used laytime or as time on demurrage. Buyer shall provide all information required for importation of the Cargo to Seller at least three Business Days prior to the Vessel’s arrival. Any delay resulting from the lack of information required for importation of the Cargo shall not count as used laytime or as time on demurrage.

(m) Crude Oil Washing. If the Vessel is equipped to crude oil wash, Buyer warrants that the Vessel complies with all applicable international, federal, state and local requirements. The Vessel must inform Seller of its intention to crude oil wash at least 48 hours prior to berthing. The number of tanks to be crude oil washed shall be limited to the minimum required by Applicable Law, unless Seller agrees or orders otherwise. In the event crude oil washing operations occur at Seller’s request, the maximum warranted pumping time shall be increased by six hours if all Cargo tanks are crude oil washed, or by the prorated portion thereof if fewer than all Cargo tanks are crude oil washed.

(n) Stowaways. Buyer assumes full responsibility and liability for any and all costs or damages incurred due to a stowaway entering the United States aboard its Vessel. Buyer shall be responsible for all costs associated with security of the terminal due to a stowaway, as well as the costs to apprehend, detain and deport any stowaway.

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5.12. Terminal-Related Conditions

(a) Safe Berth Availability and Charges

(i) The Terminal Operator shall exercise due diligence to provide a safe berth to which the Vessel may proceed to or depart from, and where the Vessel can always lie safely afloat. However, if the Vessel cannot, in the Terminal Operator’s sole opinion, maintain its mooring safely at the dock, then the Terminal Operator may, in its sole discretion, order hold-in tugs, and the cost of such tugs shall be for Buyer’s account. The Terminal Operator shall provide a safe berth for the Vessel free of wharfage fees for normal Cargo transfer. The Vessel shall vacate the berth promptly after hoses are disconnected. A wharfage fee may be charged to Buyer for loading operations that extend beyond 36 hours or if the Vessel remains at the berth after hoses are disconnected. Dockage and service fees, including mooring, booming, fresh water, steam and oil slops receipts will be charged to Buyer. In addition, all duties and other charges on the Vessel, including those incurred for tugs, pilots and other port costs shall be for Buyer’s account.

(ii) Notwithstanding anything contained in this “Safe Berth Availability and Charges” provision, Seller does not warrant the safety or draft of public channels, fairways, approaches thereto, anchorages or other publicly maintained areas either inside or outside the port area where the Vessel may be directed.

(b) Vacating of Berth. Seller may order the Vessel to vacate its berth if it appears that the vessel will not, because of the Vessel’s disability, be able to complete loading of Cargo within 36 hours (or such shorter period as may be provided in a Confirmation) of Vessel’s arrival of berth. Seller retains the right to order the Vessel to vacate its berth in order to prevent damage to the Vessel or Seller’s berth due to weather related events, or any event or circumstance that Seller, in its sole opinion, determines to be a safety or environmental hazard. All expenses and time between disconnection of the hoses until reconnection of hoses shall be for Buyer’s account.

(c) Shifting of Vessels. All expenses and time lost during any shifting of the Vessel within a port shall be for Buyer’s account, unless such shifting is done at Seller’s option. In addition to Seller’s remedies elsewhere in these GTCs, Seller may, at its option, shift the Vessel within a berth or between berths, as well as to and from the anchorage. Expenses and time during such optional shifting or anchoring of the Vessel shall be for Seller’s account, unless such shifting is performed due to Buyer’s negligence.

(d) Ballasting and Cargo Slops. If the Cargo Transfer Point has ballast water or slops facilities, the Vessel may discharge ballast water or Cargo slops up to the maximum capacity available. All time used during ballasting, deballasting or offloading slop, and any charges for such services, shall be for Buyer’s account. Any time lost by delay in furnishing such facilities shall be for Buyer’s account. All time consumed by the Vessel in shifting to or from such facilities, as well as the shifting expenses such as costs for tugs, mooring and pilots, shall be for Buyer’s account.

(e) Special Provisions for Foreign Cargo Slops. Seller shall be notified at least three Business Days in advance of discharge when a Vessel desires to discharge foreign Cargo slops. Such notification shall include the following information about the slops: identity, description or chemical properties of components, country of origin, estimated value and estimated quantity. All expenses, including customs fees, expenses associated with the clearing of foreign Cargo slops through U.S. Customs and Border Protection, the testing of the Cargo slops, and the removal and proper disposal of the Cargo slops, shall be for Buyer’s account.

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(f) Vessel-Generated Waste. In the event there is Vessel-generated waste, fees associated with the testing, removal or reception of Vessel-generated waste, including fuel and lube oil sludge and oil bilge water, shall be for Buyer’s account. Any delay in furnishing reception facilities at a terminal for Vessel-generated waste shall be for Buyer’s account. If the Vessel must shift to or from such facilities, all time consumed by the Vessel shifting, as well as shifting expenses such as for tugs, mooring and pilots, shall be for Buyer’s account. Buyer shall retain title to the waste material until it is tested and commingled with terminal waste, or, alternatively, delivered to a waste disposal company possessing a valid permit.

(g) Pollution Control Representative. Seller may, at its option, place Pollution Control Representatives (“PCRs”) on board the Vessel to observe loading of Cargo and related operations during the period that the Vessel is at a Cargo Transfer Point. In addition, either Party may, at its option, place a PCR on any Vessel involved in a lightering, topping-off or other ship-to-ship loading operations. PCRs will advise each Vessel master or mooring master about avoidance of pollution, unsafe acts or violations of terminal regulations. However, the PCRs are not authorized to and shall not, under any circumstances, order or direct the undertaking of any particular action or interfere in any way with the master’s exercise of authority. The responsibility and liability for any pollution, unsafe act or violation of terminal regulations remains solely with Buyer, the Vessel and its master.

(h) Hoses

(i) The Terminal Operator will furnish hoses between the tanker and the shore flanges. Flanges for hose connections should be at or near the Vessel’s dockside rail. Crossover hoses between barges or hoses at crossover offshore manifolds of Vessels (“jumpers”), shall be furnished and connected by the Vessel at the sole risk and expense of Buyer.

(ii) The Vessel’s Cargo hoses, including marine vapor recovery and offshore manifold crossover hoses (or jumpers), must be tested annually and shall have been in service for less than five years. Documentation of annual testing and service age must be on board the Vessel and must be made available to Seller on request. Any time lost due to verification of compliance shall be for Buyer’s account.

(iii) If requested by Seller, the Vessel shall simultaneously load more than one grade of Product if the Vessel is technically capable of doing so.

(i) Damage to Seller or Terminal Property or Personal Injury or Death. Buyer assumes full responsibility and liability for any damage sustained by wharves, berths, docks, tugs, or vessels owned or maintained by Seller, or for which Seller is responsible, and for personal injury or death, arising out of the negligent or improper operation of the Vessel or any other waterborne craft ordered by, or being operated for Buyer’s account. Buyer shall fully and completely defend and indemnify Seller in respect of any and all such property damages or personal injury or wrongful death claim.

(j) Shore Lines. If requested by Buyer at least three Business Days prior to the Vessel’s arrival, Seller shall exercise reasonable efforts to perform a line press or line displacement prior to loading to determine the status of shorelines and ensure full accuracy of Cargo measurement.

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PART III – TERMS IN RESPECT OF CIF, CFR, DES, DDU, DDP DELIVERIES AND CPT, DELIVERED OUT OF TRUCK AND RAIL

6.	TITLE AND RISK OF LOSS

6.1 CIF, CIP, CPT & CFR Vessel Deliveries

(a) Title to and risk of loss of the Product shall pass from Seller, or its Affiliate, to Buyer as the Product passes the last permanent flange connection between the cargo intake manifold of the Vessel and the delivering hose at the loading terminal.

(b) If this Agreement requires CIF Vessel Delivery, Seller shall procure marine cargo insurance on the minimum coverage, but no less than 110% of the CIF value of the Cargo for the benefit of Seller and Buyer, as their respective interests may appear, which shall cover the period of time when risk of loss passes to Buyer until delivery of the Product at the discharge port when the Product passes the flange connection between the Vessel’s manifold and the receiving hose.

6.2 DES/DDU/DDP Vessel Deliveries. Title to and risk of loss of the Product shall pass from the Seller, or its Affiliate, to Buyer as the Product passes the last permanent flange connection between the cargo discharge manifold of the Vessel and the receiving hose at the discharge terminal.

6.3 Delivered Out of Truck or Railcar. For deliveries out of truck or railcar, delivery of the Product shall be made to Buyer at Buyer’s designated truck or railcar discharge terminal. For deliveries out of truck, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer as the Product passes from Seller’s designated truck and into the first intake flange of Buyer’s discharge facility. For deliveries out of railcar, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer at such time as the railcars are constructively placed at the disposal of the Buyer for discharging of Products at the receiving terminal.

6.4 CPT Truck or Railcar. For CPT deliveries into truck or railcar, delivery of the Product shall be made to Buyer into Seller’s designated truck or railcar at Seller’s designated loading terminal. Title and risk of loss shall pass from Seller, or its Affiliate, to Buyer as the Product passes the last discharge flange of Seller’s loading facility and into Seller’s designated truck or railcar.

7.	QUANTITY, QUALITY AND INSPECTION

7.1 Inspection. The quantity and quality of the Product sold under this Agreement shall be determined by an Independent Inspector in accordance with ASTM/API standards, and as evidenced by the Independent Inspector’s report. All determinations of an Independent Inspector shall be conclusive and binding upon both Parties, absent fraud or manifest error. The cost of the Independent Inspector’s services shall be shared equally between the Parties. Each Party may have a representative present at the time of title transfer. Seller shall always provide Buyer with free access to ship facilities and Buyer shall always provide Seller with Free access to shore facilities. The Parties shall instruct the Independent Inspector to obtain and retain appropriate samples of the Product for a period of 90 days from the date of measurement. Any circumstance relating to quantity shall be governed by the latest API standards, as applicable. Any circumstance relating to quality shall be governed by the latest API/ASTM standards, as applicable.

(a) CIF, CIP, CPT, CFR Vessel Deliveries. The quantity of Product supplied shall be based on proven meters (if available) at the loading terminal, or if proven meters are unavailable, based on static shore tank measurements prior to and after loading of Seller’s Vessel according to latest API standards. If proven meters are unavailable and shore tanks are active at loading, quantity shall be determined by Vessel figures (i.e., closing ullages less OBQ adjusted by VEF), Such VEF shall be determined in accordance with the latest standards of API. The quality of Product shall be based on analysis performed using shore tank composite samples taken prior to loading.

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(b) DES, DDU, DDP Vessel Deliveries. The quantity of Product sold shall be based on proven meters (if available) at the discharge port, or if proven meters are unavailable, based on static shore tank measurements taken prior to and after discharge of Seller’s Vessel according to latest API standards. The quantity of Product shall be adjusted for any voids in the delivery system between the Vessel and shore tanks. The quantity of Product shall not be determined by shore tank measurements when: tanks are active, the Product in the tank is non-liquid, or other factors as stated in the API standards impact the accuracy of tank measurements. In such cases, if proven meters are unavailable, the quantity of Product shall be determined by Vessel figures (i.e., arrival quantity less remaining OBQ adjusted by VEF), which shall be determined in accordance with the latest API standards. Lighterage, if required, shall be for Buyer’s account. In the event that a part Cargo is lightered from Seller’s Vessel, that quantity of Product shall be determined from the Independent Inspector’s gauging of the lightering (receiving) Vessel’s tanks adjusted by its VEF. The quality of Product shall be based on Vessel composite samples taken prior to discharge. Temperature corrections shall be made in accordance with the latest ASTM/API tables and samples shall be tested using methods listed in ASTM/API standards. If automatic sampling is used, such samples must be taken by equipment meeting the requirements of the latest API standards.

(c) CIF, CIP, CPT, CFR Outturn Quantity and Quality. In the event of a CIF/CFR outturn delivery, the quantity shall be measured based on the procedures set forth in the preceding “DES, DDU, DDP Vessel Deliveries” provision.

(d) Delivered Out of Truck. The quantity of Product shall be determined using receiving terminal tank gauges or weigh scales and evidenced by bill of ladings or based on the PTO (or other acceptable transfer documentation) or the books and records of the facility operator. The quality of Product shall be based on composite samples taken from the truck prior to discharge.

(e) Delivered Out of Railcar. The quantity shall be determined based on weigh scales at Buyer’s receiving facility (if available), or if weigh scales are not available, based on proven meters (if available),or if proven meters are not available, based on use of a railcar gauging device and official railcar capacity tables. The quality of Product shall be based on the certificate of analysis for each railcar shipment provided by Seller, together with the bill of lading prior to the relevant delivery date. The certificate of analysis may be provided for each railcar or for each batch of Product together with a listing specifying each railcar loaded with Product from such batch.

(e) CPT Truck. The quantity shall be determined based on weigh scales at the loading terminal (if available), or if weigh scales are not available, based on proven meters evidenced by bill of ladings or based on the PTO (or other acceptable transfer documentation) or the books and records of the facility operator. The quality of Product shall be based on composite samples taken prior to loading from the supply tank from which the Products are delivered. In the case of lubes, quality shall be based on the Certificate of Analysis.

(f) CPT Railcar.The quantity shall be determined based on weigh scales at the loading terminal (if available), or if weigh scales are not available, based on proven meters (if available), or if neither weigh scales nor proven meters are available, based on use of a railcar gauging device and official railcar capacity tables. The quality of Product shall be based on composite samples taken prior to loading from the supply tank from which the Products are delivered. In the case of lubes, quality shall be based on the Certificate of Analysis.

8.	RAILCAR DETENTION AND DEMURRAGE

(a) Time. For the purpose of detention and demurrage, time shall start at the first 00:01 after the cars are constructively placed at the disposal of Buyer for discharging of Products at the receiving terminal. For the purpose of detention and demurrage, time shall end when all loaded railcars are made available at the receiving terminal for collection by, or on behalf of, Seller. Buyer shall be liable for demurrage and detention charges (as applicable) to the extent it delays discharge of the railcars.

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(b) Rates and Payment. The allowed freetime and associated demurrage charges shall be as per the applicable railroad tariff and the allowed freetime and associated detention charges shall be as per the railcar lease rate. Detention charges shall not apply to the first five days of delay. The Party responsible for demurrage and detention shall also pay to the other Party, upon receipt of the other Party’s invoice, for any demurrage or storage charges levied by any third-party transportation company as a result of such Party not returning railcars to the railroad within the allowed freetime, to the extent such amount was not included in the demurrage and detention amounts paid.

(c) No Diversion. Buyer will not divert Seller’s railcars or consign them to any other routing or to any other destination than that set out in the bill of lading instructions without obtaining the prior written consent of Seller. All diversion charges, additional freight charges and any other costs or expenses incurred, sustained or paid by Seller from such diversion shall be for Buyer’s account. Buyer may use the railcars only for the discharge of the Product at the discharge terminal.

9.	VESSEL NOMINATIONS, LAYDAYS, LAYTIME AND DEMURRAGE

9.1 Vessel Nomination. Not less than seven days before a tanker’s arrival or four days before a barge’s arrival at the Cargo Transfer Point, Seller shall nominate for Buyer’s acceptance the Vessel that will discharge the Cargo. Seller shall at the same time provide all Vessel data necessary to evaluate acceptability of the Vessel, including Vessel particulars, construction, dimensions, equipment, licenses, classification and all other information as may be required by Buyer.

9.2 Vessel Acceptance. Notice of acceptance or rejection of the nominated Vessel shall be communicated to Seller as soon as possible but always within 48 hours, excluding Saturdays, Sundays and holidays, after Buyer’s receipt of nomination and all required data.

9.3 Vessel Substitution. If Buyer rejects a Vessel nomination, Seller shall nominate another, suitable Vessel for Buyer’s acceptance as provided in this “Vessel Nominations, Laydays, Laytime and Demurrage” section. Once Buyer has accepted Seller’s Vessel nomination, Seller may substitute another suitable Vessel by nominating for acceptance by the Buyer at any time prior to the Vessel’s arrive at the Cargo Transfer Point (and the time period set forth above in the “Vessel Nomination” provision shall not apply), and Buyer shall not unreasonably withhold, delay or condition its consent to Seller’s nomination of a substituted Vessel.

9.4 ETAs. Seller shall notify Buyer in writing by facsimile, letter or other writing of the Vessel’s ETA at the Cargo Transfer Point. Such notice must be received by Buyer at least seven days in advance of such arrival by a tanker or four days in advance of such arrival by barge, or within 24 hours after the Vessel has sailed from the last port before arriving at the Cargo Transfer Point, whichever date is earlier. Seller shall also provide Vessel ETA in writing 72, 48, 24 and 6 hours before the Vessel’s expected arrival at the Cargo Transfer Point. Seller shall promptly notify Buyer in writing if the ETA changes by more than two hours following the 24-hour notice.

9.5 Safe Berth. Buyer shall provide one safe port and one safe and always accessible berth free of wharfage and dockage fees for Seller’s nominated Vessel.

9.6 Laydays. The Laydays in the relevant Confirmation constitute a window for arrival of the Vessel at the Cargo Transfer Point; provided, however that the Laydays specified for a CIF or a CFR delivery shall constitute an estimate of Vessel arrival time and shall not be binding on Seller.

9.7 Laytime. Laytime shall be per the terms of the Vessel charter party, pro-rata for part cargoes.

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9.8 Demurrage. Demurrage shall be per the rate, terms and conditions of the Vessel charter party.

9.9 In-Harbor Lightering. In-harbor lightering shall not be permitted without Seller’s prior approval. In-harbor lightering shall be performed at Buyer’s sole expense, time and risk. Buyer shall indemnify and hold Seller harmless for any loss or liability resulting from in-harbor lightering.

9.10 Pumping. Seller warrants that the Vessel is capable of maintaining an average loading pressure of 100 psi at the ship’s rail during transfer, provided that the discharge terminal facilities permit and excluding time for tank stripping. If the Vessel fails to meet the aforementioned criteria, the excess time consumed in pumping Cargo shall not count as used laytime. An additional three hours shall be added to the pumping time for each additional discharge Terminal or Product.

9.11 Port Charges. Buyer shall reimburse Seller for any port charges (including, but not limited to, port fees, pilotage, wharfage and assist tugs) incurred by Seller (as charterer) pursuant to the terms of the relevant Vessel charter party.

PART IV – TERMS IN RESPECT OF PIPELINE, TANK-TO-TANK AND IN-TANK DELIVERIES

10.	TITLE AND RISK OF LOSS

10.1 Tank-to-Tank Transfers. For tank-to-tank transfers or pumpovers, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer (i) in the case of ex-tank transfer, as the Product passes the outlet flange of Seller’s storage tank; or (ii) in the case of into-tank transfer, as the Product passes the inlet flange of Buyer’s storage tank.

10.2 Pipeline Deliveries. If this Agreement is a pipeline Transaction other than an “in-line” transaction, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer as the Product passes the flange of the meter (i) measuring receipt of Product upon intake where Seller sells Product into the pipeline (“FIP”) or (ii) measuring discharge of Product upon outtake where Seller sells Product out of the pipeline (“Delivered”), or as the Product otherwise passes the Delivery Location along the pipeline as specified in the Confirmation. If FIP delivery is specified, Buyer shall be responsible for payment of the applicable pipeline tariff. If Delivered is specified, Seller shall be responsible for payment of the applicable pipeline tariff. If title and risk of loss of Product transfers at a location other than intake or outtake, the applicable pipeline tariff shall be allocated as set forth in the Confirmation. If the Confirmation specifies “CIP” in connection with a pipeline delivery, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer as the Product passes the flange of the meter measuring receipt of Product upon intake into the pipeline, provided that Seller shall be responsible for payment of the applicable pipeline tariff for delivery of the Product to the destination named in the Confirmation. For “in-line” pipeline transfers, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer at the time of transfer on the agreed date, as evidenced by the PTO (or other acceptable transfer documentation) issued by the pipeline operator that reflects the transfer of title on its books and records.

10.3 Stock (In-Tank) Transfers. When delivery of Product is by stock transfer (where physical inventory of Product is transferred on the books and records of a terminal or pipeline operator from Seller to Buyer), title to and risk of loss of the Product shall pass from Seller, or its Affiliate, to Buyer, unless otherwise agreed or indicated on the PTO (or other acceptable transfer documentation) issued by the Terminal Operator, at 00:01 on the effective date of transfer as specified in the applicable Confirmation.

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10.4 Pipeline Tariff Recovery. With respect to pipeline deliveries of Product, in the event that Buyer and Seller agree that Seller shall deliver Product from the relevant pipeline at a location other than the Delivery Location, then (i) in the event such delivery results in increased transportation costs for Seller, Buyer agrees to pay Seller, for the volume delivered, the pipeline tariff differential between the Delivery Location and the actual delivery point, based on the applicable pipeline tariff tables in effect for such pipeline on the date of delivery, or (ii) in the event such delivery results in reduced transportation costs for Seller, Seller shall, for the volume delivered, reduce the amount due under the applicable invoice for such delivery by an amount equal to the pipeline tariff differential between the Delivery Location and the actual delivery point, based on the applicable pipeline tariff tables in effect for such pipeline on the date of delivery.

11.	QUANTITY, QUALITY AND INSPECTION

11.1 Inspection. The quantity and quality of the Product sold under this Agreement shall be determined by an Independent Inspector in accordance with ASTM/API industry standards, and as evidenced by the Independent Inspector’s report, except that if this Agreement is a pipeline Transaction, quantity and quality of the Product sold shall be determined by an Independent Inspector only if permitted by the pipeline or Terminal Operator. All determinations of an Independent Inspector shall be conclusive and binding upon both Parties, absent fraud or manifest error. The cost of the Independent Inspector’s services shall be shared equally between the Parties. Each of Seller and Buyer may have a representative present at the time of title transfer. The Parties shall instruct the Independent Inspector to obtain and retain appropriate samples of the Product for a period of 90 days from the date of measurement. Any circumstance relating to quantity shall be governed by the latest API standards, as applicable. Any circumstance relating to quality shall be governed by the latest API/ASTM standards, as applicable.

11.2 Quantity and Quality

(a) Pipeline Deliveries. The quantity of Product shall be determined by pipeline meter tickets based on proven pipeline meters, or if such meters are unavailable, by calibration tables, by PTO (or other acceptable documentation) or based on the books and records of the pipeline operator. The quality of Product shall be in accordance with the specifications set forth by the relevant pipeline.

(b) Tank-to-Tank Transfers. The quantity of Product shall be determined based on static tank measurements taken prior to and after withdrawal of the Product from Seller’s tank for delivery to Buyer’s tank. Any circumstance relating to quantity shall be governed by the latest API standards. The quality of Product shall be based on composite samples taken from the storage tank from which the Products are being delivered.

(c) Stock (In-tank) Transfers. The quantity of Product shall be based on the PTO (or other acceptable transfer documentation) or the books and records of the facility operator. The quality of Product shall be based on composite samples taken from the applicable tank prior to transfer.

PART V – TERMS IN RESPECT OF ALL DELIVERIES

12.	PAYMENT

12.1 Payment Due Date. The payment due date and required documentation for payment shall be as established in the relevant Confirmation. Notwithstanding the foregoing, if transfer of Product is made by book, stock or inventory transfer, payment shall be due on the effective date of such transfer. All payments shall be made in U.S. dollars without offset, deduction or counterclaim by wire transfer of immediately available funds to Seller at such account as Seller may designate in writing. Invoices and supporting documents received after 12:00 p.m. Buyer’s local time shall be considered to be received on the next Business Day.

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12.2 Required Documentation. In addition to any documentation required by law under the “Compliance with Law” section, supporting documentation shall be as follows:

(a) FOB – Foreign Vessels

(i) Invoice (facsimile acceptable).

(ii) Copies of Independent Inspector’s report of loaded quantity and quality (may be presented as two separate documents) (facsimile acceptable).

(iii) Full set of original bills of lading properly issued or endorsed to the Buyer without restriction or qualification of any kind or 2/3 original bills of lading and master’s or owner’s or agent’s receipt for 1/3 bill of lading and other usual shipping documents.

(iv) In the event that the original bills of lading or other usual shipping documents as described above are not available by the payment due date, Buyer shall pay Seller against presentation of documents (i) and (ii) and Seller’s letter of indemnity in the format stipulated in Exhibit A.

(b) FOB – U.S. Vessels and All Barges

(i) Invoice (facsimile acceptable).

(ii) Copies of Independent Inspector’s report of loaded quantity and quality (may be presented as two separate documents) (facsimile acceptable).

(c) CIF, CIP, CPT & CFR – Foreign Vessels

(i) Invoice (facsimile acceptable).

(ii) Copies of Independent Inspector’s report of loaded quantity and quality (may be presented as two separate documents) (facsimile acceptable).

(iii) Full set of original bills of lading properly issued or endorsed to Buyer without restriction or qualification of any kind or 2/3 original bills of lading and master’s or owner’s or agent’s receipt for 1/3 bill of lading and other usual shipping documents.

(iv) In the event that the original bills of lading or other usual shipping documents as described above are not available by the payment due date, Buyer shall pay Seller against presentation of documents (i) and (ii) and Seller’s letter of indemnity in the format stipulated in Exhibit A.

(d) CIF, CIP, CPT & CFR – U.S. Vessels and All Barges

(i) Invoice (facsimile acceptable).

(ii) Copies of Independent Inspector’s report of loaded quantity and quality (may be presented as two separate documents) (facsimile acceptable).

(e) DES Vessel

(i) Invoice (facsimile acceptable).

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(ii) Certificate of quality or Independent Inspector’s quality report at discharge port (facsimile acceptable).

(iii) Certificate of quantity or Independent Inspector’s quantity report at discharge port (facsimile acceptable).

(f) FCA Truck, CPT Truck & Delivered Out of Truck

(i) Invoice (facsimile acceptable).

(ii) Truck bill of lading.

(iii) Certificate of quality or Independent Inspector’s quality report (facsimile acceptable).

(g) FCA Rail, CPT Rail & Delivered Out of Railcar

(i) Invoice (facsimile acceptable).

(ii) Tank car bill of lading.

(iii) Certificate of quality or Independent Inspector’s quality report (facsimile acceptable).

(h) Pipeline

(i) Invoice (facsimile acceptable).

(ii) Pipeline meter ticket.

(i) Tank-to-Tank Transfer

(i) Invoice (facsimile acceptable).

(ii) PTO (or other acceptable transfer documentation) from terminal or pipeline operator.

(iii) Certificate of quality or Independent Inspector’s quality report (facsimile acceptable).

(j) Stock (In-tank) Transfer

(i) Invoice (facsimile acceptable).

(ii) PTO (or other acceptable transfer documentation) from terminal or pipeline operator.

(iii) Certificate of quality or Independent Inspector’s quality report (facsimile acceptable).

12.3 Split Weekend Clause. If the payment due date falls on a Sunday or on a Monday that is not a Business Day in the place where payment is to be made, payment shall be made in immediately available funds to Seller on the next Business Day after such payment due date. If the payment due date falls on a Saturday or on a non-Business Day other than a Monday in the place where payment is to be made, payment shall be made in immediately available funds to Seller on the last Business Day prior to such payment due date.

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12.4 Interest. Any amount payable by a Party to another Party pursuant to this Agreement shall, if not paid when due, bear interest from the payment due date until, but excluding, the date payment is received by the owed Party, at the Interest Rate.

12.5 Rounding. Rounding conventions shall be as follows: Product pricing in Gallons shall be rounded to the nearest fourth decimal place and Product pricing in Barrels shall be rounded to the nearest third decimal place. All dollar amounts shall be rounded to the nearest cent.

12.6 Disputed Invoices. If an invoiced Party, in good faith, disputes the accuracy of the amount invoiced for Product delivered by the other Party, the invoiced Party shall pay such amount as it in good faith believes to be correct and provide written notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation acceptable in industry practice. In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy at law or in equity to enforce its rights under this Agreement. In the event that it is determined or agreed that the Party that is disputing an invoice must or will pay the disputed amount, then such Party shall pay interest from and including the original payment due date until, but excluding, the date the disputed amount is received by the owed Party, at the Interest Rate.

12.7 Netting of Invoices. In the event the Parties agree to net an invoice for Product amounts hereunder with one or more invoices for Product amounts under other Transactions that are due each other on the same payment due date, the Parties shall confirm at least two Business Days prior to the payment due date, orally or in writing, the invoice amounts and any amounts remaining, if any, after net-out. Any remaining balance after net-out shall be paid by the Party owing such amount to the other Party on the applicable payment due date. The owing Party’s payment of a net amount shall satisfy each Party’s payment obligations under this Agreement and each other relevant Transaction in respect of the invoices included in the settlement on a payment due date. The Parties understand and agree that such netting of invoices is expressly limited to amounts owed from purchases and sales of Product between the Parties and that netting out any other amounts due in respect of any Transaction, for any reason whatsoever, including quality claims and demurrage, is strictly prohibited unless otherwise agreed in writing.

12.8 Transaction Netting; Bookouts

(a) Transaction Netting. If the Parties enter into one or more Transactions that, in conjunction with this Agreement, constitute Offsetting Transactions, then all such Offsetting Transactions may, by mutual agreement of the Parties, be netted into a single Transaction so that: (i) the Party obligated to deliver the greater amount of the Product will deliver the difference between the total amount it is obligated to deliver and the total amount to be delivered to it by the other Party under the Offsetting Transactions; and (ii) the Party owing the greater aggregate payment will pay the net difference owed between the Parties. Each single Transaction resulting under this “Transaction Netting” provision shall be deemed part of the single agreement between the Parties referenced in the “Entire Agreement” provision in the “Miscellaneous” section, and once the parties’ obligations under such resulting single Transaction are satisfied, outstanding obligations under the Offsetting Transactions that are satisfied by such offset shall terminate.

(b) Bookouts. If, for scheduling convenience purposed, the parties agree orally or in writing either bilaterally or as part of a multiparty arrangement, to a cancellation or modification of future physical delivery obligations in respect of this Agreement (in each case, a “Bookout”), then the effective upon the relevant future delivery date (the “Bookout Date”): (i) the delivery obligations under this Agreement will be extinguished or modified (whether in whole or in part) as agreed; and (ii) any agreed payment will be due as follows, unless otherwise agreed: (A) with respect to Product that is a refined petroleum product, on the Bookout Date; (B) with

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respect to Product delivered that is crude oil, on the 20th day of the month following the month containing the Bookout Date; or (C) with respect to product that are LPGs or NGLs, within five Business Days following the Bookout Date. At any time prior to the relevant Bookout Date, either Party may elect, at its option and upon notice to the other Party, to cancel the Bookout and thereby restore all original contract terms, including delivery and payment, all without liability to the other Party. This “Bookout” provision shall apply notwithstanding that either Party may fail to (i) send out a writing confirming the Bookout or (ii) make changes on its books as a result of any such Bookout.

13.	CREDIT

13.1 Security. If Seller has provided trade credit to Buyer, Seller, in its sole discretion, may increase or decrease the amount of such trade credit from time to time under this Agreement and all other Transactions. If Buyer exceeds its credit limit with Seller, Seller may, in its sole discretion, require Buyer to provide it with credit support with respect to Buyer’s ability to perform all of its obligations under this Agreement and all other Transactions. Upon Seller’s request, Buyer shall provide to Seller, in each case in Seller’s sole discretion, one or more of the following forms of credit support: (i) an irrevocable standby letter of credit that meets the requirements of the “Letter of Credit” provision in this Section; (ii) Buyer’s remittance of payment to Seller at least 48 hours prior to delivery; (iii) Buyer’s provision of a guaranty acceptable to Seller from an affiliate of Buyer acceptable to Seller; and (iv) any other form of credit support acceptable to Seller in its sole discretion.

13.2 Performance Assurance. Seller may, in its sole discretion and upon notice to Buyer or its Credit Support Provider, if any, require that Buyer or its Credit Support Provider provide it with Performance Assurance of Buyer’s or Credit Support Provider’s ability to perform any of its obligations under this Agreement, under any guaranty or any credit support agreement, respectively, in an amount determined by Seller in a commercially reasonable manner. Unless Seller specifies a different time period, Buyer or its Credit Support Provider shall furnish Performance Assurance with two Business Days following receipt of Seller’s written demand. If the security is cash, then Buyer shall deliver the cash to Seller as a deposit, which shall become the property of Seller once delivered.

13.3 Letter of Credit. In the event that Seller requires a letter of credit as to this Agreement, payment shall be covered by an irrevocable standby letter of credit to be issued and the original received by Seller (i) not later than three Business Days prior to the first day of the contractual delivery window (in the case of DES deliveries), loading window (in the case of FOB, CIF and CFR deliveries), as applicable; or (ii) promptly upon demand in the case of other types of delivery, in each case in Seller’s format (or, in the case where a single letter of credit will cover this Agreement and one or more other Transactions, in a form acceptable to Seller) and issued by an Acceptable Letter of Credit Issuer or confirmed by a bank acceptable to Seller. Such letter of credit shall be opened with sufficient value to cover the aggregate contractual volume plus ten percent (10%) times the aggregate price specified in the Confirmation, plus the amounts required under any other Transaction to be covered by such Letter of Credit. If, at the time of executing the letter of credit the price is not fixed, the pricing clause of the Confirmation shall be quoted in the letter of credit and the letter of credit shall be opened with sufficient value to cover the aggregate contractual volume plus ten percent (10%) times a mutually agreed estimate price. If, after the price of this Agreement is fixed, the value of the letter of credit is not sufficient to cover the aggregate contractual volume plus ten percent (10%) times the aggregate price, then Seller may request that Buyer provide it with an amended letter of credit with sufficient value not later than the next Business Day following the date on which the Seller requests the amended letter of credit. The letter of credit shall include an expanded validity for shipment period starting five days prior and ending five days after the contractual delivery window. All bank charges related to the letter of credit are for Buyer’s account. The letter of credit shall not expire until 30 days after the final invoice due date.

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13.4 Letter of Credit Default. Upon the occurrence of a Letter of Credit Default, Buyer agrees to deliver a substitute letter of credit or other collateral acceptable to Seller, in its sole discretion, not later than the next Business Day following the date on which the Letter of Credit Default occurred. The failure to deliver timely a substitute letter of credit or other collateral acceptable as required by Seller shall be an Event of Default under this Agreement.

14.	CLAIMS

Any claim regarding the quantity or quality of Product shall be deemed waived unless submitted to Seller in writing, together with supporting documentation and reasonable details of the facts on which the claim is based, within 30 days from the title transfer date of such Product.

15.	ODORANT

NGLs sold under this Agreement are intended for further processing and no further odorization is required unless Buyer notifies Seller otherwise. Buyer shall indemnity Seller for any liabilities that result from the NGLs not being odorized when Buyer has failed to notify Seller that odorants should be added. Seller shall indemnify Buyer for any liabilities that result from the NGLs not being odorized when Buyer has notified Seller that odorants should be added and Seller fails to do so.

16.	DISCLAIMER OF WARRANTIES

OTHER THAN SELLER’S, OR ITS AFFILIATE’S WARRANTIES OF TITLE SET FORTH IN THESE GTCS, OR UNLESS OTHERWISE STATED IN A CONFIRMATION, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING MERCHANTABILITY, FITNESS OR SUITABILITY OF THE PRODUCT FOR ANY PARTICULAR PURPOSE, EVEN IF SUCH PURPOSE IS KNOWN TO SELLER UNLESS OTHERWISE STATED IN THE CONFIRMATION FOR A PARTICULAR TRANSACTION, SELLER EXPRESSLY DISCLAIMS ANY WARRANTY AGAINST INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPY RIGHT.

17.	IMPORTATION; TAXES

17.1 Importation. With respect to Cargoes imported into the United States or a foreign jurisdiction, the importer of record set forth in a Confirmation shall be responsible for all import arrangements and customs requirements, including all duties, fees and related costs in respect of importing and unloading the Cargo at the discharge port. The importer of record indicated in the Confirmation shall be responsible for all Taxes arising from or imposed upon importation of the Cargo. Unless otherwise specified in a Confirmation, the importer of record shall be entitled to any duty drawback rights.

17.2 Tax Reimbursement. If the Product sold hereunder is a “taxable fuel” (as defined in the Internal Revenue Code), then each Party represents that it is registered with the IRS to engage in tax-free transactions with respect to such taxable fuel. Each Party also represents that it possesses all state and local tax registrations as may be required by Applicable Law in the state where title to the Product passes from Seller to Buyer. Prior to the scheduled date of delivery or book, stock or inventory transfer, each Party shall provide the other Party with proper notification, exemption or resale certificates or direct pay permits as may be required or permitted by Applicable Law. If Buyer does not furnish such certificates or this Agreement is subject to tax under Applicable Law, upon receipt of Seller’s invoice, Buyer shall reimburse and indemnify Seller for all Taxes paid or incurred by

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Seller, together with all penalties and interest thereon. Buyer’s obligation to reimburse Seller includes any Taxes that Seller is assessed due to subsequent discovery of taxability or under audit by any taxing authority until expiration of the relevant statute of limitations. For avoidance of doubt, Buyer shall be obligated to reimburse Seller for the U.S. federal oil spill tax unless (i) the pass through of such tax to Buyer is inconsistent with prevailing industry practice or (ii) reimbursement is expressly disclaimed in a Confirmation.

17.3 If any ad valorem or personal property taxes are assessed against the Product sold hereunder, the Party having title to the Product at the time such tax liability accrues shall be responsible for payment of such taxes.

17.4 Forms W-9. Each Party shall provide to the other Party a properly executed IRS Form W-9, W-8BEN or W-8ECI (or successor form), as appropriate, upon the execution of a Confirmation and subsequently if the information in such form becomes materially inaccurate or such form expires or becomes obsolete. Each Party further agrees to promptly deliver to the other Party any other tax form or certificate reasonably requested by such other Party.

17.5 Exports by Buyer. When either Seller or Buyer transports the Product to a state other than the state of California, Buyer must furnish Seller with all documentation to support any valid export-related exemptions or credits under Applicable Law. Documentation may include contracts, bills of lading, delivery tickets, meter readings or certificates of analysis and shall be furnished by Buyer to Seller’s tax department within seven days after the end of the month in which the Product was purchased showing receipt at a location outside of the State of California.

17.6 New York Harbor Pipeline Deliveries. In the event that Product is delivered via Colonial Pipeline with a Delivery Location of Linden/Port Mobil, Seller shall invoice Buyer, and Buyer is responsible for, New York State Excise taxes.

17.7 Connecticut. The Parties agree and acknowledge that, if the Product sold under this Agreement is delivered to a destination in Connecticut via Vessel, then under Connecticut law, the Party that has title to the Cargo when the Vessel enters the waters of the State of Connecticut is the entity that makes the “first sale of petroleum products” within Connecticut, even if such Party is not the importer of record for U.S. Customs purposes. The Party who makes the first sale shall be responsible to report this transaction on the quarterly Gross Earnings Tax Return and remit the tax unless a statutory exemption applies.

18.	FORCE MAJEURE

18.1 Neither Party shall be liable to the other Party if it is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement, for so long as the event of Force Majeure exists and to the extent that performance is hindered by the event of Force Majeure, provided, however, that the Party unable to perform shall use commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that a Party’s performance of its obligations under this Agreement has been suspended in whole or part by reason of an event of Force Majeure, the other Party may likewise suspend the performance of all or part of its obligations under this Agreement to the extent that such suspension is commercially reasonable, except for a Party’s obligation to make payments when due with respect to performance prior to the occurrence of a Force Majeure event, including Buyer’s obligations to pay in full the purchase price or any other amounts due for Product actually delivered and accepted hereunder.

18.2 If either Party is rendered unable by Force Majeure to perform or comply fully or in part with any obligation or condition of this Agreement, the affected Party shall give written notice to the other Party of such Force Majeure event within 24 hours after receiving notice of the occurrence of the Force Majeure event relied upon,

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including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Product affected. Promptly thereafter, the Party rendered unable to perform shall confirm such information in writing. Such Party also shall promptly notify the other Party when the Force Majeure event is terminated.

18.3 In the event that the period of suspension due to a Force Majeure event under this Agreement shall continue in excess of 30 days from the date that notice of such event is given, and so long as such event is continuing, either Party, in its sole discretion, may terminate this Agreement by written notice to the other Party, and neither Party shall have any further liability to the other Party in respect of this Agreement except for the rights and remedies previously accrued.

18.4 Notwithstanding anything to the contrary in this “Force Majeure” section, in the event that this Agreement is an associated purchase and sale or exchange of Product that is crude oil, and a Force Majeure event should result in an imbalance in the purchase and sale or exchange volumes, those imbalances shall be settled in accordance with the “Associated Purchase and Sale or Exchange of Product Imbalances” section unless Buyer and Seller agree otherwise.

18.5 In the event substantially similar volumes of Product that is crude oil are intended to be bought and sold or exchanged under this Agreement, the Parties shall have the rights and obligations set forth in the circumstances described below:

(a) If, because of a Force Majeure event, the Party claiming Force Majeure is unable to deliver part or all of the quantity of crude oil which it is obligated to deliver under this Agreement, the other Party shall have the right, but not the obligation, to reduce its deliveries of such crude oil under this Agreement to match the volume actually delivered by the other Party claiming Force Majeure.

(b) If, because of a Force Majeure event, the Party claiming Force Majeure is unable to take part or all of the quantity of crude oil which it is obligated to take under this Agreement, the other Party shall have the right, but not the obligation, to reduce its receipts of crude oil under this Agreement to match the volume actually taken by the Party claiming Force Majeure.

19.	ASSOCIATED PURHCASE AND SALE OR EXCHANGE OF PRODUCT IMBALANCES

Notwithstanding anything to the contrary herein, the terms of this “Associated Purchase and Sale or Exchange of Product Imbalances” section shall apply to this Agreement if it is an associated purchase and sale or exchange of crude oil, under which substantially similar volumes of crude oil are intended to be bought and sold or exchanged.

19.1 Each Party shall be responsible for maintaining volumes of crude oil that are bought and sold or exchanged under this Agreement in balance on a month-to-month basis, as near as reasonably possible.

19.2 If a Party fails to deliver or take its required volume during any month (“Shortfall Month”), including a failure to deliver or accept delivery due to an event of Force Majeure, despite reasonable efforts to remain in balance, such volumes (“Exchange Imbalance Volumes”) shall be delivered and accepted as soon thereafter as is reasonably practicable, and the term of this Agreement shall be extended for the sole purpose of balancing deliveries. The Parties shall endeavor to cause the Exchange Imbalance Volumes, confirmed by the 20th of the month, to be delivered during the following calendar month, and the Exchange Imbalance Volumes, confirmed after the 20th of the month, to be delivered during the second following calendar month, except to the extent prevented by the continuation of the Force Majeure.

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19.3 An event of Force Majeure shall not relieve either Party from its obligations under this “Associated Purchase and Sale or Exchange of Product Imbalances” section to balance deliveries once the event of Force Majeure has passed and the imbalance created during said period is known. If Exchange Imbalances Volumes created as a result of an event of Force Majeure have not been delivered within three calendar months after the Shortfall Month, and no other resolution of the Exchange Imbalance Volumes has been agreed between the Parties, during the fourth calendar month following the Shortfall Month, Seller shall deliver, and Buyer shall take, an amount of crude oil Product equal to the Exchange Imbalance Volumes of the same type, at the same location and at the same price as was received by Seller during the Shortfall Month.

19.4 If this Agreement is an associated purchase and sale or exchange transaction, for all imbalances under this Agreement, if the price is a fixed price, or a formula price which is based on fixed calendar dates (e.g. April 12, 2011 or April 12-19, 2011), the price of the Exchange Imbalance Volumes shall be equal to such price without regard to the month of actual delivery. If the price is a formula price not based on fixed calendar dates, that formula, based on prices for the month of actual delivery, will be used to calculate the price for the Exchange Imbalance Volumes, unless otherwise specified in the Confirmation.

19.5 The foregoing notwithstanding, for any Exchange Imbalance Volumes less than 1,000 Barrels existing at the end of this Agreement, the obligation of either Party to deliver or take such Exchange Imbalance Volumes shall be excused.

20.	SHORTAGE OF PRODUCT

It there is a shortage of Seller’s supply of the quality and grade of Product sold pursuant to this Agreement such that Seller is unable to meet its requirements for its own use and for sales to its customers, Seller may allocate Product in good faith according to its discretion, but may not give preference to its own requirements and those of it s Affiliates. Under no circumstances shall Seller be obligated to acquire Product to replace supplies lost as a result of a shortage of Product. Should Seller thereafter acquire additional Product of the same grade and quality, Seller shall not be required to allocate any such Product to Buyer.

21.	MATERIAL SAFETY DATA SHEETS

Seller has provided or shall provide Buyer in response to Buyer’s request with a Material Safety Data Sheet (“MSDS”) for the Product delivered under this Agreement. Nothing in these GTCs shall excuse Buyer from complying with Applicable Law that may require Buyer to provide its employees, agents, contractors, users and customers who may come into contact with the Product with a copy of the MSDS and any other safety information provided to it by Seller, or that may require Buyer to ensure that the recommendations relating to the handling of the Product are followed. Compliance with any recommendation contained in the MSDS or other safety information shall not excuse Buyer from complying with all Applicable Law.

22.	COMPLIANCE WITH LAW

22.1 Compliance with Applicable Law and Fuels Regulations. Product sold under this Agreement shall be produced and delivered in full compliance with all Applicable Law, including environmental fuels regulations for (i) gasoline and alcohol blends; (ii) ultra low and low sulfur diesel; (iii) reformulated gasoline and RBOB; (iv) gasoline additives; and (v) aviation fuel. The failure of Product to conform to the requirements of Applicable Law shall excuse Buyer from further performance under this Agreement and shall entitle Buyer to return the Product to Seller or take such other steps as are reasonably necessary to comply with Applicable Law.

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22.2 Recordkeeping. Seller and Buyer shall maintain appropriate records that demonstrate compliance with Applicable Law and industry standards. Each Party also shall immediately notify the other Party in writing of any violation or alleged violation with respect to the Product sold under this Agreement and, upon reasonable request, shall provide the other with evidence of environmental inspections or audits by any Governmental Authority with respect to such Product.

22.3 Gasoline and Alcohol Blends. For each delivery of gasoline and alcohol blends, Seller agrees to provide Buyer a certificate of analysis, a bill of lading, a delivery ticket or a loading ticket that represents the Product to be in compliance at the time of title transfer and correctly stating the maximum Reid Vapor Pressure at the time of title transfer.

22.4 Certified Distillate. If the Product is a previously certified distillate, Seller represents that the Product has been designated as a previously certified distillate in accordance with the ULSD Regulations. Upon any transfer of custody or title by Seller with respect to the Product, Seller or its designee shall provide Buyer or Buyer’s transferee with product transfer documents meeting the requirements of the ULSD Regulations and shall comply with all recordkeeping and reporting requirements. If the Product is a previously uncertified distillate, Seller represents, and Buyer acknowledges, that the Product has not been certified or designated as a distillate in accordance with ULSD Regulations. In such case, Buyer acknowledges that it, or its consignee, is responsible for compliance with the requirements of the ULSD Regulations.

22.5 Conventional Gasoline. If the Product sold under this Agreement is conventional gasoline, Buyer acknowledges that such Product does not meet the requirements for reformulated gasoline and may not be used in any reformulated gasoline-covered areas. Seller agrees to provide Buyer with all product transfer documents required by Applicable Law.

22.6 RBOB. Seller and Buyer shall comply with all Applicable Law for reformulated Gasoline and blendstocks, including regulations found at 40 CFR § 80.65 through to 80.89. Buyer agrees that pursuant to 40 CFR § 80.69(a)(5), the Product title may be transferred to an oxygenate blender who is registered with the U.S. Environmental Protection Agency (“EPA”) as such, or to an intermediate owner with the restriction that the Product shall only be transferred to a registered oxygenate blender. Pursuant to 40 CFR § 80.69 (a)(6), Buyer hereby agrees to have a contract with the oxygenate blender, or a contract with an intermediate owner, that requires the intermediate owner to require the oxygenate blender to (or, if the oxygenate blender is Buyer, Buyer shall):

(a) blend Seller’s RBOB with oxygenate in accordance with Seller’s written instructions regarding the proper oxygenate type and amount of oxygenate;

(b) conduct quality assurance, sampling and testing as required in 40 CFR Part 80;

(c) stop selling any gasoline found to not comply with the standards under which the RBOB was produced or imported and

(d) allow Seller to obtain samples of reformulated gasoline produced from Seller’s RBOB subsequent to the addition of oxygenate and prior to combining the resulting gasoline with any other gasoline in accordance with 40 CFR Part 80.

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22.7 Ethanol. In the event that the Product is ethanol and is imported by Buyer into the United States, Buyer warrants and covenants that all ethanol purchased hereunder will be discharged from the Vessel into a permitted distilled spirits plant (“DSP”) or an alcohol fuel plant (“AFP”), whether directly or via a U.S. Customs and Border Protection bonded warehouse. Upon discharge from the Vessel, the ethanol will not be taken to any other location other than a U.S. Customs and Border Protection bonded warehouse, DSP or AFP. If discharged into a U.S. Customs and Border Protection bonded warehouse, Buyer warrants that when the ethanol leaves such warehouse, it will be transferred from customs bond directly to a DSP or AFP. Buyer also warrants and covenants that it will comply with all Applicable Law administered by the U.S. Department of Treasury and Alcohol Tobacco Tax and Trade Bureau in connection with the handling, importation and discharge of the Cargo. If the ethanol is not discharged from the Vessel in accordance with this “Ethanol” provision or Buyer breaches this warranty and covenant in any manner, Buyer shall indemnify, defend and hold Seller harmless from and against any and all losses, liabilities, claims, demands, damages, costs, expenses (including reasonable attorneys’ fees ), penalties, fines, fees and taxes (including any interest or penalties imposed thereon), as a result of Buyer’s failure or breach.

22.8 Toluene. If the Product sold under this Agreement is toluene, then Buyer agrees that it will not use the toluene purchased from Seller in the formulation of a pesticide product, nor will it sell or distribute the toluene to any Person that Buyer knows or reasonably should know intends to use such substances in the formulation of a pesticide product.

22.9 Octane Certification. In accordance with the Federal Trade Commission’s requirements for octane certification under the Petroleum Marketing Practices Act, Seller certifies the accuracy of the octane rating of any automotive gasoline described in any Confirmation.

22.10 Delivery in Georgia. If Buyer takes delivery of the Product sold under this Agreement in the State of Georgia, Seller shall deliver a certificate of analysis for such Product together with Seller’s invoice.

22.11 California Low Carbon Fuel Standard Regulations.

(a) If the Product sold is a “Transportation Fuel” as defined by and subject to Title 17 of the California Code of Regulations § 95480 et seq. (the LCFS Regulations”), then the provisions of this “California Low Carbon Fuel Standard Regulations” provision shall apply.

(b) The Parties agree that Seller shall transfer to Buyer the compliance obligations as the “Regulated Party,” as that term is defined under § 95481(a)(39) of the LCFS Regulations, for the total volume of Product transferred to Buyer, unless (i) otherwise agreed and stated in the Confirmation or (ii) Seller notifies Buyer that said compliance obligations have been retained by an owner of the Product preceding Seller.

(c) Except as provided above, Buyer shall accept Seller’s transfer of the compliance obligations as a Regulated Party, including, as applicable, the responsibility for accounting for the base deficit and incremental deficit in the annual credits and deficits balance calculation under § 95485(a)(2) of the LCFS. Seller shall provide Buyer with a document that prominently states (i) the volumes and average carbon intensity (except as provided below) of the Product and (ii) that Buyer is the Regulated Party for the acquired Product and is responsible for meeting all applicable requirements of the LCFS Regulations for the Product. Additionally, Seller shall provide Buyer with relevant physical pathway information, as necessary, for initial demonstration under § 95484(d)(2) of the LCFS Regulations. To the extent the Product is oxygenate intended to be blended with California Reformulated Blendstock for Oxygenate Blending (CARBOB) or biomass-based diesel intended to be blended with diesel fuel, Seller shall identify the carbon intensity, rather than the average carbon intensity, of the Product.

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(d) If the Parties have agreed that Seller retain the compliance obligations as the Regulated Party, and such agreement is specifically stated in the Confirmation, then Seller shall provide Buyer with a document that prominently states that Seller has elected to remain the Regulated Party and is responsible for meeting all applicable requirements of the LCFS Regulations for the Product.

(e) If the Product sold is California reformulated gasoline that will be blended with additional oxygenate and meets the conditions of § 95484(a)(1)(D), Buyer agrees that it will blend additional oxygenate into the Product.

22.12 REACH. If the Product purchased under this Agreement is to be imported into the European Union, then each Party agrees and undertakes to the other in connection with this Agreement that it shall comply with its respective obligations under the REACH Regulations (EC No. 1907/2006).

23.	ISPS COMPLIANCE

23.1 FOB Basis Transaction. For FOB sales, Buyer warrants that the Vessel complies with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (the “ISPS Code”) and the U.S. Maritime Transportation Security Act of 2002 (“MTSA”). Seller warrants that the loading port and loading terminal are in compliance with the ISPS Code and the MTSA.

23.2 CIF/CFR and DES Basis Transactions. For CIF/CFR and DES sales, Seller warrants that the vessel complies with the requirements of the ISPS Code and the MTSA. Buyer warrants that the discharge port and discharge terminal are in compliance with the ISPS Code and the MTSA.

23.3 Generally. In all cases, a Party that breaches any warranty set forth in this “ISPS Compliance” section shall indemnify the other Party against any resulting delays, demurrage, expenses, fines, penalties or other costs (excluding any consequential or indirect damages).

24.	NEW OR CHANGED REGULATIONS; ALTERNATIVE PRICE INDEX

24.1 If at any time after this Agreement is entered into, new Applicable Laws are enacted or existing Applicable Laws are amended, which individually or collectively could reasonably be expected to have a material adverse effect upon the rights and obligations of a Party (the “Affected Party”) as a whole under this Agreement and which do not constitute a Force Majeure event, then the Affected Party may notify the other Party that it desires in good faith to renegotiate the price or other material terms or conditions so affected in order to appropriately pass through or otherwise address the effects of the new or changed Applicable Laws. Such notice shall state the new or changed Applicable Law upon which the Party’s renegotiation request is based and the terms upon which it is willing to continue to perform this Agreement with respect to any Product not yet delivered. The Parties shall negotiate in good faith any price adjustments that may be warranted to account for any incremental costs involved in complying with a Governmental Authority’s change in required Product specifications subsequent to the date of a nomination and prior to the commencement of the scheduled Delivery Period.

24.2 If the price of this Agreement is based on an industry reference index (the “Original Index”) that ceases to be published or is not published for any period applicable to calculation of the price of this Agreement, the Parties shall in good faith (i) select an alternative index that reflects as nearly as possible the same information as published in the Original Index; or (ii) negotiate an interim price for this Agreement until the Original Index recommences publishing or an alternative index can be identified to replace the Original Index.

24.3 If the Parties do not agree upon new prices or terms satisfactory to both within 30 days of (i) a Party’s request to initiate negotiations between the Parties pursuant to the first paragraph of this “New and Changed Regulations; Alternative Price Index” section or (ii) the failure of an Original Index to publish as described in the second paragraph of this “New and Changed Regulations; Alternative Price Index” section, as applicable, either

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Party shall have the right to terminate this Agreement as long as it may legally be terminated at the end of the 30-day period without further liability of either Party, except to the extent that Buyer has outstanding amounts due Seller at the time of termination. Such outstanding amounts shall be paid by Buyer without offset or deduction within two business days of receipt of Seller’s invoice.

25.	DEFAULT

25.1 Events of Default. An “Event of Default” in respect of this Agreement shall be deemed to occur when:

(a) Either Party fails to make payment when due under this Agreement or any other Transaction within one Business Day following receipt of a demand for payment by the other Party.

(b) Buyer (i) fails to satisfy the applicable credit and collateral requirements for this Agreement or any other Transaction or provide Seller with acceptable Performance Assurance pursuant to the “Credit” section or such credit support or Performance Assurance expires, terminates or no longer is in full force and effect; or (ii) fails to provide credit support or further assurances of its performance under any Other Commodity Agreement, or collateral annex or credit support annex to any such Other Commodity Agreement within one Business Day following receipt of a demand therefor (or such other period as may be specified in the Other Commodity Agreement, collateral annex or credit support annex to such Other Commodity Agreement), or such credit support or further assurance expires, terminates or no longer is in full force and effect.

(c) Either Party fails to perform or repudiates any material obligation to the other Party under this Agreement or any other Transaction (other than an Event of Default described in this “Default” section and a failure to deliver as described below in the “Failure to Deliver or Accept Under a Pipeline, Tank-to-Tank Transfer and In-Tank Transfer Transactions” provision) or breaches any representation, covenant or warranty in any material respect under this Agreement or any other Transaction that, if capable of being cured, is not cured to the satisfaction of the other Party in its sole discretion, within two Business Days following receipt of notice by the defaulting Party that corrective action is needed.

(d) Either Party (i) fails to make payment when due under any Other Commodity Agreement within the cure period for payment default specified therein, or if no period is provided, within one Business Day following receipt of a demand for payment by the other Party; or (ii) fails to perform or repudiates any material obligation to the other Party under any other Commodity Agreement, or breaches any representation, covenant or warranty in any material respect under any Other Commodity Agreement, and such breach, if capable of being cured, is not cured to the satisfaction of the other Party in its sole discretion, within the cure period for such defaults therein, or if no period is provided within five Business Days following receipt of notice by the Defaulting Party that corrective action is needed.

(e) Buyer or its Credit Support Provider under this Agreement, any other Transaction or any Other Commodity Agreement, (i) fails to satisfy, perform or comply with any agreement or obligation to be satisfied, complied with or performed by it in accordance with the guaranty or credit support document issued in favor of Seller if such failure continues after any applicable grace or notice period; (ii) breaches any covenant which is not cured to Seller’s satisfaction, in its sole discretion, within any applicable grace or notice period or any representation or warranty proves to be incorrect or misleading in any material respect when made under such guaranty or credit support agreement; or (iii) repudiates, disclaims, disaffirms or rejects, in whole or part, any obligation under such guaranty or credit support agreement or challenges the validity of such guaranty or credit support agreement.

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(f) (i) A default, event of default or other similar condition or event (however described) in respect of a Party or Buyer’s Credit Support Provider occurs or exists under one or more agreements or instruments relating to indebtedness for borrowed money of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (ii) below, is not less than $10,000,000 (or such threshold specified in a Confirmation), which has resulted in such indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable; or (ii) a default by such Party or such Credit Support Provider (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (i) above, or not less than $10,000,000 (or such other threshold specified in a Confirmation).

(g) A Designed Event occurs with respect to a Party or Buyer’s Credit Support Provider, and the creditworthiness of the Party or Buyer’s Credit Support Provider or, if applicable, the successor, surviving or transferee entity of such Party or Buyer’s Credit Support Provider (as applicable) is materially weaker that than of the Party or Buyer’s Credit Support Provider immediately prior to such Designated Event.

(h) Either Party, Buyer’s credit Support Provider, or any of a Party’s direct or indirect parent companies becomes or is Bankrupt.

(i) A letter of credit default occurs.

(j) A RIN Event of Default occurs that does not otherwise constitute an Event of Default described elsewhere in this “Default” section.

25.2 Failure to Deliver or Accept Under a Pipeline, Tank-to-Tank Transfer and In-Tank Transfer Transactions. If this Agreement requires a pipeline delivery, tank-to-tank transfer or in-tank transfer, unless excused by an event of Force Majeure or other Party’s failure to perform, if a Party (the “Failing Party”) fails to deliver or accept all or part of the quantity of the Product as required during the applicable Delivery Period, the Parties will negotiate in good faith to agree promptly to a resolution for such failure within two Business Days. If the Parties fail to agree to a resolution for the failure during the two-Business Day period, then the remedies described below in paragraph (a) and paragraph (b) will apply, which remedies shall be a Party’s exclusive remedies for the other Party’s failure to deliver or accept the Product as required by the Confirmation absent the Parties’ agreement to different remedies.

(a) Seller Failure to Deliver. If Seller is the Failing Party, Seller shall pay to Buyer, on the date payment would otherwise be due in respect of the month in which the failure occurred, an amount for each Gallon or Barrel (as applicable) of the Product of such deficiency equal to (i) the market price at which Buyer, acting in a commercially reasonable manner, is able, or absent an actual purchase, would be able to purchase or otherwise accept comparable supplies of the Product of comparable quality delivered to the Delivery Location as determined by Buyer in a commercially reasonable manner, plus (A) costs reasonably incurred by Buyer in purchasing such substitute Product and (B) additional transportation charges, if any, reasonably incurred by Buyer as a result of taking delivery of substitute Product at a location other than the Delivery Location; minus (ii) the price agreed to in the Confirmation; provided that if such deficiency amount is zero or negative, then neither Party shall have any obligation to make any deficiency payment to the other Party.

(b) Buyer Failure to Accept. If Buyer is the Failing Party, Buyer shall pay to Seller, on the date payment would otherwise be due in respect of the month in which the failure occurred, an amount for each Gallon or Barrel (as applicable) of the Product of such deficiency equal to (i) the price agreed to in the Confirmation plus any

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storage, transportation or other costs reasonably incurred by Seller in reselling the Product minus (ii) the market price at which Seller, acting a commercially reasonable manner, or absent any actual sale, would be able, to sell or otherwise dispose of the Product at the Delivery Location as determined by seller in a commercially reasonable manner; except that if such deficiency amount is zero or negative, then neither Party shall have any obligation to make any deficiency payment to the other Party.

Failure to pay any amount due pursuant to paragraph (a) and paragraph (b) above will be deemed an Event of Default under this “Default” section if such failure is not cured within two Business Days following receipt of written notice of such failure from the other Party.

26.	TERMINATION AND LIQUIDATION

26.1 The occurrence of an Early Termination Date (as defined below) or an Event of Default under this Agreement (except for Events of Default described in paragraph (c) of the first paragraph of the “Default” section and in the second paragraph of the “Default” section) shall constitute a material breach and an event of default, howsoever described, under all other Transactions. Notwithstanding any provision of these GTCs, any Transaction, any Performance Assurance or any Other Commodity Agreement, if at any time an Event of Default has occurred and is continuing with respect to a Party, or, as to Buyer, also its Credit Support Provider or an Acceptable Letter of Credit Issuer (such Party, the “Defaulting Party”), the other Party (the “Performing Party”) may, in its sole discretion, and without limiting any other rights and remedies that may be available to the Performing Party under this Agreement or otherwise, (a) offset all or any portion of any amounts owed by the Defaulting Party to the Performing Party against any amounts that are owed by the Performing Party to the Defaulting Party under this Agreement or otherwise, (b) apply any prepayments made, or Performance Assurance posted under this Agreement, by the Defaulting Party to the Performing Party against any amounts that are owed to the Performing Party under this Agreement, (c) if the Performing Party is Seller, suspend deliveries of Product or transfer of RINs until all amounts due for all previous deliveries of Product and transfers of RINs to the Defaulting Party have been paid in full; provided, however, to the extent the Performing Party sustains damages related to the suspension of deliveries of Product(s) or transfers of RINs, the Defaulting Party shall pay such damages to the Performing Party, (d) place the Defaulting Party on a pre-pay basis, if the Defaulting Party is Buyer, (e) if a RIN Event of Default has occurred, exercise any remedies under the terms of the RIN GTCs, and/or (f) terminate this Agreement and all Transactions in accordance with the following paragraph.

26.2 If the Performing Party elects to terminate this Agreement and all Transactions in accordance with clause (f) of the preceding paragraph, the Performing Party shall designate a date (an “Early Termination Date”), which is not earlier than the date of such notice and not later than 20 days after the date of such notice, on which to terminate, liquidate and accelerate this Agreement and all other Transactions that may legally be terminated and calculate a Termination Payment (as defined below), or, to the extent that in the reasonable opinion of the Performing Party certain of such Transactions may not be liquidated and terminated under Applicable Law on the Early Termination Date, as soon thereafter as is reasonably practicable in which case the actual termination date for such transactions will be the Early Termination Date in respect thereof for purposes of the third paragraph of this “Termination and Liquidation” section.

26.3 The Performing Party shall determine the final amount payable between the Parties as of the Early Termination Date (the “Termination Payment”), in the manner set forth in this paragraph and shall provide notice of the Termination Payment to the Defaulting Party. The Performing Party shall calculate the Termination Payment by (i) closing out this Agreement and each Transaction at its market value as reasonably determined by

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the Performing party by determining the amount by which such then prevailing market value differs from the value specified in the Confirmation or other agreement specifying the terms for such Transaction (it being understood that (A) (x) in the event the prevailing market value exceeds the value specified in such Confirmation, the difference in value shall be due from Seller to Buyer, and (y) in the event that the prevailing market value is less than the value specified in such Confirmation, the difference in value shall be due from Buyer to Seller and (B) the market value of the portion of the Transaction related to the transfer of RINs, if applicable, shall equal the RIN Cover Damages, provided that the Performing Party may demand a transfer of RINs in accordance with Section 7(c) or 7(d), as applicable, of the RINs GTCs in lieu of closing out the portion of the Transaction related to the transfer of RINs at its market value; (ii) determining any damages, costs, or expenses resulting from the early termination of such Transactions; (iii) determining any other amounts owed by one Party to the other Party under such Transactions; (iv) determining any Other Termination Payment (as defined below); and (v) netting or aggregating the foregoing amounts to a single liquidated amount. The Performing Party shall notify the Defaulting Party of the Termination Payment due from or due to the Defaulting Party. The Performing Party may immediately, without notice to the Defaulting Party, realize against any Performance Assurance, credit support or collateral (including any cash deposit) provided by or on behalf of the Defaulting Party under any Transaction or any Other Commodity Agreement and apply the amount of any such Performance Assurance, credit support or collateral realized against its calculation of the Termination Payment. If the Defaulting Party owes the Termination Payment to the Performing Party, the Defaulting Party shall pay the Termination Payment on the first Business Day after it receives the statement. If the Performing Party owes the Termination Payment to the Defaulting Party, the Performing Party shall pay the Termination Payment once it has reasonably determined all amounts owed by the Defaulting Party to it under all Other Commodity Agreements and its rights of close-out and setoff under this “Termination and Liquidation” section.

26.4 The occurrence of an Early Termination Date or an Event of Default under this Agreement (except for the Events of Default described in paragraph (c) of the first paragraph of the “Default” section and in the second paragraph of the “Default” section) shall constitute a material breach and an event of default, howsoever described, under all Other Commodity Agreements, and the Performing Party may, by giving a notice to the Defaulting Party, designate an early termination date for all Other Commodity Agreements and, upon such designation, terminate, liquidate, accelerate, and otherwise close out all Other Commodity Agreements that lawfully may be closed out and terminated or, to the extent that in the reasonable opinion of the Performing Party certain of such Other Commodity Agreements may not be liquidated and terminated under Applicable Law on such early termination date, as soon thereafter as is reasonably practicable in which case the actual termination date for such Other Commodity Agreements will be the early termination date in respect thereof for purposes of the third paragraph of this “Termination and Liquidation” section. In such event, the Performing Party shall calculate the payments due upon early termination of such Other Commodity Agreements in accordance with the terms set forth in such Other Commodity Agreements, which shall be aggregated or netted to a single liquidated amount (the “Other Termination Payment”) and paid pursuant to the terms of such agreements, or if no payment date is specified, on the payment date specified in the third paragraph of this “Termination and Liquidation “ section. If a particular Other Commodity Agreement does not provide a method for determining what is owed upon early termination, then the amount due upon early termination shall be determined in the manner set forth in the third paragraph of this “Termination and Liquidation” section. In determining the Other Termination Payment, the Performing Party may foreclose upon and apply any collateral provided by or on behalf of the Defaulting Party under any Transaction or any Other Commodity Agreement.

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26.5 If the Performing Party elects to designate an Early Termination Date under this “Termination and Liquidation” section, the Performing Party shall be entitled, at its option and in its discretion (and without prior notice to the Defaulting Party), to setoff against such Termination Payment (whether such Termination Payment is payable to the Performing Party or to the Defaulting Party) any amounts (“Other Amounts”) payable under any agreements between the Defaulting Party and the Performing Party or between the Defaulting Party and any Affiliates of the Performing Party (whether or not arising under this Agreement or any other Transaction, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation), including any Other Termination Payment determine pursuant to the fourth paragraph of this “Termination and Liquidation” section. To the extent that the Termination Payment or any Other Amounts are so set off, the Termination Payment and Other Amounts will be discharged promptly and in all respects. The Performing Party will give notice to the other Party of any set-off under this paragraph.

26.6 If the Defaulting Party is governed by a system of law that does not permit termination to take place after the occurrence of an Event of Default described in paragraph (h) of the “Default” section, then no prior notice shall be required upon the occurrence of such Event of Default, in which case the Early Termination Date shall be deemed designated immediately preceding the occurrence of such event.

26.7 The Performing Party’s rights under this “Termination and Liquidation” section are in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts, lien or other rights which it may have whether by agreement, operation of law or otherwise. No delay or failure on the part of a Performing Party to exercise any right or remedy shall constitute an abandonment of such right or remedy and the Performing Party shall be entitled to exercise such right or remedy at any time after an Event of Default has occurred and is continuing. The Defaulting Party shall reimburse the Performing Party for its costs and expenses, including reasonable attorneys’ fees, incurred in connection with the enforcement of, suing for or collecting any amounts payable by the Defaulting Party. The Defaulting Party shall indemnify and hold harmless the Performing Party for any damages, losses and expenses incurred by the Performing Party as a result of any Event of Default, including any damages, losses and expenses incurred in connection with the liquidation of hedges related to Product sold under this Agreement or any other Transaction.

26.8 The Parties intend that this Agreement shall constitute a forward contract under section 101(25) and a swap agreement under section 101(53B) of the Bankruptcy Code, protected by, inter alia, section 556 and section 560 of the Bankruptcy Code, that this Agreement and these GTCs constitutes a master netting agreement under section 101(38A) of the Bankruptcy Code, and that the rights in this “Termination and Liquidation” section include the rights referred to in section 561(a) of the Bankruptcy Code.

27.	EFP

27.1 EFP. If this Agreement is part of an EFP transaction (an “EFP Transaction”) conducted in accordance with the rules of the New York Mercantile Exchange (“NYMEX”), Buyer shall sell and Seller shall buy a number of futures contracts for the specified Product and month provided in the terms of this Agreement equal to the volume to be delivered pursuant to this Agreement on a date to be mutually agreed by the Buyer and Seller.

27.2 Product Balancing. If this Agreement is part of an EFP Transaction, the volumes sold and purchased by the Parties pursuant to this Agreement are intended to be equal. The Parties intend to post an EFP within 24 hours of receipt of notice of actual volume delivered. If the actual volume shipped differs from the number of NYMEX contracts sold/bought under an EFP by an amount greater than 500 Barrels, then the Parties shall balance the difference to the nearest 1,000 Barrels by posting (within the current month’s NYMEX contract) an additional EFP for the amount. If the current month’s NYMEX contract has expired at the time that the differing delivery occurs, the Parties shall post an additional EFP in the then current NYMEX month’s contract plus or minus a differential to be calculated by taking the average of the spread between the expired month and the current month for the first three of the last four trading days of the expired month.

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27.3 Crude Balancing. If this Agreement is part of an EFP Transaction, the volumes sold and purchased by the Parties pursuant to this Agreement are intended to be equal. If the actual volume shipped differs from the number of NYMEX contracts sold/bought under an EFP by an amount greater than 1,000 Barrels, then the Parties will balance the difference to the nearest 1,000 by posting (within the current month’s NYMEX contract) an additional EFP for the amount. If the current month’s NYMEX contract has expired at the time that the differing delivery occurs, the parties will post the additional EFP within the next nearby month’s NYMEX contract and the spread shall be a fixed number based on the difference between the first month’s settlement price and the second month’s settlement price on the Trade Date or a specifically agreed to by both Parties in the pricing provision of the Confirmation.

28.	REPRESENTATIONS AND WARRANTIES

28.1 Each Party represents and warrants to the other Party, as of each Trade Date, that:

(a) it is an “eligible commercial entity” and an “eligible contract participant” as defined in sections 1a(11) and 1a(12) of the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.), as amended, and (ii) a “forward contract merchant” under section 101(38B), for purposes of the Bankruptcy Code;

(b) it has the corporate, governmental or other legal capacity, authority and power to execute, deliver and perform this Agreement, and has taken all necessary action to duly authorize the foregoing;

(c) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law; and

(d) no Event of Default or Potential Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement, and no Event of Default or Potential Event of Default (howsoever defined) under any other Transaction with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into of performing its obligations under this Agreement.

28.2 Seller, or its Affiliate, represents and warrants to Buyer that, as of the date of delivery of Product under this Agreement, it has marketable title to the Product sold and delivered pursuant to this Agreement, free and clear of any liens or encumbrances, and that it has full right and authority to transfer such title and effect delivery of such Product to Buyer.

29.	INDEMNITY

In addition to specific indemnities set forth elsewhere in this Agreement, each Party (the “Indemnifying Party”) agrees to protect, defend, indemnify and hold the other Party (the “Indemnified Party”) harmless from and against any and all claims, demands, suits, losses, expenses (including reasonable attorneys’ fees), damages, fines, penalties, causes of action and liabilities of every type and character, including injury or death to any Person or loss or damage to any personal or real property, caused by or arising out of or resulting from the Indemnifying Party’s breach of this Agreement, negligence or failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of the Product, except to the extent such liability results from the

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Indemnified Party’s negligence or willful misconduct. In the event the parties jointly or concurrently engage in negligent or willful misconduct, each Party shall indemnity the other Party to the extent of its negligent acts or omissions or willful misconduct. Each Party agrees to notify the other Party as soon as practicable after receiving notice of any suit brought against it within this indemnity, shall furnish to the other Party the complete details within its knowledge and shall render all reasonable assistance requested by the other Party in the defense. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations under this “Indemnity” section. The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

30.	ASSIGNMENT

A Party may not assign its obligations in whole or in part under this Agreement without the prior written consent of the other Party, provided that consent shall not be unreasonably withheld in the case of an assignment to an Affiliate. Further, unless otherwise provided in such consent, the assignor shall be jointly and severally held responsible with the assignee for the full performance of the assignor’s obligations. This Agreement shall inure to the benefit of and be binding upon the Parties, their respective successors and permitted assigns.

31.	GOVERNING LAW; JURISDICTION

31.1 This Agreement and all matters arising in connection therewith, including validity and enforcement, shall be governed and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles that would result in the application of a different law. Each Party hereby submits itself to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the Borough of Manhattan, State of New York or, if any federal court declines to exercise or does not have jurisdiction, in any New York state court in the Borough of Manhattan, State of New York. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to the jurisdiction of any such court or to the venue therein or any claim of inconvenient forum of such court. Each Party waives, to the fullest extent permitted by Applicable Law, any right to have a trial by jury in respect of any proceedings related to this Agreement. Each Party irrevocably agrees to designate any proceeding relating to this Agreement bought in the courts of the State of New York as “commercial” on the request for judicial intervention seeking assignment to the commercial division of the Supreme Court of the State of New York.

31.2 The United Nations Convention on Contracts for the International Sale of Goods 1980 shall not in any way apply to or govern this Agreement.

32.	LIMITATION OF LIABILITY

(a) THE PARTIES’ LIABILITY FOR DAMAGES UNDER ANY TRANSACTION IS LIMITED TO: (i) DIRECT, ACTUAL DAMAGES ONLY; and (ii) AND NEITHER PARTY SHALL BE LIABLE FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, LOSS OF USE OR SERVICE OR OF CAPITAL, OR CLAIMS OF CUSTOMERS OF THE OTHER PARTY, OR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OR PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF A TRANSACTION.

(b) EACH PARTY ACKNOWLEDGES THE DUTY TO MITIGATE DAMAGES.

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33.	NOTICES

All notices, invoices and other communications under this Agreement shall be in writing and sent by e-mail or other electronic transmission, facsimile, overnight courier, hand, registered or certified mail, return receipt requested with all postage fully paid; provided, however, that notices issued pursuant to the “Default” section or the “Termination and Liquidation” section shall not be sent by e-mail or other electronic transmission. A Party may change its address or facsimile number by giving notice in accordance with this “Notices” section. Except as provided in the first paragraph of the “Payment” section as to invoices, a notice shall be deemed to have been received by a Party (i) if delivered by hand or sent by overnight courier, on the day of delivery if a Business Day, or if not a Business Day, on the immediately following Business Day; (ii) if sent by registered or certified mail, return receipt requested, on the date of receipt; and (iii) if transmitted by facsimile, at the time of transmission with answer back confirmation of receipt.

34.	SANCTIONS AND BRIBERY

34.1 Sanctions Laws. Notwithstanding anything to the contrary stated or implied in the Confirmation or other Agreement documentation, Buyer and Seller each agree that performance under this Agreement will comply with the economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, The European Union and Her Majesty’s Treasury (collectively, the “Sanctions Laws”). The Parties further agree to cooperate pursuant to this Agreement in such a manner as to ensure that no Party, or any of its affiliates, is placed in a position of non-compliance with the Sanctions Laws. For the avoidance of doubt, the Parties agree that the Product purchased and sold under this Agreement shall not, directly or indirectly, be acquired from, sold, transferred or delivered to or through any Person, country or territory that, at the time of such acquisition, sale, Transfer or delivery, is the subject of any Sanctions Laws.

34.2 Antiboycott Laws. No aspect of this Agreement shall be interpreted or applied so as to require a Party or any of its affiliates to take, or to refrain from taking, any action in connection with this Agreement that would be in violation of the U.S. laws restricting participation in or compliance with certain foreign boycotts, directly or indirectly, as contained in the U.S. Export Administration Act of 1979 and the U.S. Internal Revenue Code.

34.3 Bribery Laws. Notwithstanding anything to the contrary stated or implied in the Confirmation or other Agreement documentation, Buyer and Seller each agree that performance under this Agreement will comply with the U.S. Foreign Corrupt Practices Act and the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of the Organization for Economic Cooperation and Development. No Party or any of its Affiliates shall make or authorize any payment or give anything of value directly or indirectly to an official of the foreign government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to this Agreement. No Party or any of its Affiliates shall make or authorize any payment to any foreign government agency, political party or political candidate for the purpose of influencing any official act or decision, or inducing such entity or person to use any influence with that government with respect to this Agreement. Each Party shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and disposition of assets.

34.4 Indemnity. In addition to any other remedies under this Agreement, a Party that fails to comply with any of the requirements of the preceding three paragraphs of this “Sanctions and Bribery Laws” section shall indemnify the other Party from and against any and all losses, damages, fines or penalties of whatever nature arising out of or connected with such non-compliance.

35.	MISCELLANEOUS

35.1 Delivery Terms. FOB/FCA/DES/CIF/CFR and CIF/CFR (outturn quality and quantity) shall have the meaning ascribed thereto in Incoterms 2000, except as modified by the Confirmation. If the Confirmation specifies that the Incoterms 2010 shall apply, then FOB/FCA/DES/CIF/CFR and CIF/CFR (outturn quality and quantity) shall have the

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meaning ascribed in Incoterms 2010, except as modified by the Confirmation, and these GTCs shall be amended as set forth in Exhibit B. If there is any inconsistency or conflict between the Incoterms 2000 (or the Incoterms 2010, as applicable) and the Confirmation, the Confirmation shall prevail.

35.2 Entire Agreement. The Parties agree that this Agreement is entered into in reliance on the fact that this Agreement, together with all other Transactions, forms a single agreement. The special terms as set forth in the Confirmation and these GTCs form the Parties’ entire agreement as to this Agreement. The Confirmation shall not be modified, amended or supplemented unless mutually agreed by the Parties, which agreement must be evidenced in writing. Nothing in these GTCs shall limit, impair or contravene the Parties’ or their Affiliates’ rights as set forth in any other agreement between the Parties or their Affiliates (whether entered into prior to, on or after the effective date of this Agreement) regarding the collection and determination of margin and collateral, the exporting or importing of events of default or termination events, or the netting and setting off of amounts due.

35.3 Renewable Identification Numbers. If RINs are transferred in connection with the purchase or sale of Product hereunder, the transfer of RINS shall be governed by the terms of the RIN GTCs provided that:

(a) Section 3 of the RIN GTCs shall not apply and Section 7 of the RINs GTCs shall not apply except as explicitly referenced herein;

(b) Seller’s invoice must be accompanied by Seller’s RIN transfer documentation as required under Section 2 of the RINs GTCs;

(c) In the case of any inconsistency between the RINs GTCs and these GTCs, these GTCs shall govern, except with respect to Section 2 and Section 4 of the RINs GTCs.

35.4	MTBE Sales

(a) Buyer represents and warrants to Seller that it is purchasing the MTBE for the sole purpose of exporting it from the United States (including, for the purposes of this “MTBE Sales” provision, its territories and possessions). Buyer agrees that it shall not (i) resell or otherwise transfer any portion of the MTBE sold under this Agreement to any destination in the United States in any manner whatsoever; or (ii) use such MTBE to blend, refine or otherwise produce any product that it would use in, or transport to, the United States and agrees that Buyer shall not otherwise take any action of any kind to introduce such MTBE or any product containing such MTBE into commerce in the United States.

(b) Buyer agrees to indemnify, defend and hold Seller and any of its officers, directors, managers, employees, consultants, agents and representatives harmless from and against any and all losses, liabilities, claims, demands, damages, costs, expenses (including reasonable attorneys’ fees) and money judgments incurred or rendered against any of the foregoing indemnified parties based on or in connection with any breach by Buyer of its obligations under the preceding paragraph (a) of this “MTBE Sales” provision.

35.5 GPA Standards. Unless otherwise specified in a Confirmation, all LGPs and NGLs shall comply with the specifications of the Gas Processors Association of the United States (“GPA”) in effect at the time of delivery of Product. All measurement, sampling and analysis of LPGs and NGLs shall be conducted in accordance with all applicable GPA, API and ASTM standards then in effect.

35.6 No Third Party Beneficiaries. Nothing expressed or implied in these GTCs is intended to create any rights, interests, obligations or benefits under this Agreement to any Person other than Buyer, Seller and their respective successors and permitted assigns.

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35.7 Non-Waiver. No waiver by either Party of any breach by other Party of any of the covenants, conditions or other terms of this Agreement shall be construed as a waiver of any succeeding breach of the same or any other covenant, condition or any other term of this Agreement or any other Transaction.

35.8 Right to Audit. Each Party shall afford the other Party the right to inspect the other Party’s terminal and transportation facilities, during regular business hours, at the expense of the Party conducting the inspection and subject to the other Party’s health and safety procedures, for the purpose of verifying compliance with this Agreement. Each Party and its authorized representative shall have access to the books and records of the other Party relating to performance of this Agreement. Each Party shall have the right to audit those records at any reasonable time, but not more than two times per year, during the term of this Agreement and for two years thereafter. The audited Party shall fully cooperate with the auditing Party to accomplish the audit as expeditiously as possible. Either Party may retain outside auditors or inspectors whose costs and fees shall be borne by the Party employing the outside auditor or inspector. Each Party agrees to be bound and shall cause any independent auditors or inspectors to be bound by the confidentiality obligations contained herein. Either Party may witness any inspection at its own expense.

35.9 Survival. Cancellation, expiration or termination of this Agreement shall not relieve the Parties of any obligations that, by their very nature, must survive said cancellation, expiration or termination, including all payment and indemnification obligations arising under this Agreement and these GTCs prior to the date of cancellation, expiration or termination. A Party’s payment obligation shall not be deemed fulfilled until the payment has been credited in full into the other Party’s bank account.

35.10 Severability. If at any time any court of competent jurisdiction declares that any provision of these GTCs or any Confirmation is illegal, invalid or unenforceable in any respect under any Applicable Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Applicable Law of any other jurisdiction will, in any way, be affected or impaired. The Parties will negotiate in good faith with a view to reform the Agreement in order to give effect to the original intention of the Parties and produce as nearly as practicable in all the circumstances the appropriate balance of the commercial interests of the Parties. The failure to agree upon such provisions for any reason or no reason shall not be considered a breach of this Agreement.

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EXHIBIT A

LETTER OF INDENMITY

We refer to our Agreement dated xxxx in respect to your purchase from us of xxxx net U.S. barrels of xxxx delivered on vessel xxxx, bill of lading dated xxxx and bill of lading volume of U.S. barrels xxxx.

In consideration of your making payment of USD xxxx for xxxx net U.S. barrels of the said xxxx in accordance with the Agreement and having agreed to accept delivery of the cargo in question without having been provided with the full set(s) of 2/3 original, clean negotiable bills of lading issued or endorsed to the order of xxxx; owner’s receipt for 1/3 original, clean negotiable bills of lading; original certificate(s) of quantity and quality; original certificate(s) of origin and authenticity (the “documents”) we hereby represent and warrant the existence and validity of the documents, that we are entitled to possession of the documents, we were entitled to possession of the xxxx, we had good title to such xxxx and that title in the xxxx has been passed provided in the Agreement to you free and clear of all liens, charges or encumbrances of whatever kind and you will have the benefit of the warranty as to enjoyment of the quiet possession implied by law in the Agreement but without prejudice to any other warranty so implied.

Without prejudice to your rights under the Agreement we hereby agree to protect, indemnity and hold you harmless from and against any and all damages, losses, liabilities, costs, claims and reasonable expenses which you may suffer by reason of:

(a)	our failure to present to you in accordance with the Agreement the documents; and/or

(b)	any action or proceeding brought or threatened against you in connection with questions of title to or the right to possession of the document or the cargo or the proceeds of either, or any liens, charges or encumbrances asserted on the documents or the cargo or any other claim arising out of or in connection with the documents.

(c)	This Letter of Indemnity shall be governed by and construed in accordance with New York law, shall be subject to the exclusive jurisdiction of the New York courts and shall cease to have effect upon the documents being provided to you in good order except for any claim made against Buyer prior to presentation of documents.

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EXHIBIT B

TERMS APPLICABLE TO TRANSACTIONS USING INCOTERMS 2010

NOTE: ALL TERMS NOT REFERENCED IN THIS SCHEDULE 1 ARE THE SAME AS STATED FOR INCOTERMS 2000

PART II - TERMS IN RESPECT OF FOB and FAS VESSEL AND FCA TRUCK AND RAIL DELIVERIES

3.	TITLE AND RISK OF LOSS

3.1 FOB Vessel Deliveries. Title to and risk of loss of the Product shall pass from Seller, or its Affiliate, to Buyer as the Product passes the last permanent flange connection between the cargo intake manifold of the Vessel and the delivering hose at the loading terminal.

3.2 FCA Truck and Rail Deliveries. Delivery of the Product shall be made to Buyer at Seller’s designated truck or rail loading terminal. Title and risk of loss shall pass from Seller, or its Affiliate, to Buyer as the Product passes the last discharge flange of Seller’s loading facility and into Buyer’s designated truck or railcar

4.	QUANTITY, QUALITY AND INSPECTION

4.1 Inspection. The quantity and quality of the Product sold under this Agreement shall be determined by an Independent Inspector in accordance with ASTM/API industry standards, and as evidenced by the Independent Inspector’s report. All determinations of an Independent Inspector shall be conclusive and binding upon both Parties, absent fraud or manifest error. The cost of the Independent Inspector’s services shall be shared equally between the Parties. Each Party may have a representative present at the time of title transfer. Buyer shall always provide Seller with free access to ship facilities and Seller shall always provide Buyer with free access to shore facilities, in each case subject to applicable safety, security and other applicable procedures. The Parties shall instruct the Independent Inspector to obtain and retain appropriate samples of the Product for a period of 90 days from the date of measurement. Any circumstance relating to quantity shall be governed by the latest API standards, as applicable. Any circumstance relating to quality shall be governed by the latest API/ASTM standards, as applicable.

4.2 Quantity and Quality

(a) FOB Vessel Deliveries. The quantity of Product supplied shall be based on proven meters (if available) at the loading terminal, or if proven meters are unavailable, based on shore tank measurements taken prior to and after loading of Buyer’s Vessel according to the latest API standards. If proven meters are unavailable and shore tanks are active at loading, quantity shall be determined by Vessel figures (i.e., closing ullages less OBQ adjusted by VEF). Such VEF shall be determined in accordance with the latest API standards. The quality of Product shall be based on analysis performed using shore tank composite samples taken prior to loading.

(b) FCA Truck. The quantity of Product shall be determined using terminal tank gauges or weigh scales and evidenced by bill of ladings or based on the PTO (or other acceptable transfer documentation) or the books and records of the facility operator. The quality of Product shall be based on composite samples taken prior to loading from the supply tank from which the Products are delivered.

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(c) FCA Railcar. The quantity shall be determined based on weigh scales at the loading terminal (if available), or if weigh scales are not available, based on proven meters (if available), or if neither weigh scales nor proven meters are available, based on use of a railcar gauging device and official railcar capacity tables. The quality of Product shall be based on composite samples taken prior to loading from the supply tank from which the Products are delivered.

4.3 Railcar Detention and Demurrage

(a) Time. For the purpose of detention and demurrage, time shall start at the first 00:01 after the railcars are constructively placed at the disposal of Seller for loading of Products at the loading terminal. For the purpose of detention and demurrage, time shall end when all railcars are fully loaded and made available at the loading terminal for transport or on behalf of Buyer. Seller shall be liable for demurrage and detention charges to the extent it delays discharge of the railcars beyond the allowed freetime.

(b) Rates and Payment. The allowed freetime and associated demurrage charges shall be as per the applicable railroad tariff and the allowed freetime and associated detention charges shall be as per the railcar lease rate. Detention charges shall not apply to the first five days of delay. The Party responsible for demurrage and detention shall also pay to the other Party, upon receipt of the other Party’s invoice, for any demurrage or storage charges levied by a third-party transportation company as a result of such Party not returning railcars to the railroad within the allowed freetime, to the extent such amount was not included in the demurrage and detention amounts paid.

(c) No Diversion. Seller will not divert Buyer’s railcars or consign them to any other routing or to any other destination than that set out in the bill of lading instructions without obtaining the prior written consent of Buyer. All diversion charges, additional freight charges and any other costs or expenses incurred, sustained or paid by Buyer resulting from such diversion shall be for Seller’s account. Seller may use the railcars only for the loading of the Product at the loading facility.

5.	VESSEL NOMINATIONS, LAYDAYS, LAYTIME AND DEMURRAGE

5.1 Vessel Nomination. Not less than seven days before a tanker’s arrival or four days before a barge’s arrival at the Cargo Transfer Point, Buyer shall nominate for Seller’s acceptance the Vessel that will load the Cargo. Buyer shall at the same time provide all Vessel data necessary to evaluate acceptability of the Vessel, including Vessel particulars, construction, dimensions, equipment, licenses, classification and all other information as may be required by Seller and such other data or documents as Seller may from time to time require. Buyer also shall at the same time advise whether lightering is contemplated (for Buyer’s account) for the Vessel to reach a safe arrival draft. No waiver by either Party of any breach by the other Party of any of the Vessel nomination conditions or terms shall be construed as a waiver of any succeeding breach of the same or of any other nomination condition or term of this Agreement or any other Transaction.

5.2 Vessel Acceptance. Seller shall have the right to reject a nominated Vessel if, in the Seller’s sole opinion, such Vessel is unacceptable. Notice of acceptance or rejection of the nominated Vessel shall be communicated to Buyer as soon as possible but always within 48 hours, excluding Saturdays, Sundays and holidays, after Seller’s receipt of nomination and all required data. Acceptance of any Vessel shall not constitute a continuing acceptance of such Vessel for any subsequent nomination, or in the event of changed or incorrect information.

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5.3 Vessel Substitution. If a Vessel nomination is rejected by Seller, Buyer is obligated to nominate another, suitable Vessel for Seller’s acceptance as provided in these GTCs. If a Vessel nomination is accepted by Seller, Buyer may substitute another Vessel by nominating it for Seller’s acceptance. Nomination of a substitute Vessel shall be made no later than four days before the Vessel’s arrival at the Cargo Transfer Point. A Vessel nomination that has been accepted by Seller is not superseded until a substitute Vessel nomination has been accepted by Seller.

5.4 ETAs. Buyer shall notify Seller in writing by facsimile, letter or other writing of the Vessel’s ETA at the Cargo Transfer Point at least seven days in advance of such arrival by a tanker or four days in advance of such arrival by a barge, or within 24 hours after the Vessel has sailed from the last port before arriving at the Cargo Transfer Point, whichever date is earlier. Buyer also shall provide the Vessel’s ETA in writing 72, 48, 24 and 6 hours before the Vessel’s expected arrival at the Cargo Transfer Point. Buyer promptly shall notify Seller in writing if the ETA changes by more than two hours following the 24-hour notice.

5.5 Additional Pre-Arrival Information. Buyer shall have a continuing obligation to provide immediate notice to Seller in the event of any change in the data or information provided with the Vessel nomination. The foregoing shall not relieve Buyer of its obligation to provide Seller with all additional data and information not specifically requested by Seller concerning the Vessel’s Cargo-worthiness, seaworthiness, safety, suitability for the intended loading or carriage, or with respect to the Vessel’s compliance with applicable environmental, safety or security requirements. Buyer promptly shall update Seller upon discovery of any Vessel problems or deficiencies that may adversely impact operations at the Cargo Transfer Point.

5.6 Terminal Regulations. A Vessel must comply at all times with the applicable terminal regulations. Seller shall provide or cause the Terminal Operator to provide copies of such regulations on request. If any Vessel nominated by Buyer does not comply with the applicable terminal regulations, Seller or the Terminal Operator may refuse to berth or load such Vessel.

5.7 Laydays. The Laydays specified in the Confirmation constitute a window for arrival of the Vessel at the Cargo Transfer Point. If the Vessel arrives within the Laydays, it is anticipated that loading of the Cargo may not be completed before the Laydays expire.

5.8 Dock Clauses

(a) Arriving Vessels. Seller generally shall take Vessels into berth at the Cargo Transfer Point in the same chronological order as Seller’s receipt of NORs, provided, however, that if the Cargo Transfer Point has special barge berths, barges shall use barge berths rather than ocean tanker dock berths.

(b) Public Docks. Notwithstanding anything to the contrary herein, if a Product transfer occurs at a public dock over which Seller has no control, the Vessel shall be placed in a queue and berthed on a first-come, first-served basis subject to dock availability. Laytime shall not commence until the Vessel is All Fast at the public dock and Seller shall not be responsible for any delays or demurrage incurred while the Vessel is waiting for a berth.

(c) Tardy Arrival. Time is of the essence in this Agreement. Anything to the contrary notwithstanding, Seller may, at its sole option, and without prejudice to its other rights and remedies, reject any Vessel that arrives at the Cargo Transfer Point after Laydays have expired.

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(d) Tardy Vessel Berthing. If the Terminal Operator or Seller, as applicable, assigns a time for Buyer’s Vessel to berth within 24 hours prior to such designated time, and Buyer’s Vessel fails to arrive within four hours after such designated time, Buyer’s Vessel shall lose its place in the queue and shall be re-assigned a new time for berthing at the Terminal Operator’s or Seller’s (as applicable) sole discretion, with all expenses and time during the ensuing delay to be for Buyer’s account. In such circumstances, laytime shall commence at such re-assigned time.

5.9 Notice of Readiness, Lightering and Calculation of Laytime

(a) Notice of Readiness. After the Vessel has arrived at the customary anchorage for the Cargo Transfer Point, and is in all respects ready to proceed with loading the Cargo, Buyer shall give NOR to Seller by facsimile, letter, telegraph, wireless, radio telephone or telephone, berth or no berth.

(b) Laytime. Total laytime shall consist of the allowed time day or night for loading, including Saturdays, Sundays and holidays, as set forth below (but without prejudice to the above “Dock Clauses” provision of this “Vessel Nomination, Laydays, Laytime and Demurrage” section).

(i) All Vessels (Other Than Barges under 16,000 DWT). Laytime shall not commence until NOR is tendered, nor prior to 06:00 on the first Layday, provided, however, that if the Vessel is berthed prior to the first Layday with Seller’s consent, laytime shall commence when the Vessel is All Fast. For NOR tendered within the Laydays, laytime shall commence six hours after tender of NOR or when the Vessel is All Fast, whichever occurs first. Laytime for a Vessel that tenders NOR after the expiration of the Laydays shall commence only when the Vessel is All Fast.

Allowed laytime shall be 36 running hours for a full Cargo, and pro rata for part thereof for a part cargo based on the total volume of Cargo carried by the Vessel on that voyage; provided, however, that laytime shall not be less than 12 hours for a part Cargo.

(ii) Barges Under 16,000 DWT. Laytime for barges under 16,000 DWT shall commence three hours after tendering NOR, when tendered within the agreed Laydays. If NOR is tendered prior to the agreed Laydays, laytime shall commence at 03:00 of the first day of the Laydays. If NOR is tendered after the agreed Laydays, laytime shall commence when the Vessel is All Fast. Allowed laytime shall be 24 running hours for a full Cargo and pro rata for part thereof for a part Cargo. If owned equipment or time chartered equipment, laytime shall be based on the number of hours and the pumping rate in Barrels per hour (“BPH”), as set forth below.

U.S. Gulf/Mississippi River Inland Barges (any cargo size):

                         Loading: 3 hours + 3,000 BPH

Other Barges Under 16,000 DWT:

Cargo Size	Pumping Rate

Up to 50,00 Barrels	3,000 BPH

50,001 to 90,000 Barrels	4,000 BPH

90,001 to 120,000 Barrels	5,000 BPH

120,001 to 180,000 Barrels	24 hours

More than 180,000 Barrels	30 hours

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In all cases, a minimum laytime of 12 hours shall be allowed on all Cargo transfers, including the circumstance of part Cargo apportionment.

(c) Lightering and Topping-Off. In the event lightering part of the Cargo or topping-off is ordered by Seller, whether the relevant Vessel is anchored, adrift or underway, and whether it is in or near a port or at a customary lightering position or anchorage for a port, or otherwise on an approach to or departure from and within 100 miles of a port where a Cargo Transfer Point is located, the place of lightering and topping-off shall not count as a separate port or separate berth, regardless of the origin or destination of the lighters. Laytime for the lightering/topping-off location shall commence upon receipt of NOR and continue until hoses are disconnected.

(d) Shared Delays. Whether or not already on demurrage, laytime and time on demurrage shall accrue at one-half rate in the event and during the term of a “Force Majeure” event as described in these GTCs.

(e) Laytime Exclusions. Notwithstanding anything herein to the contrary, time shall not count as laytime or time on demurrage if lost:

(i) due to inability of the Vessel to safely discharge or receive Cargo within the time allowed unless due to a problem with vessel (Terminal);

(ii) due to the Vessel requiring separate or additional shore tank gauges for any reason or the Vessel’s failure to comply with terminal regulations, or interruption of transfer operations as a result of Buyer’s requests for line fill checks by comparing intermediate ship and shore gauges;

(iii) due to prohibition of Cargo transfer at any time by the Vessel, Buyer, the owner or operator of the Vessel or by port authorities, unless such prohibition is caused by Seller’s failure to comply with Applicable Law;

(iv) due to Buyer’s failure to have required documentation;

(v) while awaiting customs and immigration clearance and free pratique;

(vi) due to strike, lockout, stoppage or restraint of labor of the master, officers and crew of the Vessel or towboat or pilots;

(vii) during any delay for which Buyer, the Vessel, her master or crew is responsible, including any delays caused by any failure of the Vessel to meet the requirements of this Agreement;

(viii) during bunkering;

(ix) in reaching a berth due to adverse conditions, including weather delays, fog, channel blockage, or awaiting daylight, pilots, tugs and tide;

(x) on an inward passage from a lightering or waiting area to the customary anchorage or berth, and in shifting from the customary anchorage to the berth;

(xi) as a result of a boycott arising in connection with the business of the Vessel or Buyer, the terms and conditions of employment of the Vessel’s crew or agents, employment, trades, or cargoes of the Vessel;

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(xii) due to restraint or interference in the Vessel’s operation by any Governmental Authority in connection with the ownership, registration or obligations of Buyer or the Vessel, or in connection with stowaways or with smuggling or other prohibited activities of the Vessel’s crew or agents;

(xiii) due to Cargo contamination or damage caused by unseaworthiness of the Vessel or negligence of the Vessel or Vessel’s crew or agents; or

(xiv) due to the Vessel’s unclean tanks, or inability to maintain heating or pumping warranties, or the need for Vessel repairs.

If as a result of any of the foregoing causes and events, the Vessel loses its turn to berth, laytime and demurrage shall be suspended until it re-berths All Fast. If such causes or events occur while the Vessel is in berth, extra expenses thereby incurred by Seller in connection with the Vessel remaining at the berth shall be for Buyer’s account, and Seller also shall have the option to order the Vessel out of the berth, so as to avoid delay to other vessels waiting to use the berth, with the cost of unberthing and re-berthing for this purpose to be for Buyer’s account. Time lost between berthings shall not count as laytime or time on demurrage.

(f) Laytime Ends. For all Vessels other than barges under 16,000 DWT, laytime shall cease upon disconnection of hoses after all Cargo has been loaded, or one hour after all Cargo has been transferred, whichever occurs first. Seller shall be allowed two hours of free time to deliver Cargo documents to the Vessel, which shall run from the time of hose disconnection. For barges under 16,000 DWT, laytime shall cease when the Vessel is released by the terminal or the Cargo inspector, as the case may be, or, absent such release, upon disconnection of hoses after all Cargo has been loaded.

5.10 Demurrage

(a) Rate. Demurrage shall be payable by Seller to Buyer for all time that used laytime exceeds the allowed laytime set forth in a Confirmation at the following demurrage rates:

(i) For voyage chartered equipment, the rate shall be based on the rate specified in Buyer’s transportation contract. For demurrage purposes, all barges or tows operating as a unit shall be considered collectively as one barge or tow. Under no circumstances shall Seller be required to pay demurrage unless such demurrage was paid by Buyer.

(ii) For owned, time chartered or bareboat chartered equipment, the rate shall be based on a mutually agreeable rate between the Parties. The rate shall reflect a daily hire rate, plus fuel costs, and will be specified in the Vessel nomination and shall be agreed as part of the Vessel nomination procedure.

(b) Documentation and Filing of Demurrage Claims. Prior to the sailing of the Vessel from the berth, Seller shall be provided with a copy of the Vessel’s time log. Demurrage claims shall be accompanied by a copy of the charter party, if applicable, agent’s port log, NOR documents, laytime statement, the Vessel owner’s demurrage invoice and calculations, the Vessel’s statement of facts, as well as such other supporting data as may be reasonably requested by Seller. Any demurrage claim by Buyer must be submitted in writing and actually received by Seller with all supporting documentation within 90 days from the date of completion of loading. IF THE DEMURRAGE CLAIM AND APPROPRIATE DOCUMENTATION IS NOT ACTUALLY RECEIVED BY SELLER WITHIN THE SPECIFIED TIME, THE CLAIM SHALL BE DEEMED TO BE WAIVED.

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5.11 Other Vessel-Related Terms Applying to FOB Sales

(a) Non-Compliance with Terminal Regulations. The Terminal Operator may order the Vessel to vacate its berth if the Vessel fails to comply with the terminal’s regulations. All expenses and time until the Vessel has re-berthed shall be for Buyer’s account.

(b) Breakdown of Vessel Safety or Environmental Systems. The Terminal Operator may order the Vessel to vacate its berth if there is a deficiency or failure in the Vessel’s safety or environmental systems. All expenses and time until the Vessel has re-berthed shall be for Buyer’s account.

(c) Regulatory Compliance. Buyer warrants that, throughout the Cargo transfer operation, the Vessel shall fully comply, or hold authorized waivers for non-compliance , with all applicable flag state regulations, including U.S. Coast Guard regulations, in effect as of the date that the Vessel berths. All expenses and time lost as a result of a breach of this warranty shall be for Buyer’s account.

(d) Environmental Compliance

(i) Buyer warrants that each Vessel shall comply with all Applicable Law, including all environmental laws, while at each Cargo Transfer Point or while in the vicinity of each Cargo Transfer Point. If any Vessel fails to comply with Applicable Law, the Vessel may be prohibited from berthing or may be required to vacate its berth and proceed from port. All expenses and time lost until such Vessel re-berths shall be for Buyer’s account.

(ii) Buyer is responsible for providing safety equipment to the crew of the Vessel when the Cargo is high in sulfur content or sulfur compounds (ten parts per million or more) or is otherwise dangerous to health.

(iii) Buyer warrants that in the event that the Vessel is equipped with a vapor recovery system, the entire vapor system including piping and Cargo compartments shall be free of rust scale and particulate matter. Any delays and costs associated with collection of particulate matter in the terminal’s vapor control system shall be for Buyer’s account. Seller may reject any Vessel that is not free of particulate matter in the vapor system.

(e) Certificate of Financial Responsibility. Buyer warrants that the Vessel shall comply with the U.S Water Pollution Control Act and the U.S. Oil Pollution Act of 1990 (OPA 1990), and regulations issued pursuant thereto, and shall have secured and carry onboard a current Vessel Certificate of Financial Responsibility (Water Pollution) issued by the U.S. Coast Guard. Vessels shall also have onboard any other federal or state proof of financial responsibility certificate that may be required at the Cargo Transfer Point. All expenses and time lost as a result of a breach of this warranty shall be for Buyer’s account.

(f) Pollution Prevention and Responsibility. In the event any spill, escape or discharge of Cargo or bunkers occurs or is threatened from the Vessel and causes or threatens to cause pollution damage, the Vessel shall promptly notify Seller and all appropriate Governmental Authorities and shall take all necessary measures to prevent or mitigate such damage, keeping Seller and all appropriate Governmental Authorities apprised of all such measures, whether already taken or contemplated, as promptly as possible. Buyer hereby authorizes Seller, upon notice to Buyer, to undertake such measures as Seller deems reasonably necessary to prevent or mitigate the

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pollution damage. Seller shall keep Buyer advised of the nature and results of any such measures taken, and if time permits, the nature of the measures intended to be taken. Any of the aforementioned measures shall be at Buyer’s time and expense, provided, however, that if Seller caused or contributed to such spill, escape or discharge, the expense of the aforementioned measures shall be borne by Seller in proportion to its negligence in causing or contributing to the spill, escape or discharge. In the event that Buyer wants such measures discontinued, Buyer shall so notify Seller and thereafter Seller shall have no right to continue said measures at Buyer’s expense unless compelled by regulatory authorities to continue said measures.

THIS “POLLUTION PREVENTION AND RESPONSIBILITY” PROVISION IS NOT INTENDED TO, AND DOES NOT, EXPAND THE RIGHTS AND OBLIGATIONS OF EITHER PARTY UNDER APPLICABLE LAW AGAINST OR TO THE OTHER PARTY OR ANY THIRD PARTY IN CONNECTION WITH LIABILITY FOR COSTS, DAMAGES, OTHER LIABILITIES, FINES AND PENALTIES ARISING FROM OR IN CONNECTION WITH ENVIRONMENTAL POLLUTION.

(g) P&I Insurance

(i) ITOPF. Buyer warrants that each Vessel nominated to carry Cargo is owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited (ITOPF).

(ii) Tankers. Buyer warrants that throughout the term of each tanker’s service under this Agreement, such tanker shall have full and valid Protection and Indemnity Insurance (“P&I Insurance”), including valid pollution liability insurance (“Pollution Cover”), from a P&I Club that is a member of the International Group of P&I Clubs and is approved by Seller (such approval not to be unreasonably withheld). The cost of P&I Insurance and Pollution Cover shall be for Buyer’s account. The P&I Insurance must include the maximum cover available from the International Group of P&I Clubs against liability for pollution (presently one billion U.S. dollars), unless some other amount is specifically agreed to in a Confirmation.

(iii) Other Vessels. Buyer warrants that throughout the term of service of any Vessel (other than a tanker) under this Agreement, such Vessel shall maintain full and valid P&I Insurance, including valid Pollution Cover, from a P&I Club that is a member of the International Group of P&I Clubs, or, if such Vessel is not entered with a P&I Club, full and valid commercial insurance covering the same classes or risks as would be covered by customary P&I Insurance and Pollution Cover (“Liability Insurance”) on such Vessel. Such P&I Insurance, Pollution Cover or Liability Insurance shall be for Buyer’s account, free of cost and expense to Seller.

If requested to do so at any time during the term of this Agreement, Buyer shall promptly furnish to Seller reasonable evidence of the foregoing required P&I Insurance, Pollution Cover or Liability Insurance. Buyer shall notify Seller immediately of any change or threatened change in the aforesaid P&I Insurance, Pollution Cover or Liability Insurance. The foregoing obligations of Buyer are an essential part of this Agreement. The obligations of Seller under this Agreement are conditioned on such insurance obligations. Any breach of such insurance obligations shall entitle Seller to terminate this Agreement without limiting its right to recover damages.

(h) Drug and Alcohol Policy. Buyer warrants that any Vessel (not otherwise subject to U.S. Department of Transportation drug and alcohol regulations) that is nominated to Seller shall be operating under a drug and alcohol policy that meets or exceeds the standards in the Oil Companies International Marine Forum (OCIMF) guidelines in effect as of the date of such nomination.

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(i) Inert Gas System. All Vessels fitted with an Inert Gas System (“IGS”) shall not be permitted to berth for loading or discharge of any Cargo unless the IGS is fully operational and all cargo tanks are inerted with an oxygen level at or below eight percent (8%). For Vessels intending to handle Cargo that could be adversely affected by inert gas, and for Cargo that does not require inert gas blanketing, Buyer may request from Seller an exemption from this “Inert Gas System” provision at least three Business Days prior to the Vessel’s arrival at the Cargo Transfer Point. For Vessels engaged in crude oil trade operations, positive inert gas pressure at or below eight percent (8%) oxygen content shall be maintained on all cargo tanks and slop tanks throughout the transfer and any crude oil washing operation. If Seller consents, manual gauging or sampling of OBQ or ROB may be accomplished per MPMS chapter 17.2 or any similar provision. Should the IGS fail after the Vessel has berthed, the Cargo transfer operation shall be terminated immediately and the Vessel may be ordered to vacate the berth until the IGS us fully operational and tanks are inerted to the requisite pre-arrival condition. Temporary or substitute equipment or procedures to correct IGS malfunctions may not be used without Seller’s approval. All expenses and time lost in connection with IGS failure and between berthings are for Buyer’s account.

(j) Vessel Compliance Construction. Buyer warrants that all piping, valves, spools, reducer and other fittings comprising that portion of the Vessel’s manifold system outboard of the last fixed rigid support to the Vessel’s deck and used in the transfer of Cargo, bunkers or ballast, will be made of steel or nodular iron. The fixed rigid support for the manifold system must be designed to prevent both lateral and vertical movement of the manifold. Buyer further warrants that no more than one reducer or spool piece (each, American National Standards Institute (ANSI) standard) will be used between the Vessel’s manifold valve and the terminal hose or loading arm connection.

(k) Carrier Alpha Code. Buyer warrants that the bill of lading issuer shall have and use a standard carrier alpha code required by U.S. Customs and Border Protection regulations.

(l) U.S. Customs Clearance. Buyer warrants that the Vessel shall fully comply or hold necessary waivers with all applicable U.S. Customs regulations in effect as of the date the Vessel berths. Any delay resulting from the Vessel’s non-compliance shall not count as used laytime or as time on demurrage. Buyer shall provide all information required for importation of the Cargo to Seller at least three Business Days prior to the Vessel’s arrival. Any delay resulting from the lack of information required for importation of the Cargo shall not count as used laytime or as time on demurrage.

(m) Crude Oil Washing. If the Vessel is equipped to crude oil wash, Buyer warrants that the Vessel complies with all applicable international, federal, state and local requirements. The Vessel must inform Seller of its intention to crude oil wash at least 48 hours prior to berthing and Seller shall notify Buyer if such washing shall be permitted. The number of tanks to be crude oil washed shall be limited to the minimum required by Applicable Law, unless Seller agrees or orders otherwise. In the event crude oil washing operations occur at Seller’s request, the maximum warranted pumping time shall be increased by six hours if all Cargo tanks are crude oil washed, or by the prorated portion thereof if fewer than all Cargo tanks are crude oil washed.

(n) Stowaways. Buyer assumes full responsibility and liability for any and all costs or damages incurred due to a stowaway entering the United States aboard its Vessel. Buyer shall be responsible for all costs associated with security of the terminal due to a stowaway, as well as the costs to apprehend, detain and deport any stowaway.

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5.12. Terminal-Related Conditions

(a) Safe Berth Availability and Charges

(i) The Terminal Operator shall exercise due diligence to provide a safe berth to which the Vessel may proceed to or depart from, and where the Vessel can always lie safely afloat. However, if the Vessel cannot, in the Terminal Operator’s sole opinion, maintain its mooring safely at the dock, then the Terminal Operator may, in its sole discretion, order hold-in tugs, and the cost of such tugs shall be for Buyer’s account. The Terminal Operator shall provide a safe berth for the Vessel free of wharfage fees for normal Cargo transfer. The Vessel shall vacate the berth promptly after hoses are disconnected. A wharfage fee may be charged to Buyer for loading operations that extend beyond 36 hours or if the Vessel remains at the berth after hoses are disconnected. Dockage and service fees, including mooring, booming, fresh water, steam and oil slops receipts will be charged to Buyer. In addition, all duties and other charges on the Vessel, including those incurred for tugs, pilots and other port costs shall be for Buyer’s account.

(ii) Notwithstanding anything contained in this “Safe Berth Availability and Charges” provision, Seller does not warrant the safety or draft of public channels, fairways, approaches thereto, anchorages or other publicly maintained areas either inside or outside the port area where the Vessel may be directed.

(b) Vacating of Berth. Seller may order the Vessel to vacate its berth if it appears that the vessel will not, because of the Vessel’s disability, be able to complete loading of Cargo within 36 hours (or such shorter period as may be provided in a Confirmation) of Vessel’s arrival of berth. Seller retains the right to order the Vessel to vacate its berth in order to prevent damage to the Vessel or Seller’s berth due to weather related events, or any event or circumstance that Seller, in its sole opinion, determines to be a safety or environmental hazard. All expenses and time between disconnection of the hoses until reconnection of hoses shall be for Buyer’s account.

(c) Shifting of Vessels. All expenses and time lost during any shifting of the Vessel within a port shall be for Buyer’s account, unless such shifting is done at Seller’s option. In addition to Seller’s remedies elsewhere in these GTCs, Seller may, at its option, shift the Vessel within a berth or between berths, as well as to and from the anchorage. Expenses and time during such optional shifting or anchoring of the Vessel shall be for Seller’s account, unless such shifting is performed due to Buyer’s negligence.

(d) Ballasting and Cargo Slops. If the Cargo Transfer Point has ballast water or slops facilities, the Vessel may discharge ballast water or Cargo slops up to the maximum capacity available subject to Seller’s prior consent. All time used during ballasting, deballasting or offloading slop, and any charges for such services, shall be for Buyer’s account. Any time lost by delay in furnishing such facilities shall be for Buyer’s account. All time consumed by the Vessel in shifting to or from such facilities, as well as the shifting expenses such as costs for tugs, mooring and pilots, shall be for Buyer’s account.

(e) Special Provisions for Foreign Cargo Slops. Seller shall be notified at least three Business Days in advance of discharge when a Vessel desires to discharge foreign Cargo slops and the Seller shall have sole discretion to allow or reject any such discharge. Such notification shall include the following information about the slops: identity, description or chemical properties of components, country of origin, estimated value and estimated quantity. All expenses, including customs fees, expenses associated with the clearing of foreign Cargo slops through U.S. Customs and Border Protection, the testing of the Cargo slops, and the removal and proper disposal of the Cargo slops, shall be for Buyer’s account.

(f) Vessel-Generated Waste. In the event there is Vessel-generated waste, fees associated with the testing, removal or reception of Vessel-generated waste, including fuel and lube oil sludge and oil bilge water, shall be for Buyer’s account and be subject to Seller’s prior consent prior to removal. Any delay in furnishing reception facilities at a terminal for Vessel-generated waste shall be for Buyer’s account. If the Vessel must shift to or from such facilities, all time consumed by the Vessel shifting, as well as shifting expenses such as for tugs, mooring and pilots, shall be for Buyer’s account. Buyer shall retain title to the waste material until it is tested and commingled with terminal waste, or, alternatively, delivered to a waste disposal company possessing a valid permit.

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(g) Pollution Control Representative. Seller may, at its option, place Pollution Control Representatives (“PCRs”) on board the Vessel to observe loading of Cargo and related operations during the period that the Vessel is at a Cargo Transfer Point. In addition, either Party may, at its option, place a PCR on any Vessel involved in a lightering, topping-off or other ship-to-ship loading operations. PCRs will advise each Vessel master or mooring master about avoidance of pollution, unsafe acts or violations of terminal regulations. However, the PCRs are not authorized to and shall not, under any circumstances, order or direct the undertaking of any particular action or interfere in any way with the master’s exercise of authority. The responsibility and liability for any pollution, unsafe act or violation of terminal regulations remains solely with Buyer, the Vessel and its master.

(h) Hoses

(i) The Terminal Operator will furnish hoses between the tanker and the shore flanges. Flanges for hose connections should be at or near the Vessel’s dockside rail. Crossover hoses between barges or hoses at crossover offshore manifolds of Vessels (“jumpers”), shall be furnished and connected by the Vessel at the sole risk and expense of Buyer.

(ii) The Vessel’s Cargo hoses, including marine vapor recovery and offshore manifold crossover hoses (or jumpers), must be tested annually and shall have been in service for less than five years. Documentation of annual testing and service age must be on board the Vessel and must be made available to Seller on request. Any time lost due to verification of compliance shall be for Buyer’s account.

(iii) If requested by Seller, the Vessel shall simultaneously load more than one grade of Product if the Vessel is technically capable of doing so.

(i) Damage to Seller or Terminal Property or Personal Injury or Death. Buyer assumes full responsibility and liability for any damage sustained by wharves, berths, docks, tugs, or vessels owned or maintained by Seller, or for which Seller is responsible, and for personal injury or death, arising out of the negligent or improper operation of the Vessel or any other waterborne craft ordered by, or being operated for Buyer’s account. Buyer shall fully and completely defend and indemnify Seller in respect of any and all such property damages or personal injury or wrongful death claim.

(j) Shore Lines. If requested by Buyer at least three Business Days prior to the Vessel’s arrival, Seller shall exercise reasonable efforts to perform a line press or line displacement prior to loading to determine the status of shorelines and ensure full accuracy of Cargo measurement.

PART III – TERMS IN RESPECT OF CIF, CFR, CIP, CPT, DAP, DAT, DDP DELIVERIES AND CPT, DELIVERED OUT OF TRUCK AND RAIL

6.	TITLE AND RISK OF LOSS

6.1 CIF/CFR/CIP/CPT Vessel Deliveries

(a) Title to and risk of loss of the Product shall pass from Seller, or its Affiliate, to Buyer as the Product passes the last permanent flange connection between the cargo intake manifold of the Vessel and the delivering hose at the loading terminal.

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(b) If this Agreement requires CIF/CIP Vessel Delivery, Seller shall procure marine cargo insurance on the minimum coverage, but no less than 110% of the CIF value of the Cargo for the benefit of Seller and Buyer, as their respective interests may appear, which shall cover the period of time from when risk of loss passes to Buyer until the time of delivery of the Product at the discharge port when the Product passes the flange connection between the Vessel’s manifold and the receiving hose.

6.2 DAP/DAT/DDP Vessel Deliveries. Title to and risk of loss of the Product shall pass from the Seller, or its Affiliate, to Buyer as the Product passes the last permanent flange connection between the cargo discharge manifold of the Vessel and the receiving hose at the discharge terminal.

6.3 Delivered Out of Truck or Railcar. For deliveries out of truck or railcar, delivery of the Product shall be made to Buyer at Buyer’s designated truck or railcar discharge terminal. For deliveries out of truck, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer as the Product passes from Seller’s designated truck and into the first intake flange of Buyer’s discharge facility. For deliveries out of railcar, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer at such time as the railcars are constructively placed at the disposal of the Buyer for discharging of Products at the receiving terminal.

6.4 CPT Truck or Railcar. For CPT deliveries into truck or railcar, delivery of the Product shall be made to Buyer into Seller’s designated truck or railcar at Seller’s designated loading terminal. Title and risk of loss shall pass from Seller, or its Affiliate, to Buyer as the Product passes the last discharge flange of Seller’s loading facility and into Seller’s designated truck or railcar.

7.	QUANTITY, QUALITY AND INSPECTION

7.1 Inspection. The quantity and quality of the Product sold under this Agreement shall be determined by an Independent Inspector in accordance with ASTM/API standards, and as evidenced by the Independent Inspector’s report. All determinations of an Independent Inspector shall be conclusive and binding upon both Parties, absent fraud or manifest error. The cost of the Independent Inspector’s services shall be shared equally between the Parties. Each Party may have a representative present at the time of title transfer. Seller shall always provide Buyer with free access to ship facilities and Buyer shall always provide Seller with Free access to shore facilities. The Parties shall instruct the Independent Inspector to obtain and retain appropriate samples of the Product for a period of 90 days from the date of measurement. Any circumstance relating to quantity shall be governed by the latest API standards, as applicable. Any circumstance relating to quality shall be governed by the latest API/ASTM standards, as applicable.

(a) CIF/CFR/CIP/CPT Vessel Deliveries. The quantity of Product supplied shall be based on proven meters (if available) at the loading terminal, or if proven meters are unavailable, based on static shore tank measurements prior to and after loading of Seller’s Vessel according to latest API standards. If proven meters are unavailable and shore tanks are active at loading, quantity shall be determined by Vessel figures (i.e., closing ullages less OBQ adjusted by VEF), Such VEF shall be determined in accordance with the latest standards of API. The quality of Product shall be based on analysis performed using shore tank composite samples taken prior to loading.

(b) DAP/DAT/ DDP Vessel Deliveries. The quantity of Product sold shall be based on proven meters (if available) at the discharge port, or if proven meters are unavailable, based on static shore tank measurements taken prior to and after discharge of Seller’s Vessel according to latest API standards. The quantity of Product shall be adjusted for any voids in the delivery system between the Vessel and shore tanks. The quantity of Product shall not be determined by shore tank measurements when: tanks are active, the Product in the tank is non-liquid, or other factors as stated in the API standards impact the accuracy of tank measurements. In such cases, if proven

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meters are unavailable, the quantity of Product shall be determined by Vessel figures (i.e., arrival quantity less remaining OBQ adjusted by VEF), which shall be determined in accordance with the latest API standards. Lighterage, if required, shall be for Buyer’s account. In the event that a part Cargo is lightered from Seller’s Vessel, that quantity of Product shall be determined from the Independent Inspector’s gauging of the lightering (receiving) Vessel’s tanks adjusted by its VEF. The quality of Product shall be based on Vessel composite samples taken prior to discharge. Temperature corrections shall be made in accordance with the latest ASTM/API tables and samples shall be tested using methods listed in ASTM/API standards. If automatic sampling is used, such samples must be taken by equipment meeting the requirements of the latest API standards.

(c) CIF/CFR/CIP/CPT Outturn Quantity and Quality. In the event of a CIF/CFR outturn delivery, the quantity shall be measured based on the procedures set forth in the preceding “DAP/DAT/DDP Vessel Deliveries” provision.

(d) Delivered Out of Truck. The quantity of Product shall be determined using receiving terminal tank gauges or weigh scales and evidenced by bill of ladings or based on the PTO (or other acceptable transfer documentation) or the books and records of the facility operator. The quality of Product shall be based on composite samples taken from the truck prior to discharge.

(e) Delivered Out of Railcar. The quantity shall be determined based on weigh scales at Buyer’s receiving facility (if available), or if weigh scales are not available, based on proven meters (if available), or if proven meters are not available, based on use of a railcar gauging device and official railcar capacity tables. The quality of Product shall be based on the certificate of analysis for each railcar shipment provided by Seller, together with the bill of lading prior to the relevant delivery date. The certificate of analysis may be provided for each railcar or for each batch of Product together with a listing specifying each railcar loaded with Product from such batch.

(f) CPT Truck. The quantity shall be determined based on weigh scales at the loading terminal (if available), or if weigh scales are not available, based on proven meters evidenced by bill of ladings or based on the PTO (or other acceptable transfer documentation) or the books and records of the facility operator. The quality of Product shall be based on composite samples taken prior to loading from the supply tank from which the Products are delivered. In the case of lubes, quality shall be based on the Certificate of Analysis.

(g) CPT Railcar. The quantity shall be determined based on weigh scales at the loading terminal (if available), or if weigh scales are not available, based on proven meters (if available), or if neither weigh scales nor proven meters are available, based on use of a railcar gauging device and official railcar capacity tables. The quality of Product shall be based on composite samples taken prior to loading from the supply tank from which the Products are delivered. In the case of lubes, quality shall be based on the Certificate of Analysis.

8.	RAILCAR DETENTION AND DEMURRAGE

(a) Time. For the purpose of detention and demurrage, time shall start at the first 00:01 after the cars are constructively placed at the disposal of Buyer for discharging of Products at the receiving terminal. For the purpose of detention and demurrage, time shall end when all loaded railcars are made available at the receiving terminal for collection by, or on behalf of, Seller. Buyer shall be liable for demurrage and detention charges (as applicable) to the extent it delays discharge of the railcars.

(b) Rates and Payment. The allowed freetime and associated demurrage charges shall be as per the applicable railroad tariff and the allowed freetime and associated detention charges shall be as per the railcar lease rate. Detention charges shall not apply to the first five days of delay. The Party responsible for demurrage

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and detention shall also pay to the other Party, upon receipt of the other Party’s invoice, for any demurrage or storage charges levied by any third-party transportation company as a result of such Party not returning railcars to the railroad within the allowed freetime, to the extent such amount was not included in the demurrage and detention amounts paid.

(c) No Diversion. Buyer will not divert Seller’s railcars or consign them to any other routing or to any other destination than that set out in the bill of lading instructions without obtaining the prior written consent of Seller. All diversion charges, additional freight charges and any other costs or expenses incurred, sustained or paid by Seller from such diversion shall be for Buyer’s account. Buyer may use the railcars only for the discharge of the Product at the discharge terminal.

9.	VESSEL NOMINATIONS, LAYDAYS, LAYTIME AND DEMURRAGE

9.1 Vessel Nomination. Not less than seven days before a tanker’s arrival or four days before a barge’s arrival at the Cargo Transfer Point, Seller shall nominate for Buyer’s acceptance the Vessel that will discharge the Cargo. Seller shall at the same time provide all Vessel data necessary to evaluate acceptability of the Vessel, including Vessel particulars, construction, dimensions, equipment, licenses, classification and all other information as may be required by Buyer.

9.2 Vessel Acceptance. Notice of acceptance or rejection of the nominated Vessel shall be communicated to Seller as soon as possible but always within 48 hours, excluding Saturdays, Sundays and holidays, after Buyer’s receipt of nomination and all required data.

9.3 Vessel Substitution. If Buyer rejects a Vessel nomination, Seller shall nominate another, suitable Vessel for Buyer’s acceptance as provided in this “Vessel Nominations, Laydays, Laytime and Demurrage” section. Once Buyer has accepted Seller’s Vessel nomination, Seller may substitute another suitable Vessel by nominating for acceptance by the Buyer at any time prior to the Vessel’s arrive at the Cargo Transfer Point (and the time period set forth above in the “Vessel Nomination” provision shall not apply), and Buyer shall not unreasonably withhold, delay or condition its consent to Seller’s nomination of a substituted Vessel.

9.4 ETAs. Seller shall notify Buyer in writing by facsimile, letter or other writing of the Vessel’s ETA at the Cargo Transfer Point. Such notice must be received by Buyer at least seven days in advance of such arrival by a tanker or four days in advance of such arrival by barge, or within 24 hours after the Vessel has sailed from the last port before arriving at the Cargo Transfer Point, whichever date is earlier. Seller shall also provide Vessel ETA in writing 72, 48, 24 and 6 hours before the Vessel’s expected arrival at the Cargo Transfer Point. Seller shall promptly notify Buyer in writing if the ETA changes by more than two hours following the 24-hour notice.

9.5 Safe Berth. Buyer shall provide one safe port and one safe and always accessible berth free of wharfage and dockage fees for Seller’s nominated Vessel.

9.6 Laydays. The Laydays in the relevant Confirmation constitute a window for arrival of the Vessel at the Cargo Transfer Point; provided, however that the Laydays specified for a CIF or a CFR delivery shall constitute an estimate of Vessel arrival time and shall not be binding on Seller.

9.7 Laytime. Laytime shall be per the terms of the Vessel charter party, pro-rata for part cargoes.

9.8 Demurrage. Demurrage shall be per the rate, terms and conditions of the Vessel charter party.

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9.9 In-Harbor Lightering. In-harbor lightering shall not be permitted without Seller’s prior approval. In-harbor lightering shall be performed at Buyer’s sole expense, time and risk. Buyer shall indemnify and hold Seller harmless for any loss or liability resulting from in-harbor lightering.

9.10 Pumping. Seller warrants that the Vessel is capable of maintaining an average loading pressure of 100 psi at the ship’s rail during transfer, provided that the discharge terminal facilities permit and excluding time for tank stripping. If the Vessel fails to meet the aforementioned criteria, the excess time consumed in pumping Cargo shall not count as used laytime. An additional three hours shall be added to the pumping time for each additional discharge Terminal or Product.

9.11 Port Charges. Buyer shall reimburse Seller for any port charges (including, but not limited to, port fees, pilotage, wharfage and assist tugs) incurred by Seller (as charterer) pursuant to the terms of the relevant Vessel charter party.

PART IV – TERMS IN RESPECT OF PIPELINE, TANK-TO-TANK AND IN-TANK DELIVERIES

10.	TITLE AND RISK OF LOSS

10.1 Tank-to-Tank Transfers. For tank-to-tank transfers or pumpovers, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer (i) in the case of ex-tank transfer, as the Product passes the outlet flange of Seller’s storage tank; or (ii) in the case of into-tank transfer, as the Product passes the inlet flange of Buyer’s storage tank.

10.2 Pipeline Deliveries. If this Agreement is a pipeline Transaction other than an “in-line” transaction, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer as the Product passes the flange of the meter (i) measuring receipt of Product upon intake where Seller sells Product into the pipeline (“FIP” ) or (ii) measuring discharge of Product upon outtake where Seller sells Product out of the pipeline (“Delivered”), or as the Product otherwise passes the Delivery Location along the pipeline as specified in the Confirmation. If FIP delivery is specified, Buyer shall be responsible for payment of the applicable pipeline tariff. If Delivered is specified, Seller shall be responsible for payment of the applicable pipeline tariff. If title and risk of loss of Product transfers at a location other than intake or outtake, the applicable pipeline tariff shall be allocated as set forth in the Confirmation. If the Confirmation specifies “CIP” in connection with a pipeline delivery, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer as the Product passes the flange of the meter measuring receipt of Product upon intake into the pipeline, provided that Seller shall be responsible for payment of the applicable pipeline tariff for delivery of the Product to the destination named in the Confirmation. For “in-line” pipeline transfers, title and risk of loss shall pass from Seller, or its Affiliate, to Buyer at the time of transfer on the agreed date, as evidenced by the PTO (or other acceptable transfer documentation) issued by the pipeline operator that reflects the transfer of title on its books and records.

10.3 Stock (In-Tank) Transfers. When delivery of Product is by stock transfer (where physical inventory of Product is transferred on the books and records of a terminal or pipeline operator from Seller to Buyer), title to and risk of loss of the Product shall pass from Seller, or its Affiliate, to Buyer, unless otherwise agreed or indicated on the PTO (or other acceptable transfer documentation) issued by the Terminal Operator, at 00:01 on the effective date of transfer as specified in the applicable Confirmation.

10.4 Pipeline Tariff Recovery. With respect to pipeline deliveries of Product, in the event that Buyer and Seller agree that Seller shall deliver Product from the relevant pipeline at a location other than the Delivery Location, then (i) in the event such delivery results in increased transportation costs for Seller, Buyer agrees to pay Seller, for the volume delivered, the pipeline tariff differential between the Delivery Location and the actual delivery point,

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based on the applicable pipeline tariff tables in effect for such pipeline on the date of delivery, or (ii) in the event such delivery results in reduced transportation costs for Seller, Seller shall, for the volume delivered, reduce the amount due under the applicable invoice for such delivery by an amount equal to the pipeline tariff differential between the Delivery Location and the actual delivery point, based on the applicable pipeline tariff tables in effect for such pipeline on the date of delivery.

11.	QUANTITY, QUALITY AND INSPECTION

11.1 Inspection. The quantity and quality of the Product sold under this Agreement shall be determined by an Independent Inspector in accordance with ASTM/API industry standards, and as evidenced by the Independent Inspector’s report, except that if this Agreement is a pipeline Transaction, quantity and quality of the Product sold shall be determined by an Independent Inspector only if permitted by the pipeline or Terminal Operator. All determinations of an Independent Inspector shall be conclusive and binding upon both Parties, absent fraud or manifest error. The cost of the Independent Inspector’s services shall be shared equally between the Parties. Each of Seller and Buyer may have a representative present at the time of title transfer. The Parties shall instruct the Independent Inspector to obtain and retain appropriate samples of the Product for a period of 90 days from the date of measurement. Any circumstance relating to quantity shall be governed by the latest API standards, as applicable. Any circumstance relating to quality shall be governed by the latest API/ASTM standards, as applicable.

11.2 Quantity and Quality

(a) Pipeline Deliveries. The quantity of Product shall be determined by pipeline meter tickets based on proven pipeline meters, or if such meters are unavailable, by calibration tables, by PTO (or other acceptable documentation) or based on the books and records of the pipeline operator. The quality of Product shall be in accordance with the specifications set forth by the relevant pipeline.

(b) Tank-to-Tank Transfers. The quantity of Product shall be determined based on static tank measurements taken prior to and after withdrawal of the Product from Seller’s tank for delivery to Buyer’s tank. Any circumstance relating to quantity shall be governed by the latest API standards. The quality of Product shall be based on composite samples taken from the storage tank from which the Products are being delivered.

(c) Stock (In-tank) Transfers. The quantity of Product shall be based on the PTO (or other acceptable transfer documentation) or the books and records of the facility operator. The quality of Product shall be based on composite samples taken from the applicable tank prior to transfer.

PART V – TERMS IN RESPECT OF ALL DELIVERIES

12.	PAYMENT

12.1 Payment Due Date. The payment due date and required documentation for payment shall be as established in the relevant Confirmation. Notwithstanding the foregoing, if transfer of Product is made by book, stock or inventory transfer, payment shall be due on the effective date of such transfer. All payments shall be made in U.S. dollars without offset, deduction or counterclaim by wire transfer of immediately available funds to Seller at such account as Seller may designate in writing. Invoices and supporting documents received after 12:00 p.m. Buyer’s local time shall be considered to be received on the next Business Day.

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12.2 Required Documentation. In addition to any documentation required by law under the “Compliance with Law” section, supporting documentation shall be as follows:

(a) FOB – Foreign Vessels

(i) Invoice (facsimile acceptable).

(ii) Copies of Independent Inspector’s report of loaded quantity and quality (may be presented as two separate documents) (facsimile acceptable).

(iii) Full set of original bills of lading properly issued or endorsed to the Buyer without restriction or qualification of any kind or 2/3 original bills of lading and master’s or owner’s or agent’s receipt for 1/3 bill of lading and other usual shipping documents.

(iv) In the event that the original bills of lading or other usual shipping documents as described above are not available by the payment due date, Buyer shall pay Seller against presentation of documents (i) and (ii) and Seller’s letter of indemnity in the format stipulated in Exhibit A.

(b) FOB – U.S. Vessels and All Barges

(i) Invoice (facsimile acceptable).

(ii) Copies of Independent Inspector’s report of loaded quantity and quality (may be presented as two separate documents) (facsimile acceptable).

(c) CIF, CIP, CPT & CFR – Foreign Vessels

(i) Invoice (facsimile acceptable).

(ii) Copies of Independent Inspector’s report of loaded quantity and quality (may be presented as two separate documents) (facsimile acceptable).

(iii) Full set of original bills of lading properly issued or endorsed to Buyer without restriction or qualification of any kind or 2/3 original bills of lading and master’s or owner’s or agent’s receipt for 1/3 bill of lading and other usual shipping documents.

(iv) In the event that the original bills of lading or other usual shipping documents as described above are not available by the payment due date, Buyer shall pay Seller against presentation of documents (i) and (ii) and Seller’s letter of indemnity in the format stipulated in Exhibit A.

(d) CIF, CIP, CPT & CFR – U.S. Vessels and All Barges

(i) Invoice (facsimile acceptable).

(ii) Copies of Independent Inspector’s report of loaded quantity and quality (may be presented as two separate documents) (facsimile acceptable).

(e) DAP/DAT/ DDP Vessel Deliveries

(i) Invoice (facsimile acceptable).

(ii) Certificate of quality or Independent Inspector’s quality report at discharge port (facsimile acceptable).

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(iii) Certificate of quantity or Independent Inspector’s quantity report at discharge port (facsimile acceptable).

(f) FCA Truck, CPT Truck & Delivered Out of Truck

(i) Invoice (facsimile acceptable).

(ii) Truck bill of lading.

(iii) Certificate of quality or Independent Inspector’s quality report (facsimile acceptable).

(g) FCA Rail, CPT Rail & Delivered Out of Railcar

(i) Invoice (facsimile acceptable).

(ii) Tank car bill of lading.

(iii) Certificate of quality or Independent Inspector’s quality report (facsimile acceptable).

(h) Pipeline

(i) Invoice (facsimile acceptable).

(ii) Pipeline meter ticket.

(i) Tank-to-Tank Transfer

(i) Invoice (facsimile acceptable).

(ii) PTO (or other acceptable transfer documentation) from terminal or pipeline operator.

(iii) Certificate of quality or Independent Inspector’s quality report (facsimile acceptable).

(j) Stock (In-tank) Transfer

(i) Invoice (facsimile acceptable).

(ii) PTO (or other acceptable transfer documentation) from terminal or pipeline operator.

(iii) Certificate of quality or Independent Inspector’s quality report (facsimile acceptable).

12.3 Split Weekend Clause. If the payment due date falls on a Sunday or on a Monday that is not a Business Day in the place where payment is to be made, payment shall be made in immediately available funds to Seller on the next Business Day after such payment due date. If the payment due date falls on a Saturday or on a non-Business Day other than a Monday in the place where payment is to be made, payment shall be made in immediately available funds to Seller on the last Business Day prior to such payment due date.

12.4 Interest. Any amount payable by a Party to another Party pursuant to this Agreement shall, if not paid when due, bear interest from the payment due date until, but excluding, the date payment is received by the owed Party, at the Interest Rate.

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12.5 Rounding. Rounding conventions shall be as follows: Product pricing in Gallons shall be rounded to the nearest fourth decimal place and Product pricing in Barrels shall be rounded to the nearest third decimal place. All dollar amounts shall be rounded to the nearest cent.

12.6 Disputed Invoices. If an invoiced Party, in good faith, disputes the accuracy of the amount invoiced for Product delivered by the other Party, the invoiced Party shall pay such amount as it in good faith believes to be correct and provide written notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation acceptable in industry practice. In the event the Parties are unable to resolve such dispute, either Party may pursue any remedy at law or in equity to enforce its rights under this Agreement. In the event that it is determined or agreed that the Party that is disputing an invoice must or will pay the disputed amount, then such Party shall pay interest from and including the original payment due date until, but excluding, the date the disputed amount is received by the owed Party, at the Interest Rate.

12.7 Netting of Invoices. In the event the Parties agree to net an invoice for Product amounts hereunder with one or more invoices for Product amounts under other Transactions that are due each other on the same payment due date, the Parties shall confirm at least two Business Days prior to the payment due date, orally or in writing, the invoice amounts and any amounts remaining, if any, after net-out. Any remaining balance after net-out shall be paid by the Party owing such amount to the other Party on the applicable payment due date. The owing Party’s payment of a net amount shall satisfy each Party’s payment obligations under this Agreement and each other relevant Transaction in respect of the invoices included in the settlement on a payment due date. The Parties understand and agree that such netting of invoices is expressly limited to amounts owed from purchases and sales of Product between the Parties and that netting out any other amounts due in respect of any Transaction, for any reason whatsoever, including quality claims and demurrage, is strictly prohibited unless otherwise agreed in writing.

12.8 Transaction Netting; Bookouts

(a) Transaction Netting. If the Parties enter into one or more Transactions that, in conjunction with this Agreement, constitute Offsetting Transactions, then all such Offsetting Transactions may, by mutual agreement of the Parties, be netted into a single Transaction so that: (i) the Party obligated to deliver the greater amount of the Product will deliver the difference between the total amount it is obligated to deliver and the total amount to be delivered to it by the other Party under the Offsetting Transactions; and (ii) the Party owing the greater aggregate payment will pay the net difference owed between the Parties. Each single Transaction resulting under this “Transaction Netting” provision shall be deemed part of the single agreement between the Parties referenced in the “Entire Agreement” provision in the “Miscellaneous” section, and once the parties’ obligations under such resulting single Transaction are satisfied, outstanding obligations under the Offsetting Transactions that are satisfied by such offset shall terminate.

(b) Bookouts. If, for scheduling convenience purposed, the parties agree orally or in writing either bilaterally or as part of a multiparty arrangement, to a cancellation or modification of future physical delivery obligations in respect of this Agreement (in each case, a “Bookout”), then the effective upon the relevant future delivery date (the “Bookout Date”): (i) the delivery obligations under this Agreement will be extinguished or modified (whether in whole or in part) as agreed; and (ii) any agreed payment will be due as follows, unless otherwise agreed: (A) with respect to Product that is a refined petroleum product, on the Bookout Date; (B) with respect to Product delivered that is crude oil, on the 20th day of the month following the month containing the Bookout Date; or (C) with respect to product that are LPGs or NGLs, within five Business Days following the Bookout Date. At any time prior to the relevant Bookout Date, either Party may elect, at its option and upon

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notice to the other Party, to cancel the Bookout and thereby restore all original contract terms, including delivery and payment, all without liability to the other Party. This “Bookout” provision shall apply notwithstanding that either Party may fail to (i) send out a writing confirming the Bookout or (ii) make changes on its books as a result of any such Bookout.

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ATTACHMENT “C”

GENERAL PROVISIONS

1.	Volumes delivered under Schedule 12 will be measured by meters located at or near the Terminal Location and such volumes will be set forth in the delivery tickets issued at the time of shipment of the Premcor Product. Such delivery tickets will be prima facie evidence of the volumes of Premcor Product delivered under the Schedule 12, absent obvious error or fraud. If meters are not available, volumes will be determined by weighing trucks on certified calibrated scales. Trucks receiving delivered Premcor Product must be properly calibrated and sealed by the operator at the Terminal Location. All volumes of delivered Premcor Product will be corrected for temperature to sixty (60) degrees Fahrenheit in accordance with the latest applicable American Petroleum Institute volume correction factors for such Premcor Product.

2.	Deliveries will be made within the Terminal Location’s usual business hours or, provided reasonable advance notice of such delivery has been given by Buyer, at such times as may be required by Buyer. Buyer will be bound by and will abide by all rules and regulations of the Terminal Location delivering the Premcor Product. Buyer will not enter upon or allow its agents, carriers or employees to enter upon any Terminal Location without Buyer or its agents, carriers or employees having previously executed a terminal access agreement with the owner of such facility. Seller will furnish to Buyer bills of lading, measurement records, inspection reports or certificates of analysis, material safety data sheets, certificates of origin and such other documents as are customarily furnished in the industry.

3.	Buyer has five days after receipt of the Premcor Product at its destination to inspect and either accept or reject it. If Buyer either (i) retains the Premcor Product in its possession for a period of five days after receipt at its destination without rejecting them or (ii) after delivery of the Premcor Product at the Terminal Location, uses or commingles it with other products of third parties, this will be regarded as irrevocable acceptance by it of the Premcor Product. If the Premcor Product is rejected, prompt notice must be given to Seller by telephone (followed by written confirmation) of the defect or nonconformity in the Premcor Product, fully specifying all claimed defects and nonconformity. All claims that the Premcor Product does not conform to the description set forth in the Schedule 12 are waived unless made in writing by Buyer to Seller within 30 days after the Premcor Product is accepted in accordance with the foregoing. Buyer may not reject shipments that involve Premcor Product shortages of reasonably de minimus amounts that are acceptable under normal commercial practice. In the case of Premcor Product shortages in excess of those of reasonably de minimus amounts, that are acceptable under normal commercial practice, Buyer may accept them and Seller will accept a claim for such shortages only after Buyer promptly notifies Seller by telephone (followed by prompt written confirmation) of the Premcor Product shortage and obtains Seller’s permission to unload and provides Seller with a sworn affidavit attesting to the shortage from the delivering carrier.

4.	Seller warrants that Premcor Product delivered under the Schedule 12 shall meet the specifications for the Premcor Product, which are set forth in Schedule 12 or as otherwise required by law. Any conflict between the specifications set forth in Schedule 12 and under applicable law shall be resolved in favor of the latter.

5.	Seller warrants title to the Premcor Product delivered under Schedule 12, free and clear of all security interests, liens, claims, charges or encumbrances. SELLER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR THAT THE RACK PRODUCT DELIVERED UNDER SCHEDULE 12 IS FIT FOR A PARTICULAR PURPOSE, EVEN IF KNOWN TO SELLER.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

FIRST AMENDMENT

TO

SECOND AMENDED AND RESTATED PRODUCTS OFFTAKE AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED PRODUCTS OFFTAKE AGREEMENT (this “Amendment”) made as of August 30, 2012 to be effective as of September 1, 2012 (the “Effective Date”) is entered into by and among Morgan Stanley Capital Group Inc. (“MSCG”), TransMontaigne Product Services Inc. (“TPSI”), Delaware City Refining Company LLC (“DCRC”) and PBF Holding Company LLC (“PBFH”), each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Parties are parties to that certain Second Amended and Restated Products Offtake Agreement, dated July 30, 2012 (the “Offtake Agreement”);

WHEREAS, the Parties desire to amend the provisions of the Offtake Agreement to remove terms related to the offtake of Slurry from the Refinery and provide for the sale of MSCG’s inventory of Slurry to PBF; and

WHEREAS, the Parties desire to amend the Offtake Agreement to reflect the course of dealing of the Parties in respect of product premiums.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Defined Terms. Capitalized terms and references used but not otherwise defined in this Amendment have the respective meanings given to such terms in the Offtake Agreement.

1.2 Headings. All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Amendment.

1.3 References. Each reference in the Offtake Agreement to “this Agreement”, “herein” or words of like import referring to such Offtake Agreement shall mean and be a reference to the Offtake Agreement, as amended by this Amendment, and “thereunder”, “thereof” or words of like import shall mean and be a reference to the Offtake Agreement, as amended by this Amendment. Any notices, requests, certificates and other documents executed and delivered on or after the date hereof may refer to the Offtake Agreement without making specific reference to this Amendment, but nevertheless all such references shall mean the Offtake Agreement as amended by this Amendment.

ARTICLE 2

AMENDMENTS TO OFFTAKE AGREEMENT

2.1 The Table of Contents of the Offtake Agreement shall be amended by adding the following to the end thereof:

“Schedule 13—Slurry Inventory Sale Terms”

2.2 The first Whereas Clause of the Offtake Agreement shall be amended by:

(a)	deleting the comma in the fifth line after the words “(Light Finished Products”) and replacing it with the word “and”;

(b)	deleting the phrase “and slurry (“Slurry”)” in the sixth line; and

(c)	adding the phrase “and slurry (“Slurry”)” in the seventh line between the words “the “Products”)” and “to DCRC”.

2.3 Section 4 of the Offtake Agreement shall be amended as follows:

(a)	deleting the words “or Slurry” in the seventh line of Section 4.4.3;

(b)	deleting the words “or Slurry” in the second line of Section 4.5; and

(c)	adding the following as new Section 4.9:

“4.9	Purchase by PBF of Slurry Inventory. Pursuant to Schedule 13, MSCG shall sell to PBF, and PBF shall purchase from MSCG, MSCG’s entire inventory of Slurry located at the Refinery. PBF shall pay to MSCG the purchase price for such Slurry on the payment terms described in Schedule 13.”

2.4 Section 5 of the Offtake Agreement shall be amended as follows:

(a)	making the following amendments to Section 5.2:

(i)	deleting the comma in the fifth line after the words “Intermediate Product” and replacing it with the word “and”; and

(ii)	deleting the words “and Slurry” in the sixth line; and

(b)	making the following amendments to the fourth line of Section 5.3:

(i)	deleting the comma after the words “Intermediate Product” and replacing it with the word “and”; and

(ii)	deleting the words “and Slurry”.

2.5 Section 6 of the Offtake Agreement shall be amended as follows:

(a)	deleting the words “and Slurry” in the second line of Section 6.1; and

(b)	deleting Section 6.3 in its entirety and renumbering the following sections accordingly.

2.6 Section 9 of the Offtake Agreement shall be amended as follows:

(a)	deleting the words “and Slurry” in the first and fourth lines of Section 9.1.3;

(b)	deleting the words “or Slurry” in the seventh line of Section 9.1.3;

(c)	deleting the word “Monthly” in the title of Section 9.2 and replacing it with the word “Weekly”;

(d)	deleting in their entirety the second and third paragraphs of Section 9.2.1 and replacing them with the following:

“MSCG shall prepare an estimate of the Location Premium (the “Provisional Location Premium”) attributable to sales to Customers that occurred during a calendar week on the first Business Day of the following calendar week, such estimate to be based on the MSCG Weekly Supply Report covering such calendar week that was delivered pursuant to Section 5.6. MSCG shall include the Provisional Location Premium on the first Net Payment Amount Invoice prepared after determination of such amount; provided that the first Provisional Location Premium (payable in respect of the first full calendar week after the Commencement Date and each Delivery Date prior to the first full calendar week after the Commencement Date) shall be payable on the Commencement Date, and no Provisional Location Premium shall be payable in the second full calendar week after the Commencement Date.

The Parties shall conduct a final accounting of the Location Premiums in respect of sales to Customers that occurred during each calendar week ending in a particular calendar month based on additional information available after the relevant Provisional Location Premiums were calculated (with respect to each such week, the “Final Location Premium”) within ten Business Days after the last day of such calendar month, and calculate the difference between the aggregate Provisional Location Premium paid in respect of each such week and the Final Location Premium for such week (aggregated over all relevant weeks, the “Monthly Location Premium Adjustment”). The Monthly Location Premium Adjustment shall be included on the first Net Payment Amount Invoice prepared after determination of such Monthly Location Premium Adjustment.”;

(e)	adding the following as new subsection (v) and renumbering existing subsection (v) as “(vi)” and renumbering existing subsection (vi) as “(vii)”:

“(v)	any Provisional Slurry Payment Amount or Slurry Payment Adjustment payable pursuant to Schedule 13;”; and

(f)	deleting the words “and Slurry” in the second and third lines of Section 9.6.3.

2.7 Section 12.5.1 of the Offtake Agreement shall be amended by deleting the words “and Slurry Price” from the thirteenth line.

2.8 Schedule 1 of the Offtake Agreement shall be amended by deleting the last two rows of the table containing the words “3. Slurry” and “FCC Slurry Oil CSO”.

2.9 Schedule 3 of the Offtake Agreement shall be amended as follows:

(a)	deleting the row of the table containing the words “Slurry”, “FCC Slurry Oil”, “CSO” and the numbers “*****”, “*****” and “*****”;

(b)	deleting the number “*****” in the final row of the table and replacing it with the number “*****”; and

(c)	deleting the number “*****” in the final row of the table and replacing it with the number “*****”.

2.10 Schedule 6 of the Offtake Agreement shall be amended as follows:

(a)	deleting sub-clause A under the heading “Section V: Sales Incentive” in its entirety and replacing it with the following:

“A.	A = *****:

1.	*****% to MSCG for quarters in which the ***** is less than $*****million.

2.	*****% to MSCG for quarters in which the ***** is higher than $***** but less than $***** million (MSCG receives *****% of the ***** in this band).

3.	*****% to MSCG for quarters in which the ***** is higher than $***** but less than $***** million (MSCG receives *****% of the ***** in this band in addition to the amount received under A2 above).

4.	*****% to MSCG for quarters in which the ***** is higher than $***** but less than $***** million (MSCG receives *****% of the ***** in this band in addition to the amounts received under A2 and A3 above).

5.	*****% to MSCG for quarters in which the ***** is higher than $***** but less than $***** million (MSCG receives *****% of the Location Premium in this band in addition to the amounts received under A2, A3 and A4 above).

6.	*****% to MSCG for quarters in which the Location Premium is higher than $***** million (MSCG receives *****% of the Location Premium in this band in addition to the amounts received under A2, A3, A4 and A5 above.”

(b)	in sub-clause B under the heading “Section V: Sales Incentive”, deleting the number “*****” in the second and fifth lines and replacing it in each instance with the number “*****”.

2.11 Schedule 8 of the Offtake Agreement shall be amended by deleting it in its entirety and replacing it with the following paragraph:

“The price paid for Slurry by PBF to MSCG for MSCG’s sales to PBF shall be equal to the Daily Price effective for the Inventory Transfer Date (as defined in Schedule 13). Daily Price to be *****.”

2.12 Schedule 9 of the Offtake Agreement shall be amended by deleting, in the first table of Schedule 9: (a) the words “and Slurry” and (b) the final column titled “Slurry”.

2.13 The Offtake Agreement shall be amended by adding as new Schedule 13 the schedule provided in Exhibit A hereto.

ARTICLE 3

MISCELLANEOUS

3.1 Effective Date. This Amendment shall be effective as of the Effective Date.

3.2 Scope of Amendment. The Offtake Agreement is amended only as expressly modified by this Amendment. Except as expressly modified by this Amendment, the terms of the Offtake Agreement remain unchanged, and the Offtake Agreement is hereby ratified and confirmed by the Parties in all respects. In the event of any inconsistency between the terms of the Offtake Agreement and this Amendment, this Amendment shall prevail to the extent of such inconsistency.

3.3 Representations and Warranties. Each Party represents and warrants that this Amendment has been duly authorized, executed and delivered by it and that each of this Amendment and the Offtake Agreement constitutes its legal, valid, binding and enforceable obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

3.4 No Waiver. Except as expressly provided herein, the execution and delivery of this Amendment shall not be deemed or construed to (i) constitute an extension, modification or waiver of any term or condition of the Offtake Agreement, (ii) give rise to any obligation on the part of any Party to extend, modify or waive any term or condition of the Offtake Agreement, or (iii) be a waiver by any Party of any of its rights under the Offtake Agreement, at law or in equity.

3.5 Reaffirmation. Each Party hereby reaffirms each and every representation, warranty, covenant, condition, obligation and provision set forth in the Offtake Agreement, as modified hereby.

3.6 Choice of Law. This Amendment shall be subject to and governed by the laws of the State of New York, excluding any conflicts of law, rule or principle that might refer to the construction or interpretation of this Amendment to the laws of another state.

3.7 Severability. If any Article, Section or provision of this Amendment shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Amendment and the remaining portions of this Amendment shall remain in full force and effect.

3.8 Counterparts; Facsimile Signatures. This Amendment may be executed by the Parties in separate counterparts and delivered by electronic or facsimile transmission or otherwise and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as set forth herein.

MORGAN STANLEY CAPITAL GROUP INC.

By:	/s/ Martin Mitchell
Name:	Martin Mitchell
Title:	Authorized Signatory

TRANSMONTAIGNE PRODUCT SERVICES INC.

By:	/s/ Erik B. Carlson
Name:	Erik B. Carlson
Title:	Executive Vice President

PBF HOLDING COMPANY LLC

By:	/s/ Jeffrey Dill
Name:	Jeffrey Dill
Title:	Secretary

DELAWARE CITY REFINING COMPANY LLC

By:	/s/ Jeffrey Dill
Name:	Jeffrey Dill
Title:	Secretary

[Signature Page to First Amendment to Second Amended and Restated Delaware City Offtake Agreement]

EXHIBIT A

SCHEDULE 13—SLURRY INVENTORY SALE TERMS

To the extent applicable, all terms in the main body of this SECOND AMENDED AND RESTATED PRODUCTS OFFTAKE AGREEMENT (this “Agreement”) to which this Schedule 13 is attached shall apply to the sale of slurry as described in this Schedule 13. As used in this Schedule 13, “Seller” means MSCG and “Buyer” means PBF. All capitalized terms used in this Schedule 13 that are not otherwise defined in this Schedule 13 shall have the meanings ascribed thereto in the main body of this Agreement.

1. SALE AND PURCHASE OF SLURRY INVENTORY

1.1 Generally

At a time (the “Inventory Transfer Time”) and on a date (the “Inventory Transfer Date”), both to be mutually agreed between the Parties, MSCG agrees to sell and PBF agrees to purchase all of the Seller’s right, title and undivided interest in Slurry owned by MSCG and located at the Refinery as of such time (the “Slurry Inventory”) in accordance with the terms of this Schedule 13.

The Slurry Inventory shall meet the specifications below:

Generic Product Description	Advisor Product Code	Product Category
FCC SLURRY OIL	CSO	Slurry

1.2 Provisional Slurry Payment Amount

Two Business Days prior to the Inventory Transfer Date, PBF shall deliver to MSCG an estimate (the “Inventory Estimate”) of the projected volume of Slurry Inventory on the Inventory Transfer Date at the Inventory Transfer Time based on static tank measurements and otherwise in accordance with the provisions of the Storage Agreement and projected inflows and outflows. One Business Day prior the Inventory Transfer Date, MSCG shall deliver to PBF an invoice for a provisional payment amount (the “Provisional Slurry Payment Amount”). MSCG shall calculate the Provisional Slurry Payment Amount based on the Inventory Estimate and the ***** less $*****/BBL location basis and delivery cost on the immediately prior Business Day. PBF shall make payment to MSCG of the Provisional Slurry Payment Amount prior to the Inventory Transfer Time on the Inventory Transfer Date.

1.3 Measurement and Sampling by Independent Inspector

On the Inventory Transfer Date, an Independent Inspector shall measure the volume of Slurry Inventory as of the Inventory Transfer Time by taking static tank measurements and otherwise in accordance with the provisions of the Storage Agreement. Unless otherwise agreed by the Parties, all valves in and out of the Tank will be closed and sealed at the time of gauging.

Following the Independent Inspector’s measurement of the Slurry Inventory volume, the Independent Inspector shall prepare and deliver to the Parties a report setting forth the volume of Slurry Inventory in the Tanks and qualitative test results for the Slurry Inventory (the “Inventory Report”). Each Party may have a representative present for all measurement and sampling performed in connection with the sale of Slurry. Inspection and testing costs for the Independent Inspector, including travel, laboratory and incidental costs (such as bottles, bombs, seals etc.) shall be shared on a ***** basis between MSCG and PBF (i.e., *****% by MSCG and *****% by PBF).

1.4 Slurry Payment Adjustment

After receipt of the Inventory Report, MSCG shall notify PBF, on the fifth (5th) Business Day prior the thirtieth (30th) day following the Inventory Transfer Date, of any adjustment (the “Slurry Payment Adjustment”) payable by either MSCG or PBF in respect of the purchase of the Slurry Inventory based on the final volumes reflected in the Inventory Report and the Slurry Price as determined in accordance with Schedule 8. The Party that is owed the Slurry Payment Adjustment shall deliver an invoice to the Party owing the Slurry Payment Adjustment. The Party owing the Slurry Payment Adjustment shall pay such amount to the other Party on or prior to the 30th day following the Inventory Transfer Date (the “Slurry Payment Date”), provided that the Party owing the Slurry Payment Adjustment received the invoice for the total amount payable at least five (5) Business Days prior to the Slurry Payment Date, otherwise, the Slurry Payment Date shall be the fifth (5th) Business Day following receipt of such invoice by the Party owing the Slurry Payment Adjustment. The Slurry Payment Adjustment may be aggregated with any other amounts payable pursuant to any Net Payment Amount Invoice delivered on or after the Slurry Payment Date, and together with such other amounts, shall constitute the Net Payment Amount in respect of such invoice.

1.5 Payment Conditioned

For the avoidance of doubt, the payment of the Provisional Slurry Payment Amount and the Slurry Payment Adjustment shall be subject to Sections 9.8-9.10 of this Agreement and any failure to pay such amount by the due date shall constitute an Event of Default under Section 18.2.1, subject to the applicable grace period therein.